Exhibit 10.2

Execution Version

ABL CREDIT AGREEMENT

dated as of April 29, 2016

among

MKS INSTRUMENTS, INC.,

as Borrower,

THE OTHER BORROWERS FROM TIME TO TIME PARTY HERETO,

THE LENDERS AND L/C ISSUERS FROM TIME TO TIME PARTY HERETO,

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent, Collateral Agent and L/C Issuer,

and

DEUTSCHE BANK SECURITIES INC. and BARCLAYS BANK PLC,

as Joint Lead Arrangers

Page

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

ARTICLE II.

THE CREDIT FACILITIES

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01	Taxes	83
Section 3.02	Illegality	85
Section 3.03	Inability To Determine Rates	86
Section 3.04	Increased Costs and Reduced Return; Capital Adequacy	87

Section 3.05	Compensation for Losses	88
Section 3.06	Base Rate Loans Substituted for Affected Eurodollar Loans	88
Section 3.07	Mitigation Obligations; Replacement of Lenders	89
Section 3.08	Survival	90

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01	Conditions to Initial Credit Extension	90
Section 4.02	Conditions to All Credit Extensions after the Closing Date	94

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

ARTICLE VI.

AFFIRMATIVE COVENANTS

ARTICLE VII.

NEGATIVE COVENANTS

ARTICLE VIII.

EVENTS OF DEFAULT

Section 8.01	Events of Default	124
Section 8.02	Acceleration; Remedies	126
Section 8.03	Allocation of Payments After Event of Default	127

ARTICLE IX.

AGENCY PROVISIONS

ARTICLE X.

MISCELLANEOUS

Schedules:

Schedule 1.01	—	Account Debtors for Eligible Foreign Accounts
Schedule 2.01	—	Lenders and Commitments
Schedule 5.12	—	Subsidiaries
Schedule 6.14	—	Post-Closing Obligations
Schedule 7.01	—	Existing Indebtedness
Schedule 7.02	—	Existing Liens
Schedule 7.04	—	Investments
Schedule 7.05	—	Affiliate Transactions
Schedule 7.07	—	Existing Restrictions
Schedule 10.02	—	Administrative Agent’s Office

Exhibits:

Exhibit A-1	—	Form of Notice of Borrowing
Exhibit A-2	—	Form of Notice of Extension/Conversion
Exhibit B	—	Form of Revolving Note
Exhibit C	—	Form of Assignment and Assumption
Exhibit D	—	Form of Compliance Certificate
Exhibit E	—	Form of Guaranty Agreement
Exhibits F-1 –F-4	—	Forms of U.S. Tax Compliance Certificates
Exhibit G	—	Form of Security Agreement
Exhibit H	—	Form of Intercompany Note
Exhibit I	—	Form of Intercompany Note Subordination Provisions
Exhibit J	—	Form of Perfection Certificate
Exhibit K	—	Form of Solvency Certificate
Exhibit L		Form of Borrower Designation Agreement
Exhibit M		Form of Borrowing Base Certificate
Exhibit N-1 and N-2		Form of Collateral Access Agreement
Exhibit O	—	Form of Prepayment Notice

ABL CREDIT AGREEMENT

This ABL Credit Agreement (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into as of April 29, 2016, by and among MKS Instruments, Inc., a Massachusetts corporation (“MKS”), the other Borrowers (as hereinafter defined) from time to time party hereto, the Lenders and L/C Issuers (each as hereinafter defined) from time to time party hereto and Deutsche Bank AG New York Branch, (“DBNY”) as the Administrative Agent and the Collateral Agent.

PRELIMINARY STATEMENTS:

WHEREAS, MKS intends to acquire (the “Acquisition”) 100% of the Equity Interests of Newport Corporation, a Nevada corporation (the “Company”) and its Subsidiaries (collectively, the “Acquired Business”), pursuant to an Agreement and Plan of Merger, dated as of February 22, 2016 (including the exhibits and schedules thereto and as amended, modified or supplemented from time to time in accordance with the terms set forth herein, the “Acquisition Agreement”), among MKS and the various parties thereto;

WHEREAS, in connection with the foregoing, MKS will obtain a senior secured term loan facility in the initial amount of $780,000,000 (the “Term Facility”; the loans thereunder, the “Term Loans”) under that certain Loan Credit Agreement, dated as of the date hereof (as amended, modified or supplemented from time to time, the “Term Credit Agreement”);

WHEREAS, in connection with the foregoing, MKS has requested that the Lenders and L/C Issuers provide a senior secured asset-based revolving credit facility (the “ABL Facility) in the amount of $50,000,000 and the Lenders and L/C Issuers have indicated their willingness to extend credit hereunder on the terms and subject to the conditions set forth herein; and

WHEREAS, the proceeds of the initial borrowings hereunder will be used on the Closing Date to pay in part the consideration for the Acquisition, for the repayment of certain existing material third party Indebtedness of MKS, its Subsidiaries and the Acquired Business, to pay transaction costs associated with each of the foregoing, and for other general corporate purposes of MKS and its Subsidiaries, in each case, as more further described herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:

“ABL Facility” has the meaning set forth in the Preliminary Statements.

“Account” has the meaning set forth in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

“Account Debtor” means any Person obligated on an Account.

“ACH” means automated clearing house transfers.

“Acquired Business” has the meaning set forth in the Preliminary Statements.

“Acquisition” has the meaning set forth in the Preliminary Statements.

“Acquisition Agreement” has the meaning set forth in the Preliminary Statements.

“Acquisition Consideration” means the sum of the cash purchase price for any Permitted Acquisition payable at or prior to the closing date of such Permitted Acquisition (and which, for the avoidance of doubt, shall not include any purchase price adjustment, royalty, earnout, contingent payment, any other deferred payment of a similar nature or any other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business or any purchase price paid with Equity Interests or Equity Equivalents (other than Disqualified Capital Stock) in MKS) plus the aggregate principal amount of Indebtedness that is of the type described in clauses (a), (b) and (e) and (to the extent relating to any such clause (a), (b) or (e), but without duplication) clause (i) of the definition of “Indebtedness” hereunder assumed by MKS or a Restricted Subsidiary of MKS in connection with such Permitted Acquisition.

“Adjusted Eurodollar Rate” means, for the Interest Period for each Eurodollar Loan comprising part of the same Group, the quotient obtained (expressed as a decimal, carried out to five decimal places) by dividing (i) the applicable Eurodollar Rate for such Interest Period by (ii) 1.00% minus the Eurodollar Reserve Percentage.

“Adjustment Date” means the last day of each calendar month of March, June, September and December.

“Administrative Agent” means DBNY, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent. The Administrative Agent may from time to time designate one or more of its Affiliates or branches to perform the functions of the Administrative Agent in connection with Loans denominated in any Alternative Currency, in which case references herein to the “Administrative Agent” shall, in connection with Loans denominated in any such Alternative Currency, mean any Affiliate or branch so designated.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth in Section 10.02(a) and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify MKS and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means the Administrative Agent, the Collateral Agent and any successors and assigns in such capacity, and “Agents” means any two or more of them.

“Agent Related Persons” means each Agent, together with its Related Parties.

“Aggregate Commitments” means, at any date, the Revolving Commitments of all the Lenders.

“Agreement” has the meaning specified in the preamble.

“Agreement Currency” has the meaning specified in Section 10.18.

“AHYDO Payment” means any mandatory prepayment or redemption pursuant to the terms of any Indebtedness that is intended or designed to cause such Indebtedness not to be treated as an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code.

“Alternative Currency” means each of Euro, Sterling and each other currency (other than Dollars) that is approved in accordance with Section 1.08.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” has the meaning specified in Section 2.01(a).

“Anti-Corruption Laws” has the meaning specified in Section 5.22.

“Applicable Currency” means, with respect to any Loan, the currency in which such Loan is denominated.

“Applicable Margin” means, for any day, with respect to all Loans, the applicable rate per annum set forth below, based upon the Average Excess Availability as of the most recent Adjustment Date; provided that until the first Adjustment Date occurring after the delivery to the Administrative Agent of the Borrowing Base Certificate in respect of the month ending on the last day of the first full calendar quarter ending after the Closing Date, the “Applicable Margin” shall be the applicable rate per annum set forth below in Category 2:

Average Excess Availability	Eurodollar Loans	Base Rate Loans
Category 1 Average Excess Availability less than or equal to 33.3% of the Revolving Committed Amount	2.00%	1.00%

Category 2 Average Excess Availability greater than 33.3% of the Revolving Committed Amount, but less than or equal to 66.6% of the Revolving Committed Amount	1.75%	0.75%

Average Excess Availability	Eurodollar Loans	Base Rate Loans
Category 3 Average Excess Availability greater than 66.6% of the Revolving Committed Amount	1.50%	0.50%

The Applicable Margin shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Average Excess Availability in accordance with the table above; provided that (i) if an Event of Default shall have occurred and be continuing at the time any reduction in the Applicable Rate would otherwise be implemented, then no such reduction shall be implemented until the date on which such Event of Default shall no longer be continuing, and (ii) if any Borrowing Base Certificate delivered pursuant to this Agreement is at any time restated or otherwise revised, or if the information set forth in any such Borrowing Base Certificate otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be recalculated by the Administrative Agent at such higher rate for any applicable periods and shall be due and payable within 5 Business Days of receipt of such calculation by MKS from the Administrative Agent and shall be payable only to the Lenders whose Commitments were outstanding during such period when the Applicable Margin should have been higher (regardless of whether such Lenders remain parties to this Agreement at the time such payment is made).

“Applicable Percentage” means, with respect to any Lender at any time, the percentage of the Aggregate Commitments represented by such Lender’s Revolving Commitment Percentage at such time, in each case subject to adjustment as provided in Section 2.15 or 2.17; provided that if the Revolving Commitments of each Lender to make Loans have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 under the caption “Revolving Commitment Percentage” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or any L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered, advised or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means, collectively, Deutsche Bank Securities Inc. and Barclays Bank PLC, in their respective capacities as joint lead arrangers and joint bookrunners, or any successor joint lead arranger.

“Asset Disposition” means any Disposition (or series of related Dispositions) of any assets by MKS or any of its Restricted Subsidiaries in respect of which the Net Cash Proceeds payable to MKS or any of its Restricted Subsidiaries exceeds $5,000,000, excluding any Disposition by way of Casualty or Condemnation.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor or by Affiliated investment advisors.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b) and/or the definition of “Eligible Assignee”), and accepted by the Administrative Agent, substantially in the form of Exhibit C or any other form approved by the Administrative Agent and MKS.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.05(c)(iii).

“Average Excess Availability” means, at any Adjustment Date, the average daily Excess Availability for the calendar quarter ending on such Adjustment Date.

“Average Revolving Loan Utilization” means, as of any Adjustment Date, the average daily Revolving Outstandings for the three-calendar month period immediately preceding such Adjustment Date (or, if less, the period from the Closing Date to such Adjustment Date), divided by the aggregate Revolving Commitments in effect at such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code, as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and all other liquidation, receivership, moratorium, conservatorship, assignment for the benefit of creditors, insolvency, examinership or similar federal, state or foreign law for the relief of debtors.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate plus  1⁄2 of 1.00%, (ii) the Prime Rate in effect on such day and (iii) the Adjusted Eurodollar Rate for a one (1) month Interest Period beginning on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Blocked Account Agreement” has the meaning assigned to such term in Section 6.11(a).

“Blocked Accounts” has the meaning assigned to such term in Section 6.11(a).

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the sole manager or the board of managers or managing member of such Person, (iii) in the case of any partnership, the board of directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Bona Fide Debt Fund” shall mean any bona fide debt fund, investment vehicle, regulated banking entity or non-regulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans or bonds and/or similar extensions of credit in the ordinary course of business.

“Borrower” or “Borrowers” means, individually and collectively as the context may require, (a) MKS and (b) each other direct or indirect Wholly Owned Domestic Subsidiary of MKS designated for borrowing privileges under this Agreement pursuant to Section 1.11.

“Borrower Designation Agreement” means, with respect to any Subsidiary, an agreement in the form of Exhibit L hereto signed by such Subsidiary, MKS and the Borrowers.

“Borrower Materials” has the meaning specified in Section 10.02.

“Borrowing” means (a) Revolving Borrowing or (c) Protective Advances.

“Borrowing Base” means (a) the sum of 85% of Eligible Accounts of the Loan Parties; plus (b) subject to MKS’s written notice to the Administrative Agent after the Closing Date and at least 45 days in advance and the Administrative Agent’s and its third-party consultants’ and representatives’ completion of customary field examinations and inventory appraisals, the lesser of (i) the lesser of (A) 65% of the lower of cost or market value (on a first-in-first-out basis) of Eligible Inventory of the Loan Parties and (B) 85% of the Net Orderly Liquidation Value of Eligible Inventory of the Loan Parties and (ii) 30% of the Borrowing Base; minus (c) Reserves established by the Administrative Agent in the exercise of its Permitted Discretion; provided that until the Borrowing Base Examination has occurred, Borrowing Base shall be equal to 70% of book value of the Loan Parties’ Eligible Accounts; provided further that (i) if the Borrowing Base Examination has not occurred by the 60th day after the Closing Date, the Borrowing Base shall be reduced to zero on such 60th day and remain at zero until the Borrowing Base Examination occurs and (ii) the Loan Parties shall continue to comply with Section 6.01(g) during such interim period until the Borrowing Base Examination has occurred. The Administrative Agent shall have the right, acting within the Administrative Agent’s Permitted Discretion, (x) to modify eligibility standards upon three (3) Business Days’ prior notice to MKS and (y) to establish and modify Reserves against the Borrowing Base upon three (3) Business Days’ prior notice to MKS (it being understood that on or after the third Business Day prior to the effectiveness of such establishment or modification, solely for purposes of incurring any new Credit Extension, the Borrowing Base shall be calculated after giving effect to such establishment or modification of Reserves).

In connection with any Post-Closing Acquisition, MKS may submit a Borrowing Base Certificate reflecting a calculation of the Borrowing Base that includes Eligible Accounts acquired in connection therewith (the “Acquired Eligible Accounts”) and, if Eligible Inventory has been included in the Borrowing Base pursuant to clause (b) of this definition above, Eligible Inventory acquired in connection therewith (the “Acquired Eligible Inventory”). From and after the Acquisition Date (as defined below), the Borrowing Base hereunder shall be calculated giving effect thereto; provided that prior to the occurrence of a Borrowing Base Examination with respect to such Acquired Eligible Accounts and Acquired Eligible Inventory, from the date such Post-Closing Acquisition is consummated (the “Acquisition Date”) until the date that is 60 days after the Acquisition Date, the aggregate amount of Acquired Eligible

Accounts and Acquired Eligible Inventory included in the Borrowing Base prior to the completion of a Borrowing Base Examination with respect thereto shall not exceed 10% of the Borrowing Base (calculated after giving effect to the inclusion of the Acquired Eligible Accounts and Acquired Eligible Inventory as to which a Borrowing Base Examination has not occurred). From the 61st] day following the Acquisition Date (or such later day as the Administrative Agent may agree) with respect to any applicable Acquired Eligible Accounts and Acquired Eligible Inventory, the Borrowing Base shall be calculated without reference to such Acquired Eligible Accounts and the Acquired Eligible Inventory until a Borrowing Base Examination has occurred with respect to such assets; it being understood and agreed that (x) no Default or Event of Default shall result from any failure for a Borrowing Base Examination with respect to Acquired Eligible Accounts or Acquired Eligible Inventory to occur on or prior to the dates indicated above and (y) any such Borrowing Base Examination with respect to Acquired Eligible Accounts or Acquired Eligible Inventory shall not count toward the limitations on the number of inventory appraisals and field examinations contained in Section 6.06(b).

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete in all material respects by a Financial Officer of MKS, in substantially the form of Exhibit M or another form which is acceptable to the Administrative Agent in its reasonable discretion.

“Borrowing Base Examination” means the Administrative Agent’s receipt of and reasonable satisfaction with a field examination of the Accounts of the Loan Parties and solely if any amount of Eligible Inventory is included in the Borrowing Base, an appraisal and field examination of the Inventory of the Loan Parties.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located; provided that:

(a) when used in Section 2.05 with respect to any action taken by or with respect to any L/C Issuer, the term “Business Day” shall not include any day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where such L/C Issuer’s Lending Office is located;

(b) when used in connection with a Eurodollar Loan denominated in Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market;

(c) when used in connection with any Eurodollar Loan denominated in Euro, the term “Business Day” shall also exclude any day which is not a TARGET Day; and

(d) when used in connection with any Eurodollar Loan denominated in a currency other than Dollars or Euro, the term “Business Day” shall also exclude any day which is not a day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency.

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset that would be classified as a fixed or capital asset on a consolidated balance sheet of MKS and its Restricted Subsidiaries prepared in accordance with GAAP but excluding (i) expenditures constituting consideration for any Permitted Acquisitions, (ii) expenditures constituting interest capitalized during such period, (iii) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party in cash.

“Capital Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person; provided that any lease or other arrangement that, under GAAP as in effect on the Closing Date, would not be required to be accounted for as a capital lease shall not constitute a “Capital Lease” hereunder.

“Capital Lease Obligations” means, with respect to any Person, the obligations (and corresponding amounts) of such Person as lessee under Capital Leases, that, as of any time of determination, shall be required at such time to be capitalized and reflected as a liability on a balance sheet of such Person (excluding the footnotes thereto) prepared in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Collateral Agent, for the benefit of the Administrative Agent, any L/C Issuer (as applicable) and the Lenders, as collateral for Protective Advances or L/C Obligations or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash, deposit account balances or, if the Administrative Agent or the applicable L/C Issuer benefiting from such collateral shall agree in its sole discretion, other credit support (including a backup letter of credit), in each case pursuant to documentation (including as to stated amount in the case of a backup letter of credit which shall not be more than 103%) in form and substance reasonably satisfactory to (a) the Administrative Agent, (b) the Collateral Agent and (c) in the case of L/C Obligations, the applicable L/C Issuer (which documents are hereby consented to by the Lenders). “Cash Collateral” and “Cash Collateralization” shall have meanings correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Dominion Period” means (a) upon the occurrence of an Event of Default, the period that such Event of Default shall be continuing or (b) the period from the date that Excess Availability is less than the greater of (i) 10% of the Line Cap and (ii) $5,000,000 for three (3) consecutive Business Days until the date that Excess Availability has been at least the greater of (i) 10% of the Line Cap and (ii) $5,000,000 for thirty (30) consecutive calendar days.

“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within two hundred and seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, demand deposits, banker’s acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $250,000,000 (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clauses (a) and (c) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) marketable short-term money market and similar liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(f) Investments with average maturities of twelve (12) months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(g) investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (f) above;

(h) in the case of MKS or any Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of organization of MKS or such Subsidiary, as the case may be, for cash management purposes; and

(i) investments consistent with the Borrower’s investment policy as in effect on the date hereof, as provided in writing to the Administrative Agent on or prior to the Closing Date.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, purchasing cards, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that at the request of a Loan Party is designated a “Cash Management Bank” and that is a Lender, an Agent or an Affiliate of a Lender or an Agent at the time it (i) entered into a Cash Management Agreement with a Loan Party or (ii) is designated as a “Cash Management Bank” (so long as, upon such designation, a Cash Management Agreement exists between such Person and a Loan Party), in each case, even if such Person for any reason ceases for any reason after the execution of such agreement or such designation to be a Lender, an Agent or an Affiliate of a Lender or an Agent.

“Cash Management Obligations” means all obligations under any Secured Cash Management Agreements.

“Casualty” means any casualty, damage, destruction or other similar loss with respect to real or personal property or improvements.

“Casualty Event” means any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any Condemnation or other taking (including by any Governmental Authority) of, any property of MKS or any of its Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any real property of any Person or any part thereof, in or by Condemnation or other eminent domain proceedings pursuant to any requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any real property of any Person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any applicable law, rule, regulation or treaty, (b) any change in any applicable law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued.

“Change of Control” means (a) the acquisition of beneficial ownership (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Closing Date) by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder) of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of MKS or (b) the occurrence of a change of control, as defined in the Term Credit Agreement or any agreement evidencing any permitted refinancing thereof.

“Closing Date” means April 29, 2016.

“Closing Date Material Adverse Effect” means any event, change, occurrence or effect that has a material adverse effect on (A) the business, assets, liabilities, capitalization, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (B) the ability of the Company to perform its obligations under the Agreement or consummate the Merger or any of the other transactions contemplated by the Agreement, other than, in the case of the foregoing clause (A), any change, effect, event or occurrence arising after the date of the Agreement to the extent resulting from (1) changes in general economic, financial market, business or geopolitical conditions, (2) general changes or developments in any of the industries in which the Company or its Subsidiaries operate, (3) natural disasters or calamities, (4) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (5) any change in the price or trading volume of the Company’s stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Closing Date Material Adverse Effect” shall not be excluded in determining the occurrence of a Closing Date Material Adverse Effect), (6) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Closing Date Material Adverse Effect” may be taken into account in determining the occurrence of a Closing Date Material Adverse Effect), (7) any outbreak or escalation of armed hostilities, any acts of war or terrorism, (8) other than for purposes of any representation or warranty contained in Section 3.4 of the Agreement, the announcement or pendency of the Agreement and the transactions contemplated thereby, including (x) any resulting loss or departure of officers or other employees of the Company or any of its Subsidiaries, or (y) any resulting termination of, reduction in or similar negative impact on the Company’s or any of its Subsidiaries’ relationships, contractual or otherwise, with any customers, suppliers, distributors or business partners, (9) any litigation brought by or on behalf of any current or former Company stockholder (in its capacity as such) arising from allegations of any breach of fiduciary duty relating to the Agreement or the Merger or violation of securities Law related to the Proxy Statement or any other document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the Merger, (10) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case which is expressly required by the Agreement (excluding Section 5.1(a) thereof), and (11) any actions taken (or omitted to be taken) by the Company or any of its Subsidiaries with the prior written consent or at the express written request of Parent; provided, that any change, effect, event or occurrence otherwise excluded by any of the foregoing clauses (1), (2), (3), (4) or (7) shall be taken into account in determining the occurrence of a Closing Date Material Adverse Effect to the extent disproportionately impacting the Company and its Subsidiaries, taken as whole, relative to other Persons operating in the industries or markets in which the Company and its Subsidiaries operate. Capitalized terms (other than “Closing Date Material Adverse Effect”) used in this definition of “Closing Date Material Adverse Effect” shall have the meanings assigned to such terms in the Acquisition Agreement.

“Closing Date Refinancing” means the repayment of certain existing material third party indebtedness of MKS and its Subsidiaries and the Acquired Business and in connection therewith, the termination of all related commitments, including, without limitation, the credit agreement, dated as of July 18, 2013 among the Company, JPMorgan Chase Bank, N.A., as administrative agent and the other parties thereto, but in any event, excluding (x) as to the Acquired Business, Indebtedness permitted to remain outstanding on and after the Closing Date under the Acquisition Agreement (as in effect on February 22, 2016) and (y) as to MKS and its other Subsidiaries, deferred purchase price obligations, ordinary course working capital facilities for Foreign Subsidiaries and ordinary course capital lease, purchase money and equipment financings.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the property, which includes Mortgaged Property and all other property of whatever kind and nature, which is subject or is purported to be subject to the Liens granted by any of the Collateral Documents.

“Collateral Access Agreement” means a collateral access agreement (including a landlord lien waiver) in the form of Exhibit N-1 or N-2 hereto, as applicable, or otherwise reasonably satisfactory to the Administrative Agent.

“Collateral Agent” means DBNY, in its capacity as collateral agent for the Finance Parties under the Collateral Documents, its successor or successors in such capacity.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, any additional pledges, security agreements, patent, trademark or copyright filings or mortgages or deeds of trust required to be delivered by a Loan Party pursuant to the Loan Documents and any instruments of assignment or other similar instruments or agreements executed pursuant to the foregoing.

“Commitment” means, (i) with respect to each Lender, its Revolving Commitment or Incremental Commitment, as and to the extent applicable and (ii) with respect to each L/C Issuer, its L/C Commitment, in each case as set forth on Schedule 2.01 or in the applicable Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as any such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Fee” has the meaning specified in Section 2.11(a).

“Commitment Fee Percentage” means a rate per annum equal to 0.375%; provided that, commencing on the first date of the first calendar quarter ending after the Closing Date and for any day thereafter, the Commitment Fee Percentage shall be the applicable rate per annum set forth below based upon the Average Revolving Loan Utilization as of the most recent Adjustment Date:

Average Revolving Loan Utilization	Commitment Fee Percentage
Less than or equal to 50%	0.375%
Greater than 50%	0.25%

The Commitment Fee Percentage shall be adjusted quarterly on each Adjustment Date based upon the Average Revolving Loan Utilization in accordance with the table above; provided that if an Event of Default shall have occurred and be continuing at the time any reduction in the Commitment Fee Percentage would otherwise be implemented, then no such reduction shall be implemented until the date on which such Event of Default shall have been cured or waived.

“Communications” has the meaning specified in Section 10.02(d).

“Compliance Certificate” means a certificate, duly executed by a Responsible Officer, appropriately completed and substantially in the form of Exhibit D.

“Compliance Period” means any period (a) during which an Event of Default has occurred and is continuing or (b) beginning on the date that Excess Availability is less than the greater of (i) 10% of the Line Cap and (ii) $5,000,000, until the date that Excess Availability has been at least the greater of (i) 10% of the Line Cap and (ii) $5,000,000 for thirty (30) consecutive calendar days.

“Condemnation” means any taking or expropriation by a Governmental Authority of property or assets, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner.

“Condemnation Award” means all proceeds of any Condemnation or transfer in lieu thereof.

“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted (and not otherwise added back) or (in the case of clause (ix) below) not included in determining Consolidated Net Income for such period, the sum of (i) Consolidated Interest Expense, (ii) expense for Taxes paid or accrued (including in respect of repatriated funds and any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations), (iii) depreciation, (iv) amortization (including amortization of deferred financing fees or costs), (v) non-cash expenses or losses, (vi) non-cash expenses related to stock based compensation, (vii) any non-recurring charges, costs, fees and expenses directly incurred or paid directly as a result of discontinued operations (other than such charges, costs, fees and expenses to the extent constituting losses arising from such discontinued operations), (viii) any other extraordinary, unusual or non-recurring cash charges or expenses; provided that the aggregate amount added back pursuant to this clause (viii), together with the aggregate amounts added back pursuant to clauses (ix) or (xvi), shall not exceed 20% of Consolidated EBITDA for the four fiscal quarter period ending on any date of determination (prior to giving effect to the addback of any such item pursuant to this clause (viii) or clause (ix) or (xvi)), (ix) the amount of “run rate” cost savings, operating expense reductions and synergies projected by MKS in good faith to be realized as a result of any Investment, Disposition or internal cost-savings initiative or the Acquisition, in each case within the six consecutive fiscal quarters following the end of the relevant period consummation of such Investment, Disposition or initiative or the Acquisition, calculated as though such cost savings and synergies had been realized on the first day of such period and net of the amount of actual benefits received during such period from such Investment, Disposition or initiative or the Acquisition; provided that (A) a duly completed certificate signed by a Responsible Officer of MKS shall be delivered to the Administrative Agent certifying that such cost savings and synergies are reasonably expected and factually supportable in the good faith judgment of MKS, (B) no cost savings or synergies shall be added pursuant to this clause (ix) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period and (C) the aggregate amount of cost savings and synergies added back pursuant to this clause (ix), together with the aggregate amounts added back pursuant to clause (viii) or (xvi), shall not exceed 20% of Consolidated EBITDA for the four quarter period ending on any date of determination (prior to giving effect to the addback of such items pursuant to this clause (ix) or clause (viii) or (xvi)), (x) adjustments relating to purchase price allocation accounting, (xi) losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business), (xii) any loss relating to amounts paid in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income for such period, (xiii) any loss resulting from a change in accounting principles during such period to the extent included in Consolidated Net Income, (xiv) any Transaction Costs incurred during such period, (xv) any fees and expenses (including any transaction or retention bonus or similar payment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition (including, but not limited to, the Acquisition), non-recurring costs to acquire equipment to the extent not capitalized in accordance with GAAP, and any Investment, recapitalization, asset disposition, non-competition agreement, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of or waiver or consent relating to any debt instrument (in each case, including the Transaction Costs and any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460), (xvi) restructuring charges or expenses, whether or not classified as restructuring charges or expenses under GAAP (including integration costs, restructuring costs related to acquisitions and to closure or consolidation of facilities or locations, facilities’ opening costs and other business optimization expenses, curtailments or modifications to pension and post-retirement employee benefit plans retention or completion bonuses and any expense related to any reconstruction, de-commissioning or reconfiguration of fixed assets for alternate use); provided that the aggregate amount added back pursuant to this clause (xvi), together with the aggregate amounts added back pursuant to clause (viii) or (ix), shall not exceed 20% of Consolidated EBITDA for the four quarter period ending on any date of determination (prior to giving effect to the add-back of any such item pursuant to this clause (xvi), or clause (viii) or (ix)), (xvii) proceeds of business interruption insurance, (xviii) charges, losses or expenses to the extent indemnified or insured by a third party to the extent such Person has notified such third party of such amount and such third party has not denied their reimbursement obligation, and (xix) the amount of any expense or reduction of Consolidated Net Income consisting of Restricted Subsidiary income attributable to minority interests or non-controlling interests of third parties in any non-Wholly Owned Restricted Subsidiary, excluding cash distributions in respect thereof, minus, without duplication and to the extent included (and not otherwise deducted) in determining Consolidated Net Income for such period, the sum of (l) interest income (to the extent not netted against interest expense in the calculation of Consolidated Interest Expense), (2) income tax credits and refunds (to the extent not netted from Tax expense), (3) any cash payments made during such period in respect of items described in clause (v) above subsequent to the applicable Test Period in which the relevant non-cash expenses or losses were incurred, (4) any non-recurring income or gains directly as a result of discontinued operations, (5) any unrealized income or gains in respect of Swap Agreements (to the extent not included in clause (1) above or netted against interest expense in the calculation of Consolidated Interest Expense), (6) extraordinary, unusual or non-recurring income or gains, (7) gains on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business), (8) any gain relating to amounts paid in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income for such period and (9) any gain resulting from a change in accounting principles during such period to the extent included in Consolidated Net Income, each as determined for MKS and its Restricted Subsidiaries in accordance with GAAP on a consolidated basis. For the avoidance of doubt, the foregoing additions to, and subtractions from, Consolidated EBITDA shall not give effect to any items attributable to the Unrestricted Subsidiaries. For the purposes of calculating Consolidated EBITDA for any Test Period as of any date, (I) if at any time during such Test Period or after the end of such Test Period but prior to such date, MKS or any Restricted Subsidiary shall have made any Disposition or converted any Restricted Subsidiary into an Unrestricted Subsidiary, the Consolidated EBITDA for such Test Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Disposition or to such conversion for such Test Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Test Period, (II) if during such Test Period or after the end of such Test Period but prior to such date, MKS or any Restricted Subsidiary shall have converted any Unrestricted Subsidiary into a Restricted Subsidiary, Consolidated EBITDA for such Test Period shall be calculated after giving pro forma effect thereto in accordance with Section 1.03(c) as if such conversion occurred on the first day of such Test Period and (III) if during such Test Period or after the end of such Test Period but prior to such date, MKS or any Restricted Subsidiary shall have consummated a Permitted Acquisition, Consolidated EBITDA for such Test Period shall be calculated as if such Permitted Acquisition were consummated on the first day of such Test Period.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of MKS and its Restricted Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of MKS and its Restricted Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and banker’s acceptance financing and net costs and benefits under interest rate Swap Agreements to the extent such net costs and benefits are allocable to such period in accordance with GAAP). In the event that MKS or any Restricted Subsidiary shall have completed a Disposition or a Permitted Acquisition since the beginning of the relevant period, Consolidated Interest Expense shall be determined for such period on a pro forma basis as if such Disposition or Permitted Acquisition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of MKS and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that there shall be excluded any income (or loss) of any Person other than MKS or a Restricted Subsidiary, but any such income so excluded may be included in such period or any later period to the extent of any cash dividends or distributions actually paid in the relevant period to MKS or any Wholly-Owned Restricted Subsidiary of MKS.

“Consolidated Secured Debt” means, as of any date of determination, Consolidated Total Indebtedness outstanding on such date that is secured by a Lien on any assets of MKS or any of its Restricted Subsidiaries.

“Consolidated Subsidiary” means with respect to any Person at any date any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of MKS and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis as of the end of the most recently completed Test Period.

“Consolidated Total Indebtedness” means, as of the date of any determination thereof, the sum, without duplication, of the aggregate Indebtedness of MKS and its Restricted Subsidiaries that is of the type described in clauses (a), (b) and (e) and, to the extent relating to any such clause (a), (b) or (e), clause (i) of the definition of Indebtedness hereunder; provided that Consolidated Total Indebtedness shall not include Indebtedness in respect of any letter of credit or bank guaranty, except to the extent of unreimbursed obligations in respect of any drawn letter of credit or bank guaranty.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright Security Agreement” means the Copyright Security Agreement, dated as of the Closing Date, substantially in the form of Exhibit IV to the Security Agreement.

“Copyrights” means any and all rights in any works of authorship, including (i) copyrights and moral rights, (ii) copyright registrations and recordings thereof and all applications in connection therewith, (iii) income, license fees, royalties, damages, and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (iv) the right to sue for past, present, and future infringements thereof and (v) all of each Borrower’s and each Loan Party’s rights corresponding thereto throughout the world.

“Credit Extension” means a Borrowing or an L/C Credit Extension.

“Current Asset Collateral” means the “ABL Priority Collateral” as defined in the Intercreditor Agreement.

“DBNY” has the meaning specified in the preamble.

“Debt Issuance” means the incurrence, issuance or assumption by MKS or any of its Restricted Subsidiaries of any Indebtedness.

“Default” means any condition or event that constitutes an Event of Default or that, with the giving of notice, the passage of applicable grace periods, or both, would be an Event of Default.

“Default Rate” means (i) in the case of overdue principal amounts, an interest rate per annum that is equal to the rate that would otherwise be applicable thereto plus 2.00%, (ii) in the case of Reimbursement Obligations, the rate applicable to a Revolving Loan that is a Base Rate Loan plus 2.00% and (iii) in the case of any overdue interest payable on any Loan or Reimbursement Obligation or any overdue Commitment Fee or any other overdue amount payable hereunder, an interest rate per annum equal to the rate then applicable to Base Rate Loans plus 2.00%, in each case, with respect to foregoing clauses (i), (ii) and (iii), from the date such amount was due until such overdue amount is paid in full (after as well as before judgment).

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans or participations in respect of any Protective Advance or L/C Obligation within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and MKS in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Protective Advances or Letters of Credit) within two (2) Business Days of the date when due, (b) has notified MKS, the Administrative Agent or any L/C Issuer that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such notice or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such notice or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or MKS, to confirm in writing to the Administrative Agent and MKS that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and MKS), or (d) has, or has a direct or indirect parent company that has, after the date of this Agreement, (i) become the subject of a proceeding under any Bankruptcy Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to MKS, each L/C Issuer and each Lender.

“Dilution Factors” means, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are recorded to reduce accounts receivable in a manner consistent with current and historical accounting practices of the Loan Parties.

“Dilution Ratio” means, at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the twelve (12) most recently ended fiscal months divided by (b) total gross sales for the twelve (12) most recently ended fiscal months.

“Dilution Reserve” means, at any date, (a) the excess of the applicable Dilution Ratio over 5% multiplied by (b) the Eligible Accounts.

“Discharge of Senior Credit Obligations” means (i) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such interest is, or would be, allowed in such Insolvency or Liquidation Proceeding) and premium, if any, on all Indebtedness outstanding under the Loan Documents and termination of all commitments to lend or otherwise extend credit under the Loan Documents, (ii)

payment in full in cash of all other Finance Obligations under the Loan Documents that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including legal fees and other expenses, costs or charges accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such fees, expenses, costs or charges is, or would be, allowed in such Insolvency or Liquidation Proceeding), other than Cash Management Obligations and Swap Secured Obligations not yet due and payable and any contingent indemnification obligations under the Loan Documents in respect of which no claim or demand for payment has been made at such time and (iii) termination, cancellation or Cash Collateralization of all Letters of Credit issued or deemed issued under the Loan Documents.

“Disposition” means, with respect to any Person, a sale, transfer, lease, exclusive license or other disposition of any asset of such Person (including any such transaction effected by way of merger or consolidation and including any issuance of any of Equity Interests in a Subsidiary of such Person, other than to such Person or a Subsidiary of such Person). “Dispose” and “Disposed”, as to any asset subject to the Disposition, shall have meanings correlative to the foregoing.

“Disqualified Capital Stock” means any Equity Interest of any Person that is not Qualified Capital Stock.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollars” and “$” means, lawful money of the United States.

“Domestic Subsidiary” means, with respect to any Person, any Subsidiary that is organized under the laws of a jurisdiction in the United States, any State thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” means, at any time, the Accounts of the Loan Parties at such time, other than any Account to which (or any portion of which) the Administrative Agent determines in its Permitted Discretion (following reasonable prior notice to, and consultation with, MKS), any one or more of the exclusionary criteria set forth below applies. Without limiting the Administrative Agent’s Permitted Discretion provided herein, Eligible Accounts shall not include any Account:

(a) which is not subject to a first priority perfected security interest in favor of the Collateral Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Collateral Agent, (ii) a Lien in favor of the Term Agent which is junior in priority to the Lien in favor of the Collateral Agent and (iii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Collateral Agent;

(c) (i) which is unpaid more than 120 days after the date of the original invoice therefor or more than 90 days after the original due date therefor or (ii) which has been written off the books of the Loan Parties or otherwise designated as uncollectible (in determining the aggregate amount from the same Account Debtor that is unpaid hereunder there shall be excluded the amount of any net credit balances relating to Accounts due from such Account Debtor which are unpaid more than 120 days from the date of the original invoice therefor or more than 90 days from the original due date);

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Loan Parties exceeds 25% (or 30% if the corporate family rating or corporate credit rating of such Account Debtor by either Moody’s or S&P is at least Baa3 (with at least a stable outlook) or BBB- (with at least a stable outlook)) of the aggregate Eligible Accounts;

(f) with respect to which any representation or warranty contained in this Agreement or in any other Loan Document with respect to such Account is not true in any material respect;

(g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent (utilizing its Permitted Discretion (following reasonable prior notice to, and consultation with, MKS)) which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon a Loan Party’s completion of any further performance (other than routine installation of shipped products), (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(h) (i) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by a Loan Party or if such Account was invoiced more than once or (ii) for which the goods giving rise to such Account have been shipped to the Account Debtor by FOB destination and such goods have not yet been received by the Account Debtor;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the Administrative Agent), (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k) which is owed by any Account Debtor which has sold all or a substantially all of its assets;

(l) which is owed in any currency other than Dollars or Canadian Dollars;

(m) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a letter of credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent, or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction;

(n) which is owed by any Affiliate of any Loan Party or any employee, officer, director, agent or stockholder of any Loan Party or any of its Subsidiaries;

(o) which is owed by an Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(p) which is subject to any counterclaim, deduction, defense, setoff or dispute (to the extent such dispute has been asserted as to such Account), but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(q) which is evidenced by any promissory note, chattel paper or instrument;

(r) which is owed by an Account Debtor which is a Sanctioned Person;

(s) (i) to the extent that any Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or (ii) to the extent any Account was partially paid and the applicable Loan Party created a new receivable for the unpaid portion of such Account;

(t) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(u) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than a Loan Party has or has had an ownership interest in such goods, or which indicates any party other than a Loan Party as payee or remittance party;

(v) which was created on cash on delivery terms; or

(w) which is a Foreign Account (other than a Foreign Account (i) that is owed by an Account Debtor listed on Schedule 1.01, as such Schedule may be updated from time to time in the Administrative Agent’s Permitted Discretion after written request by MKS and (ii) that, together with other Foreign Accounts not excluded as Eligible Accounts pursuant to this parenthetical, constitute less than the lesser of $10,000,000 and 20% of the aggregate Eligible Accounts).

In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion (following reasonable prior notice to, and consultation with, MKS), be reduced by, without duplication (whether of the exclusionary criteria set forth in the definition of Eligible Accounts or of any Reserve), to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that any Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Loan Party to reduce the amount of such Account. Standards of eligibility may be made more restrictive from time to time (and such increased restrictiveness may be subsequently reversed from time to time) by the Administrative Agent in its Permitted Discretion, following reasonable prior notice to, and consultation with, MKS, with any such changes to be effective four days after delivery of notice thereof to MKS and the Lenders.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any other bank, business development company, finance company or other financial institution that provides loans and any fund that invests in loans in the ordinary course of its business and any other entity (other than a natural person) that is an “accredited investor” (as defined in Regulation D of the Securities Act) approved by, solely in the case of this clause (iv), the Administrative Agent and the L/C Issuers and unless a payment or bankruptcy Event of Default has occurred and is continuing, MKS (each such approval not to be unreasonably withheld or delayed; provided that, with respect to any MKS’s consent that is required, MKS shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after MKS has received notice thereof). Notwithstanding the foregoing, “Eligible Assignee” shall not include MKS or any of its Affiliates.

“Eligible Inventory” means, at any time, the Inventory of the Loan Parties other than Inventory to which (or any portion to which) the Administrative Agent determines in its Permitted Discretion (following reasonable prior notice to, and consultation with, MKS) any of the exclusionary criteria set forth below applies. Without limiting the Administrative Agent’s Permitted Discretion provided herein, Eligible Inventory shall not include any Inventory:

(a) which is not subject to a first priority perfected Lien in favor of the Collateral Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Collateral Agent, (ii) a Lien in favor of the Term Agent which is junior in priority to the Lien in favor of the Collateral Agent and (iii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Collateral Agent;

(c) which is, in the Administrative Agent’s Permitted Discretion (following reasonable prior notice to, and consultation with, MKS), slow moving, obsolete, unmerchantable, defective, used, unfit for sale or unsalable;

(d) with respect to which any representation or warranty contained in this Agreement or in any other Loan Document is not true in all material respects;

(e) in which any Person other than a Loan Party shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f) which is not raw materials or finished goods or which constitutes work-in-process, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g) which is not located in the U.S. or is in transit with a common carrier from vendors and suppliers (it being understood that any such Inventory that is in transit from any Loan Party to another Loan Party or from any Loan Party to a warehouse owned or leased by such Loan Party or another Loan Party shall not be excluded pursuant to this clause (g) solely because such Inventory is in transit; provided that in the case of any such Inventory in transit to a warehouse leased by a Loan Party, the Administrative Agent has received a Collateral Access Agreement in respect thereof that continues to be in effect or an appropriate Reserve has been taken in respect thereof);

(h) which is located in any location leased by a Loan Party unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Rent Reserve has been established by the Administrative Agent in its Permitted Discretion (following reasonable prior notice to, and consultation with, MKS);

(i) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion (following reasonable prior notice to, and consultation with, MKS);

(j) which is being processed offsite at a third party location or outside processor, or is in-transit to or from such third party location or outside processor, unless such bailee has delivered to the Administrative Agent a Collateral Access Agreement or such other documentation as the Administrative Agent may require;

(k) which is a discontinued product or component thereof;

(l) which is the subject of a consignment by the applicable Loan Party as consignor;

(m) which is perishable;

(n) which contains or bears any intellectual property rights licensed to the applicable Loan Party unless the Administrative Agent is reasonably satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(o) which is not reflected in a current perpetual inventory report of the Loan Parties (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory);

(p) for which reclamation rights have been asserted by the seller; or

(q) which has been acquired from a Sanctioned Person.

Standards of eligibility may be made more restrictive from time to time (and such restrictiveness may be subsequently reversed from time to time) by the Administrative Agent in its Permitted Discretion, after consultation with MKS, with any such changes to be effective four days after delivery of notice thereof to MKS and the Lenders.

“Employee Benefit Arrangements” means in any jurisdiction the material benefit schemes or arrangements in respect of any employees or past employees operated, maintained or contributed to by MKS or any of its Restricted Subsidiaries or in which MKS or any of its Restricted Subsidiaries participates and which provide benefits on ill-health, injury, death or voluntary withdrawal from or termination of employment, including termination indemnity payments and life assurance and post-retirement medical benefits, other than Plans or Foreign Pension Plans.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Enforceability Limitations” has the meaning specified Section 5.04.

“Environment” means ambient air, indoor air, surface water, groundwater, land and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means all Laws, Environmental Permits or governmental restrictions relating to pollution or the protection of the Environment, including those relating to the generation, use, transportation, distribution, storage, treatment, disposal, presence, Release or threat of Release of any Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise, of MKS or any of its Restricted Subsidiaries resulting from or based on (i) violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage or treatment of any Hazardous Material, (iii) exposure to any Hazardous Material, (iv) the presence, Release or threatened Release of any Hazardous Material into the Environment or (v) any contract or agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Equivalents” means with respect to any Person any rights, warrants, options, convertible securities, exchangeable securities, indebtedness or other rights, in each case exercisable for or convertible or exchangeable into, directly or indirectly, Equity Interests of such Person or securities exercisable for or convertible or exchangeable into Equity Interests of such Person, whether at the time of issuance or upon the passage of time or the occurrence of some future event, but excluding any Indebtedness convertible into Equity Interests.

“Equity Interests” means all shares of capital stock, partnership interests (whether general or limited), limited liability company membership interests, beneficial interests in a trust and any other interest or participation that confers on a Person the right to receive a share of profits or losses, or distributions of assets, of an issuing Person, but excluding any Indebtedness convertible into such Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulation promulgated thereunder.

“ERISA Affiliate” means each entity that together with MKS or any of its Restricted Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means, with respect to any Plan:

(i) a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event;

(ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of any Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following thirty (30) days;

(iii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Plan (whether or not waived in accordance with Section 412 of the Code), the application for a minimum funding waiver under Section 302(c) of ERISA with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan, the determination that any Plan is, or is reasonably expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code);

(iv) (A) the incurrence of any material liability by MKS or any of its Restricted Subsidiaries pursuant to Title I of ERISA or to the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), or the occurrence or existence of any event, transaction or condition that could reasonably be expected to result in the incurrence of any such liability by MKS or any of its Restricted Subsidiaries pursuant to Title I of ERISA or to such penalty or excise tax provisions of the Code; or (B) the incurrence of any material liability by MKS or any of its Restricted Subsidiaries or an ERISA Affiliate pursuant to Title IV of ERISA (other than for PBGC premiums due but not delinquent) or the occurrence or existence of any event, transaction or condition that could reasonably be expected to result in the incurrence of any such material liability or imposition of any lien on any of the rights, properties or assets of MKS or any of its Restricted Subsidiaries or any ERISA Affiliate pursuant to Title IV of ERISA or to Section 412 of the Code;

(v) the provision by the administrator of any Plan of a notice pursuant to Section 4041(a)(2) of ERISA (or the reasonable expectation of such provision of notice) of intent to terminate such Plan in a distress termination described in Section 4041(c) of ERISA, the institution by the PBGC of proceedings to terminate any Plan or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of a Plan by the PBGC, or the appointment of a trustee by the PBGC to administer any Plan;

(vi) the withdrawal of MKS or any of its Restricted Subsidiaries or ERISA Affiliates in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if it would reasonably be expected to result in liability therefor, or the receipt by MKS or any of its Restricted Subsidiaries or ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA;

(vii) the imposition of liability (or the reasonable expectation thereof) on MKS or any of its Restricted Subsidiaries or ERISA Affiliates pursuant to Section 4062, 4063, 4064 or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA;

(viii) the assertion of a material claim (other than routine claims for benefits) against any Plan (other than a Multiemployer Plan) or the assets thereof, or against MKS or any of its Restricted Subsidiaries in connection with any Plan;

(ix) the receipt by MKS or any of its Restricted Subsidiaries from the United States Internal Revenue Service of notice of (x) the failure of any Plan (or any Employee Benefit Arrangement intended to be qualified under Section 401(a) of the Code) to qualify under Section 401 (a) of the Code, or (y) the failure of any trust forming part of any Plan or Employee Benefit Arrangement to qualify for exemption from taxation under Section 501(a) of the Code (excluding, for purposes of this clause (ix), plan document or operational failures that are eligible for correction under the Employee Plans Compliance Resolution System and are corrected pursuant thereto); and

(x) the establishment or amendment by MKS or any of its Restricted Subsidiaries of any Welfare Plan that provides post-employment welfare benefits in a manner that would reasonably be expected to result in a Material Adverse Effect, other than as may be required under applicable law.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” and “EUR” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurodollar Loan” means at any date a Loan which bears interest at a rate based on the Adjusted Eurodollar Rate. All Loans denominated in an Alternative Currency must be Eurodollar Loans.

“Eurodollar Rate” means, for any Interest Period as to any Eurodollar Loan,

(a) in the case of Eurodollar Loans denominated in Dollars or any Base Rate Loans based upon the Base Rate determined pursuant to clause (iii) of the definition thereof, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (the “LIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period, (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the

Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period or (iii) if the rates under either of the preceding clauses (i) or (ii) are not available, the Interpolated Rate determined as of approximately 11:00 a.m. (London, England time) prior to the commencement of such Interest Period;

(b) in the case of Eurodollar Loans denominated in Euros, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the Reuters Page EURIBOR01 (or any successor thereto), which displays the offered rate administered by Banking Federation of the European Union (or any other Person that takes over the administration of that rate) (the “EURIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Euros, determined as of approximately 10:00 A.M. (Brussels time) two TARGET Days prior to the commencement of such Interest Period or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the EURIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Euros, determined as of approximately 10:00 A.M. (Brussels time) two TARGET Days prior to the commencement of such Interest Period or (iii) if the rates under either of the preceding clauses (i) or (ii) are not available, the Interpolated Rate determined as of approximately 10:00 A.M. (Brussels time) two TARGET Days prior to the commencement of such Interest Period;

(c) in the case of Eurodollar Loans denominated in Sterling, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (the “Sterling LIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Sterling, determined as of approximately 11:00 a.m. (London, England time), on the first day of such Interest Period, (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the Sterling LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Sterling, determined as of approximately 11:00 a.m. (London, England time) on the first day of such Interest Period or (iii) if the rates under either of the preceding clauses (i) or (ii) are not available, the Interpolated Rate determined as of approximately 11:00 a.m. (London, England time) on the first day of such Interest Period; and

(d) in the case of Eurodollar Loans denominated in any other Alternative Currency, the rate designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.08;

provided, further, that if any such rate determined pursuant to the preceding clauses (a) through (d) is below zero, the Eurodollar Rate will be deemed to be zero.

“Eurodollar Reserve Percentage” means for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any other entity succeeding to the functions currently performed thereby) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Adjusted Eurodollar Rate for each outstanding Eurodollar Loan shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Availability” means, at any time, the Line Cap at such time, minus the Revolving Outstandings at such time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Account” has the meaning assigned to such term in Section 6.11(d).

“Excluded Communications” has the meaning specified in Section 10.02(d).

“Excluded Property” means (i) the owned real estate located at 100 Highpower Road, Rochester, NY 14623, (ii) any owned real estate with a book value of $10,000,000 or less as of the Closing Date, or if acquired after the Closing Date, as of the date of such acquisition, (iii) other owned real estate if in the reasonable judgment of the Collateral Agent and the Borrower the costs and burdens of obtaining a Mortgage thereon outweigh the benefits to the Lenders of the security to be afforded thereby and (iv) “Excluded Property” as defined in the Security Agreement.

“Excluded Subsidiary” means (a) any Unrestricted Subsidiary, (b) any Immaterial Subsidiary, (c) any Subsidiary that is prohibited by any Law or by any Contractual Obligation existing on the Closing Date from Guaranteeing the Senior Credit Obligations or any Subsidiary that would require consent, approval, license or authorization of any Governmental Authority in order to Guarantee the Senior Credit Obligations unless such consent, approval, license or authorization has been received, (d) any not-for-profit Subsidiary, (e) any captive insurance company and (f) subject to the limitations on acquisitions of non-Guarantors contained in the definition of Permitted Acquisition, any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to the extent that (x) such Subsidiary is an obligor in respect of secured Indebtedness permitted to be incurred or to exist pursuant to the Loan Documents and (y) such secured Indebtedness was not incurred by such Restricted Subsidiary in contemplation of such Permitted Acquisition to the extent the terms of such secured Indebtedness prohibit such Restricted Subsidiary from becoming a Guarantor.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant under a Loan Document by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Party, or grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap Agreement, such exclusion shall apply to only the portion of such Swap Obligations that is attributable to Swap Agreements for which such Guarantee or security interest becomes illegal or unlawful.

“Excluded Tax Subsidiary” means (a) any direct or indirect Foreign Subsidiaries, (b) any direct or indirect Domestic Subsidiary of a controlled foreign corporation within the meaning of Section 957 of the Code and (c) any Subsidiary that is organized in the United States that holds no material assets other than Equity Interests of one or more controlled foreign corporations within the meaning of Section 957 of the Code.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment made by or on account of any obligation of any Loan Party under any Loan Document,

(a) Taxes imposed on (or measured by) net income (however denominated), and franchise Taxes, in each case, (i) imposed by the United States or by the jurisdiction under the laws of which such recipient is organized or in which its office is located or, in the case of any Lender, in which its Lending Office is located, or (ii) that are Other Connection Taxes;

(b) any branch profits Taxes under Section 884(a) of the Code or any similar Taxes imposed by a jurisdiction described in clause (a) of this definition or that are Other Connection Taxes;

(c) any U.S. federal withholding Taxes imposed on or with respect to amounts payable to a Lender by a law in effect on the date on which such Lender becomes a party hereto (other than pursuant to an assignment request by the Borrower under Section 3.07) or designates a new Lending Office, except, in each case, to the extent that such Lender (or its assignor) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the applicable Loan Party with respect to such withholding Tax pursuant to Section 3.01;

(d) any Taxes attributable to such recipient’s failure to comply with Section 3.01(f); or

(e) any U.S. federal withholding Taxes imposed under FATCA.

“Export Approvals” has the meaning specified in Section 5.21.

“Facilities” means the Term Facility together with the ABL Facility.

“Failed Loan” has the meaning specified in Section 2.03(d).

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreements entered into by the United States that implement or modify the foregoing (together with the portions of any law implementing such intergovernmental agreements).

“Federal Funds Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1.00%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; and provided further that if such rate is below zero, such rate shall be deemed to be 0.00%.

“Fee Letter” means the Fee Letter, dated as of February 22, 2016, among MKS, the Arrangers and Deutsche Bank AG New York Branch.

“Finance Document” means (i) each Loan Document, (ii) each Secured Swap Agreement and (iii) each Secured Cash Management Agreement, and “Finance Documents” means all of them, collectively.

“Finance Obligations” means, at any date, (i) all Senior Credit Obligations, (ii) all Swap Secured Obligations and (iii) all Cash Management Obligations; provided, however, that the “Finance Obligations” of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“Finance Party” means each Lender, each L/C Issuer, each Swap Creditor, each Cash Management Bank, each Agent and each Indemnitee and their respective successors and assigns, and “Finance Parties” means any two or more of them, collectively.

“Financed Capital Expenditures” means, with respect to any Person and for any period, Capital Expenditures made by such Person during such period that are financed with the proceeds of Indebtedness (other than Revolving Loans) or Net Cash Proceeds of any Disposition of assets, any Casualty Event, any incurrence or issuance of Indebtedness or any issuance of Equity Interests.

“Financial Officer” means the chief financial officer, principal accounting officer, senior vice president of finance, treasurer or controller of MKS.

“Fixed Charge Coverage Ratio” means the ratio of (a)(i) Consolidated EBITDA minus (ii) taxes based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes (including in respect of repatriated funds), net of cash refunds received, of MKS and its Restricted Subsidiaries paid in cash during such Test Period minus (iii) Capital Expenditures paid in cash during the applicable Test Period (other than Financed Capital Expenditures) to (b)(i) Consolidated Interest Expense paid in cash during such period plus (ii) the aggregate amount of scheduled principal payments in respect of Consolidated Total Indebtedness of MKS and its Restricted Subsidiaries made during such period plus (iii) solely for purposes of determining whether the Payment Conditions are satisfied, the amount of payments made pursuant to Section 7.06(k) paid in cash during the applicable Test Period.

“Foreign Account” means an Account that is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province of Canada.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability by the Company or any Subsidiary under applicable Law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable Law and that would reasonably be expected to result in the incurrence of any liability by the Company or any of the Subsidiaries, or the imposition on the Company or any of the Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable Laws.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by MKS or any Restricted Subsidiary primarily for the benefit of employees of MKS or any Restricted Subsidiary residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code; provided that, for the avoidance of doubt, any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an employee will not be considered a “Foreign Pension Plan”.

“Foreign Subsidiary” means (a) a controlled foreign corporation within the meaning of Section 957 of the Code and (b) any Subsidiary that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means, subject to Section 1.03(b), United States generally accepted accounting principles as in effect as of the date of determination thereof.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group” means at any time a group of Loans consisting of (i) all Loans which are Base Rate Loans at such time or (ii) all Loans which are Eurodollar Loans having the same Interest Period at such time.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (i) the stated or determinable amount of the primary payment obligation in respect of which such Guarantee is made and (ii) the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary payment obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of the Guarantee shall be such guaranteeing Person’s maximum reasonably possible liability in respect thereof as reasonably determined by MKS in good faith.

“Guarantor” means collectively, (A) MKS, (B) each Restricted Subsidiary of MKS (except any Excluded Subsidiary and any Excluded Tax Subsidiary) and (C) each Subsidiary of MKS that becomes a party to the Guaranty Agreement or other guaranty agreement after the Closing Date required pursuant to Section 6.09, and “Guarantors” means any two or more of them.

“Guaranty Agreement” means the Guaranty, substantially in the form of Exhibit E hereto, dated as of the Closing Date, by MKS and the Subsidiary Guarantors in favor of the Administrative Agent, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof and of this Agreement.

“Hazardous Materials” means all materials, chemicals, substances, wastes, pollutants, contaminants, compounds, mixtures and constituents in any form, including petroleum or petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls or radon gas, regulated pursuant to, or which can give rise to liability under, any Environmental Law.

“Honor Date” has the meaning specified in Section 2.05(e)(i).

“Immaterial Subsidiary” means, as of any date of determination, any direct or indirect Subsidiary of MKS that has been designated by MKS to the Administrative Agent in writing (and not redesignated as a Material Subsidiary as provided below) as an “Immaterial Subsidiary”; provided that (i) MKS shall not designate any new Immaterial Subsidiary if such Subsidiary contributes more than 5% of the consolidated revenues of MKS and its Restricted Subsidiaries as of the most recently ended Test Period (determined on a Pro Forma Basis, if applicable), (ii) MKS shall not designate any new Immaterial Subsidiary if the consolidated revenues of all Immaterial Subsidiaries equals or exceeds, in the aggregate, 10% of the consolidated revenues of MKS and its Restricted Subsidiaries as of the end of the most recently ended Test Period, and (iii) if the consolidated revenues of all Subsidiaries so designated by MKS as “Immaterial Subsidiaries” (and not redesignated as “Material Subsidiaries”) shall, as of each date on which financial statements under Section 6.01(a) or (b) are delivered, exceed the limits set forth in clause (i) or (ii) above, then MKS (or in the event MKS has failed to do so concurrently with the delivery of financial statements required for such Test Period by Section 6.01(a) or (b), the Administrative Agent) shall redesignate one or more Immaterial Subsidiaries as Material Subsidiaries such that, as a result thereof, the revenues of all Subsidiaries still designated as “Immaterial Subsidiaries” do not exceed such limits and (iv) MKS may not be designated as an “Immaterial Subsidiary”; provided, further, that MKS may designate and re-designate a Subsidiary as an Immaterial Subsidiary at any time, subject to the terms set forth in this definition. Notwithstanding the foregoing, for any determination made as of or prior to the date any Person becomes an indirect or direct Subsidiary of MKS, such determination and designation shall be made based on financial statements provided by or on behalf of such Person in connection with the acquisition by MKS of such Person or such Person’s assets.

“Increase Effective Date” has the meaning set forth in Section 2.15(a).

“Increase Joinder” has the meaning set forth in Section 2.15(c).

“Incremental Commitments” has the meaning set forth in Section 2.15(a).

“Incremental Facilities” has the meaning set forth in Section 2.15(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable and accrued expenses arising in the ordinary course of business and licenses in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (but excluding (i) trade accounts, accrued expense payable incurred in the ordinary course of business and licenses in the ordinary course of business, (ii) payroll liabilities and deferred compensation and other payments in respect of services as employees, and (iii) any purchase price or other post-closing balance sheet adjustment, royalty, earnout, contingent payment or deferred payment of a similar nature incurred in connection with an acquisition or Disposition), (e) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and surety bonds, (g) all obligations, contingent or otherwise, of such Person in respect of banker’s acceptances, (h) all Indebtedness (excluding prepaid interest) of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that, if such Person has not assumed or otherwise become liable in respect of such Indebtedness, such obligations shall be deemed to be in an amount equal to the lesser of (i) the unpaid amount of such Indebtedness and (ii) fair market value of such property at the time of determination (in MKS’s good faith estimate), (i) all Guarantees by such Person of Indebtedness of others, (j) net obligations under any Swap Agreement and (k) all Disqualified Capital Stock. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means any Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Insolvency or Liquidation Proceeding” means (i) any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other Bankruptcy Law with respect to any Loan Party, (ii) any other voluntary or involuntary insolvency, examinership, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Loan Party or with respect to a material portion of their respective assets, (iii) any liquidation, dissolution, examinership, reorganization or winding up of any Loan Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (iv) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Loan Party.

“Insurance Proceeds” means all insurance proceeds (other than business interruption insurance proceeds), damages, awards, claims and rights of action with respect to any Casualty.

“Intellectual Property” means any and all Patents, Copyrights, Trademarks, trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), processes, product designs, industrial designs, blueprints, drawings, data, customer lists, URLs and domain names, specifications, documentations, reports, catalogs, literature, and any other forms of technology or proprietary information of any kind, including all rights therein and all applications for registration or registrations thereof.

“Intellectual Property Security Agreements” means, collectively, the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement.

“Intercompany Note” means a promissory note (x) contemplated by Section 7.04(d), substantially in the form of Exhibit H hereto or (y) listed on Schedule 7.04.

“Intercreditor Agreement” means that certain ABL Intercreditor Agreement, dated as of the Closing Date, among the Term Agent, as agent for the Term Loan Secured Parties (as defined therein), the Administrative Agent, as agent for the ABL Secured Parties (as defined therein) and the Loan Parties from time to time party thereto.

“Interest Payment Date” means (i) as to Base Rate Loans, the last Business Day of each March, June, September and December (commencing June 30, 2016) and the Revolving Termination Date and (ii) as to Eurodollar Loans, the last day of each applicable Interest Period and the Revolving Termination Date, and in addition where the applicable Interest Period for a Eurodollar Loan is greater than three (3) months, then also the respective dates that fall every three (3) months after the beginning of such Interest Period.

“Interest Period” means with respect to each Eurodollar Loan, a period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Extension/Conversion and ending one (1), three (3) or six (6) (or if agreed by all relevant Lenders, twelve (12)) months thereafter, as MKS may elect in the applicable notice; provided that:

(i) any Interest Period which would otherwise end on a day which is not a Business Day shall, subject to clause (iv) below, be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iii) if so provided in a written notice to MKS by the Administrative Agent at the direction of the Required Lenders, no Interest Period in excess of one (1) month may be selected at any time when an Event of Default is then in existence; and

(iv) no Interest Period may be selected which would end after the Maturity Date.

“International Trade Laws” means all laws, rules, regulations and requirements of any jurisdiction, including the United States, applicable to MKS, its Affiliates, or any party to the Loan Documents concerning or relating to (i) the importation of merchandise, including those administered by U.S. Customs and Border Protection or the U.S. Department of Commerce; (ii) the exportation or reexportation of items (including technology, services, and software), including those administered by the U.S. Department of Commerce or the U.S. Department of State; or (iii) Sanctions, terrorism or money laundering, including, without limitation, (a) Executive Order No. 13224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism; (b) the Patriot Act; (c) the U.S. International Emergency Economic Powers Act; (d) the U.S. Trading with the Enemy Act; (e) the U.S. United Nations Participation Act; (f) the U.S. Syria Accountability and Lebanese Sovereignty Act; (g) the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010; (h) the Iran Sanctions Act, Section 1245 of the National Defense Authorization Act of 2012; (i) the Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951- 1959). and (j) any similar laws, rules, regulations and requirements enacted, administered or enforced by the U.S., the United Nations Security Council, the European Union, or Her Majesty’s Treasury.

“Interpolated Rate” means, in relation to any Eurodollar Loan, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Eurodollar Rate for the longest period (for which the applicable Eurodollar Rate is available for the applicable currency) that is shorter than the Interest Period of that Eurodollar Loan and (b) the applicable Eurodollar Rate for the shortest period (for which such Eurodollar Rate is available for the applicable currency) that exceeds the Interest Period of that Eurodollar Loan, in each case, as of (x) in the case of the Eurodollar Rate based on clause (a) or (c) of the definition of “Eurodollar Rate”, 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period (or in the case of a Eurodollar Loan denominated in Sterling, on the first day of such Interest Period) or (y) in the case of the Eurodollar Rate based on clause (b) of the definition of “Eurodollar Rate”, 11:00 a.m. (Brussels time), two TARGET Days prior to the first day of such Interest Period.

“Inventory” has the meaning set forth in the UCC.

“Inventory Reserves” means reserves against Inventory as determined by the Administrative Agent in its Permitted Discretion (following reasonable prior notice to, and consultation with, MKS) to reflect one or more of: (a) a reserve for shrink, or discrepancies that arise pertaining to inventory quantities on hand between MKS’s perpetual accounting system, and physical counts of the Inventory which will be based on the applicable Loan Party’s historical practice and experience; (b) a reserve for Inventory which is designated to be returned to vendor or which is recognized as not to customer specifications by the applicable Loan Party; (c) a revaluation reserve whereby capitalized favorable variances shall be deducted from Eligible Inventory and unfavorable variances shall not be added to Eligible Inventory; and (d) a lower of the cost or market reserve for any differences between the Loan Parties’ actual cost to produce versus its selling price to third parties, determined on a product line basis.

“Investment” means, any transaction to (i) purchase, hold or acquire (including pursuant to any merger or consolidation with any Person that was not a Wholly Owned Restricted Subsidiary prior to such merger) any Equity Interest, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person or (ii) purchase or otherwise acquire (in one transaction or a series of transactions) substantially all the assets of any Person or any assets of any other Person constituting a business unit, division or line of business of such Person.

“Investment Account” means MKS’s accounts identified on Schedule 8 to the Perfection Certificate as “Investment” accounts and any other investment account from time to time after the Closing Date identified in writing (and certified to be an account for investment purposes in which neither MKS nor any Restricted Subsidiary will cause direct proceeds of Accounts and Inventory to be directly deposited or credited) by a Responsible Officer of MKS to the Administrative Agent.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Judgment Currency” has the meaning specified in Section 10.18.

“Junior Debt Payment” means (i) any payment to redeem, purchase, prepay, retire, defease or otherwise acquire for value prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Indebtedness, or set aside any funds for such purpose, except any payment, purchase, prepayment, retirement, defeasance or acquisition of such Indebtedness in connection with a refinancing of such Indebtedness with Permitted Refinancing Indebtedness thereof, (ii) any cash interest payment in respect of Subordinated Indebtedness (other than (x) regularly scheduled interest payments as and when due in respect of Subordinated Indebtedness permitted under this Agreement, (y) AHYDO Payments and (z) any conversion of such Indebtedness into Equity Interests, if such payments are not then prohibited by the subordination provisions thereof, which shall be permitted) and (iii) any payment in violation of any subordination terms of the documentation governing such Subordinated Indebtedness.

“L/C Borrowing” means a Revolving Borrowing made pursuant to Section 2.05(e)(iv) or (v) to refinance Unreimbursed Amounts in respect of drawn Letters of Credit.

“L/C Commitment” means the commitment of each L/C Issuer to issue Letters of Credit in an aggregate face amount at any one time outstanding (together with the amounts of any unreimbursed drawings thereon) of up to the L/C Sublimit.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Disbursement” means a payment or disbursement made by an L/C Issuer pursuant to a Letter of Credit.

“L/C Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any Letter of Credit Application and any agreements, instruments, Guarantee or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

“L/C Issuer” means (i) DBNY, in its capacity as issuer of Letters of Credit under Section 2.05(a), and its successor or successors in such capacity, (ii) Barclays Bank PLC, in its capacity as issuer of Letters of Credit under Section 2.05(a), and its successor or successors in such capacity and (iii) any other Revolving Lender (or, if reasonably satisfactory to the Administrative Agent, an Affiliate of any Revolving Lender) party to this Agreement in such capacity or which MKS shall have designated as a “L/C Issuer” by notice to the Administrative Agent with the consent of such other Revolving Lender or Affiliate of a Revolving Lender, as applicable. Notwithstanding anything herein to the contrary, neither DBNY, Barclays Bank PLC nor any of their respective branches or Affiliates shall be required to issue any letters of credit hereunder other than standby letters of credit.

“L/C Issuer Fees” has the meaning specified in Section 2.11(b)(iii).

“L/C Obligations” means at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all Unreimbursed Amounts not then paid by MKS as provided in Section 2.05(e)(ii), (iii), (iv) or (v) to the applicable L/C Issuer in respect of drawings under Letters of Credit, including any portion of any such obligation to which a Lender has become subrogated pursuant to Section 2.05(e)(vi). For all purposes of this Agreement and all other Loan Documents, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means an amount equal to $15,000,000. The L/C Sublimit is a part of, and not in addition to, the Revolving Committed Amount.

“Laws” means, collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, licenses, authorizations and permits of any Governmental Authority.

“Leases” means any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any real property.

“Lender” means Revolving Lender.

“Lender Party” means any Lender or L/C Issuer.

“Lending Office” means (i) with respect to any Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan in such Lender’s Administrative Questionnaire or in any applicable Assignment and Assumption pursuant to which such Lender became a Lender hereunder or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and MKS as the office by which its Loans of such Type are to be made and maintained and (ii) with respect to any L/C Issuer and for each Letter of Credit, the “Lending Office” of such L/C Issuer (or of an Affiliate of such L/C Issuer) designated on the signature pages hereto or such other office of such L/C Issuer (or of an Affiliate of such L/C Issuer) as such L/C Issuer may from time to time specify to the Administrative Agent and MKS as the office by which its Letters of Credit are to be issued and maintained.

“Letter of Credit” means any standby letter of credit issued hereunder by an L/C Issuer on or after the Closing Date.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form and from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the fifth Business Day prior to the Revolving Termination Date then in effect.

“Letter of Credit Fee” has the meaning specified in Section 2.11(b)(i).

“Letter of Credit Request” has the meaning specified in Section 2.05(c).

“LIBO Rate” has the meaning specified in the definition of “Eurodollar Rate”.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, easement, right-of-way or other encumbrance on title, lien (statutory or otherwise), charge or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing); provided that any operating lease or license, and any filing of a UCC financing statement or similar filing that is a protective lease filing in respect of an operating lease and any filings with a Governmental Authority in respect of any license do not constitute Liens.

“Line Cap” means, at any time, the lesser of the aggregate Commitments then in effect and the Borrowing Base then in effect.

“Loan Documents” means this Agreement, the Revolving Notes, the Guaranty Agreement, the Collateral Documents, the Intercreditor Agreement, any Other Intercreditor Agreement, the Fee Letter, each Increase Joinder, each L/C Document, any agreement creating or perfecting rights in cash collateral pursuant to the provisions of Section 2.16 of this Agreement, and any other document or instrument designated by MKS and the Administrative Agent as a “Loan Document,” collectively, in each case as the same may be amended, modified or supplemented from time to time, and all other related agreements and documents executed by a Loan Party in favor of, and delivered to, any Senior Credit Party in connection with or pursuant to any of the foregoing, but for the avoidance of doubt, excluding any Swap Agreements and any Cash Management Agreements.

“Loan Parties” means the Borrowers and the Guarantors, and “Loan Party” means any of the foregoing.

“Loans” means Revolving Loans.

“Margin Stock” means “margin stock” as such term is defined in Regulation U.

“Market Capitalization” means, with respect to any Restricted Payment made in reliance on Section 7.06(i), an amount equal to (i) the total number of issued and outstanding shares of common (or common equivalent) Equity Interests of MKS on the date of declaration of the relevant Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of such common (or common equivalent) Equity Interests for the thirty (30) consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Material Adverse Effect” means (i) a material adverse effect on the business, assets, operations, or financial condition of MKS and its Subsidiaries, taken as a whole or (ii) a material adverse effect on the rights and remedies available to the Lenders or the Collateral Agent under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans) or obligations in respect of one or more Swap Agreements, of any one or more of MKS and its Restricted Subsidiaries in an aggregate principal amount exceeding $30,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of MKS or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the termination value (giving effect to any netting agreements) that MKS or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Restricted Subsidiary” means each Restricted Subsidiary which, as of the most recent fiscal quarter of MKS, (i) for the period of four consecutive fiscal quarters then ended for which financial statements have been delivered pursuant to Section 6.01, contributed greater than 5% of Consolidated EBITDA for such period or (ii) contributed greater than 5% of Consolidated Total Assets as of such date.

“Material Subsidiary” is defined in the definition of “Immaterial Subsidiary.”

“Maturity Date” means the fifth anniversary of the Closing Date (or if such day is not a Business Day, the next succeeding Business Day).

“Maximum Rate” has the meaning specified in Section 10.09.

“Minimum Collateral Amount” means, at any time, (a) as to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all L/C Issuers with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the L/C Issuers in their sole discretion.

“MKS” has the meaning specified in the preamble.

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors.

“Mortgage” means each mortgage, deed of trust or other agreement that conveys or evidences a Lien in favor of the Collateral Agent, for the benefit of the Collateral Agent and the Finance Parties, on the Mortgaged Property in form and substance reasonably acceptable to the Collateral Agent, including any amendment, restatement, modification or supplement thereto.

“Mortgage Instruments” means, (i) with respect to any Mortgaged Property owned by a Loan Party as of the Closing Date, the items listed on Parts 1 and 2 of Schedule 6.14, (or such other or different items agreed by the Administrative Agent and the Borrower) and (ii) with respect to Mortgaged Property acquired by a Loan Party after the Closing Date, such title reports, title insurance, “Life-of-Loan” flood certifications and flood insurance, opinions of counsel, surveys, appraisals, environmental reports, acknowledged borrower notices of flood insurance requirements and other similar information and related certifications as are customary for the jurisdiction of the applicable Mortgaged Property in connection with a financing transaction comparable to the financing transactions contemplated by this Agreement and in any case, in form and substance reasonably acceptable to the Administrative Agent; provided that, Mortgage Instruments may include a “Life-of-Loan” Federal Emergency Standard Flood Hazard Determination (together with a notice about special flood hazard area status and flood disaster assistance duly executed by MKS and each Loan Party relating thereto), and if such Mortgaged Property is located in a special flood hazard area, evidence of flood insurance confirming that such insurance has been obtained to the extent required by this Agreement.

“Mortgaged Property” means each fee interest in any real property located in the U.S. (other than Excluded Property), if any, owned or acquired on or after the Closing Date by any Loan Party.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

(i) with respect to any Asset Disposition (other than the issuance of Equity Interests by any Subsidiary), Casualty or Condemnation, (A) the gross amount of all cash proceeds (including cash Insurance Proceeds and cash Condemnation Awards in the case of any Casualty or Condemnation) actually paid to or actually received by MKS or any of its Restricted Subsidiaries in respect of such Asset Disposition, Casualty or Condemnation (including any cash proceeds received as proceeds of any disposition of non-cash proceeds of any Asset Disposition, Casualty or

Condemnation as and when received), less (B) the sum of (1) the amount, if any, of all customary fees, legal fees, accounting fees, brokerage fees, commissions, costs and other expenses that are incurred in connection with such Asset Disposition, Casualty or Condemnation and are payable by MKS or any of its Restricted Subsidiaries, but only to the extent not already deducted in arriving at the amount referred to in clause (i)(A) above, (2) Taxes paid or reasonably estimated to be payable in connection therewith (including Taxes imposed on the distribution or repatriation of any such Net Cash Proceeds), (3) in the case of any Disposition by, or Condemnation or Casualty affecting, a non-Wholly Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (3)) attributable to minority interests and not available for distribution to or for the account of MKS or a Wholly Owned Restricted Subsidiary as a result thereof, (4) appropriate amounts that must be set aside as a reserve in accordance with GAAP against any indemnities, liabilities (contingent or otherwise) associated with such Asset Disposition, Casualty or Condemnation, (5) if applicable, the principal amount of any Indebtedness secured by a Permitted Lien that has been repaid or refinanced in accordance with its terms with the proceeds of such Asset Disposition, Casualty or Condemnation (6) any payments to be made by MKS or any of its Restricted Subsidiaries as agreed between MKS or such Restricted Subsidiary and the purchaser of any assets subject to an Asset Disposition, Casualty or Condemnation in connection therewith and (7) any portion of such proceeds deposited in an escrow account or other appropriate amounts that must be set aside as a reserve in accordance with GAAP against any indemnities, liabilities (contingent or otherwise) associated with such Asset Disposition, Casualty or Condemnation; and

(ii) with respect to any Debt Issuance or issuance of Equity Interests or Equity Equivalents, the gross amount of cash proceeds paid to or received by MKS or any of its Restricted Subsidiaries in respect of such Debt Issuance or issuance of Equity Interests or Equity Equivalents, less the sum of underwriting discounts and commissions or placement fees, investment banking fees, legal fees, consulting fees, accounting fees and other customary fees and expenses incurred by MKS or any of its Restricted Subsidiaries in connection therewith.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof as determined in a manner reasonably acceptable to the Administrative Agent by an appraiser reasonably acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“New Loan Party” has the meaning specified in Section 6.09(a).

“Non-Consenting Lender” means any Lender that does not approve any amendment, waiver or consent that (a) requires the approval of all affected Lenders or all the Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Non-Extension Notice Date” has the meaning specified in Section 2.05(c)(iii).

“Non-U.S. Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Notice of Borrowing” means a request by a Borrower for a Revolving Borrowing, substantially in the form of Exhibit A-1 hereto.

“Notice of Extension/Conversion” has the meaning specified in Section 2.07(a).

“OFAC” means the U.S. Treasury Department Office of Foreign Assets Control.

“Officer’s Certificate” means a certificate executed by the chief executive officer, the president, any vice president, secretary or one of the Financial Officers, each in his or her official (and not individual) capacity.

“Organization Documents” means (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction); and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction) and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction (or any political subdivision thereof) of the Governmental Authority imposing such Tax (other than a connection arising solely from such recipient having executed, delivered, performed its obligations or received a payment under, received or perfected a security interest under, having been a party to, having enforced, having sold or assigned an interest in any Loan or Loan Document or having engaged in any other transaction pursuant to this Agreement or any other Loan Document).

“Other Intercreditor Agreement” has the meaning specified in Section 7.02(t).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07).

“Outstanding Amount” means, with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date, including any L/C Borrowings outstanding on such date, but after giving effect to any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Borrowings as a Revolving Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on or before such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“Participation Interest” means a Credit Extension by a Lender by way of a purchase of a participation interest in Letters of Credit or L/C Obligations as provided in Section 2.05(e) or in any Loans as provided in Section 2.13.

“Patent Security Agreement” means the Patent Security Agreement, dated as of the Closing Date, substantially in the form of Exhibit II to the Security Agreement.

“Patents” means patents and patent applications, including (i) all continuations, divisionals, continuations-in-part, re-examinations, reissues, and renewals thereof and improvements thereon, (ii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (iii) the right to sue for past, present, and future infringements thereof and (iv) all of each Loan Party’s rights corresponding thereto throughout the world.

“Patriot Act” has the meaning set forth in Section 10.14.

“Payment Accounts” has the meaning assigned to such term in Section 6.11(c).

“Payment Conditions” means with respect to any transaction to which such conditions apply, (a) there is no Default or Event of Default existing immediately before or after such transaction, (b) either (i) Excess Availability on the date of the proposed transaction and for each day during the 30-consecutive day period immediately preceding such transaction (in each case, calculated on a pro forma basis to include the borrowing of any Loans or issuance of any Letters of Credit in connection with the proposed transaction) is equal to or greater than the greater of (x) 15% (or in the case of Post-Closing Acquisitions, 12.5%) of Line Cap and (y) $7,500,000 (or in the case of case of Post-Closing Acquisitions, $6,000,000) and the Loan Parties are in pro forma compliance with Section 7.10 whether or not such covenant is then in effect or (ii) Excess Availability on the date of the proposed transaction and for each day during the 30-consecutive day period immediately preceding such transaction (in each case, calculated on a pro forma basis to include the borrowing of any Loans or issuance of any Letters of Credit in connection with the proposed transaction) is equal to or greater than the greater of (x) 20% (or in the case of case of Post-Closing Acquisitions, 17.5%) of Line Cap and (y) $10,000,000 (or in the case of case of Post-Closing Acquisitions, $8,000,000), and (c) the Borrowers shall have delivered a customary certificate to the Administrative Agent certifying as to compliance with the requirements of clauses (a) and (b) (if applicable).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any entity succeeding to any or all of its functions under ERISA.

“Perfection Certificate” means with respect to any Loan Party a certificate, substantially in the form of Exhibit J to this Agreement, completed and supplemented with the schedules and attachments contemplated thereby and duly executed on behalf of such Loan Party by a Responsible Officer of such Loan Party.

“Permitted Acquisition” means the purchase or other acquisition by MKS or any Restricted Subsidiary of Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division or line of business of) any Person, in a single transaction or a series of related transactions if (a) (i) in the case of any purchase or other acquisition of Equity Interests in a Person, such Person (including each Subsidiary of such Person), upon the consummation of such purchase or acquisition, will be a Restricted Subsidiary (including as a result of a merger or consolidation between MKS or any Restricted Subsidiary and such Person, with, in the case of a merger or consolidation involving MKS, MKS being the surviving entity) or (ii) in the case of any purchase or other acquisition of other assets, such assets will be owned by MKS or a Wholly Owned Restricted Subsidiary; (b) the business of such Person, or the business conducted with such assets, as the case may be, constitutes a business permitted by Section 7.03(b); and (c) at the time of and immediately after giving effect (including pro forma effect) to any such purchase or other acquisition, (i) no Event of Default shall have occurred and be continuing and (ii) if the Acquisition Consideration with respect thereto exceeds $30,000,000 (other than to the extent financed with the proceeds of the issuance of paid in Equity Interests or Equity Equivalents (other than Disqualified Capital Stock) of MKS), MKS shall have delivered to the Administrative Agent a certificate of a Financial Officer, certifying that all the requirements set forth in this definition have been satisfied, or will be satisfied upon consummation of the purchase or other acquisition, with respect to such purchase or other acquisition. Notwithstanding anything in the contrary contained in clause (a)(i) above, the aggregate amount of Acquisition Consideration paid by MKS or any other Restricted Subsidiary for all Permitted Acquisitions of Restricted Subsidiaries that do not become Loan Parties shall not exceed $50,000,000.

“Permitted Discretion” shall mean a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment, provided that any reserve established or modified and any standard of eligibility shall have a reasonable relationship to circumstances, events or conditions which are the basis for such standard of eligibility.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, suppliers’ and other like Liens imposed by Law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in good faith by appropriate proceedings;

(c) pledges and deposits made or Liens imposed (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or employment laws or to secure other public, statutory or regulatory obligations and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of MKS or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (c)(i) above;

(d) pledges and deposits made or Liens imposed (i) to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of MKS or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (d)(i) above;

(e) (x) Liens in respect of judgments that do not constitute an Event of Default under Section 8.01(j) or securing appeal or surety bonds related to such judgments and (y) notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and not constituting an Event of Default under Section 8.01(j);

(f) (i) Liens, encumbrances and other matters disclosed on the title policies delivered and satisfactory to the Administrative Agent in connection with Mortgages delivered hereunder, and (ii) easements, zoning restrictions, rights-of-way, restrictions on use and other encumbrances on real estate and defects and irregularities in the title thereto, or any other matter of record, landlord’s or lessor’s Liens under leases to which any Loan Party or Restricted Subsidiary is a party, and other Liens none of which in the opinion of the respective Loan Party or Restricted Subsidiary interferes materially with the use of real estate of the Loan Parties taken as a whole in the ordinary conduct of business, which encumbrances, defects and Liens do not individually or in the aggregate have a Material Adverse Effect on (x) if such real estate is subject to a Mortgage, the value of said real estate or (y) the business of the Loan Parties and the Restricted Subsidiaries on a consolidated basis; and

(g) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness.

“Permitted Indebtedness” means unsecured Indebtedness (including Subordinated Indebtedness) of any Loan Party and any Permitted Refinancing Indebtedness in respect of any such Indebtedness; provided that (i) both immediately prior to and after giving effect thereto, no Event of Default shall exist or result therefrom, (ii) such Indebtedness matures on or after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the date that is 91 days after the then applicable Maturity Date (it being understood that any provision requiring an offer or requirement to purchase or prepay such Indebtedness as a result of a change of control or asset sale and any cash settled or net share settled conversion obligations shall not violate the foregoing restriction), (iii) such Indebtedness is not guaranteed by any Restricted Subsidiary of MKS other than the Subsidiary Guarantors (which guarantees, if such Indebtedness is subordinated, shall be expressly subordinated to the Finance Obligations on terms not less favorable to the Lenders than the subordination terms of such Subordinated Indebtedness) and (iv) both immediately prior to and after giving effect to the increase of such Indebtedness (on a Pro Forma Basis in accordance with Section 1.03(c)), the Total Leverage Ratio as the end of the most recently completed Test Period shall not exceed 3.75:1.00.

“Permitted Liens” has the meaning assigned to such term in Section 7.02.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”) other Indebtedness; provided that (a) except with respect to a Refinancing of the Term Facility which for the avoidance of doubt is subject to the terms of Section 7.01(t), the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so refinanced (plus unpaid accrued interest and premium (including tender, extension or prepayment premium) thereon, any committed or undrawn amounts and underwriting and original issue discounts, fees, commissions and expenses associated with such Permitted Refinancing Indebtedness), (b) the final maturity date of such Permitted Refinancing Indebtedness is no earlier than the maturity date of the Indebtedness being Refinanced (it being understood that, in each case, any provision requiring prepayment or an offer to purchase such Indebtedness as a result of a change of control or asset sale shall not violate the foregoing restriction), (c) if the Indebtedness (including any Guarantee thereof) being Refinanced is by its terms subordinated in right of payment to the Finance Obligations, such Permitted Refinancing Indebtedness (including any Guarantee thereof) shall be subordinated in right of payment to the Finance Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole (as determined in good faith by the Board of Directors of MKS), (d) no Permitted Refinancing

Indebtedness shall have obligors or contingent obligors that were not obligors or contingent obligors (or that would not have been required to become obligors or contingent obligors) in respect of the Indebtedness being Refinanced, (e) if the Indebtedness being Refinanced is secured, such Permitted Refinancing Indebtedness may be secured on terms no less favorable, taken as a whole, to the Loan Parties than those contained in the documentation (including any intercreditor agreement) governing the Indebtedness being Refinanced (reasonably determined in good faith by the Board of Directors of MKS) and (f) in the case of any Permitted Refinancing in respect of the Term Facility, such Permitted Refinancing is (i) permitted under Section 7.01(t) and (ii) secured only by assets pursuant to one or more security agreements permitted by and subject to the Intercreditor Agreement.

“Permitted Restructuring Transactions” means, collectively, any transfers, dividends (other than dividends paid directly or indirectly by the Borrower), distributions, intercompany Dispositions or Investments and related Indebtedness (collectively for purposes of this definition, “Transfers”) either (1) undertaken concurrently with, or within the 27-month period following, the consummation of the Acquisition, in order to achieve synergies or tax efficiencies related to the Acquisition and integration thereof (as reasonably determined by the Borrower), or (2) in connection with a corporate reorganization of the Borrower’s and the Company’s existing subsidiaries, in any case under clause (1) and (2), comprised of (a) the Transfer of the Foreign Subsidiaries of the Company as of the Closing Date to become indirectly owned by the Borrower through MKS Instruments Holdings Limited or MKS International Holdings Limited (together, the “UK Holding Companies”), (b) the Transfer of the stock of MKS Instruments Israel Ltd. to one of the UK Holding Companies, (c) the Transfer of the stock of Newport Ophir Holdings Ltd. to one of the UK Holding Companies, (d) the conversion to equity of up to $242 million in principal amount of promissory notes issued by Newport Ophir Holdings Ltd. to the Company, and (e) any other Transfers consisting of (x) Transfers of any assets of any Foreign Subsidiary to any other Foreign Subsidiaries (direct or indirect), (y) Transfers of the Equity Interests of any Foreign Subsidiary and any intercompany loans held by any Loan Party with respect to which such Foreign Subsidiary is the obligor to any other Foreign Subsidiaries (direct or indirect) or (z) the conversion to Equity Interests or the forgiveness of Indebtedness owed by a Foreign Subsidiary to any Loan Party; provided that (A) for each Transfer under clauses (a) through (e), (i) each Wholly Owned Domestic Subsidiary and Loan Party immediately before giving effect thereto will continue to be a Wholly Owned Domestic Subsidiary and Loan Party, respectively, after giving effect thereto, (ii) immediately before and after giving effect thereto, no Default or Event of Default will have occurred and be continuing, and (iii) the Administrative Agent shall have received a certificate of a Responsible Officer certifying the satisfaction of the conditions in clauses (i) and (ii), and (B) for each Transfer under clause (e), the Administrative Agent shall have received a certificate of a Responsible Officer certifying that the synergies or tax efficiencies resulting from the Transfer are reasonably expected to result in a material economic benefit to the Borrower and its Restricted Subsidiaries, taken as a whole.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code maintained by or contributed to by MKS or any of its Restricted Subsidiaries or any ERISA Affiliate, other than a Multiemployer Plan or a Foreign Pension Plan.

“Platform” has the meaning specified in Section 10.02.

“Pledged Securities” means “Pledged Securities” as defined in the Security Agreement.

“Post-Closing Acquisitions” means the purchase or other acquisition after the Closing Date by MKS or any Restricted Subsidiary of Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets of, or the assets constituting a business unit, division or line of business of) any Person.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Pro Forma Basis” has the meaning assigned to such term in Section 1.03(c).

“Protective Advance Exposure” means, at any time, the sum of the aggregate amount of all outstanding Protective Advances at such time. The Protective Advance Exposure of any Revolving Lender at any time shall be its Revolving Commitment Percentage of the total Protective Advance Exposure at such time.

“Protective Advances” has the meaning assigned to such term in Section 2.18(a).

“Qualified Capital Stock” means Equity Interests of MKS that do not include a cumulative cash dividend (other than dividends that are solely payable as and when declared by the Board of Directors of MKS) and are not mandatorily redeemable by MKS or any of its Restricted Subsidiaries or redeemable at the option of the holder of such Equity Interests, in each case prior to the 91st day following the Maturity Date; provided, however, that an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall constitute Qualified Capital Stock notwithstanding any obligation of MKS or any Subsidiary to repurchase such Equity Interest in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Refinance” has the meaning set forth in the definition of “Permitted Refinancing Indebtedness”. “Refinanced” and “Refinancing” shall have meanings correlative to the foregoing.

“Register” has the meaning specified in Section 10.06(c).

“Regulation T, U or X” means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as amended, or any successor regulation.

“Reimbursement Obligations” means the Borrowers’ obligation under Section 2.05(e) to reimburse L/C Disbursements.

“Related Obligations” has the meaning specified in Section 9.12.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, trustees, directors, officers, employees and agents of such Person and of such Person’s Affiliates.

“Release” means any spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment or within, upon, or from or into any building, structure, facility or fixture.

“Rent Reserve” means the aggregate of (a) all past due rent and other amounts owing by a Loan Party to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other person who possesses any Eligible Inventory or could assert a Lien on any Eligible Inventory and (b) an amount equal to two months’ rent payable to any such person, in each case, unless such person has executed and delivered to the Administrative Agent a Collateral Access Agreement in form reasonably satisfactory to the Administrative Agent.

“Reported Cash Management Obligations” means Cash Management Obligations of any Loan Party owing to any Cash Management Bank; provided that, as of any date of determination, such Cash Management Obligations shall constitute Reported Cash Management Obligations solely to the extent that such Cash Management Bank or its Affiliate shall have reported to the Administrative Agent the amount thereof that is outstanding (a) as of the last day of the previous fiscal quarter within 15 days after the end of such fiscal quarter, (b) as of the date of any request therefor by the Administrative Agent within 10 days after such request and (c) to the extent such obligations exist as of the Closing Date, as of the Closing Date, within 15 days after the Closing Date.

“Reported Swap Secured Obligations” means Swap Secured Obligations of any Loan Party owing to any Swap Creditor; provided that, as of any date of determination, such Swap Secured Obligations shall constitute Reported Swap Secured Obligations solely to the extent that such Swap Creditor or its Affiliate shall have reported to the Administrative Agent the amount thereof that is outstanding (a) as of the last day of the previous fiscal quarter within 15 days after the end of such fiscal quarter, (b) as of the date of any request therefor by the Administrative Agent within 10 days after such request and (c) to the extent such obligations exist as of the Closing Date, as of the Closing Date, within 15 days after the Closing Date.

“Representative” has the meaning specified in Section 10.07.

“Required Lenders” means, at any time of determination, the holders of more than 50% of (a) until the Closing Date, the aggregate Revolving Commitments then in effect and (b) thereafter, the aggregate Revolving Commitments then in effect or, if the aggregate Revolving Commitments have been terminated, the Revolving Outstandings then outstanding.

“Reserves” means, without duplication (including with respect to any items that are otherwise addressed through eligibility criteria), (a) Dilution Reserves, (b) any other reserves which the Administrative Agent deems necessary, in its Permitted Discretion (following reasonable prior notice to, and consultation with, MKS), to (i) reflect the impediments to the Administrative Agent’s or Collateral Agent’s ability to realize upon the Collateral, (ii) reflect claims and liabilities that the Administrative Agent or Collateral Agent reasonably determines will need to be satisfied in connection with the realization upon the Collateral or (iii) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, the Collateral or the validity or enforceability of this Agreement or the other Loan Documents or any material remedies of the Senior Credit Parties hereunder or thereunder, and (c) so long as any amount of Eligible Inventory is included in the Borrowing Base, Inventory Reserves and Rent Reserves.

“Responsible Officer” means the chief executive officer, president, senior vice president, chief financial officer, treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property), direct or indirect, on account of any class of Equity Interests or Equity Equivalents of MKS or any Restricted Subsidiary, now or hereafter outstanding and (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the repurchase, redemption, retirement, acquisition, cancellation, termination or similar payment, purchase or other acquisition for value, direct or indirect, of any class of Equity Interests or Equity Equivalents of MKS or any Restricted Subsidiary, now or hereafter outstanding.

“Restricted Subsidiary” means any Subsidiary of MKS that is not an Unrestricted Subsidiary.

“Revaluation Date” means, with respect to any Loan, each of the following: (i) each date of a Revolving Borrowing of a Eurodollar Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurodollar Loan denominated in an Alternative Currency pursuant to Section 2.07, and (iii) such additional dates (but not less frequently than once a month) as the Administrative Agent shall determine or the Required Lenders shall require.

“Revolving Availability Period” means the period from and including the Closing Date to the earliest of (i) the Revolving Termination Date, (ii) the date of the termination of the Revolving Commitments pursuant to Section 2.10 and (iii) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans and identified as such in the Notice of Borrowing with respect thereto.

“Revolving Commitment” means, with respect to any Lender, the commitment of such Lender, in an aggregate principal amount at any time outstanding of up to such Lender’s Revolving Commitment Percentage of the Revolving Committed Amount, (i) to make Revolving Loans in accordance with the provisions of Section 2.01(a), (ii) to purchase Participation Interests in Letters of Credit in accordance with the provisions of Section 2.05(d) and (iii) to purchase participation interests in Protective Advance Exposure in accordance with the provisions of Section 2.18(b).

“Revolving Commitment Percentage” means, for each Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time and identified as its Revolving Commitment Percentage on Schedule 2.01 hereto, as such percentage may be (i) increased pursuant to Section 2.15 and (ii) modified in connection with any assignment made in accordance with the provisions of Section 10.06(b).

“Revolving Committed Amount” means, at any time, an amount equal to the aggregate Revolving Commitments at such time, as such amount may be reduced pursuant to Section 2.10 or increased pursuant to Section 2.15. As of the Closing Date, the Revolving Committed Amount is $50,000,000.

“Revolving Lender” means each Lender identified on Schedule 2.01 as having a Revolving Commitment and their respective permitted successors and each Eligible Assignee that becomes a Lender pursuant to Section 10.06(b) and their respective permitted successors.

“Revolving Loans” means the loans made by the Lenders to any Borrower pursuant to Section 2.01(a).

“Revolving Note” means a promissory note, substantially in the form of Exhibit B hereto, evidencing the obligation of the Borrowers to repay outstanding Loans, as such note may be amended, modified or supplemented from time to time, and “Revolving Notes” means all such Revolving Notes, collectively.

“Revolving Outstandings” means, at any time, the aggregate outstanding principal amount of all Loans at such time plus the Protective Advance Exposure at such time plus the aggregate Outstanding Amount of all L/C Obligations at such time.

“Revolving Termination Date” means the Maturity Date or such earlier date upon which the Commitments shall have been terminated in their entirety in accordance with this Agreement.

“Routine Regulatory Deviation” means an occurrence, in the day-to-day operation of a business, that results in a technical violation of International Trade Laws, other than one involving Sanctions, a Sanctioned Country or a Sanctioned Person, and not reasonably anticipated to result in a material penalty or other adverse enforcement action against the business by a Government Authority.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., a New York corporation, and its successors.

“Sale/Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to MKS or any of its Restricted Subsidiaries of any property, whether owned by MKS or any of its Restricted Subsidiaries as of the Closing Date or later acquired, which has been or is to be sold or transferred by MKS or any of its Restricted Subsidiaries to such Person from whom funds have been, or are to be, advanced by such Person on the security of such property.

“Sanction” means any international economic sanction administered or enforced by the United States Government (including, without limitation, OFAC, the U.S. Department of State, and the U.S. Department of Commerce), the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“Sanctioned Country” means, at any time, a country or territory which is itself, or whose government is, the subject or target of any Sanction (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of Treasury or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person which otherwise is the subject or target of any Sanctions, or (d) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) through (c).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Secured Debt as of such date to (b) Consolidated EBITDA for the most recently ended Test Period.

“Secured Swap Agreement” each Swap Agreement between one or more Loan Parties and a Swap Creditor evidencing Swap Obligations.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Security Agreement, substantially in the form of Exhibit G hereto, dated as of the Closing Date, among the Borrowers, the Guarantors and the Collateral Agent, as the same may be amended, modified or supplemented from time to time.

“Senior Credit Obligations” means, with respect to each Loan Party, without duplication:

(i) in the case of the Borrowers, all principal of and interest (including, without limitation, any interest which accrues after the commencement of any proceeding under any Insolvency or Liquidation Proceeding with respect to the Borrowers, whether or not allowed or allowable as a claim in any such proceeding) on any Loan, Protective Advance or L/C Obligation under, or any Revolving Note issued pursuant to, this Agreement or any other Loan Document;

(ii) all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by such Loan Party (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Insolvency or Liquidation Proceeding with respect to such Loan Party, whether or not allowed or allowable as a claim in any such proceeding) pursuant to this Agreement or any other Loan Document;

(iii) all expenses of the Agents as to which one or more of the Agents have a right to reimbursement by such Loan Party under Section 10.04(a) of this Agreement or under any other similar provision of any other Loan Document, including, without limitation, any and all sums advanced by the Collateral Agent to preserve the Collateral or preserve its security interests in the Collateral to the extent permitted under any Loan Document or applicable Law;

(iv) all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement by such Loan Party under Section 10.04(b) of this Agreement or under any other similar provision of any other Loan Document; and

(v) in the case of the Borrowers and each Guarantor, all amounts now or hereafter payable by the Borrowers or such Guarantor and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Insolvency or Liquidation Proceeding with respect to the Borrowers or such Guarantor, whether or not allowed or allowable as a claim in any such proceeding) on the part of such Guarantor pursuant to this Agreement, the Guaranty Agreement or any other Loan Document;

together, in each case of the foregoing, with all renewals, modifications, consolidations or extensions thereof.

“Senior Credit Party” means each Lender, each L/C Issuer, the Administrative Agent, the Collateral Agent and each Indemnitee and their respective successors and assigns.

“Solvent” means, with respect to MKS and its Subsidiaries (on a consolidated basis) as of a particular date, that on such date (i) the fair value of the assets of MKS and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of MKS and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) MKS and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and (iv) MKS and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

“Specified Acquisition Agreement Representations” means the representations and warranties made by the Company with respect to the Company and its subsidiaries in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that the Borrower or any of its Affiliates have the right (taking into account any applicable cure periods) to terminate its obligations under the Acquisition Agreement (or decline to consummate the transactions thereunder) as a result of a breach of such representations and warranties in the Acquisition Agreement.

“Specified Representations” means the representations and warranties relating to the applicable Loan Parties set forth in Sections 5.01(i) (solely with respect to the Loan Parties) and (ii)(B) (solely with respect to the Loan Parties), 5.02(x) and (y)(i), 5.04, 5.13(a) (solely with respect to the first two sentences thereof) and (b), 5.18, 5.19(a), 5.21(g) (solely with respect to each of clause (ii) thereof and the last sentence thereof) and 5.22 (solely with respect to the last sentence thereof).

“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subordinated Indebtedness” means Indebtedness of MKS or any Restricted Subsidiary, the payment of which is subordinated in right of payment to the Finance Obligations.

“Subsequent Transaction” shall have the meaning specified in Section 1.03(d).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, more than 50% of the total voting power of stock entitled (other than stock or such other ownership interest having such power only by reason of the happening of a contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or business entity other than a corporation, more than 50% of the partnership or other similar ownership interests thereof (other than stock or such other ownership interest having such power only by reason of the happening of a contingency) is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of MKS.

“Subsidiary Guarantor” means each Restricted Subsidiary that is party to the Guaranty Agreement or other guaranty agreement pursuant to which it Guarantees the Finance Obligations.

“Supermajority Lenders” means, at any time of determination, the holders of more than 66 2⁄3% of (a) until the Closing Date, the aggregate Revolving Commitments then in effect and (b) thereafter, the aggregate Revolving Commitments then in effect or, if the aggregate Revolving Commitments have been terminated, the Revolving Outstandings then outstanding.

“Swap Agreement” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Creditor” means any Agent, Lender or any Affiliate of any Lender or Agent from time to time party to one or more Swap Agreements (even if entered into prior to the Closing Date) with a Loan Party and any party to a Swap Agreement with a Loan Party that was an Agent, a Lender or an Affiliate of any Agent or Lender at the time it entered into such agreement (even if any such Lender for any reason ceases after the execution of such agreement to be a Lender hereunder), and its successors and assigns, and “Swap Creditors” means any two or more of them, collectively.

“Swap Obligations” of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Person, whether or not allowed or allowable as a claim under any proceeding under any Insolvency or Liquidation Proceeding) of such Person in respect of any Swap Agreement, excluding any amounts which such Person is entitled to set-off against its obligations under applicable Law.

“Swap Secured Obligations” means all Swap Obligations under any Secured Swap Agreements.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of real or personal property, or a combination thereof, (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee is deemed to own the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease (determined, in the case of a Synthetic Lease providing for an option to purchase the leased property, as if such purchase were required at the end of the term thereof) that would appear on a balance sheet of such Person prepared in accordance with GAAP if such payment obligations were accounted for as Capital Lease Obligations.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Tax” or “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Agent” means Barclays Bank PLC, and any successor and assign thereto, in each case in its capacity as administrative agent and/or collateral agent under the Term Credit Agreement.

“Term Credit Agreement” has the meaning set forth in the Preliminary Statements.

“Term Facility” has the meaning set forth in the Preliminary Statements.

“Term Loans” has the meaning set forth in the Preliminary Statements.

“Test Period” means, at any date of determination, the period of four consecutive fiscal quarters of MKS then last ended for which financial statements have been delivered or were required to have been delivered pursuant to Section 6.01(a) or 6.01(b), as applicable.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness as of such date to (b) Consolidated EBITDA for the most recently ended Test Period.

“Trademark Security Agreement” means the Trademark Security Agreement, dated as of the Closing Date, substantially in the form of Exhibit III to the Security Agreement.

“Trademarks” means any and all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including (i) all renewals thereof, (ii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iii) the right to sue for past, present and future infringements and dilutions thereof, (iv) the goodwill of each Loan Party’s business symbolized by the foregoing or connected therewith and (v) all of each Loan Party’s rights corresponding thereto throughout the world.

“Transaction Costs” means all fees, costs and expenses incurred or payable by MKS or any Subsidiary in connection with the transactions contemplated hereby, including the Transactions.

“Transaction Documents” means the Acquisition Agreement and the Loan Documents, collectively.

“Transactions” means (i) the consummation of the Acquisition, (ii) the consummation of the Closing Date Refinancing, (iii) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the Credit Extensions hereunder on the Closing Date, (iv) the execution, delivery and performance by the Loan Parties of the Loan Documents (as defined in the Term Credit Agreement) to which they are a party and the borrowing of the initial loans thereunder on the Closing Date and (v) the payment of the Transaction Costs.

“Type” of a Loan refers to whether such Loan is a Eurodollar Loan or a Base Rate Loan.

“UCC” means the Uniform Commercial Code of the State of New York or of any other state the Laws of which are required to be applied in connection with the perfection or priority of security interests in any collateral.

“Unfunded Liabilities” means, except as otherwise provided in Section 5.11(a)(i)(B), (i) with respect to each Plan, the amount (if any) by which the present value of all nonforfeitable benefits under each Plan exceeds the current value of such Plan’s assets allocable to such benefits, all determined in accordance with the respective most recent valuations for such Plan using applicable PBGC plan termination actuarial assumptions (the terms “present value” and “current value” shall have the same meanings specified in Section 3 of ERISA) and (ii) with respect to each Foreign Pension Plan, the amount (if any) by which the present value of all nonforfeitable benefits under each Foreign Pension Plan exceeds the current value of such Foreign Pension Plan’s assets allocable to such benefits, all determined in accordance with the respective most recent valuations for such Plan using the most recent actuarial assumptions and methods being used by the Foreign Pension Plan’s actuaries for financial reporting under applicable accounting and reporting standards.

“United States” or “U.S.” means the United States of America, including each of the States and the District of Columbia, but excluding its territories and possessions.

“Unreimbursed Amount” has the meaning specified in Section 2.05(e)(iv).

“Unrestricted Subsidiary” means any Subsidiary designated by MKS as an Unrestricted Subsidiary pursuant to Section 6.10 subsequent to the Closing Date.

“Unused Revolving Committed Amount” means, for any period, the amount by which (i) the then applicable Revolving Committed Amount exceeds (ii) the daily average sum for such period of (A) the aggregate principal amount of all outstanding Revolving Loans plus (B) the Protective Advance Exposure plus (C) the aggregate amount of all outstanding L/C Obligations.

“Weekly Reporting Period” means any period (a) during which an Event of Default has occurred and is continuing or (b) beginning on the date that Excess Availability is less than the greater of (i) 12.5% of the Line Cap and (ii) $6,000,000, until such time as Excess Availability has been at least the greater of (i) 12.5% of the Line Cap and (ii) $6,000,000 for at least 30 consecutive calendar days.

“Welfare Plan” means a “welfare plan” as such term is defined in Section 3(1) of ERISA.

“Wholly Owned” means, with respect to any Subsidiary of any Person at any date, that all of the shares of capital stock or other ownership interests of such Subsidiary (other than director’s qualifying shares) are at the time directly or indirectly owned by such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Other Interpretative Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document

(d) It is understood and agreed that any specific reference to any definition, term or provision of the Term Credit Agreement as in effect on the Closing Date shall, at any time after the Closing Date, be deemed to include the provision of the Term Credit Agreement that, at such time, corresponds to the relevant specifically-referenced provision of the Term Credit Agreement as in effect on the Closing Date.

Section 1.03 Accounting Terms and Determinations.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein, in any other Loan Document or as disclosed to the Administrative Agent.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either (x) MKS or (y) within thirty (30) days after delivery of any financial statements reflecting any change in GAAP (or after the Lenders have been informed of the change in GAAP affecting such financial statements, if later), the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and any other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any change in GAAP after the Closing Date that would require lease obligations that would be treated as operating leases as of the Closing Date to the classified and accounted for as capital leases or otherwise reflected on the Loan Parties’ consolidated balance sheet, for the purposes of determining compliance with any covenant contained herein, such obligations shall be treated in the same manner as operating leases are treated as of the Closing Date.

(c) Pro Forma Calculations. All pro forma computations required to be made in this Agreement and in any other Loan Document giving effect to any Disposition, Permitted Acquisition, other Investment permitted hereunder, any merger and acquisition permitted hereunder, designation of any Subsidiary as an Unrestricted Subsidiary, redemption or repayment of Indebtedness or issuance, incurrence or assumption of Indebtedness shall be calculated after giving pro forma effect thereto immediately after giving effect to such acquisition, disposition, Investment, designation, redemption or repayment of Indebtedness, or issuance, incurrence or assumption of Indebtedness (and to any other such transaction consummated since the first day of the period for which such pro forma computation is being made and on or prior to the date of such computation) as if such transaction (and any other such transactions) had occurred on the first day of the applicable Test Period, and, to the extent applicable, the historical earnings and cash flows associated with the assets acquired or disposed of, any related repayment, redemption, incurrence or reduction of Indebtedness (each such calculation, calculated on a “Pro Forma Basis”). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness).

(d) Foreign Currency Calculations. (i) For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar equivalent of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased. The principal amount of any Indebtedness incurred to extend, replace, refund, refinance, renew or defease other Indebtedness, if incurred in a different currency from the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance.

(ii) Wherever in this Credit Agreement in connection with a Revolving Borrowing or conversion, continuation or prepayment of a Eurodollar Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Revolving Borrowing or Eurodollar Loan is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent. The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Revolving Outstandings and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.

Section 1.04 Rounding. Any financial ratios required to be maintained by MKS or any of its Restricted Subsidiaries pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any L/C Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.07 Types of Borrowings. Identification of a Borrowing by Type (e.g., a “Eurodollar Borrowing”) indicates that such Borrowing is comprised of Loans of such Type.

Section 1.08 Additional Alternative Currencies.

(a) MKS may from time to time request that Eurodollar Loans be made and/or Letters of Credit be issued in a currency not specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurodollar Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable L/C Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty Business Days’ prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurodollar Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Eurodollar Loans) or the applicable L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurodollar Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or the applicable L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the applicable L/C Issuer, as the case may be, to permit Eurodollar Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurodollar Loans in such requested currency, the Administrative Agent shall so notify MKS and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Revolving Borrowings of Eurodollar Loans; and if the Administrative Agent and the applicable L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify MKS and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.08, the Administrative Agent shall promptly so notify MKS.

Section 1.09 Change of Currency.

(a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Revolving Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Revolving Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 1.10 Joint and Several Obligations.

(a) Each of the Borrowers acknowledges and agrees that (i) it is a co-borrower hereunder and shall be jointly and severally, with the other Borrowers, directly and primarily liable for the Finance Obligations regardless of which Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans or other extensions of credit received or the manner in which the Administrative Agent and/or any Lender or L/C Issuer accounts for such Loans or other extensions of credit on its books and records, (ii) each of the Borrowers shall have the obligations of co-maker and shall be primary obligors with respect to all Loans, the Letters of Credit and the other Finance Obligations, it being agreed that such extensions of credit to each Borrower inure to the benefit of all Borrowers, and (iii) the Administrative Agent and each of the Lenders and L/C Issuers is relying on such joint and several liability of the Borrowers as co-makers in extending the Loans and issuing the Letters of Credit hereunder. Each Borrower’s obligations with respect to Loans made to it or with respect to any Letters of Credit issued for its account, and each Borrower’s obligations arising as a result of the joint and several liability of the Borrowers hereunder, with respect to Loans made to the other Borrower hereunder or with respect to any Letters of Credit issued for the account of any other Borrower hereunder, shall be separate and distinct obligations, but all such Finance Obligations shall be primary obligations of each Borrower. Each Borrower hereby unconditionally and irrevocably agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest on, any Finance Obligation payable by it to the Lender, it will forthwith pay the same, without notice of demand.

(b) Each Borrower’s obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to the Finance Obligations of the other Borrowers hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the Finance Obligations of the other Borrowers or other document evidencing all or any part of the Finance Obligations of the other Borrowers, (ii) the absence of any attempt to collect the Finance Obligations from any other Borrower, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by any Agent or any Lender or L/C Issuer with respect to any provision of any instrument evidencing the Finance Obligations of any other Borrower, or any part thereof, or any other agreement now or hereafter executed by any other Borrower and delivered to any Agent or any Lender or L/C Issuer, (iv) the failure by any Agent or any Lender or L/C Issuer to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security for the Finance Obligations of any other Borrower, (v) any borrowing or grant of a security interest by any other Borrower, as debtors-in-possession under Section 364 of the Bankruptcy Code, (vi) the disallowance of all or any portion of any Agent’s or any Lender’s or L/C Issuer’s claim(s) for the repayment of the Finance Obligations of any other Borrower under Section 502 of the Bankruptcy Code, or (vii) any other circumstances which might constitute a legal or equitable discharge or defense of any other Borrower.

(c) With respect to each Borrower’s obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to the Finance Obligations of any of the other Borrowers hereunder, each Borrower waives, until the Revolving Termination Date, any right to enforce any right of subrogation or any remedy which any Agent or any Lender now has or may hereafter have against such Borrower, any endorser or any guarantor of all or any part of the Finance Obligations, and any benefit of, and any right to participate in, any security or collateral given to any Agent or any Lender to secure payment of the Finance Obligations.

(d) No payment or payments made by any of the Borrowers or any other Person or received or collected by any Agent or any Lender or L/C Issuer from any of the Borrowers or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Finance Obligations shall be deemed (except to the extent Finance Obligations are satisfied) to modify, release or otherwise affect the liability of any Borrower under this Agreement, which shall remain liable for the Finance Obligations until the Revolving Termination Date.

Section 1.11 Designated Borrower.

Each Borrower may at any time, and from time to time, after the Closing Date by delivery to the Administrative Agent of a Borrower Designation Agreement duly executed by such Borrower and a specified Wholly-Owned Domestic Subsidiary (who shall be a Restricted Subsidiary), in substantially the form of Exhibit L hereto or such other form as agreed to by the Administrative Agent and MKS, designate such Restricted Subsidiary as a “Borrower” for purposes of this Agreement. Such designation shall become effective upon the execution and delivery to the Administrative Agent of (i) the aforementioned executed Borrower Designation Agreement, (ii) up-to-date certificates and Organization Documents in respect of such Subsidiary, similar to those delivered pursuant to Section 4.01(b), (iii) all amendments or joinders to this Agreement, any Revolving Notes issued and any other Loan Document deemed reasonably necessary by the Administrative Agent to accommodate the joinder of such Restricted Subsidiary as a Borrower hereunder and (iv) if such Subsidiary is not already a Guarantor, all Collateral Documents, guarantees, opinions and other documents and instruments as such Subsidiary shall be required to deliver to become a Guarantor and such other documents in form, content and scope reasonably satisfactory to the Administrative Agent as may be reasonably required by the Administrative Agent and all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations. The Administrative Agent shall promptly notify each Lender of each such designation by a Borrower, the identity of the respective Subsidiary and the effective date of such joinder.

ARTICLE II.

THE CREDIT FACILITIES

Section 2.01 Commitments To Lend.

(a) Revolving Loans. Subject solely to the terms and conditions set forth herein, each Lender severally agrees to make Loans to a Borrower in Dollars or any Alternative Currency pursuant to this Section 2.01(a) from time to time during the Revolving Availability Period in amounts such that its Revolving Outstandings shall not exceed (after giving effect to all Revolving Loans repaid and all reimbursements of L/C Disbursements made concurrently with the making of any Revolving Loans) its Revolving Commitment; provided that (x) the Revolving Loans drawn on the Closing Date shall only be used to pay for the Closing Date Refinancing, to provide ongoing working requirements of MKS and its Subsidiaries and to pay Transaction Costs and any original issue discount or upfront fees that result from the exercise of the “Market Flex” provisions in the Fee Letter and (y) immediately after giving effect to each such Loan, (i) the aggregate Revolving Outstandings shall not exceed the Line Cap, (ii) with respect to each Revolving Lender individually, such Lender’s outstanding Revolving Loans plus its participation interests in Protective Advance Exposure plus its Participation Interests in outstanding L/C Obligations shall not exceed such Lender’s Revolving Commitment and (iii) the aggregate Revolving Outstandings denominated in an Alternative Currency shall not exceed $10,000,000 (the “Alternative Currency Sublimit”). Each Revolving Borrowing comprised of Eurodollar Loans shall be in an aggregate principal amount of $1,000,000 or any larger multiple of $100,000, and each Revolving Borrowing comprised of Base Rate Loans shall be in an aggregate principal amount of $500,000 or any larger multiple of $100,000 (except that any such Revolving Borrowing may be in the aggregate amount of the unused Revolving Commitments and any L/C Borrowing may be in the aggregate amount of any outstanding Unreimbursed Amounts owed to one or more L/C Issuers as provided in Section 2.05(e)(iv)) and shall be made from the several Revolving Lenders ratably in proportion to their respective Revolving Commitments. No more than ten (10) Revolving Borrowings shall be outstanding at any time. Within the foregoing limits, the Borrowers may borrow under this Section 2.01(a), repay, or, to the extent permitted by Section 2.09, prepay, and reborrow Revolving Loans under this Section 2.01(a).

Section 2.02 Notice of Borrowings.

(a) Revolving Borrowings. Except in the case of L/C Borrowings, each Borrower shall give the Administrative Agent a Notice of Borrowing substantially in the form of Exhibit A-1 not later than 12:00 P.M. on (i) the first Business Day before the proposed Base Rate Borrowing and (ii) the third Business Day before each proposed Eurodollar Loan (unless such Borrower wishes to request an Interest Period for such Revolving Borrowing other than one (1), three (3) or six (6) months in duration as provided in the definition of “Interest Period” or such proposed Eurodollar Loan is denominated in an Alternative Currency, in which case on the fourth Business Day before each such Eurodollar Loan), specifying:

(i) the date of such Revolving Borrowing, which shall be a Business Day;

(ii) the aggregate amount of such Revolving Borrowing;

(iii) the initial Type of the Loans comprising such Revolving Borrowing and the currency in which such Loans are denominated;

(iv) in the case of a Eurodollar Loan, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of “Interest Period” and to Section 2.06(a); and

(v) the location (which must be in the United States) and number of such Borrower’s account, to which funds are to be disbursed, which shall comply with the requirements of Section 2.03.

If the duration of the initial Interest Period is not specified with respect to any requested Eurodollar Loan, then the Borrowers shall be deemed to have selected an initial Interest Period of one (1) month, subject to the provisions of the definition of “Interest Period” and to Section 2.06(a).

(b) L/C Borrowings. Each L/C Borrowing shall be made as specified in Section 2.05(e)(iv) without the delivery of a Notice of Borrowing.

Section 2.03 Notice to Lenders; Funding of Loans.

(a) Notice to Lenders. If a Borrower has requested an Interest Period of other than one (1), three (3) or six (6) months in duration, the Administrative Agent shall give prompt notice of such request to the applicable Lenders and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 A.M. on the third Business Day before the requested date of such a Eurodollar Loan, the Administrative Agent shall notify such Borrower whether or not the requested Interest Period has been consented to by all the Lenders. Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of such Lender’s ratable share (if any) of the Revolving Borrowing referred to therein, and such Notice of Borrowing shall not thereafter be revocable by any Borrower.

(b) Funding of Loans. Not later than 1:00 P.M. on the date of each Revolving Borrowing, each Lender participating therein shall make available its share of such Revolving Borrowing, in Federal or other immediately available funds, to the Administrative Agent at the Administrative Agent’s Office. Unless the Administrative Agent determines that any applicable condition specified in Article IV has not been satisfied, the Administrative Agent shall make the funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (A) crediting the account of such Borrower on the books of the Administrative Agent with the amount of such funds or (B) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower in the applicable Notice of Borrowing, or, if a Revolving Borrowing shall not occur on such date because any condition precedent herein shall not have been met, promptly return the amounts received from the Lenders in like funds, without interest.

Not later than 1:00 P.M. on the date of each L/C Borrowing, each Revolving Lender shall make available its share of such Borrowing, in Federal or other immediately available funds, to the Administrative Agent at the Administrative Agent’s Office. The Administrative Agent shall remit the funds so received to the L/C Issuer which has issued Letters of Credit having outstanding Unreimbursed Amounts as contemplated by Section 2.05(e)(v).

(c) Funding by the Administrative Agent in Anticipation of Amounts Due from the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Revolving Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Revolving Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Revolving Borrowing in accordance with clause (b) above, and the Administrative Agent may, in reliance upon such assumption, but is not required to, make available to each applicable Borrower on such date a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Revolving Borrowing available to the Administrative Agent then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to any Borrower but excluding the date of payment to the Administrative Agent at (i) in the case of a payment to be made by such Lender, the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by a Borrower, the interest rate applicable thereto pursuant to Section 2.06. If a Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Revolving Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Revolving Borrowing. Any payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice of the Administrative Agent to a Lender or Borrower with respect to any amount owing under this clause (c) shall be conclusive, absent manifest error.

(d) Failed Loans. If any Lender shall fail to make any Loan (a “Failed Loan”) which such Lender is otherwise obligated hereunder to make to a Borrower on the date of Revolving Borrowing thereof, and the Administrative Agent shall not have received notice from such Borrower or such Lender that any condition precedent to the making of the Failed Loan has not been satisfied, then, until such Lender shall have made or be deemed to have made (pursuant to the last sentence of this clause (d)) the Failed Loan in full or the Administrative Agent shall have received notice from such Borrower or such Lender that any condition precedent to the making of the Failed Loan was not satisfied at the time the Failed Loan was to have been made, whenever the Administrative Agent shall receive any amount from a Borrower for the account of such Lender, (i) the amount so received (up to the amount of such Failed Loan) will, upon receipt by the Administrative Agent, be deemed to have been paid to the Lender in satisfaction of the obligation for which paid, without actual disbursement of such amount to the Lender, (ii) the Lender will be deemed to have made the same amount available to the Administrative Agent for disbursement as a Loan to such Borrower (up to the amount of such Failed Loan) and (iii) the Administrative Agent will disburse such amount (up to the amount of the Failed Loan) to such Borrower or, if the Administrative Agent has previously made such amount available to such Borrower on behalf of such Lender pursuant to the provisions hereof, reimburse itself (up to the amount of the amount made available to such Borrower); provided, however, that the Administrative Agent shall have no obligation to disburse any such amount to any Borrower, or otherwise apply it or deem it applied as provided herein unless the Administrative Agent shall have determined in its sole discretion that to so disburse such amount will not violate any Law, rule, regulation or requirement applicable to the Administrative Agent. Upon any such disbursement by the Administrative Agent, such Lender shall be deemed to have made a Base Rate Loan to the applicable Borrower in satisfaction, as applicable, to the extent thereof, of such Lender’s obligation to make the Failed Loan.

Section 2.04 Evidence of Loans.

(a) Lender and Administrative Agent Accounts; Revolving Notes. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Borrower hereunder to pay any amount owing with respect to the Senior Credit

Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a single Revolving Note, as applicable, in each case, substantially in the form of Exhibit B, payable to the order of such Lender for the account of its Lending Office in an amount equal to the aggregate unpaid principal amount of such Lender’s Revolving Loans, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender having one or more Revolving Notes shall record the date, amount and Type of each Loan made by it and the date and amount of each payment of principal made by a Borrower with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of any Revolving Note, endorse on the reverse side or on the schedule, if any, forming a part thereof appropriate notations to evidence the foregoing information with respect to each outstanding Loan evidenced thereby; provided that the failure of any Lender to make any such recordation or endorsement or any error in any such recordation or endorsement shall not affect the obligations of any Borrower hereunder or under any such Revolving Note. Each Lender is hereby irrevocably authorized by each Borrower so to endorse each of its Revolving Notes and to attach to and make a part of each of its Revolving Notes a continuation of any such schedule as and when required. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b) Certain Participation Interests. In addition to the accounts and records referred to in clause (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing purchases and sales by such Lender of Participation Interests in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.05 Letters of Credit.

(a) Letters of Credit. Subject to the terms and conditions set forth herein, (i) each L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.05, (A) from time to time on any Business Day during the period after the Closing Date until the Letter of Credit Expiration Date, to issue standby Letters of Credit (which shall denominated in Dollars) for the account, and upon the request, of any Borrower (or jointly for the account of any Borrower and any of its Subsidiaries), and to amend or extend Letters of Credit previously issued by it, in accordance with clause (c) below and (B) to honor drawings under its Letters of Credit, and (ii) each Lender severally agrees to participate in Letters of Credit issued for the account of any Borrower or any of its Subsidiaries and any drawing thereunder in accordance with the provisions of clause (e) below; provided that, immediately after each Letter of Credit is issued, (i) the aggregate amount of the L/C Obligations shall not exceed the L/C Sublimit, (ii) the Revolving Outstandings shall not exceed the Line Cap and (iii) with respect to each individual Lender, the aggregate outstanding principal amount of such Lender’s Revolving Loans plus its participation interests in Protective Advance Exposure plus its Participation Interests in outstanding L/C Obligations shall not exceed such Lender’s Revolving Commitment. Each request by a Borrower or any of its Subsidiaries for the issuance or increase in the stated amount of a Letter of Credit shall be deemed to be a representation by the Borrowers that the issuance or increase in the stated amount of such Letter of Credit complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the period specified in clause (i)(A) above, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(b) Certain Limitations on Issuances of Letters of Credit. (i) No L/C Issuer shall issue any Letter of Credit, if (A) subject to clause (c) below with respect to Auto-Extension Letters of Credit, the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Administrative Agent and the applicable L/C Issuer have approved such expiry date, or (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date.

(ii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if: (A) any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having a force of Law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it; (B) the issuance of such Letter of Credit shall violate any Laws or one or more policies of such L/C Issuer; (C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000; or (D) a default of any Revolving Lender’s obligations to fund under clause (e)(iv) or (vi) below exists or any Revolving Lender is at such time a Defaulting Lender hereunder, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrowers or such Revolving Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iii) No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(iv) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v) Each L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the L/C Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions and (B) as additionally provided herein with respect to such L/C Issuer.

(c) Procedures for Issuance and Increases in the Amounts of Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of a Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) substantially in the form of Exhibit A-3 hereto (a “Letter of Credit Request”), appropriately completed and signed by a Responsible Officer of such Borrower including agreed-upon draft language for such Letter of Credit reasonably acceptable to the applicable L/C Issuer. Such Letter of Credit Request must be received by the applicable L/C Issuer and the Administrative Agent not later than 2:00 P.M. at least five Business Days (or such later date and time as such L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of increase, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to such L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof, (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such L/C Issuer may reasonably require. In the case of a request for an increase in the stated amount of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail satisfactory to such L/C Issuer: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the amount of the proposed increase; and (D) such other matters as such L/C Issuer may reasonably require. If requested by the applicable L/C Issuer, the Borrower shall also submit a Letter of Credit Application on such L/C Issuer’s standard form in connection with any request for the issuance or increase in the stated amount of a Letter of Credit. Additionally, the Borrower shall furnish to such L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any L/C Documents, as such L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Request, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Request from a Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless such L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions thereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of such Borrower (or jointly for the account of such Borrower or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices.

(iii) If a Borrower so requests in any applicable Letter of Credit Request, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by such L/C Issuer, such Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) such L/C Issuer to permit the extension of such Letter of Credit at any time to a date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (c)(i) or (ii) above or otherwise) or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date from the Administrative Agent or any Loan Party that one or more of the applicable conditions specified in Section 4.02 are not then satisfied (for the avoidance of doubt, the provision of any such notice to such L/C Issuer pursuant to this clause (y) shall not relieve any Revolving Lender of its obligation to fund its share of any such Letter of Credit that is not extended, to the extent such Letter of Credit is drawn under the terms of this Agreement), and in each such case directing such L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(d) Purchase and Sale of Letter of Credit Participation. Immediately upon the issuance by an L/C Issuer of a Letter of Credit, such L/C Issuer shall be deemed, without further action by any party hereto, to have sold to each Revolving Lender, and each Revolving Lender shall be deemed, without further action by any party hereto, to have purchased from such L/C Issuer, without recourse or warranty, an undivided Participation Interest in such Letter of Credit and the related L/C Obligations in the proportion its Revolving Commitment Percentage bears to the Revolving Committed Amount (although any fronting fee payable under Section 2.11 shall be payable directly to the Administrative Agent for the account of the applicable L/C Issuer, and the Lenders (other than such L/C Issuer) shall have no right to receive any portion of any such fronting fee) and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Commitments pursuant to Section 10.06, there shall be an automatic adjustment to the Participation Interests in all outstanding Letters of Credit and all L/C Obligations to reflect the adjusted Revolving Commitments of the assigning and assignee Lenders or of all Lenders having Revolving Commitments, as the case may be.

(e) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall promptly notify the Borrowers and the Administrative Agent thereof and shall determine in accordance with the terms of such Letter of Credit whether such drawing should be honored. If the applicable L/C Issuer determines that any such drawing shall be honored, such L/C Issuer shall make available to such beneficiary in accordance with the terms of such Letter of Credit the amount of the drawing and shall notify the Borrowers and the Administrative Agent as to the amount to be paid as a result of such drawing and the payment date (which date shall be one Business Day after the date of the drawing) (each such date, an “Honor Date”).

(ii) The Borrowers shall be irrevocably and unconditionally obligated forthwith, upon any drawing under any Letter of Credit, to reimburse each L/C Issuer or each L/C Issuer through the Administrative Agent for any amounts paid by such L/C Issuer together with any and all reasonable charges and expenses which such L/C Issuer may pay or incur relative to such drawing. Such reimbursement payment shall be due and payable on the same day as the Honor Date if notice is received prior to 11:00 A.M., or the next Business Day after the Honor Date otherwise. In addition, the Borrowers agree to pay to such L/C Issuer interest, payable on demand, on any and all amounts not paid by the Borrowers to such L/C Issuer when due under this clause (e)(ii), for each day from and including the date when such amount becomes due to but excluding the date such amount is paid in full, whether before or after judgment, at a rate per annum equal to the Default Rate. Each reimbursement and other payment to be made by the Borrowers pursuant to this clause (ii) shall be made to such L/C Issuer in Federal or other funds immediately available to it at its address referred to in Section 10.02.

(iii) Subject to the satisfaction of all applicable conditions set forth in Article IV, the Borrowers may, at their option, utilize the Revolving Commitments, or make other arrangements for payment satisfactory to the applicable L/C Issuer, for the reimbursement of all L/C Disbursements as required by clause (ii) above.

(iv) With respect to any L/C Disbursements that have not been reimbursed by the Borrowers when due under clauses (ii) and (iii) above (an “Unreimbursed Amount”), the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the Unreimbursed Amount and the amount of such Revolving Lender’s pro rata share thereof and such Revolving Lender’s pro rata share of such unreimbursed L/C Disbursement (determined by the proportion its Revolving Commitment Percentage bears to the aggregate Revolving Committed Amount). In such event, the Borrowers shall be deemed to have requested an “L/C Borrowing” of Base Rate Loans to be disbursed on the next Business Day following the Honor Date in an aggregate amount in Dollars equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.01(a), but subject to (A) the conditions that after making such L/C Borrowing, the Revolving Outstandings do not exceed the Line Cap and (B) the conditions set forth in Section 4.02 (other than the delivery of a Notice of Borrowing), and each such Lender hereby agrees to make a Loan (which shall be initially funded as a Base Rate Loan) in an amount equal to such Lender’s Revolving Commitment Percentage of the Unreimbursed Amount outstanding on the date notice is given. Any such notice given by the Administrative Agent given pursuant to this clause (iv) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(v) Each Lender (including any Lender acting as a L/C Issuer in respect of any Unreimbursed Amount) shall, upon any notice from the Administrative Agent pursuant to clause (iv) above, make the amount of its Loan available to the Administrative Agent in Federal or other immediately available funds, at the Administrative Agent’s Office, not later than 1:00 P.M. on the Business Day specified in such notice, whereupon, subject to clause (vi) below, each Lender that so makes funds available shall be deemed to have made a Loan (which shall be a Base Rate Loan) to the Borrowers in such amount. The Administrative Agent shall remit the funds so received (and the Administrative Agent may apply Cash Collateral provided for this purpose) to the applicable L/C Issuer.

(vi) With respect to any Unreimbursed Amount that is not fully refinanced by an L/C Borrowing pursuant to clauses (iv) and (v) above because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Administrative Agent shall promptly notify each Revolving Lender (other than the relevant L/C Issuer), and each such Revolving Lender shall promptly and unconditionally pay to the Administrative Agent, for the account of such L/C Issuer, such Revolving Lender’s pro rata share of such Unreimbursed Amount (determined by the proportion its Revolving Commitment Percentage bears to the aggregate Revolving Committed Amount) in Dollars in Federal or other immediately available funds. Such payment from the Revolving Lenders shall be due (i) at or before 1:00 P.M. on the date the Administrative Agent so notifies a Revolving Lender, if such notice is given at or before 10:00 A.M. on such date or (ii) at or before 10:00 A.M. on the next succeeding Business Day, together with interest on such amount for each day from and including the date of such drawing to but excluding the day such payment is due from such Revolving Lender at the Federal Funds Rate for such day (which funds the Administrative Agent shall promptly remit to the applicable L/C Issuer). Each payment by a Revolving Lender to the Administrative Agent for the account of an L/C Issuer in respect of an Unreimbursed Amount shall constitute a payment in respect of its Participation Interest in the related Letter of Credit purchased pursuant to clause (d) above. The failure of any Revolving Lender to make available to the Administrative Agent for the account of an L/C Issuer its pro rata share of any Unreimbursed Amount shall not relieve any other Revolving Lender of its obligation hereunder to make available to the Administrative Agent for the account of such L/C Issuer its pro rata share of any payment made under any Letter of Credit on the date required, as specified above, but no such Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent for the account of such L/C Issuer such other Lender’s pro rata share of any such payment. Upon payment in full of all amounts payable by a Lender under this clause (vi), such Lender shall be subrogated to the rights of such L/C Issuer against the Borrowers to the extent of such Lender’s pro rata share of the related L/C Obligation so paid (including interest accrued thereon).

(vii) Each Revolving Lender’s obligation to make Revolving Loans pursuant to clause (iv) above and to make payments in respect of its Participation Interests in Unreimbursed Amounts pursuant to clause (vi) above shall be absolute and unconditional and shall not be affected by any circumstance, including: (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the applicable L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans as a part of an L/C Borrowing pursuant to clause (iv) above is subject to the conditions set forth in Section 4.02 (other than delivery by a Borrower of a Notice of Borrowing). No such making by a Revolving Lender of a Revolving Loan or a payment by a Revolving Lender of an amount in respect of its Participation Interest in Unreimbursed Amounts shall relieve or otherwise impair the obligation of any Borrower to reimburse such L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(viii) If any Revolving Lender fails to make available to the Administrative Agent for the account of an L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this clause (e) by the time specified therefor, then, without limiting the other provisions of this Agreement, the applicable L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable L/C Issuer at a rate per annum equal to the Federal Funds Rate for such day. Any payment made by any Lender after 3:00 P.M. on any Business Day shall be deemed for purposes of the preceding sentence to have been made on the next succeeding Business Day. A certificate of the applicable L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (viii) shall be conclusive absent manifest error.

(f) Repayment of Funded Participations in Respect of Drawn Letters of Credit. (i) Whenever the Administrative Agent receives a payment of an L/C Obligation as to which the Administrative Agent has received for the account of an L/C Issuer any payments from the Revolving Lenders pursuant to clause (e) above (whether directly from a Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent shall promptly pay to each Revolving Lender which has paid its pro rata share thereof an amount equal to such Lender’s pro rata share of the amount thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which the payments from the Revolving Lenders were received) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to clause (i) above is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such L/C Issuer its pro rata share thereof (determined by the proportion its Revolving Commitment Percentage bears to the aggregate Revolving Committed Amount) on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate for such day.

(g) Obligations Absolute. The obligations of each Borrower under Sections 2.05(e)(i) and 2.05(e)(ii) above shall be absolute (subject to the right to bring claims subject to the limitations set forth in Section 2.05(l)(v)) and unconditional and shall be performed strictly in accordance with the terms of this Agreement, ISP and Uniform Customs and Practice for Documentary Credits, as applicable, under all circumstances whatsoever, including, without limitation, the following circumstances:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii) the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

(iii) the existence of any claim, counterclaim, setoff, defense or other rights that any Borrower or any Subsidiary may have at any time against a beneficiary or any transferee of a Letter of Credit (or any Person for whom the beneficiary or transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement or any Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iv) any draft, demand, certificate, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(v) any payment by any L/C Issuer under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(vi) any payment made by any L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, examiner, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Insolvency or Liquidation Proceeding; or

(vii) any other act or omission to act or delay of any kind by any L/C Issuer or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this clause (ix), constitute a legal or equitable discharge of any Borrower’s obligations hereunder;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrowers to the extent of any direct damages (as opposed to punitive or consequential damages or lost profits, claims in respect of which are waived by a Borrower to the extent permitted by applicable Law) suffered by the Borrowers that are caused by acts or omissions by such L/C Issuer constituting gross negligence or willful misconduct on the part of such L/C Issuer (as determined by a court of competent jurisdiction in a final non-appealable judgment).

Each Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with any Borrower’s instructions or other irregularity, each Borrower will promptly notify the applicable L/C Issuer. Each Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(h) Role of L/C Issuers; Reliance. Each Revolving Lender and each Borrower agree that the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Agents or their Related Parties or any of the respective correspondents, participants or assignees of the L/C Issuers shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Request. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude any Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Agents or any of their Related Parties, or any of the respective correspondents, participants or assignees of the L/C Issuers, shall be liable or responsible for any of the matters described in clauses (i) through (viii) of clause (g) of this Section 2.05; provided, however, that anything in such clauses to the contrary notwithstanding, each applicable Borrower may have a claim against the applicable L/C Issuer, and such L/C Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which are determined by a court of competent jurisdiction in a final and non-appealable judgment to have been caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuers may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(i) Applicability of ISP. Unless otherwise expressly agreed by the applicable L/C Issuer and the applicable Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to such Letter of Credit.

(j) Conflict with L/C Documents. In the event of any conflict between this Agreement and any L/C Document, this Agreement shall govern.

(k) Letters of Credit Issued for a Borrower or Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of any Subsidiary of a Borrower, the Borrowers shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of the Subsidiaries inures to the benefit of each Borrower, and that each Borrower’s business derives benefits from the businesses of such Subsidiaries.

(l) Indemnification of L/C Issuers. (i) In addition to its other obligations under this Agreement, each Borrower hereby agrees to protect, indemnify, pay and save each L/C Issuer harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable out-of-pocket fees, charges and disbursements of counsel) that such L/C Issuer may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of such L/C Issuer to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions herein called “Government Acts”).

(ii) As between the Borrowers and each L/C Issuer, the Borrowers shall assume all risks of the acts or omissions of or the misuse of any Letter of Credit by the beneficiary thereof. No L/C Issuer shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any documents required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (G) any consequences arising from causes beyond the control of the applicable L/C Issuer, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of any L/C Issuer’s rights or powers hereunder.

(iii) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by an L/C Issuer, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such L/C Issuer under any resulting liability to any Borrower or any other Loan Party. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify each L/C Issuer against any and all risks involved in the issuance of any Letter of Credit, all of which risks are hereby assumed by the Loan Parties, including, without limitation, any and all risks, whether rightful or wrongful, of any present or future Government Acts. No L/C Issuer shall in any way be liable for any failure by such L/C Issuer or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of such L/C Issuer.

(iv) Nothing in this clause (l) is intended to limit the Reimbursement Obligation of any Borrower contained in this Section 2.05. The obligations of each Borrower under this clause (l) shall survive the termination of this Agreement. No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of any L/C Issuer to enforce any right, power or benefit under this Agreement.

(v) Notwithstanding anything to the contrary contained in this clause (l), the Borrowers shall have no obligation to indemnify any L/C Issuer in respect of any liability incurred by such L/C Issuer arising solely out of the gross negligence or willful misconduct of such L/C Issuer, as determined by a court of competent jurisdiction in a final and non-appealable judgment. Nothing in this Agreement shall relieve any L/C Issuer of any liability to any Borrower in respect of any action taken by such L/C Issuer which action constitutes gross negligence or willful misconduct of such L/C Issuer, as determined by a court of competent jurisdiction in a final and non-appealable judgment.

(m) Resignation of an L/C Issuer. An L/C Issuer may resign at any time by giving 30 days’ notice to the Administrative Agent, the Revolving Lenders and MKS; provided, however, that any such resignation shall not affect the rights or obligations of such L/C Issuer with respect to Letters of Credit issued by it prior to such resignation. Upon any such resignation, MKS shall (within 60 days after such notice of resignation) either appoint a successor or terminate the unutilized L/C Commitment of such L/C Issuer; provided, however, that, if MKS elects to terminate such unutilized L/C Commitment, MKS may at any time thereafter that the Revolving Commitments are in effect reinstate such L/C Commitment in connection with the appointment of another L/C Issuer. Upon the acceptance of any appointment as an L/C Issuer hereunder by a successor L/C Issuer, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring L/C Issuer and the retiring L/C

Issuer shall be discharged from its obligations to issue Letters of Credit hereunder. The acceptance of any appointment as L/C Issuer hereunder by a successor L/C Issuer shall be evidenced by an agreement entered into by such successor, in a form reasonably satisfactory to MKS and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor shall be a party hereto and have all the rights and obligations of an L/C Issuer under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to such L/C Issuer shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require. After the resignation of an L/C Issuer hereunder, the retiring L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.

(n) Reporting. Each L/C Issuer (other than the Administrative Agent) will report in writing to the Administrative Agent (i) on the first Business Day of each month, the aggregate face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding month, (ii) on or prior to each Business Day on which such L/C Issuer expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance or amendment, and the aggregate face amount of Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and such L/C Issuer shall advise the Administrative Agent on such Business Day whether such issuance, amendment, renewal or extension occurred and whether the amount thereof changed), (iii) on each Business Day on which such L/C Issuer makes any L/C Disbursement, the date and amount of such L/C Disbursement and (iv) on any Business Day on which the Borrower fail to reimburse an L/C Disbursement required to be reimbursed to such L/C Issuer on such day, the date and amount of such failure.

Section 2.06 Interest.

(a) Rate Options Applicable to Loans. Each Revolving Borrowing shall be comprised of Base Rate Loans or Eurodollar Loans, as the applicable Borrower may request pursuant to Section 2.02. Revolving Borrowings of more than one Type may be outstanding at the same time; provided, however, that no Borrower may request any Revolving Borrowing that, if made, would result in an aggregate of more than ten separate Groups of Eurodollar Loans being outstanding hereunder at any one time. For this purpose, Loans having different Interest Periods, regardless of whether commencing on the same date, shall be considered separate Groups. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment and before and after the commencement of any proceeding under any Insolvency or Liquidation Proceeding.

(b) Rates Applicable to Loans. Subject to the provisions of clause (c) below, (i) each Eurodollar Loan shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at a rate per annum equal to the sum of the Adjusted Eurodollar Rate for such Interest Period plus the then Applicable Margin for Eurodollar Loans and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof for each day from the date such Loan is made as, or converted into, a Base Rate Loan until it becomes due or is converted into a Loan of any other Type, at a rate per annum equal to the Base Rate for such day plus the then Applicable Margin for Base Rate Loans.

(c) Additional Interest. If any Loan or interest thereon or any fee described in Section 2.11 or any other amount is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall thereafter bear interest at the Default Rate to the full extent permitted by applicable Laws.

(d) Interest Payments. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Insolvency or Liquidation Proceeding. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(e) Determination and Notice of Interest Rates. The Administrative Agent shall promptly notify the applicable Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Loans upon determination of such interest rate. At any time when Base Rate Loans are outstanding, the Administrative Agent shall notify the applicable Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change. Any notice with respect to Eurodollar Loans shall, without the necessity of the Administrative Agent so stating in such notice, be subject to the provisions of the definition of “Applicable Margin” providing for adjustments in the Applicable Margin applicable to such Loans after the beginning of the Interest Period applicable thereto.

Section 2.07 Extension and Conversion.

(a) Continuation and Conversion Options. The Loans included in each Revolving Borrowing shall bear interest initially at the type of rate allowed by Section 2.06 and as specified by the applicable Borrower in the applicable Notice of Borrowing. Thereafter, the applicable Borrower shall have the option, on any Business Day, to elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article III and Section 2.07(d)), as follows:

(i) if such Loans are Base Rate Loans, such Borrower may elect to convert such Loans to Eurodollar Loans as of any Business Day; and

(ii) if such Loans are Eurodollar Loans, such Borrower may elect to continue such Loans as Eurodollar Loans for an additional Interest Period or in the case of Eurodollar Loans denominated in Dollars, elect to convert such Loans to Base Rate Loans, in each case subject to Section 3.05 if any such continuation or conversion is effective on any day other than the last day of the then current Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice, substantially in the form of Exhibit A-2 hereto (a “Notice of Extension/Conversion”), which notice shall not thereafter be revocable by any Borrower, to the Administrative Agent not later than 12:00 P.M. on the third Business Day (or the fourth Business Day in the case of Eurodollar Loans denominated in an Alternative Currency) before the conversion or continuation selected in such notice is to be effective. A Notice of Extension/Conversion may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice of Borrowing applies, and the remaining portion to which it does not apply, are each $1,000,000 or any larger multiple of $1,000,000.

(b) Contents of Notice of Extension/Conversion. Each Notice of Extension/ Conversion shall specify:

(i) the Group of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.07(a) above;

(iii) if the Loans comprising such Group are to be converted, the new Type of Loans and, if the Loans being converted are to be Eurodollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv) if such Loans are to be continued as Eurodollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Extension/Conversion shall comply with the provisions of the definition of the term “Interest Period.” If no Notice of Extension/Conversion is timely received prior to the end of an Interest Period for any Group of Eurodollar Loans, the Borrowers shall be deemed to have elected that such Group be converted to Base Rate Loans as of the last day of such Interest Period.

(c) Notification to Lenders. Upon receipt of a Notice of Extension/Conversion from a Borrower pursuant to Section 2.07(a), the Administrative Agent shall promptly notify each Lender of the contents thereof.

(d) Limitation on Conversion/Continuation Options. No Borrower shall be entitled to elect to convert any Loans to, or continue any Loans for an additional Interest Period as, Eurodollar Loans if the aggregate principal amount of any Group of Eurodollar Loans created or continued as a result of such election would be less than $1,000,000. If an Event of Default shall have occurred and be continuing when a Borrower delivers notice of such election to the Administrative Agent, such Borrower shall not be entitled to elect to convert any Eurodollar Loans to, or continue any Eurodollar Loans for an Interest Period as, Eurodollar Loans having an Interest Period in excess of one (1) month.

Section 2.08 Maturity. The Revolving Loans shall mature on the Revolving Termination Date, and any Revolving Loans, Protective Advances and L/C Obligations then outstanding (together with accrued interest thereon and fees in respect thereof) shall be due and payable on such date.

Section 2.09 Prepayments.

(a) Voluntary Prepayment of Loans. The Borrowers shall have the right to voluntarily prepay Loans in whole or in part from time to time, subject to Section 3.05 but otherwise without premium or penalty; provided that each partial prepayment of Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each payment pursuant to this Section shall be applied as directed by the Borrower.

(b) Mandatory Prepayments.

(i) Line Cap. If on any date (x) the aggregate Revolving Outstandings exceed the Revolving Committed Amount or (y) the aggregate Revolving Outstandings (excluding Protective Advances) exceed the Line Cap, the Borrowers shall repay, and there shall become due and payable (together with accrued interest thereon), on the second Business Day immediately following such date an aggregate principal amount of Loans and (if applicable) Protective Advances in such amounts as are necessary to eliminate such shortfall. If the outstanding Loans and Protective Advances have been repaid in full, the Borrowers shall Cash Collateralize L/C Obligations to eliminate such shortfall. In determining the aggregate Revolving Outstandings for purposes of this Agreement, L/C Obligations shall be reduced to the extent that they are Cash Collateralized as contemplated by this clause (i). Each prepayment of Loans required pursuant to this clause (i) shall be applied ratably among outstanding Loans based on the respective amounts of principal then outstanding. Each Cash Collateralization of L/C Obligations required by this clause (i) shall be applied ratably among L/C Obligations based on the respective amounts thereof then outstanding.

(ii) Alternative Currency Sublimit. If on any date the aggregate Revolving Outstandings denominated in an Alternative Currency exceed 105% of the Alternative Currency Sublimit, the Borrowers shall repay, and there shall become due and payable (together with accrued interest thereon), on the second Business Day immediately following such date an aggregate principal amount of Loans denominated in an Alternative Currency in such amounts as are necessary to eliminate such shortfall. Each prepayment of Loans denominated in any Alternative Currency required pursuant to this clause (ii) shall be applied ratably among outstanding Loans denominated in such Alternative Currency based on the respective amounts of principal then outstanding.

(iii) [RESERVED]

(iv) Cash Dominion Period. At all times after the commencement and during the continuance of a Cash Dominion Period, and notification thereof by the Administrative Agent to MKS (subject to the provisions of Section 6.11(b)), on each Business Day the Administrative Agent shall apply all immediately available funds credited on behalf of the Borrowers to a Payment Account or such other account directed by the Administrative Agent pursuant to Section 6.11(b) in accordance with first, clauses FIRST through SIXTH of Section 8.03(a) (but disregarding Reported Cash Management Obligations and Reported Swap Secured Obligations), second, if an Event of Default exists, clause SEVENTH of Section 8.03(a) and third, in accordance with clauses NINTH and TENTH of Section 8.03(a).

(v) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.09(b) (other than Section 2.09(b)(iv)) shall be applied first to the Protective Advances, second, to the Revolving Loans and third, to Cash Collateralize L/C Obligations (if there are any).

(vi) Payments Cumulative. Except as otherwise expressly provided in this Section 2.09, payments required under any subsection or clause of this Section 2.09 are in addition to payments made or required under any other subsection or clause of this Section 2.09.

(c) Notice of Mandatory Prepayment Events. The Borrowers shall use commercially reasonable efforts to give to the Administrative Agent at least one (1) Business Day’s prior written or telecopy notice of each and every prepayment required under Section 2.09(b)(iii), including the estimated amount of Net Cash Proceeds expected to be received therefrom.

(d) Notices of Prepayments. The Borrowers shall notify the Administrative Agent, by 11:00 A.M., at least three (3) Business Days (or four (4) Business Days in the case of Eurodollar Loans denominated in an Alternative Currency) prior to the date of voluntary prepayment in the case of Eurodollar Loans and at least one (1) Business Day prior to the date of voluntary prepayment in the case of Base Rate Loans (which notice may be conditional on the occurrence of an event to the extent specified in such notice). Each notice of prepayment shall be substantially in the form of Exhibit O and shall specify the prepayment date, the principal amount to be prepaid, whether the Loan to be prepaid is a Eurodollar Loan or a Base Rate Loan and, in the case of a Eurodollar Loan, the Interest Period of such Loan. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s pro rata share, if any, thereof. Once such notice is given by any Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable as specified therein. All prepayments of Loans and Protective Advances under this Section 2.09 (other than Section 2.09(b)(iv)) shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment, together with any additional amounts required pursuant to Section 3.05.

Section 2.10 Adjustment of Commitments.

(a) Optional Termination or Reduction of Commitments (Pro rata). MKS may from time to time permanently reduce or terminate the Revolving Committed Amount in whole or in part (in minimum aggregate amounts of $1,000,000 or any whole multiple of $500,000 in excess thereof (or, if less, the full remaining amount of the then applicable Revolving Committed Amount)) upon three Business Days’ prior written or telecopy notice to the Administrative Agent (which notice may be conditional on the occurrence of an event to the extent specified in such notice); provided, however, that no such termination or reduction shall be made which would cause the Revolving Outstandings to exceed the Revolving Committed Amount as so reduced, unless, concurrently with such termination or reduction, the Revolving Loans are repaid (and, after the Revolving Loans have been paid in full, the L/C Obligations are Cash Collateralized) to the extent necessary to eliminate such excess. The Administrative Agent shall promptly notify each affected Lender of the receipt by the Administrative Agent of any notice from MKS pursuant to this Section 2.10(a). Any partial reduction of the Revolving Committed Amount pursuant to this Section 2.10(a) shall be applied to the Revolving Commitments of the Lenders pro rata based upon their respective Revolving Commitment Percentages. The Borrowers shall pay to the Administrative Agent for the account of the Lenders in accordance with the terms of Section 2.11, on the date of each termination or reduction of the Revolving Committed Amount, any fees accrued through the date of such termination or reduction on the amount of the Revolving Committed Amount so terminated or reduced.

(b) Termination. The Revolving Commitments and the related L/C Commitments of the relevant L/C Issuers shall terminate automatically on the Revolving Termination Date.

(c) General. The Borrowers shall pay to the Administrative Agent for the account of the Lenders in accordance with the terms of this Section 2.10, on the date of each termination or reduction of the Revolving Committed Amount, the Commitment Fee accrued through the date of such termination or reduction on the amount of the Revolving Committed Amount so terminated or reduced.

Section 2.11 Fees.

(a) Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender) a fee (the “Commitment Fee”) on such Lender’s Revolving Commitment Percentage of the daily Unused Revolving Committed Amount, computed at a per annum rate equal to the Commitment Fee Percentage. The Commitment Fee shall commence to accrue on the Closing Date and shall be due and payable in arrears on the last Business Day of each March, June, September and December (and on any date that the Revolving Committed Amount is reduced as provided in Section 2.10(a) (solely with respect to the amount of the Revolving Committed Amount so reduced) and on the Revolving Termination Date) for the period ending on each such date; provided that the first such payment shall be due on June 30, 2016.

(b) Letter of Credit Fees.

(i) Letter of Credit Fee. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Lender that is not a Defaulting Lender a fee (the “Letter of Credit Fee”) on such Lender’s Revolving Commitment Percentage of the average daily maximum amount available to be drawn under each Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) computed at a per annum rate for each day from the date of issuance to the date of expiration equal to the Applicable Margin for Eurodollar Loans in effect from time to time; provided, however, that any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral pursuant to

Section 2.05 shall instead be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, payable to the L/C Issuers for their own respective accounts. The Letter of Credit Fee will be computed on a quarterly basis in arrears and shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first of such dates to occur after the date of issuance of such Letter of Credit, and on the Letter of Credit Expiration Date and thereafter on demand.

(ii) Fronting Fee and Documentary and Processing Charges Payable to the L/C Issuers. The Borrowers shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by such L/C Issuer, at a rate of 0.125% per annum, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on last Business Day after the end of each March, June, September and December, commencing with the first such date after the issuance of such Letter of Credit, and on the Letter of Credit Expiration Date and thereafter on demand.

(iii) L/C Issuer Fees. In addition to the Letter of Credit Fee payable pursuant to clause (i) above, the Borrowers promise to pay to each L/C Issuer for its own account without sharing by the other Lenders the letter of credit fronting and negotiation fees agreed to by the Borrowers and such L/C Issuer from time to time and the customary charges from time to time agreed to by the Borrowers and such L/C Issuer with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “L/C Issuer Fees”). L/C Issuer Fees are due when earned and payable on demand and are nonrefundable.

(c) Other Fees. The Borrowers shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Arranger Fee Letter and the Administrative Agent Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever except as otherwise agreed.

Section 2.12 Pro rata Treatment. Except to the extent otherwise provided herein,

(a) Loans. Each Revolving Borrowing, each payment or prepayment of principal of or interest on any Loan, each payment of fees (other than the L/C Issuer Fees retained by an L/C Issuer for its own account, and the administrative fees retained by the Agents for their own account), each reduction of the Revolving Committed Amount and each conversion or continuation of any Loan, shall be allocated pro rata among the relevant Lenders in accordance with the respective Revolving Commitment Percentages of such Lenders (or, if the Commitments of such Lenders have expired or been terminated, in accordance with the respective principal amounts of the outstanding Loans, participation interests in Protective Advance Exposure of such Lenders and Participation Interests of such Lenders); provided that, in the event any amount paid to any Lender pursuant to the foregoing is rescinded or must otherwise be returned by the Administrative Agent, each Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(b) Letters of Credit. Each payment of L/C Obligations shall be allocated to each Revolving Lender pro rata in accordance with its Revolving Commitment Percentage; provided that, if any Revolving Lender shall have failed to pay its applicable pro rata share of any L/C Disbursement as required under Section 2.05(e)(v) or (vi), then any amount to which such Revolving Lender would otherwise be entitled pursuant to this clause (b) shall instead be payable to the L/C Issuers.

Section 2.13 Sharing of Payments by Lenders . If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it or of its participation interests in Protective Advance Exposure or of its Participation Interests in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or such participation interests or such Participation Interests greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact and (ii) purchase (for cash at face value) participation in the Loans of the other Lenders, subparticipations in the participation interests in the Protective Advance Exposure of the other Lenders and subparticipations in the Participation Interests in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing thereon; provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.05 or 2.16, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in its participation interests in the Protective Advance Exposure or subparticipations in its Participation Interests in L/C Obligations to any assignee or participant.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 2.14 Payments Generally; Administrative Agent’s Clawback.

(a) Payments by the Borrowers. All payments to be made by any Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Each payment of principal of and interest on Loans, L/C Obligations and fees hereunder shall be paid not later than 1:00 P.M. Eastern time (or, in the case of an Alternative Currency, the Applicable Time) on the date when due, in Dollars and in Federal or other funds immediately available to the Administrative Agent at the account designated by it by notice to the applicable Borrower. Payments received after 1:00 P.M. Eastern time (or, in the case of an Alternative Currency, the Applicable Time) shall be deemed to have been received on the next Business Day, and any applicable interest or fee shall continue to accrue. The Administrative Agent may, in its sole discretion, distribute such payments to the applicable Lenders on the date of receipt thereof, if such payment is received prior to 1:00 P.M. Eastern time (or, in the case of an Alternative Currency, the Applicable Time); otherwise the Administrative Agent may, in its sole discretion, distribute such payment to the applicable Lenders on the date of receipt thereof or on the immediately succeeding Business Day. Whenever any payment hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day (and such extension of time shall be reflected in computing interest or fees, as the case may be), unless (in the case of Eurodollar

Loans) such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended by operation of Law or otherwise, interest thereon shall be payable for such extended time. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount) and without setoff or counterclaim.

(b) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the applicable Lenders or any L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith, and may, in reliance upon such assumption, distribute to the applicable Lenders or the applicable L/C Issuers, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the applicable Lenders or the applicable L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to but excluding the date of payment to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to a Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds promptly (in like funds as received from such Lender) to such Lender without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to purchase participation interests in the Protective Advance Exposure and to purchase Participation Interests in the Letters of Credit are several and not joint. The failure of any Lender to make a Loan required to be made by it as part of any Borrowing hereunder or to fund a participation interest in the Protective Advance Exposure or to fund a Participation Interest shall not relieve any other Lender of its obligation, if any, hereunder to make any Loan on the date of such Borrowing or fund any such participation interest in the Protective Advance Exposure or fund any such Participation Interest, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such date of Borrowing or fund such other Lender’s participation interest in the Protective Advance Exposure or fund such other Lender’s Participation Interest.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Computations. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of Commitment Fees and other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which Loan is made (or converted or continued), and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made (or continued or converted) shall, subject to clause (a) above, bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.15 Increase in Commitments.

(a) Increase in Commitments. MKS may by written notice to the Administrative Agent elect to increase the Revolving Commitments (each increase, an “Incremental Facility”; the commitments thereunder are referred to as “Incremental Commitments”); provided that the total aggregate amount for all such Incremental Facilities shall not (as of any date of incurrence thereof) exceed $50,000,000. Each Incremental Facility incurred under this Section 2.15 shall be in an aggregate principal amount that is not less than $10,000,000. Each such notice shall specify (x) the date (each, an “Increase Effective Date”) on which MKS proposes that the Incremental Facility shall be effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent and (y) the identity of each Eligible Assignee to whom MKS proposes any portion of such Incremental Facility be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the Incremental Facility may elect or decline, in its sole discretion, to provide such portion of the Incremental Facility.

(b) Conditions. The Incremental Facilities shall become effective, as of such Increase Effective Date; provided that:

(i) each of the conditions set forth in Section 4.02 shall be satisfied;

(ii) no Event of Default shall have occurred and be continuing or would result from the Revolving Borrowings to be made on the Increase Effective Date; and

(iii) MKS shall deliver or cause to be delivered a certificate of a Responsible Officer certifying as to compliance with the foregoing conditions.

(c) Increase Joinder. The Incremental Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrowers, the Administrative Agent and each Lender making such Incremental Commitment, in form attached hereto or otherwise in form and substance satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.15. On any Increase Effective Date on which the Commitments are increased by Incremental Facility, the participations held by the Lenders in the Protective Advance Exposure and the L/C Obligations immediately prior to such increase will be reallocated so as to be held by the Lenders ratably in accordance with their respective Applicable Percentages after giving effect to such increase. If, on any Increase Effective Date, there are any Loans outstanding, the Borrowers shall prepay such Loans in accordance with this Agreement on such date to the extent necessary to effect such reallocation (but the Borrowers may finance such prepayment with a concurrent borrowing of Loans from the Lenders in accordance with their Applicable Percentages after giving effect to the Incremental Facility effected on such date).

(d) Equal and Ratable Benefit. The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranty Agreement and security interests created by the Collateral Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new

Commitments, including, without limitation, delivery to the Administrative Agent of (i) customary legal opinions, board resolutions and officer’s certificates substantially consistent with those delivered on the Closing Date (conformed as appropriate) and in any event, reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Lenders under the Incremental Facilities are provided the benefits of the applicable Loan Documents.

Section 2.16 Cash Collateral.

(a) Obligation to Cash Collateralize. Upon the request of the Administrative Agent or the applicable L/C Issuer if, as of the date that is ten (10) Business Days prior to the Revolver Termination Date, any L/C Obligation for any reason remains outstanding or there are any L/C Borrowings outstanding or there are any outstanding Letters of Credit, or as otherwise required pursuant to Section 2.05, Section 2.09(b), Section 2.17 or Section 8.02, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations in an amount not less than the Minimum Collateral Amount. At any time that there shall exist a Defaulting Lender, immediately upon the written request of the Administrative Agent or any applicable L/C Issuer (with a copy to the Administrative Agent), the Borrowers shall Cash Collateralize all Fronting Exposure of such L/C Issuer with respect to such Defaulting Lender (determined after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount with respect thereto.

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Collateral Agent. Each Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Collateral Agent, for the benefit of the Collateral Agent, the applicable L/C Issuers and the applicable Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Collateral Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Collateral Agent as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount and other obligations secured thereby, the Borrowers or the relevant Defaulting Lender will, promptly upon demand by the Collateral Agent, pay or provide to the Collateral Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.05, 2.09(b), 2.17, 8.02 or otherwise in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b))) or (ii) the determination by the Collateral Agent that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 8.03) and (y) the Person providing Cash Collateral, the Administrative Agent and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.17 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise or received by the Administrative Agent from such Defaulting Lender pursuant to Section 10.08) shall be applied at such time or times as may be determined by the Administrative Agent as follows:

FIRST, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;

SECOND, to prepay any Protective Advance Exposure with respect to such Defaulting Lender;

THIRD, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each applicable L/C Issuer hereunder;

FOURTH, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16;

FIFTH, as MKS may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

SIXTH, if so determined by the Administrative Agent and MKS, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and Protective Advance Exposure under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16;

SEVENTH, to the payment of any amounts owing to the Lenders or each applicable L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any applicable L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

EIGHTH, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

NINTH, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction;

provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. (x) No Defaulting Lender shall be entitled to receive any Commitment Fee payable pursuant to Section 2.11(a) for any period during which such Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (y) each Defaulting Lender shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.11(b).

(iv) Reallocation of Participations to Reduce Protective Advance Exposure and Fronting Exposure. All or any part of such Defaulting Lender’s participation in Protective Advance Exposure and L/C Obligations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the sum of, without duplication, the aggregate Outstanding Amount of the Revolving Loans of any non-Defaulting Lender plus such Lender’s Revolving Commitment Percentage of the Protective Advance Exposure plus such Lender’s Revolving Commitment Percentage of the Outstanding Amount of all L/C Obligations at such time at such time to exceed such Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from such Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(b) Defaulting Lender Cure. If the Borrowers, the Administrative Agent and each L/C Issuer agree in writing that a Defaulting Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Protective Advances and Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.17), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while such Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, no L/C Issuer shall be required to issue, extend or amend any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.18 Protective Advances.

(a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time in the Administrative Agent’s Permitted Discretion (but shall have absolutely no obligation to), after the occurrence and during the continuance of a Default or an Event of Default, to make Loans to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Finance Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 10.04) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, as of the date of the making of any Protective Advance, the aggregate amount of outstanding Protective Advances shall not exceed 5% of the Commitments outstanding as of such date; provided further that the Revolving Outstandings at any time shall not exceed the Revolving Committed Amount. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Collateral Agent in and to the Collateral and shall constitute Finance Obligations hereunder. All Protective Advances shall be Base Rate Loans. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time (i) the amount equal to (A) the Line Cap minus (B) the Revolving Outstandings (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Revolving Commitment Percentage of all outstanding Revolving Loans) exceeds the amount of any Protective Advance and (ii) the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.18(b).

(b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default or Event of Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Revolving Commitment Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender such Lender’s Revolving Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Protective Advances then due).

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any Loan Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, unless otherwise required by law. If any applicable withholding agent shall be required by law (as determined in the good faith discretion of the applicable withholding agent) to deduct or withhold any Taxes from or in respect of any sum payable under any Loan Document to any Lender Party or any Agent, (i) the applicable withholding agent shall be entitled to make all such deductions or withholdings, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and (iii) to the extent the deduction or withholding is on account of Indemnified Taxes or Other Taxes, the amounts so payable by the applicable Loan Party to the Agent or such Lender Party shall be increased as may be necessary so that, after such withholding agent has made all required deductions or withholdings of Indemnified Taxes and Other Taxes (including deductions or withholdings applicable to additional sums payable under this Section 3.01), such Lender Party or such Agent, as the case may be, shall have received an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of clause (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.

(c) Evidence of Payments. Within thirty (30) days after the date of any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrowers. The Borrowers shall indemnify each Agent and each Lender Party for and hold them harmless against the full amount of Indemnified Taxes payable in connection with any payments made by or on account of any Loan Party under any Loan Document and (without any duplication) Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. This indemnification shall be made within ten (10) days after written demand therefor. A reasonably detailed certificate as to the amount of such payment or liability delivered to MKS by a Lender Party (with a copy to the Administrative Agent), or by an Agent on its own behalf, shall be conclusive absent manifest error.

(e) Treatment of Refunds. If any Agent or any Lender Party determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to a Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amount paid, by the Loan Party under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender Party, attributable to such refund and without interest (other than any interest paid by the relevant Governmental

Authority with respect to such refund); provided that the Loan Party, upon the request of the Administrative Agent or such Lender Party, agrees to repay the amount paid over to any Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender Party in the event the Administrative Agent or such Lender Party is required to repay such amount to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person. Notwithstanding anything to the contrary in this clause (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(f) Status of Lenders.

(i) Each Lender Party that is entitled to an exemption from or reduction of any applicable withholding Tax with respect to payments made under any Loan Document shall deliver to MKS and the Administrative Agent, at the time or times prescribed by law or reasonably requested by MKS or the Administrative Agent, such properly completed and executed documentation prescribed by law or reasonably requested by MKS or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender Party, if reasonably requested by MKS or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by MKS or the Administrative Agent as will enable MKS or the Administrative Agent to determine whether or not such Lender Party is subject to backup withholding or information reporting requirements. Each Lender Party shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documents required below in this Section 3.01(f)) obsolete, expired or inaccurate in any respect, deliver promptly to MKS and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by MKS or the Administrative Agent) or promptly notify MKS and the Administrative Agent in writing of its inability to do so. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A) through (ii)(E) and (iii) below) shall not be required if in the Lender Party’s reasonable judgment such completion, execution or submission would subject such Lender Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender Party.

(ii) Without limiting the generality of the foregoing any Lender Party shall, if it is legally eligible to do so, deliver to MKS and the Administrative Agent on or prior to the date on which such Lender Party becomes a party hereto (and from time to time thereafter upon the reasonable request of MKS or the Administrative Agent), two duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender Party that is a United States person (as such term is defined in Section 7701(a)(30) of the Code), IRS Form W-9 certifying that such Lender Party is exempt from U.S. federal backup withholding;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty;

(C) in the case of a Non-U.S. Lender claiming an exemption from U.S. federal income Taxes for income that is effectively connected with a U.S. trade or business, executed originals of IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 (any such certificate, a “U.S. Tax Compliance Certificate”) and (y) IRS Form W-8BEN or W-8BEN-E;

(E) to the extent that a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or participating Lender), IRS Form W-8IMY of the Non-U.S. Lender, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner that would be required under this Section 3.01(f) if such beneficial owner were a Lender, as applicable; provided that if the Non-U.S. Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of such direct and indirect partners; or

(F) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Taxes, together with such supplementary documentation as may be prescribed by applicable law to permit MKS or the Administrative Agent to reasonably determine the withholding or deduction required to be made.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed under FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Agent and MKS at the time or times prescribed by law, and at such other time or times reasonably requested by the Administrative Agent or MKS, the documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent or MKS as may be necessary for the Administrative Agent or any Borrower to comply with its obligations under FATCA and to determine whether the Lender has complied with the Lender obligations under FATCA, or to determine the amount to deduct and withhold from the payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv) Notwithstanding any other provision of this Section 3.01(f), a Lender Party shall not be required to deliver any form or other documentation that such Lender Party is not legally eligible to deliver.

Section 3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Adjusted Eurodollar Rate, or to determine or charge interest rates based upon the Adjusted Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, upon notice thereof by such Lender to MKS (through the Administrative Agent), (i) any obligation of such Lender to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Adjusted Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and MKS that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or convert all Eurodollar Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Adjusted Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted Eurodollar Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

Section 3.03 Inability To Determine Rates. If on or prior to the first day of any Interest Period for any Eurodollar Loan denominated in any Applicable Currency:

(i) the Administrative Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate for such Interest Period; or

(ii) Lenders having 50% or more of the aggregate amount of the Commitments advise the Administrative Agent that the Eurodollar Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans denominated in such currency for such Interest Period;

the Administrative Agent shall forthwith give notice thereof to MKS and the Lenders, whereupon, until the Administrative Agent notifies MKS that the circumstances giving rise to such suspension no longer exist, (x) the obligations of the Lenders to make Eurodollar Loans denominated in such Applicable Currency, or to continue or convert outstanding Loans as or into Eurodollar Loans denominated in such Applicable Currency, shall be suspended and (y) each outstanding Eurodollar Loan denominated in such Applicable Currency, if Dollars, shall be converted into a Base Rate Loan, or if in an Alternative Currency, shall be prepaid, in each case on the last day of the then current Interest Period applicable thereto. If clause (i) or (ii) of this Section 3.03 applies, unless MKS notifies the Administrative Agent prior to 12:00 P.M. on the Business Day of the date of any Eurodollar Loan denominated in Dollars for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Revolving Borrowing shall instead be made as a Base Rate Borrowing in the same aggregate amount as the requested Revolving Borrowing and shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the rate applicable to Base Rate Loans for such day. Notwithstanding the foregoing, in the case of a pending Notice of Borrowing or conversion or continuation in Eurodollar Loans denominated in an Alternative Currency as to which clause (i) or (ii) above of this Section applies, the Administrative Agent, in consultation with the Borrowers and the relevant Lenders, may establish an alternative interest rate that reflects the all-in-cost of funds to the Administrative Agent for funding Loans in the applicable currency and amount, and with the same Interest Period as the Eurodollar Loan requested to be made, converted or continued, as the case may be (the “Impacted Loans”), in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (x) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans, (y) the Required Lenders notify the Administrative Agent and the Borrowers that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (z) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and as to which the Administrative Agent and the Borrowers have been provided with written notice thereof.

Section 3.04 Increased Costs and Reduced Return; Capital Adequacy.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits with or for the account of, or credit extended or participated in by, any Lender (or its Lending Office) (except any reserve requirement which is reflected in the determination of the Adjusted Eurodollar Rate hereunder) or any L/C Issuer;

(ii) subject any Lender Party to any Taxes with respect to any Loan Document or any Loan made pursuant to this Agreement (other than Indemnified Taxes and Other Taxes indemnified under Section 3.01, and Excluded Taxes); or

(iii) impose on any Lender (or its Lending Office) or L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or participation interest therein, or any Protective Advance or any participation interest therein, or any Letter of Credit or Participation Interest therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurodollar Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender of participating in any Protective Advance, or to increase to cost to such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer, as the case may be, hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrowers will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender, any of its applicable Lending Offices or its holding company or such L/C Issuer or its holding company, as the case may be, regarding capital and liquidity requirements has or would have the effect of reducing the rate of return on capital for such Lender or its holding company or such L/C Issuer or its holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Protective Advance Exposure held by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any L/C Issuer, to a level below that which such Lender or its holding company or such L/C Issuer or its holding company, as the case may be, could have achieved but for such Change in Law (taking into consideration such Lender’s or its holding company’s policies or such L/C Issuer’s or its holding company’s policies, as applicable, with respect to capital and liquidity adequacy), then from time to time the Borrowers will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or its holding company or such L/C Issuer or its holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in clause (a) or (b) above and delivered to MKS, shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate promptly (but in any event within ten (10) Business Days) after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or L/C Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or such L/C Issuer, as the case may be, notifies MKS of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.05 Compensation for Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, setting forth in reasonable detail the basis for calculating such compensation, the Borrowers shall promptly (but in any event within ten (10) days) after such demand compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of (a) any continuation, conversion, payment or prepayment of any Eurodollar Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); (b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Loan on the date or in the amount notified by any Borrower; (c) any assignment of such Lender’s Eurodollar Loans pursuant to Section 3.07(b) on a day other than the last day of the Interest Period therefor; or (d) any failure by any Borrower to make payment of any Loan or reimburse any drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, including, in each case, any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained; provided that, for the avoidance of doubt, the Borrowers shall not be obligated to compensate any Lender under this Section for any loss of anticipated profits in respect of any of the foregoing. For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Adjusted Eurodollar Rate (excluding the impact of the proviso set forth in the “Adjusted Eurodollar Rate” definition) for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.

Section 3.06 Base Rate Loans Substituted for Affected Eurodollar Loans. If (i) the obligation of any Lender to make, or to continue or convert outstanding Loans as or to, Eurodollar Loans has been suspended pursuant to Section 3.02 or (ii) any Lender or L/C Issuer has demanded compensation under Section 3.04 with respect to its Eurodollar Loans, and in any such case the Borrowers shall, by at least five (5) Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section 3.06 shall apply to such Lender, then, unless and until such Lender notifies MKS that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans which would otherwise be made by such Lender as (or continued as or converted to) Eurodollar Loans shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Eurodollar Loans of the other Lenders). If such Lender notifies MKS that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Eurodollar Loan on the first day of the next succeeding Interest Period applicable to the related Eurodollar Loans of the other Lenders.

Section 3.07 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If at any time (i) any Lender requires a Borrower to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, (ii) any Lender requests compensation under Section 3.04 or (iii) any Lender gives a notice pursuant to Section 3.02, then such Lender or L/C Issuer shall, as applicable, at the request of such Borrower, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or L/C Issuer, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, and (B) in each case, would not subject such Lender or L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or L/C Issuer, as the case may be. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders or L/C Issuers. If at any time (i) any Borrower is required to pay additional amounts to any Lender, L/C Issuer or any Governmental Authority for the account of any Lender or L/C Issuer pursuant to Section 3.01, (ii) any Lender or L/C Issuer requests compensation under Section 3.04, (iii) any Lender or L/C Issuer gives a notice pursuant to Section 3.02, (iv) any Lender or L/C Issuer is a Defaulting Lender or (v) any Lender or L/C Issuer is a Non-Consenting Lender, then such Borrower may, at its sole expense and effort, upon notice to the Administrative Agent and such Lender or L/C Issuer, replace such Lender or L/C Issuer by causing such Lender or L/C Issuer (and such Lender or L/C Issuer shall be obligated) to assign pursuant to Section 10.06(b) (with the processing and recording fee under Section 10.06(b)(iii) to be paid by the Borrowers in such instance) all of its rights and obligations under this Agreement and the other Loan Documents to one or more Eligible Assignees; provided that:

(A) (i) neither the Administrative Agent nor any Lender shall have any obligation to find a replacement assignee and (ii) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b) (unless waived by the Administrative Agent);

(B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, funded participations in outstanding Protective Advances and funded participations in outstanding L/C Borrowings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the applicable assignee (to the extent of such outstanding principal, funded participations and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(C) in the case of any such assignment resulting from payments required to be made pursuant to Section 3.01 or a claim for compensation under Section 3.02 or Section 3.04, such assignment will result in a reduction in such payments or compensation thereafter or, in the case of any such assignment resulting from a notice pursuant to Section 3.02, such assignment will eliminate the need for such notice;

(D) such assignment does not conflict with applicable Law; and

(E) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall be deemed to have consented to the applicable amendment, waiver or consent.

In connection with any such assignment contemplated by this Section, if any such Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption pursuant to Section 10.06(b) reflecting such assignment within two (2) Business Days of the date on which the applicable assignee executes and delivers such Assignment and Assumption to such Lender, then such Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of such Lender, whereupon such assignment shall become effective upon payment to such Lender of all amounts owing to such Lender under clause (B) or (C) above (which amounts shall be calculated by the Administrative Agent and shall be conclusive absent manifest error) and compliance with the other applicable requirements pursuant to Section 10.06(b).

Notwithstanding anything in this Section to the contrary, any Revolving Lender that acts as an L/C Issuer may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Lender (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit.

(c) A Lender Party shall not be required to make any such assignment if, prior to the Borrowers contacting any potential replacement Lender Parties, the circumstances entitling any Borrower to replace such Lender cease to apply.

Section 3.08 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Commitments and repayment of all other Senior Credit Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01 Conditions to Initial Credit Extension. The obligation of each L/C Issuer and each Lender to make the initial Credit Extension hereunder is subject to the satisfaction or waiver of the following conditions precedent, in each case on or prior to the Closing Date:

(a) Executed Loan Documents. Receipt by the Administrative Agent (or its counsel) of duly executed counterparts from each party thereto of: (i) the Credit Agreement, (ii) the Revolving Notes (to the extent requested), (iii) the Guaranty Agreement, (iv) the Security Agreement, (v) the Intellectual Property Security Agreements, (vi) the Intercreditor Agreement and (vii) an appropriate Notice of Borrowing duly executed and completed by the time specified in, and otherwise as permitted by, Section 2.02 in respect of the initial Loans to be made hereunder (or in the case of the issuance of any Letter of Credit on the Closing Date, an appropriate Letter of Credit Request duly executed and completed in accordance with the provisions of Section 2.05, which shall also have been delivered to the applicable L/C Issuer).

(b) Organization Documents. The Administrative Agent shall have received: (i) a copy of the Organization Documents, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State or other applicable Governmental Authority of its respective jurisdiction of organization to the extent applicable; (ii) a certificate as to the good standing (or comparable status) of each Loan Party from such Secretary of State or other applicable Governmental Authority of its respective jurisdiction of organization, as of a recent date; (iii) a certificate of the Secretary or Assistant Secretary or other applicable Responsible Officer of each Loan Party dated the Closing Date and certifying (A) that, in the case of any Borrower and any Guarantor, the Organization Documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing or comparable status from its jurisdiction of organization furnished pursuant to clause (ii) above and remains in full force and effect; (B) that attached thereto is a true and complete copy of the Organization Documents as in effect on the Closing Date, (C) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which it is to be a party and, in the case of any Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and are the only resolutions authorizing the execution, delivery and performance of the Loan Documents; and (D) as to the incumbency and specimen signature of each Responsible Officer executing any Loan Document; and (iv) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or other applicable Responsible Officer executing the certificate pursuant to clause (iii) above.

(c) Officer’s Certificate. The Administrative Agent shall have received a certificate, signed by a Responsible Officer of MKS on behalf of each Loan Party, confirming compliance with the conditions precedent set forth in Sections 4.01 (f), (g), (m) and (o).

(d) Opinion of Counsel. The Administrative Agent shall have received a written opinion of (i) WilmerHale LLP, counsel to the Loan Parties and (ii) to the extent any Loan Party is not organized under the laws of the State of New York, the Commonwealth of Massachusetts or the State of Delaware, counsel to such Loan Party, in each case addressed to the Administrative Agent, Collateral Agent and each Lender, dated the Closing Date, in a form reasonably satisfactory to the Administrative Agent.

(e) Indebtedness; Outstanding Equity. After giving effect to the Closing Date Refinancing and the other Transactions, (i) MKS and its Subsidiaries shall have outstanding no indebtedness (other than the loans and other extensions of credit under the Facilities, the Indebtedness set forth on Schedule 7.01 and (x) as to the Acquired Business, indebtedness permitted to remain outstanding on and after the Closing Date under the Acquisition Agreement and (y) as to MKS and its Subsidiaries (other than the Acquired Business), deferred purchase price obligations, ordinary course working capital facilities for Foreign Subsidiaries and ordinary course capital lease, purchase money and equipment financings) and (ii) MKS shall not have any outstanding equity that is mandatorily redeemable at the option of the holder earlier than the date that is ninety (90) days after the Maturity Date.

(f) Consummation of the Closing Date Refinancing. The Closing Date Refinancing shall have been (or substantially simultaneously with the closing under the Acquisition, shall be) consummated.

(g) Consummation of the Acquisition; Acquisition Agreement. The Acquisition shall have been, or substantially concurrently with the initial borrowing under the Facilities shall be, consummated in all material respects in accordance with the Acquisition Agreement. No material provision of the Acquisition Agreement shall have been waived, amended or otherwise modified in a manner material and adverse to the Lenders (in their capacity as such) or the Arrangers without the consent of the Arrangers; provided that (a) any reduction in the purchase price for the Acquisition set forth in the Acquisition Agreement shall not be deemed to be material and adverse to the interests of the Lenders or the Arrangers so long as any such reduction is applied to reduce the amount of commitments in respect of the Term Facility on a dollar-for-dollar basis and (b) any increase in the purchase price set forth in the Acquisition Agreement shall be deemed to be not material and adverse to the interests of the Lenders or the Arrangers so long as such purchase price increase is not funded with additional indebtedness (it being understood and agreed that no purchase price, working capital or similar adjustment provisions set forth in the Acquisition Agreement shall constitute a reduction or increase in the purchase price).

(h) Perfection of Personal Property Security Interests and Pledges; Search Reports. The Collateral Agent shall have received:

(i) a Perfection Certificate executed by each Loan Party;

(ii) appropriate financing statements (Form UCC-1 or such other financing statements or similar notices as shall be required by local Law) authenticated and authorized for filing under the UCC of each jurisdiction in which the filing of a financing statement may be required, or reasonably requested by the Collateral Agent, to perfect by filing under the UCC the security interests created by the Collateral Documents;

(iii) evidence reasonably satisfactory to it that the “Collateral Agent” under the Term Facility has received (and held as bailee for the Collateral Agent pursuant to the Intercreditor Agreement) the following: all of the Pledged Securities consisting of certificated securities, which Pledged Securities shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent; and

(iv) all other filings and recordings of or with respect to the Collateral Documents and of all other actions in each case to the extent required by such Collateral Documents on or prior to the Closing Date.

(i) Solvency Certificate. MKS shall have delivered or caused to be delivered to the Administrative Agent a solvency certificate from a Financial Officer of MKS, substantially in the form of Exhibit K hereto, setting forth the conclusions that, after giving effect to the consummation of the Transactions contemplated herein, MKS and its Subsidiaries (on a consolidated basis) are Solvent.

(j) Term Credit Agreement. The Loan Documents (as defined in the Term Credit Agreement) required by the terms of the Term Credit Agreement to be executed on the Closing Date shall have been, or substantially concurrently with the making of the initial Loans hereunder on the Closing Date shall be, duly executed and delivered by each Loan Party that is party thereto.

(k) Financial Statements. The Arrangers shall have received (i) (A) audited consolidated balance sheets and related statements of income, changes in equity and cash flows of each of MKS and of the Company for the three (3) fiscal years ended at least sixty (60) days prior to the Closing Date and (B) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of each of MKS and of the Company for each subsequent fiscal quarter following the last fiscal year for which financial statements have been delivered pursuant to clause (A) above ended at least forty (40) days before the Closing Date and (ii) a pro forma consolidated balance sheet and the related consolidated statement of income of MKS as of and for the twelve (12) month period ending on the date of the most recent consolidated balance sheet delivered pursuant to foregoing clause (i), in each case, prepared after giving effect to the Transactions as if the Transactions had occurred on such date (in the case of such pro forma balance sheet) or on the first day of such period (in the case of such pro forma statement of income) which need not be prepared in compliance with Regulation S-X of the Securities Act, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

(l) Payment of Fees. All accrued costs, fees and expenses (including legal fees and expenses and the fees and expenses of any other advisors) and other compensation due and payable to the Agents, the Arrangers and the Lenders shall have been paid, to the extent an invoice therefor was presented at least two (2) Business Days prior to the Closing Date (or such later date as MKS may agree).

(m) Representations and Warranties. The Specified Representations and the Specified Acquisition Agreement Representations shall be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties shall be true and correct in all respects after giving effect to such materiality qualification) on the Closing Date.

(n) Patriot Act. The Loan Parties shall have provided the documentation and other information to the Lenders required by regulatory authorities under the applicable “know-your-customer” rules and regulations, including the Patriot Act, in each case at least three (3) Business Days prior to the Closing Date, as has been requested to MKS in writing at least ten (10) Business Days prior to the Closing Date.

(o) Closing Date Material Adverse Effect. Since the date of the Acquisition Agreement, there shall not have occurred any event, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Closing Date Material Adverse Effect.

(p) Borrowing Base Certificate. MKS shall have delivered or caused to be delivered to the Administrative Agent a Borrowing Base Certificate from a Financial Officer of MKS, substantially in the form of Exhibit M hereto, setting forth the Borrowing Base immediately after giving effect to the consummation of the Transactions contemplated herein.

The documents referred to in this Section 4.01 shall be delivered to the Administrative Agent no later than the Closing Date. The certificates and opinions referred to in this Section 4.01 shall each be dated the Closing Date.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, or waived each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Notwithstanding the foregoing, to the extent any Collateral or any security interests therein (including the creation or perfection of any security interest) is not or cannot be provided or perfected on the Closing Date (other than (i) to the extent that a lien on such Collateral may be perfected by the filing of a financing statement under the UCC or (ii) by the delivery of stock or other certificates of “Merger Sub” (as defined in the Acquisition Agreement) to the “Collateral Agent” under the Term Facility (acting as bailee for the Collateral Agent pursuant to the Intercreditor Agreement)) after MKS’s use of commercially reasonable efforts to do so, or without undue burden or expense, the delivery of such Collateral (and creation or perfection of security interests therein), as applicable, shall not constitute a condition precedent to the availability or effectiveness of the Facilities on the Closing Date but shall instead be required to be delivered or provided within ninety (90) days after the Closing Date (or such later date as may be reasonably agreed by MKS and the applicable Administrative Agent), and in the case of perfection of security interests in real property, within one hundred twenty (120) days after the Closing Date (or such later date as may be reasonably agreed by MKS and the Administrative Agent), in each case, pursuant to the terms hereof and under the Loan Documents.

Section 4.02 Conditions to All Credit Extensions after the Closing Date.

The obligation of any Lender to make a Loan on the occasion of any Revolving Borrowing to be made after the Closing Date and the obligation of any L/C Issuer to issue (or renew or extend the term of) any Letter of Credit after the Closing Date, is subject to the satisfaction or waiver of the following conditions (provided that, for the avoidance of doubt, the conditions in this Section 4.02 are not applicable to a conversion or continuation of interest rate Types or periods):

(a) Notice. A Borrower shall have delivered (i) in the case of any Revolving Loan, to the Administrative Agent, an appropriate Notice of Borrowing, duly executed and completed, by the time specified in, and otherwise as permitted by, Section 2.02 and (ii) in the case of any Letter of Credit, to the applicable L/C Issuer, an appropriate Letter of Credit Request duly executed and completed in accordance with the provisions of Section 2.05. The delivery of each Notice of Borrowing and each request for a Letter of Credit shall constitute a representation and warranty by the Loan Parties of the correctness of the matters specified in clauses (b) and (c) below.

(b) Representations and Warranties. The representations and warranties of the Borrowers and the other Loan Parties contained in Article V of this Agreement and in any other Loan Document shall be (i) in the case of representations and warranties qualified by “materiality,” “Material Adverse Effect” or similar language, true and correct in all respects on the date of such Borrowing and (ii) in the case of all other representations and warranties, true and correct in all material respects, in each case, on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct on the basis set forth above as of such earlier date.

(c) No Default. No Default or Event of Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds thereof.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Administrative Agent and the Lenders that on and as of the Closing Date after giving effect to the making of the Loans and the other financial accommodations on the Closing Date, and on and as of each date as required by Section 4.02:

Section 5.01 Existence, Qualification and Power. Each Loan Party (i) is duly organized or formed, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate or other organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own its assets and carry on its business as presently conducted except to the extent that failure to possess such governmental licenses, authorizations, consents and approvals would not reasonably be expected to have a Material Adverse Effect and (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (iii) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party (x) have been duly authorized by all necessary corporate, partnership, limited liability company or other organizational action, and (y) do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Permitted Liens) under, any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject except in the case of this clause (ii) any such conflict, breach or contravention that would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect or (iii) violate any Law, except in any case for such violations that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents. Except for (i) filings necessary to perfect the Liens in favor of the Collateral Agent in the Collateral, (ii) consents, authorizations, notices, approvals and exemptions that have been obtained prior to or as of the Closing Date and (iii) consents, authorizations, notices, approvals and exemptions, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which it is a party.

Section 5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, examinership, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) that rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether enforcement is sought by proceedings in equity or at law) (clauses (i) and (ii) being the “Enforceability Limitations”).

Section 5.05 Financial Condition; No Material Adverse Effect.

(a) Financial Statements. The financial statements most recently provided pursuant to Section 6.01(a) or (b), as applicable, present fairly, in all material respects, the financial position and results of operations and cash flows of MKS and its Consolidated Subsidiaries, as of such dates and for such periods in accordance with GAAP, subject, in the case of financial statements provided pursuant to Section 6.01(a), to the absence of footnotes and normal year-end adjustments.

(b) Material Adverse Change. Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06 Litigation. There are no actions, suits or legal, equitable, arbitration or administrative proceedings pending or, to the knowledge of any Borrower, investigations against or actions, suits or legal, equitable, arbitration or administrative proceedings threatened in writing against, or affecting any Borrower or any of its Restricted Subsidiaries, in any case, that could reasonably be expected to result in a Material Adverse Effect.

Section 5.07 Ownership of Property, Liens.

(a) Generally. Each Loan Party has good title to, valid leasehold interests in, or licenses in, all its property material to its business and Mortgaged Property, free and clear of all Liens, except for Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The property of the Loan Parties, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear and damage by casualty excepted) and (ii) constitutes all the property which is required for the business and operations of the Loan Parties as presently conducted, in each case, to the extent that it would not be reasonably likely to have a Material Adverse Effect.

(b) Real Property. Schedule 5 to the Perfection Certificate dated the Closing Date contain a true and complete list as of the Closing Date (after giving effect to the consummation of the Acquisition) of all real property owned by any Loan Party with a book value over $5,000,000.

Section 5.08 Environmental Matters. Except for any matters which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(a) Each of the Borrowers and its Restricted Subsidiaries are in compliance with applicable Environmental Law;

(b) Each of the Borrowers and its Restricted Subsidiaries has obtained, or has applied in a timely manner for, all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law;

(c) There has been no Release or, to the knowledge of any of the Borrowers or any of its Restricted Subsidiaries, threatened Release of Hazardous Material on, at, under or from any real property or facility presently or, to the knowledge of any of the Borrowers and any of its Restricted Subsidiaries, formerly owned, leased or operated by any Borrower or any of its Restricted Subsidiaries or their predecessors in interest that could reasonably be expected to result in Environmental Liability; and

(d) There is no Environmental Liability pending or, to the knowledge of any of the Borrowers or any of its Restricted Subsidiaries, threatened against any of the Borrowers or any of its Restricted Subsidiaries.

Section 5.09 Insurance. The properties of each Borrower and each of its Restricted Subsidiaries are insured with insurance companies that such Borrower believes are financially sound and reputable that are not Affiliates of such Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are prudent in the reasonable business judgment of such Borrower’s officers.

Section 5.10 Taxes. Each Borrower and each of its Restricted Subsidiaries have each timely filed, or caused to be filed, all federal, state, provincial, local and foreign Tax returns required to be filed, and paid all Taxes owing by it (including in their capacity as a withholding agent), whether or not shown on any such Tax returns, except (a) Taxes the validity or the amount of which are being contested in good faith by appropriate proceedings and for which such Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (b) to the extent that the failure to so file or so pay could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Neither any Borrower nor any of its Restricted Subsidiaries knows of any pending investigation, Tax audit or deficiencies of any of the Borrowers or any of its Restricted Subsidiaries by any taxing authority that are reasonably likely to result in a Material Adverse Effect or proposed Tax assessments against any of the Borrowers or any of its Restricted Subsidiaries that would, individually or in the aggregate, if made, result in a Material Adverse Effect.

Section 5.11 ERISA; Foreign Pension Plans; Employee Benefit Arrangements.

(a) ERISA.

(i) Except as would not reasonably be expected to have a Material Adverse Effect, there are no Unfunded Liabilities (A) with respect to any Borrower or any of its Restricted Subsidiaries and (B) with respect to any ERISA Affiliate; provided that for purposes of this Section 5.11(a)(i)(B) only, Unfunded Liabilities means the amount (if any) by which the projected benefit obligation exceeds the value of the plan’s assets as of its last valuation date using the actuarial assumptions and methods being used by the plan’s actuaries for making such determination.

(ii) Each Plan and Employee Benefit Arrangement, other than a Multiemployer Plan, complies in all respects with the applicable requirements of ERISA and the Code (including pursuant to any applicable correction procedures under applicable Law, as appropriate), and each of the Borrowers and each of its Restricted Subsidiaries complies in all respects with the applicable requirements of ERISA and the Code with respect to all Multiemployer Plans to which it contributes, except, in each case, to the extent that the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

(iii) Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur with respect to any Plan.

(iv) Neither any Borrower nor any of its Restricted Subsidiaries: (A) is or has been within the last six years a party to any Multiemployer Plan; or (B) has completely or partially withdrawn from any Multiemployer Plan except, in each case, that would not reasonably be expected to have a Material Adverse Effect.

(v) Neither any Borrower nor any of its Restricted Subsidiaries has any contingent liability with respect to any postretirement benefit under a Welfare Plan that could reasonably be expected to have a Material Adverse Effect.

(b) Foreign Pension Plans. Each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities except to the extent that the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect. Neither any Borrower nor any of its Restricted Subsidiaries has incurred any obligation in an amount that would reasonably be expected to have a Material Adverse Effect in connection with the termination of or withdrawal from any Foreign Pension Plan.

(c) Employee Benefit Arrangements.

(i) All liabilities under the Employee Benefit Arrangements are (A) funded to at least the minimum level required by Law or, if higher, to the level required by the terms governing the Employee Benefit Arrangements, (B) insured with a reputable insurance company, (C) provided for or recognized in the financial statements most recently delivered to the Administrative Agent pursuant to Section 6.01 hereof or (D) estimated in the formal notes to the financial statements most recently delivered to the Administrative Agent pursuant to Section 6.01 hereof, where any such failure to fund, insure, provide for, recognize or estimate the liabilities arising under such arrangements could reasonably be expected to have a Material Adverse Effect.

(ii) There are no circumstances which may give rise to a liability in relation to the Employee Benefit Arrangements which are not funded, insured, provided for, recognized or estimated in the manner described in clause (i) above and which could reasonably be expected to have a Material Adverse Effect.

(iii) Each Borrower and each of its Restricted Subsidiaries is in compliance with all applicable Laws, trust documentation and contracts relating to the Employee Benefit Arrangements (including pursuant to any applicable procedures under applicable Law, as appropriate), except as would not reasonably be expected to have a Material Adverse Effect.

Section 5.12 Subsidiaries; Equity Interests. Schedule 5.12 sets forth a complete and accurate list as of the Closing Date (after giving effect to the consummation of the Acquisition) of all Subsidiaries of each Borrower, the jurisdiction of formation of each such Subsidiary and whether each such Subsidiary is a Guarantor. The Perfection Certificate sets forth as of the Closing Date (after giving effect to the consummation of the Acquisition) the number and percentage of outstanding shares of each class of Equity Interests of each such Subsidiary owned directly by each Loan Party. All the outstanding Equity Interests of each Restricted Subsidiary of each Borrower are validly issued, fully paid and non-assessable (to the extent applicable and except as may arise under mandatory, nonwaivable provisions of applicable law) and were not issued in violation of the preemptive rights of any shareholder and, as of the Closing Date (after giving effect to the consummation of the Acquisition), those owned by the Loan Parties directly are free and clear of all Liens (other than those arising under the Collateral Documents and the Term Credit Agreement and Loan Documents (as defined in the Term Credit Agreement)). Other than as set forth in the Perfection Certificate, as of the Closing Date (after giving effect to the consummation of the Acquisition), no Restricted Subsidiary has outstanding any Equity Equivalents nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Equity Interests.

Section 5.13 Margin Regulations; Investment Company Act.

(a) Neither any Borrower nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No part of the Letters of Credit or proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock in violation of Regulation T, U or X. None of the transactions contemplated by this Agreement (including the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act, the Exchange Act or Regulation T, U or X.

(b) None of the Loan Parties is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended.

Section 5.14 Disclosure. No written financial statement, certificate or other information (other than projections, budgets, estimates and other forward looking information or information of a general or industry specific nature), furnished in writing concerning any Borrower, the Company or any of their respective Restricted Subsidiaries by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. With respect to projections, budgets, estimates and other forward-looking information, each Borrower represents that such information was prepared in good faith based upon assumptions believed to be reasonable by the preparer thereof at the time made (it being understood and agreed that projections as to future events are not to be viewed as facts or guaranties of future performance, that actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material and that the Loan Parties make no representation and warranty that such projections will in fact be realized).

Section 5.15 Compliance with Law. Each of the Borrowers and its Restricted Subsidiaries is in compliance with all requirements of Law applicable to it or to its properties, except for any such failure to comply which could not reasonably be expected to cause a Material Adverse Effect. To the knowledge of the Loan Parties, neither any Borrower nor any of its Restricted Subsidiaries nor any of their respective material properties or assets is in default with respect to any judgment, writ, injunction, decree or order of any court or other Governmental Authority which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, neither any Borrower nor any of its Restricted Subsidiaries has received any written communication from any Governmental Authority that alleges that any of the Borrowers or any of its Restricted Subsidiaries is not in compliance in any material respect with any Law, except for allegations that have been satisfactorily resolved and are no longer outstanding or which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.16 Intellectual Property. Each of the Borrowers and each of its Restricted Subsidiaries owns, or possesses the right to use, all of the Intellectual Property that is reasonably necessary for the operation of its respective business, without conflict (to the knowledge of the Loan Parties) with the rights of any other Person except for those conflicts which could not reasonably be expected to have a Material Adverse Effect.

Section 5.17 Use of Proceeds. The proceeds of (a) the Loans funded on the Closing Date shall only be used to pay for the Closing Date Refinancing, to provide ongoing working requirements of MKS and its Subsidiaries and to pay Transaction Costs and any original issue discount or upfront fees that result from the exercise of the “Market Flex” provisions with respect to the Term Loans in the Fee Letter, (b) the Loans funded after the Closing Date will be used to provide for ongoing working capital requirements of MKS and its Subsidiaries and for general corporate purposes, including Permitted Acquisitions, Investments and Restricted Payments hereunder and (c) the Letters of Credit will be used by the Borrowers and their Subsidiaries for general corporate purposes.

Section 5.18 Solvency. On the Closing Date, MKS and its Subsidiaries (on a consolidated basis) are Solvent.

Section 5.19 Collateral Documents.

(a) Article 9 Collateral. The Security Agreement, when executed and delivered, is effective to create in favor of the Collateral Agent, for the benefit of the Finance Parties, a legal, valid and enforceable security interest in the Collateral described therein and, when financing statements in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and the Pledged Securities are delivered to the Collateral Agent, the Security Agreement shall constitute a fully perfected Lien on all right, title and interest of the grantors thereunder in such of the Collateral in which a security interest can be created under Article 9 of the UCC and can be perfected under Article 9 of the UCC by filing or by possession thereof, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens, and except for (i) certain items of Collateral with respect to which such Lien may be perfected only by possession thereof where the failure of the Collateral Agent to have possession thereof is expressly permitted pursuant to the Security Agreement and (ii) certain items of Collateral located in or otherwise subject to foreign law where the grant of a Lien or priority and perfection thereof in accordance with the UCC may not be recognized or enforceable.

(b) Intellectual Property. When (i) financing statements in the appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate, (ii) the Patent Security Agreement, substantially in the form of Exhibit II to the Security Agreement and the Trademark Security Agreement, substantially in the form of Exhibit III to the Security Agreement, are each filed in the United States Patent and Trademark Office and (iii) the Copyright Security Agreement, substantially in the form of Exhibit IV to the Security Agreement, is filed in the United States Copyright Office, then, to the extent that Liens may be perfected by such filings, the Security Agreement shall constitute a fully perfected first priority Lien on all right, title and interest of the grantors thereunder in the United States patents, trademarks, copyrights, licenses and other intellectual property rights covered in such agreements (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on U.S. issued patents, patent applications, registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Closing Date).

(c) Status of Liens. The Collateral Agent, for the benefit of the Finance Parties, has the Liens provided for in the Collateral Documents and, subject to the filing by the Collateral Agent of continuation statements to the extent required by the UCC and to the qualifications and limitations set forth in clauses (a) and (b) above, the Collateral Documents are sufficient to constitute valid and continuing liens of record and first priority perfected security interests in all the Collateral (other than Permitted Liens and subject to the Intercreditor Agreement) referred to therein, except (i) as priority may be affected by Permitted Liens as a result of the Collateral Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Documents, (ii) for certain items of Collateral located in or otherwise subject to foreign law where the grant of a Lien or priority and perfection thereof in accordance with the UCC may not be recognized or enforceable and (iii) exceptions to perfection set forth in the Collateral Documents.

(d) Mortgages. Each Mortgage, when executed and delivered, is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Finance Parties, legal, valid and enforceable first priority Liens on all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Liens, and when the Mortgages are filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Section 6.09, the Mortgages shall constitute fully perfected Liens on all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than Permitted Liens.

Section 5.20 Senior Indebtedness. The Senior Credit Obligations constitute “Senior Indebtedness” (or any comparable term) under and as defined in the documentation governing any Subordinated Indebtedness.

Section 5.21 International Trade Laws; Sanctions.

(a) Each Borrower, its Subsidiaries and their respective officers and directors, and to the knowledge of each Borrower and its Subsidiaries, its Affiliates, employees and agents, are in compliance with International Trade Laws in all material respects and are not engaged in any activity that would reasonably be expected to result in such Borrower being designated as a Sanctioned Person.

(b) None of the Borrowers, any Subsidiary, any Affiliate or any of their respective directors, officers or employees, or, to the knowledge of the Borrowers, any agent of any Borrower or any Subsidiary is or is owned or controlled by Persons that are a Sanctioned Person.

(c) None of the Borrowers, any Subsidiary or any Affiliate (a) is subject to or has received notice of any proceeding or investigation (but for the avoidance of doubt, excluding any routine request for information) by any governmental authority in connection with any violation by any of them of any International Trade Laws, except for Routine Regulatory Deviations; or (b) has been convicted by any governmental authority due to a violation of any International Trade Laws.

(d) Each Borrower, its Subsidiaries and any Affiliate have obtained all export licenses or other authorizations and invoked all license exceptions related to any activity governed by International Trade Laws, including authorizations (whether licenses, approvals, license exceptions or license exemptions) required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to non-U.S. nationals whether located in the United States and abroad (“Export Approvals”), except where the failure to obtain such Export Approvals constitutes a Routine Regulatory Deviation.

(e) Each Borrower, its Subsidiaries and any Affiliate are in compliance with the terms of all applicable Export Approvals, except when the failure to so comply constitutes a Routine Regulatory Deviation.

(f) There are no pending or threatened claims against (i) any Borrower or any Subsidiary or (ii) to the knowledge of any Borrower, the Company or any agent of any Borrower with respect to such Export Approvals, in each case, except for Routine Regulatory Deviations.

(g) Each Borrower and each of its Subsidiaries and Affiliates is in compliance in all material respects with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the Patriot Act. Each Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of funding (x) any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or (y) any other transaction that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

Section 5.22 Anti-Corruption Laws. Each Borrower and its Subsidiaries and their respective officers and directors, and to the knowledge of each Borrower and its Subsidiaries, its Affiliates, employees and agents, have conducted their businesses in compliance, in all material respects, with any applicable Laws relating to anti-bribery or anti-corruption, including but not limited to the United States Foreign Corrupt Practices Act of 1977, as amended (“Anti-Corruption Laws”), and will maintain policies and procedures designed to promote and achieve compliance, in all material respects, with such laws and with the representation and warranty contained herein. No Borrower will use, directly or indirectly, any proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Person, in violation of Anti-Corruption Laws.

Section 5.23 No Default. Neither any Borrower nor any Restricted Subsidiary thereof is in default under or with respect to any Material Indebtedness that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.24 Labor Relations. There are no grievances, disputes or controversies with any union or other organization of any Borrower’s or any Restricted Subsidiary’s employees, or, to any Borrower’s knowledge, any threatened strikes, work stoppages or demands for collective bargaining, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

ARTICLE VI.

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired, terminated or been Cash Collateralized and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders that:

Section 6.01 Financial Statements and Other Information. The Borrowers will furnish to the Administrative Agent, on behalf of each Lender (except that the items described in Sections 6.01(f) and (h) below shall not be disseminated to Public Lenders unless otherwise disseminated publicly by a Loan Party or identified as “Public” information in accordance with Section 10.02 by a Loan Party):

(a) within ninety (90) days after the end of each fiscal year of MKS, an audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows for MKS and its Consolidated Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, with such audited balance sheet and related consolidated financial statements reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of MKS and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of MKS, a condensed consolidated balance sheet and related statements of income or operations and cash flows for MKS and its Consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of MKS and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, commencing with the fiscal quarter ending June 30, 2016, a Compliance Certificate of a Financial Officer of MKS with respect to clauses (a) and (b) (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) demonstrating calculation of the Fixed Charge Coverage Ratio and compliance or non-compliance with the financial covenant set forth in Section 7.10 whether or not a Compliance Period is then in effect;

(d) concurrently with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, calculations reflecting the adjustments necessary to eliminate the financial results of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(e) [RESERVED];

(f) as soon as available, but in any event not more than sixty-five (65) days after the end of each fiscal year of MKS, a copy of the annual budget and projected consolidated balance sheet, income statement (or statement of operations) and cash flow statement of MKS for the fiscal year then in progress as customarily prepared by management of MKS for its internal use;

(g) (i) on or prior to the consummation of any Asset Disposition (and within ten (10) Business Days of the occurrence of any Casualty or Condemnation) of any Current Asset Collateral of any Loan Party, in each case if the fair market value (determined as described in clause (i) in the proviso to Section 7.03(a)(xi)) of such Current Asset Collateral is in excess of $5,000,000, a Borrowing Base Certificate as of the date of its delivery after giving pro forma effect to each such applicable event and (ii) as soon as available but in any event on or prior to the 30th calendar day following the end of the previous calendar month beginning with the calendar month ending on or after the Closing Date and ending with the calendar month of September of 2016, and as soon as available but in any event on or prior to the 20th calendar day following the end of each subsequent calendar month, a Borrowing Base Certificate as of the close of business on the last day of the immediately preceding calendar month, substantially in the form of Exhibit M hereto; provided that MKS may elect to deliver the Borrowing Base Certificate on a more frequent basis but if such election is exercised, it must be continued until the date that is 60 days after the date of such election (with a frequency equal to that of the initial additional Borrowing Base Certificate delivered by MKS for such period); provided further that upon the commencement and during the continuance of a Weekly Reporting Period, MKS shall deliver a Borrowing Base Certificate on Wednesday of each week (or if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Friday;

(h) promptly after any request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, including, without limitation, back-up information for the Borrowing Base Certificate, as may be reasonably requested by the Administrative Agent, subject, in all respects to any confidentiality and/or legal privilege; and

(i) promptly upon an ERISA Event that is reasonably likely to result in material liability for any Borrower or upon request by the Administrative Agent, the most recently prepared actuarial reports in relation to the Employee Benefit Arrangements for the time being operated by any Borrower or any of its Restricted Subsidiaries which are prepared in order to comply with the then current statutory or auditing requirements within the relevant jurisdiction. Promptly upon request by the Administrative Agent, the Borrowers shall also furnish the Administrative Agent and the Lenders with such additional information concerning any Plan, Foreign Pension Plan or Employee Benefit Arrangement as may be reasonably requested, including, but not limited to, with respect to any Plans, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).

Section 6.02 Notices of Material Events. The Borrowers will, upon knowledge thereof by a Responsible Officer, furnish to the Administrative Agent prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against any Borrower or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event or Foreign Benefit Event that, alone or together with any other ERISA Events or Foreign Benefit Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that results in, or would reasonably be expected to have a Material Adverse Effect.

Section 6.03 Existence; Conduct of Business. The Borrowers will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; except in each case (x) to the extent (other than with respect to the preservation of the existence of MKS) that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (y) pursuant to any merger, consolidation, liquidation, dissolution or Disposition permitted by Article VII.

Section 6.04 Payment of Tax Obligations. Each Borrower will, and will cause each of its Restricted Subsidiaries to, pay its Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 6.05 Maintenance of Properties; Insurance. MKS will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property material to the conduct of its business, including the Mortgaged Property, in good working order and condition, ordinary wear and tear excepted, except if the failure to so keep and maintain would not reasonably be expected to have a Material Adverse Effect and (b) maintain with carriers that MKS believes are financially sound and reputable (i) insurance in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are prudent in the reasonable business judgment of MKS’s officers and (ii) all insurance required pursuant to the Mortgages; provided that, notwithstanding the foregoing, in no event shall MKS or any Restricted Subsidiary be required to obtain or maintain insurance that is more restrictive than its normal course of practice (it being understood that if any Mortgaged Property is in a flood hazard area, such evidence of flood insurance shall be in such amounts and in such form as reasonably acceptable to the Administrative Agent). Each such policy of insurance shall as appropriate, (i) name the Collateral Agent as an additional insured thereunder as its interests may appear and/or (ii) in the case of each casualty insurance policy, contain a mortgagee/loss payable clause or endorsement that names the Collateral Agent as the mortgagee/loss payee thereunder.

Section 6.06 Books and Records; Inspection Rights; Appraisals; Field Examinations. (a) Each Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and applicable law are made of all material financial dealings and transactions in relation to its business and activities. Each Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent (pursuant to a request made through the Administrative Agent), at reasonable times upon reasonable prior notice (but not more than once annually if no Event of Default shall exist), to visit and inspect its properties, to examine and make extracts from its books and records, including examination of its environmental assessment reports and Phase I or Phase II studies, if any, and to discuss its affairs, finances and condition with its officers, all at such reasonable times, as often as reasonably requested and at the expense of the Borrowers. Each Borrower acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to any Borrower and its Restricted Subsidiaries’ assets for internal use by the Administrative Agent and the Lenders.

(b) At reasonable times during normal business hours and upon reasonable prior notice that the Administrative Agent requests, independently of or in connection with the visits and inspections provided for in clause (a) above, (x) the Administrative Agent may conduct (or engage third parties to conduct) such field examinations, verifications and evaluations as the Administrative Agent may deem necessary or appropriate and (y) so long as any amount of Eligible Inventory is included in the Borrowing Base, each Loan Party and each Restricted Subsidiary shall grant access to the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to such Person’s books, records, accounts and Inventory so that the Administrative Agent or an appraiser retained by the Administrative Agent may conduct an inventory appraisal; provided that the Borrowers shall only be required to cover the costs of such periodic field examinations and inventory appraisals as follows:

(i) in any calendar year, no more than one such field examination and (so long as any amount of Eligible Inventory is included in the Borrowing Base) one such appraisal shall be at the Borrowers’ expense; provided that if at the time of the commencement of any field examination or appraisal the Excess Availability has been less than the greater of (x) 25% of the Line Cap and (y) $10,000,000 for a period of at least three (3) consecutive Business Days, up to one additional field examination and (so long as any amount of Eligible Inventory is included in the Borrowing Base) up to one additional appraisal during the twelve month period after such time shall be at the Borrowers’ expense; and

(ii) at any time after the occurrence and during the continuation of an Event of Default, as many appraisals and field examinations as the Administrative Agent may reasonably request shall be at the Borrowers’ expense.

Section 6.07 Compliance with Laws. Each Borrower will, and will cause the Acquired Business and each Restricted Subsidiary of the foregoing, to comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, in each case except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 6.08 Use of Proceeds. Each Borrower has or will use the proceeds of the Loans and will use the Letters of Credit solely for the purposes set forth in Section 5.17. No part of the proceeds of any Loan have or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.

Section 6.09 Subsidiary Guarantors; Pledges; Additional Collateral; Further Assurances.

(a) Within the time periods specified in the last paragraph of this Section 6.09, after (i) any Person becomes a Restricted Subsidiary that is not an Excluded Subsidiary or an Excluded Tax Subsidiary, (ii) any Excluded Subsidiary (other than an Excluded Tax Subsidiary) that is not an Unrestricted Subsidiary or an Excluded Tax Subsidiary ceases to be an Excluded Subsidiary or (iii) an Excluded Tax Subsidiary that is not an Unrestricted Subsidiary or an Excluded Subsidiary ceases to be an Excluded Tax Subsidiary (each, a “New Loan Party”) (including, in each case, for the avoidance of doubt, a Restricted Subsidiary that is no longer an Excluded Subsidiary), in each case, the Borrower shall promptly provide the Administrative Agent with written notice thereof and shall cause each such New Loan Party to deliver to the Administrative Agent (x) a guaranty or a joinder to the Guaranty Agreement in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the Loan Parties’ obligations under the Finance Documents and (y) a joinder to all applicable Collateral Documents then in existence, in each case as specified by, and in form and substance reasonably satisfactory to, the Administrative Agent, securing payment of all the Finance Obligations of such New Loan Party under the Finance Documents, accompanied by appropriate corporate resolutions, other corporate documentation and customary legal opinions as may be reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent and its counsel.

(b) Each Borrower will, and will cause each other Loan Party to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created by the Collateral Documents, all at the expense of the Borrower.

(c) If any asset constituting Collateral is acquired by a Loan Party after the Closing Date (other than Excluded Property and assets constituting Collateral under the Collateral Documents that become subject to the Lien in favor of the Collateral Agent upon acquisition thereof), the Borrowers will notify the Administrative Agent thereof, and, if requested by the Administrative Agent, the Borrowers will cause such Collateral to be subject to a Lien securing the Finance Obligations and will take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in clause (c) above, all at the expense of the Borrowers; provided that, with respect to Equity Interests, such actions will be limited to those specified in clause (b) above.

(d) Notwithstanding the foregoing, with respect to (x) any property (other than Excluded Property), including Mortgaged Property, owned on or acquired after the Closing Date, the Loan Parties shall have one hundred twenty (120) days after the date hereof or date of acquisition thereof as applicable, or (y) any New Loan Party, the Loan Parties shall have ninety (90) days after the date such Person becomes a New Loan Party (or in each case, such later date as may be agreed upon by the Administrative Agent in the exercise of its reasonable discretion with respect thereto), in each case of the foregoing, to take the actions required by this Section.

Section 6.10 Designation of Subsidiaries. MKS may, at any time from and after the Closing Date, designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) with respect to any such designation of any Subsidiary or Subsidiaries as Unrestricted Subsidiary whose assets included immediately before such designation in the Borrowing Base represent at least 5% of the Borrowing Base immediately before such designation, the Payment Conditions are met (and as a condition precedent to the effectiveness of any such designation, MKS shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (iii) if a Restricted Subsidiary is being designated as an Unrestricted Subsidiary hereunder, such Restricted Subsidiary, together with all other Unrestricted Subsidiaries as of such date of designation, must not have contributed greater than 10% of MKS’s Consolidated EBITDA (calculated inclusive of all Unrestricted Subsidiaries), as of the most recently ended fiscal quarter of MKS, for the period of four (4) consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 6.01 and (iv) each Subsidiary designated as a “Restricted Subsidiary” under the Term Facility shall be designated as a Restricted Subsidiary hereunder. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the applicable Loan Party therein at the date of designation in an amount equal to the fair market value of the applicable Loan Party’s investment therein (as determined in good faith by MKS). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the applicable Loan Party in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of such Loan Party’s Investment in such Subsidiary. Notwithstanding the foregoing, MKS shall not be permitted to be an Unrestricted Subsidiary.

Section 6.11 Cash Management.

(a) (i) Each Borrower shall enter into, and shall cause each other Loan Party to enter into, control agreements (each, a “Blocked Account Agreement”) as soon as possible after the Closing Date and, in any event, shall have caused such Blocked Account Agreements to be entered into within 90 days after the Closing Date (or such later date approved by the Administrative Agent in its reasonable discretion), in form and substance reasonably satisfactory to the Administrative Agent, with the Administrative Agent and each other bank with which such Loan Party maintains any deposit account, securities account, commodities account or lockbox (other than any Excluded Account) (collectively, the “Blocked Accounts”); and (ii) within 90 days after the Closing Date (or such later date approved by the Administrative Agent in its reasonable discretion), MKS shall provide the Administrative Agent with a schedule of Blocked Accounts and a schedule of Excluded Accounts in each case certified by a Financial Officer of MKS.

(b) Each of the Borrowers agrees that it will cause all proceeds of the Current Asset Collateral to be deposited into a Blocked Account.

(c) Each Blocked Account Agreement (other than the Blocked Account Agreement with respect to the Investment Account) shall require (only during the continuance of a Cash Dominion Period and following delivery of notice of the commencement thereof from the Administrative Agent to MKS and the account bank party to such instrument or agreement) ACH or wire transfer no less frequently than once per Business Day (but without limit on frequency if the Maturity Date shall have actually occurred) of all available cash balances and cash receipts, including the then contents or then entire ledger balance of each Blocked Account (other than the Investment Account) (net of (i) such minimum balance as may be required to be maintained in the subject Blocked Account by the bank at which such Blocked Account is maintained and (ii) with respect to any such Blocked Account in which any proceeds of a Revolving Borrowing or borrowing of “Incremental Term Loans” (under and as defined in the Term Credit Agreement) were deposited, solely during the two (2) Business Days immediately following the date on which such Revolving Borrowing or borrowing was made, the amount of such proceeds remaining on deposit in such Blocked Account at the time of such ACH or wire transfer), to one or more accounts designated by and under the sole control and dominion of the Administrative Agent (the “Payment Accounts”). Subject to the terms of the Intercreditor Agreement, (x) if an Event of Default has occurred and is continuing and after the exercise of remedies provided for in Section 8.02 (or the Loans have automatically become immediately due and payable under Section 8.01 and the L/C Obligations have been required to be Cash Collateralized), all amounts received in a Payment Account or such other account shall be applied (and allocated) by the Administrative Agent in accordance with Section 8.03 or (y) otherwise, all amounts received in a Payment Account or such other account shall be applied (and allocated) by the Administrative Agent in accordance with Section 2.09(b)(iv).

(d) If, at any time after the occurrence and during the continuance of a Cash Dominion Event, any cash or Cash Equivalents owned by any Loan Party (excluding amounts in payroll, trust, employee benefits and tax withholding accounts funded in the ordinary course of business and required by applicable Law and excluding accounts the aggregate amount of deposit therein or credited thereto do not exceed $2,000,000 at any time (each such account, an “Excluded Account”)) are deposited to any account or lockbox or held pursuant to any other arrangement, otherwise than in a Blocked Account subject to a Blocked Account Agreement, the Administrative Agent shall be entitled to require the applicable Loan Party to terminate such account or other arrangement and have all funds therein or subject thereto transferred to a Blocked Account, and to cause all future deposits to be made to a Blocked Account.

(e) The Loan Parties may close Blocked Accounts and/or open new Blocked Accounts without the Administrative Agent’s consent, subject to the prompt execution and delivery to the Administrative Agent of a Blocked Account Agreement with respect to each new Blocked Account to the extent required by the provisions of this Section 6.11. The Loan Parties may open or close Excluded Accounts at any time, without requirement of delivery of a Blocked Account Agreement without consent of the Administrative Agent.

(f) So long as no Cash Dominion Period is in effect, the Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in their respective Blocked Accounts.

(g) (i) Any amounts received in the Payment Accounts (including all interest and other earnings with respect thereto, if any) at any time after Discharge of Senior Credit Obligations (other than contingent indemnification obligations as to which no claim has been asserted) and (ii) any amounts that continue to be swept to the Payment Accounts after no Cash Dominion Event exists, shall, in each case, be remitted to the operating account of the Borrowers as specified by MKS.

Section 6.12 Compliance with Environmental Laws. Each of the Loan Parties and Restricted Subsidiaries will comply, and use commercially reasonable efforts to cause all lessees and other Persons occupying real property of any Loan Party to comply, with all Environmental Laws and Environmental Permits applicable to its operations, real property and facilities; obtain and renew all material Environmental

Permits applicable to its operations, real property and facilities; and conduct all investigations, response and other corrective actions to address the Release or threat of Release of Hazardous Materials to the extent required by, and in accordance with, Environmental Laws, except in each case for any such failure which would not be reasonably expected to have a Material Adverse Effect; provided that no Loan Party or Restricted Subsidiary shall be required to undertake any such action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

Section 6.13 Sanctions; International Trade Laws. Each Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by such Borrower, its Subsidiaries, and their respective officers, directors, employees and agents with International Trade Laws and will conduct its business in compliance with International Trade Laws, in all material respects.

Section 6.14 Post-Closing Obligations. Each of the Loan Parties shall deliver to the Administrative Agent the documents set forth on Schedule 6.14, within the time limits specified on such Schedule or such later date agreed by the Administrative Agent in its sole discretion.1

ARTICLE VII.

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit shall have expired, terminated or been Cash Collateralized and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders that:

Section 7.01 Indebtedness. Each Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) the Finance Obligations;

(b) Indebtedness existing on the Closing Date and set forth in Schedule 7.01 and any Permitted Refinancing Indebtedness in respect thereof;

(c) Indebtedness of MKS to any Subsidiary and of any Restricted Subsidiary to MKS or any other Subsidiary; provided that Indebtedness of any Restricted Subsidiary that is not a Loan Party to any Loan Party shall be subject to, and shall comply with, clause (i) of the proviso set forth in Section 7.04(d);

(d) Guarantees by MKS or any Restricted Subsidiary of Indebtedness or other obligations of (i) MKS or (ii) any Subsidiary; provided that, in the case of clause (ii), the aggregate amount of Indebtedness and other payment obligations (other than in respect of any overdrafts and related liabilities arising in the ordinary course of business from treasury, depository and cash management services or in connection with any automated clearing-house transfer of funds) of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be permitted under clause (i) of the proviso set forth in Section 7.04(d);

[1]	Post-closing obligations TBD, but to include 120 days to deliver Mortgages for applicable property owned on the Closing Date.

(e) Indebtedness of MKS or any Restricted Subsidiary incurred to finance the acquisition, construction, repair or improvement of any fixed or capital assets, including Capital Lease Obligations, Synthetic Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Permitted Refinancing Indebtedness in respect thereof; provided that (i) such Indebtedness (but not any Permitted Refinancing Indebtedness in respect thereof) is incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $50,000,000 at any time outstanding;

(f) Indebtedness of MKS or any Restricted Subsidiary as an account party in respect of trade letters of credit in the ordinary course of business;

(g) Indebtedness owed in respect of any services covered by Secured Cash Management Agreements and any other Indebtedness in respect of netting services, business credit card programs, overdraft protection and other treasury, depository and cash management services or incurred in connection with any automated clearing-house transfers of funds or any cash pooling arrangement, and to the extent constituting Indebtedness, obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business;

(h) Indebtedness under bid bonds, performance bonds, surety bonds and similar obligations, in each case, incurred by MKS or any of its Restricted Subsidiaries in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting such bid bonds, performance bonds, surety bonds and similar obligations, and other Indebtedness in respect of surety bonds and similar instruments incurred to the extent necessary to stay judgments that do not constitute an Event of Default under Section 8.01(j);

(i) Indebtedness of MKS or any Restricted Subsidiary in respect of Swap Agreements entered into not for speculative purposes (i) to hedge or mitigate risks to which MKS or any Restricted Subsidiary has actual exposure (other than those in respect of Equity Interests of MKS or any of its Restricted Subsidiaries) or (ii) in order to cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment or any currency exposure of MKS or any Restricted Subsidiary;

(j) Indebtedness of Foreign Subsidiaries, and guarantees thereof by Foreign Subsidiaries, in an aggregate principal amount not to exceed $60,000,000 at any time outstanding;

(k) Guarantees of Indebtedness of directors, officers, employees, consultants, agents and advisors of MKS or any of its Restricted Subsidiaries in respect of expenses of such Persons in connection with relocations and other ordinary course of business purposes, if the aggregate amount of Indebtedness so Guaranteed, when added to the aggregate amount of unreimbursed payments theretofore made in respect of such Guarantees and the amount of loans and advances then outstanding under Section 7.04(o), shall not at any time exceed $15,000,000;

(l) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties, surety bonds or performance bonds securing the performance of MKS or any of its Restricted Subsidiaries pursuant to such agreements, in connection with Permitted Acquisitions, the Acquisition or permitted Dispositions;

(m) Indebtedness representing installment insurance premiums owing in the ordinary course of business or representing financing of insurance premiums in the ordinary course of business;

(n) Indebtedness representing deferred compensation, severance, pension, and health and welfare retirement benefits or the equivalent to current and former employees of MKS and its Restricted Subsidiaries established in the exercise of MKS’s reasonable business judgment or existing on the Closing Date;

(o) unsecured Indebtedness arising out of judgments not constituting an Event of Default;

(p) Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the Closing Date, or Indebtedness of any Person that is assumed by any Restricted Subsidiary in connection with an acquisition of assets by such Restricted Subsidiary in a Permitted Acquisition or other Investment permitted hereunder, and any refinancing, renewal, extension or replacement in respect thereof; provided that (A) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger or consolidation) or such assets being acquired and (B) neither MKS nor any Restricted Subsidiary (other than such Person or the Restricted Subsidiary with which such Person is merged or consolidated or that so assumes such Person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness;

(q) Permitted Indebtedness;

(r) other Indebtedness of MKS and its Restricted Subsidiaries in an aggregate outstanding principal amount not in excess of the greater of (x) $50,000,000 and (y) 2% of Consolidated Total Assets for the most recently completed Test Period;

(s) (i) Indebtedness incurred under the terms of Section 7.01(s) of the Term Credit Agreement that are in effect as of the date hereof and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(t) (i) Indebtedness under the Term Facility and any Incremental Facility (under and as defined in the Term Credit Agreement in effect as of the date hereof), and any Permitted Refinancing thereof; provided that the aggregate principal amount incurred under this Section 7.01(t)(i) at any time outstanding shall not exceed $940,000,000 plus an additional amount so long as at the time of incurrence thereof and after giving effect thereto the Secured Leverage Ratio on a Pro Forma Basis does not exceed 2.50:1.00; and (ii) the amount of obligations in respect of any Secured Cash Management Agreement (as defined in the Term Credit Agreement) and any Permitted Refinancing thereof; and

(u) Indebtedness incurred outside of this Agreement consisting of letters of credit, bank guarantees and foreign lines of credit in an aggregate principal amount at any time outstanding not to exceed $50,000,000.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.01. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of MKS dated such date prepared in accordance with GAAP.

Notwithstanding anything to the contrary contained in this Agreement, Indebtedness incurred pursuant to the Term Facility (and any Permitted Refinancing thereof) may only be incurred pursuant to Section 7.01(t)(i).

Section 7.02 Liens. Each Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except the following (collectively, “Permitted Liens”):

(a) Liens created pursuant to any Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of MKS or any Restricted Subsidiary existing on the Closing Date and set forth in Schedule 7.02 and any modifications, renewals and extensions thereof and any Lien granted as a replacement or substitute therefor; provided that (i) such replacement or substitute Lien shall not apply to any other property or asset of MKS or any Restricted Subsidiary other than improvements thereon or proceeds from the disposition of such property or asset and (ii) such replacement or substitute Lien shall secure only those obligations which it secures on the Closing Date and any Permitted Refinancing Indebtedness thereof;

(d) any Lien existing on any property or asset prior to the acquisition thereof by MKS or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Closing Date prior to the time such Person becomes a Restricted Subsidiary (or such merger or consolidation occurs) and any modifications, replacements, renewals or extensions thereof, in each case, other than Liens on the Equity Interests of a Person that becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary (or such merger or consolidation), as the case may be, (ii) such Lien shall not apply to any other property or assets of MKS or any Restricted Subsidiary (other than, in the case of any such merger or consolidation, the assets of any Subsidiary without significant assets that was formed solely for the purpose of effecting such acquisition) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary (or is so merged or consolidated), as the case may be, and any refinancing, extensions, renewals or replacements thereof that do not increase the outstanding principal amount thereof;

(e) Liens on fixed or capital assets acquired, constructed or improved by MKS or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness permitted by Section 7.01(e) and obligations relating thereto not constituting Indebtedness in respect thereof and (ii) such Liens shall not apply to any other property or assets of MKS or any Restricted Subsidiary other than improvements thereon or proceeds from the disposition of such property or assets; provided further that in the event Indebtedness under Section 7.01(e) is owed to any Person with respect to financing under a single credit facility of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person under such credit facility;

(f) (i) Dispositions of assets not prohibited by Section 7.03 and in connection therewith, customary rights and restrictions contained in agreements relating to such Dispositions pending the completion thereof, or in the case of a license, during the term thereof and (ii) any option or other agreement to Dispose any asset not prohibited by Section 7.03;

(g) in the case of (A) any Subsidiary that is not a wholly-owned Subsidiary or (B) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the Organizational Documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(h) any interest or title of a lessor under any lease or sublease entered into by MKS or any Restricted Subsidiary in the ordinary course of business and other statutory and common law landlords’ liens under leases;

(i) any interest or title of a licensor under any license or sublicense entered into by MKS or any Restricted Subsidiary as a licensee or sublicensee (A) existing on the Closing Date or (B) in the ordinary course of its business;

(j) licenses, sublicenses, leases or subleases granted to other Persons permitted under Section 7.03;

(k) Liens on earnest money deposits of cash or Cash Equivalents made, or escrow or similar arrangements entered into, in connection with any Permitted Acquisition or other Investment permitted pursuant to Section 7.04 or other acquisitions, Dispositions or transactions not prohibited hereunder;

(l) Liens in the nature of the right of setoff in favor of counterparties to purchase orders or other contractual agreements with the Loan Parties in the ordinary course of business;

(m) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods by or to any Borrower or any Restricted Subsidiary entered into by MKS or any Restricted Subsidiary in the ordinary course of business;

(n) Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of banker’s acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;

(o) Liens on the assets and equity interests of non-Guarantor Foreign Subsidiaries that secure only Indebtedness or other obligations of such non-Guarantor Foreign Subsidiaries permitted hereunder;

(p) Liens on insurance policies and the proceeds thereof securing Indebtedness permitted by Section 7.01(m);

(q) Liens (i) of a collection bank arising under Section 4-208 of the UCC (or other applicable Law) on the items in the course of collection, (ii) in connection with any cash pooling arrangement and (iii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(r) Liens arising from UCC financing statements or similar filings (i) made as a precautionary measure in respect of operating leases entered into by MKS or any of its Subsidiaries, or (ii) made to evidence or perfect the sale or assignment of accounts receivable pursuant to a Disposition permitted under this Agreement;

(s) Liens in favor of any Borrower or any Guarantor securing Indebtedness permitted under Section 7.01(c);

(t) Liens on the Collateral securing Indebtedness permitted pursuant to Section 7.01(s); provided that such Liens on Current Asset Collateral are junior to the Liens securing the Finance Obligations, and the agent or other representative for the lenders or holders of such Indebtedness has become a party to the Intercreditor Agreement or another intercreditor agreement reasonably acceptable to the Administrative Agent (an “Other Intercreditor Agreement”);

(u) Liens on assets of MKS and its Restricted Subsidiaries not otherwise permitted above so long as the aggregate amount of obligations subject to such Liens does not immediately after giving effect to the incurrence of such obligations exceed the greater of (x) $50,000,000 and (y) 2% of Consolidated Total Assets for the most recently completed Test Period; provided that such Liens on Current Asset Collateral are junior to the Liens securing the Finance Obligations, and the agent or other representative for the lenders or holders of such Indebtedness has become a party to the Intercreditor Agreement or an Other Intercreditor Agreement;

(v) Liens securing obligations in respect of Indebtedness permitted under Section 7.01(t)(i) and obligations in respect of any Secured Cash Management Agreement (as defined in the Term Credit Agreement) permitted under Section 7.01(t)(ii) (or, in each case, any Permitted Refinancing in respect thereof); provided that such Liens on Current Asset Collateral are junior to the Liens securing the Finance Obligations, and the agent or other representative for the lenders or holders of such Indebtedness has become a party to the Intercreditor Agreement or an Other Intercreditor Agreement;

(w) Liens securing Indebtedness permitted under Section 7.01(u);

(x) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.04;

(y) Liens (i) on cash and Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness and (ii) in favor of a trustee in an indenture relating to any Indebtedness to the extent such Liens secure only customary compensation and reimbursement obligations of such trustee; and

(z) Assignments of insurance or condemnation proceeds relating to any property provided to landlords (or their mortgagees) pursuant to the terms of any lease of such property.

Section 7.03 Fundamental Changes and Asset Sales.

(a) Each Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of transactions) its assets (including pursuant to a Sale/Leaseback Transaction), or any of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that:

(i) (x) any Person may merge into or consolidate with MKS in a transaction in which MKS is the surviving corporation and (y) any Subsidiary may liquidate, dissolve or wind up its affairs so long as the Borrower determines in good faith that such liquidation, dissolution or winding up is in the best interest of the Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders;

(ii) any (x) Person (other than the Borrower) may merge into or consolidate with any Restricted Subsidiary in a transaction in which the surviving entity is such Restricted Subsidiary (provided that any such merger or consolidation involving a Subsidiary Guarantor must result in the surviving entity remaining or becoming a Subsidiary Guarantor) and any (y) non-Loan Party may merge into or consolidate with a Borrower or any Subsidiary of a Borrower (provided that any such merger or consolidation involving a Subsidiary Guarantor must result in the surviving entity remaining or becoming a Subsidiary Guarantor);

(iii) any Restricted Subsidiary (other than MKS) may merge into or consolidate with any Person in a transaction permitted under clauses (xi) and (xiii) hereunder in which the surviving entity is not a Subsidiary;

(iv) any Restricted Subsidiary (other than MKS) may Dispose of any or all of its assets (upon voluntary liquidation, dissolution or otherwise) to MKS or any Restricted Subsidiary (except that a Loan Party may only Dispose of its assets under this clause (a)(iv) to the Borrower or another Loan Party);

(v) sales, transfers and other Dispositions of inventory in the ordinary course of business, used, worn out, obsolete or surplus property and cash and Cash Equivalents in the ordinary course of business, and the assignment, cancellation, abandonment or other Disposition of Intellectual Property that is, in the reasonable judgment of MKS, no longer economically practicable to maintain or necessary in the conduct of the business of MKS and the Restricted Subsidiaries, taken as a whole;

(vi) (x) Dispositions (including Equity Interests of Subsidiaries) or exclusive licenses to MKS or any Restricted Subsidiary; provided that (i) any such Disposition or exclusive license made by a Loan Party to a Restricted Subsidiary that is not a Loan Party shall be made in compliance with Section 7.04 and (ii) Equity Interests of a Loan Party may not be transferred to a Subsidiary that is not a Loan Party or (y) Dispositions by MKS or any Restricted Subsidiary to any Subsidiary that is not a Restricted Subsidiary in an amount not to exceed $10,000,000 per fiscal year;

(vii) (x) Dispositions or the discount or sale, in each case without recourse, of receivables arising in the ordinary course of business, and (y) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(viii) leases, subleases, licenses or sublicenses of property to other Persons in the ordinary course of business not materially interfering with the business of MKS and the Restricted Subsidiaries taken as a whole;

(ix) dispositions of property as a result of a Casualty Event involving such property or any disposition of real property to a Governmental Authority as a result of a Condemnation of such real property;

(x) Dispositions of investments in joint ventures, to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(xi) Dispositions of assets or Equity Interests; provided that (i) the consideration received for such assets or Equity Interests shall be in an amount at least equal to the fair market value thereof (determined by a Responsible Officer or, for any Disposition in reliance on this Section 7.03(a)(xi) of assets in one transaction or a series of related transactions with Net Cash Proceeds in excess of $5,000,000, in good faith by the Board of Directors of MKS) and no less than 75% thereof shall be paid in cash or Cash Equivalents, (ii) the Net Cash Proceeds of such Dispositions do not exceed an aggregate amount of $200,000,000, (iii) such Dispositions are consummated within eighteen (18) months following the Closing Date, (iv) no Event of Default shall have occurred or be continuing or result therefrom and (v) if any Current Asset Collateral is sold pursuant to this Section 7.03(a)(xi) in any Disposition or series of related Dispositions and the fair market value (determined as described in clause (i) in this proviso) of such Current Asset Collateral is in excess of $5,000,000, MKS shall have delivered to the Administrative Agent a pro forma Borrowing Base Certificate, modified to give effect to such Disposition;

(xii) the surrender, waiver or settlement of contractual rights or claims and litigation claims in the ordinary course of business;

(xiii) Dispositions of Equity Interests in any Subsidiary acquired in connection with a Permitted Acquisition, in each case pursuant to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or the exercise of warrants, options or other securities convertible into or exchangeable for the Equity Interests of such Subsidiary, so long as such rights, plans, warrants, options or other securities were not entered into or issued in connection with or in contemplation of such Person becoming a Subsidiary;

(xiv) Transactions permitted under Section 7.02, 7.04 and 7.06, in each case, solely to the extent constituting Dispositions hereunder;

(xv) Permitted Restructuring Transactions;

(xvi) other Dispositions of assets or Equity Interests; provided that (i) the consideration received for such assets or Equity Interests shall be in an amount at least equal to the fair market value thereof (determined by a Responsible Officer or, for any Disposition in reliance on this Section 7.03(a)(xi) of assets in one transaction or a series of related transactions with Net Cash Proceeds in excess of $5,000,000, in good faith by the Board of Directors of MKS) and no less than 75% thereof shall be paid in cash or Cash Equivalents, (ii) the Net Cash Proceeds of such Dispositions do not exceed an aggregate amount of $10,000,000 in any calendar year, (iii) the Net Cash Proceeds thereof are applied to a prepayment of the Term Loans to the extent required under the Term Credit Agreement, (iv) no Event of Default shall have occurred or be continuing or result therefrom, and (v) if any Current Asset Collateral is sold pursuant to this Section 7.03(a)(xvi) in any Disposition or series of related Dispositions and the fair market value (determined as described in clause (i) in this proviso) of such Current Asset Collateral is in excess of $5,000,000, MKS shall have delivered to the Administrative Agent a pro forma Borrowing Base Certificate; and

(xvii) Dispositions of fixed or capital assets and related property in connection with Indebtedness permitted under Section 7.01 for the purpose of financing such fixed or capital assets and related property or a lease of such assets by MKS or any Subsidiary as a lessee or debtor.

(b) MKS will not, and will not permit any of its Restricted Subsidiaries to engage to any material extent in any business other than businesses of the type conducted by MKS and its Restricted Subsidiaries (including the Acquired Business and its Subsidiaries, after giving effect to the consummation of the Acquisition) on the date of execution of this Agreement and businesses reasonably related, complementary, incidental or ancillary thereto or similar or complementary thereto or reasonable extensions thereof.

(c) MKS will not, nor will it permit any of its Restricted Subsidiaries to, change its fiscal year from the basis in effect on the Closing Date; provided, however, that the Loan Parties and Restricted Subsidiaries may, upon written notice to the Administrative Agent, change their respective fiscal years to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, at the request of the Administrative Agent, MKS and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 7.04 Investments, Loans, Advances, Guarantees and Acquisitions. Each Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any Investment except:

(a) cash (including deposit accounts) and Cash Equivalents;

(b) Permitted Acquisitions and the Acquisition;

(c) Investments by MKS and its Restricted Subsidiaries existing on the Closing Date (including, for purposes of financing the Acquisition) or made by MKS and its Restricted Subsidiaries pursuant to legally binding written contracts in existence on the Closing Date, and in each case set forth on Schedule 7.04, and any modification, conversion, replacement, reinvestment, renewal or extension thereof to the extent not involving any additional net Investment; provided that the amount of the original Investment is not increased except as otherwise permitted by this Section 7.04;

(d) Investments made by the Borrower in or to any Restricted Subsidiary or Unrestricted Subsidiary and made by any Restricted Subsidiary in or to the Borrower or any Unrestricted Subsidiary or another Restricted Subsidiary and Guarantees by the Borrower or any Restricted Subsidiary of obligations of any Unrestricted Subsidiary or Restricted Subsidiary; provided that (i) in the case of any Investment under this clause (d) by a Loan Party in a Restricted Subsidiary which is not a Loan Party or in any Unrestricted Subsidiary made after the Closing Date or constituting a Guarantee of obligations of any Restricted Subsidiary that is not a Loan Party or a Guarantee of obligations of any Unrestricted Subsidiary made after the Closing Date, either (x) the Payment Conditions with respect thereto shall be satisfied or (y) the aggregate amount of such Investment together with other Investments made under this clause (d)(y) shall not exceed $25,000,000, and (ii) in the case of any intercompany Indebtedness (other than any such (x) Indebtedness among Subsidiaries that are not Loan Parties and, for the avoidance of doubt, any intercompany accounts payable and receivable, guarantee fees and transfer pricing arrangements and (y) Indebtedness with an aggregate principal amount of $5,000,000 or less as determined at the time of such Investment), (A) no later than thirty (30) days after such Investment, (I) such item of intercompany Indebtedness shall be evidenced by a promissory note (which shall be substantially in the form of Exhibit H hereto or as otherwise agreed to by the Administrative Agent in its sole discretion) and (II) such promissory note evidencing intercompany Indebtedness made by a Subsidiary that is not a Loan Party to a Loan Party shall contain the subordination provisions set forth in Exhibit I or as otherwise agreed to by the Administrative Agent in its sole discretion and (B) each promissory note evidencing intercompany Indebtedness held by a Loan Party shall be pledged to the Collateral Agent pursuant to the applicable Collateral Documents to the extent required thereby;

(e) (i) Guarantees permitted by Section 7.01 (ii) Guarantees by (A) any Loan Party of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by any Restricted Subsidiary in the ordinary course of business and (B) any Restricted Subsidiary that is not a Loan Party of operating leases (other than Capital Lease Obligations) or of obligations that do not constitute Indebtedness, in each case, entered into by any Subsidiary that is not a Loan Party in the ordinary course of business; and (iii) Guarantees incurred in respect of customary indemnification and purchase price adjustment obligations of any Loan Party or Subsidiary incurred in connection with Dispositions or Acquisitions permitted by this Agreement;

(f) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and other Investments received in connection with the bankruptcy or reorganization of, or settlement, satisfaction or partial satisfaction of delinquent accounts or disputes with, customers and suppliers;

(g) Investments made as a result of the receipt of non-cash consideration from a Disposition, of any asset in compliance with Section 7.03;

(h) Investments in the form of Swap Agreements entered into (i) to hedge or mitigate risks to which MKS or any Restricted Subsidiary has actual exposure (other than those in respect of Equity Interests of MKS or any of its Restricted Subsidiaries) or (ii) in order to cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment or any currency exposure of MKS or any Restricted Subsidiary;

(i) payroll, travel, relocation, entertainment and similar advances or loans to directors, officers, consultants and employees of MKS or any Restricted Subsidiary that are made in the ordinary course of business;

(j) extensions of trade credit in the ordinary course of business and other Investments in respect of advances to customers or suppliers, prepaid expenses, negotiable instruments held for collection or lease, utility, workers’ compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

(k) Investments (including acquisitions) to the extent the consideration paid therefor consists of Equity Interests or Equity Equivalents (other than Disqualified Capital Stock) of MKS or the proceeds of the issuance thereof;

(l) Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary; provided such Investment was not made in connection with or anticipation of such Person becoming a Restricted Subsidiary and any modification, replacement, renewal or extension thereof;

(m) Investments in joint ventures and acquisitions of Equity Interests in a Person that does not become a Subsidiary of a Loan Party; provided that the sum of the aggregate amount of such Investments, plus the aggregate consideration paid in all such acquisitions, made under this clause (m) after the Closing Date shall not exceed $50,000,000 at any time outstanding;

(n) Investments consisting of Permitted Liens, Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(o) loans, notes or advances to directors and employees of MKS or any Restricted Subsidiary made in the ordinary course of business; provided that the aggregate amount of such loans and advances outstanding, when aggregated with the Guarantees then outstanding under Section 7.01(k), at any time shall not exceed $15,000,000;

(p) MKS and its Restricted Subsidiaries may make additional Investments (including Post-Closing Acquisitions) so long as the aggregate amount of such Investment together with other Investments made under this clause (p) shall not exceed $25,000,000;

(q) MKS and its Restricted Subsidiaries may make additional Investments (including Post-Closing Acquisitions) so long as the Payment Conditions with respect thereto are satisfied;

(r) Investments constituting non-cash consideration received by the Borrower or any Subsidiary in connection with Dispositions (to the extent not prohibited hereby) and Casualty Events;

(s) Investments arising from the consummation of customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(t) Investments consisting of Restricted Payments permitted under Section 7.06; and

(u) Investments in connection with Permitted Restructuring Transactions.

For purposes of covenant compliance with this Section 7.04, the amount of any Investment shall be the aggregate cash investment at the time such Investment is made, without adjustment for subsequent increases or decreases in the value of such Investment or accrued and unpaid interest or dividends thereon, less all dividends or other distributions or any other amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment. For the avoidance of doubt, if an Investment would be permitted under any provision of this Section 7.04 (other than Section 7.04(b)) and as a Permitted Acquisition, such Investment need not satisfy the requirements otherwise applicable to Permitted Acquisitions unless such Investment is consummated in reliance on Section 7.04(b).

Section 7.05 Transactions with Affiliates. Each Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than such Borrower or any Restricted Subsidiary), except (a) transactions that are on terms and conditions not materially less favorable to such Borrower or such Restricted Subsidiary than it would obtain on an arm’s-length basis from a Person that is not an Affiliate, (b) any Restricted Payment permitted by Section 7.06, (c) customary fees paid and indemnifications provided to directors of MKS and its Restricted Subsidiaries, (d) compensation (including bonus and severance arrangements) and indemnification of, and other employment agreements and arrangements, employee benefit plans, and stock incentive plans with, directors, officers, consultants and employees of MKS or any Restricted Subsidiary entered in the ordinary course of business (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with present or former employees, officers or directors and stock option or incentive plans and other compensation arrangements), (e) Investments permitted by Section 7.04, (f) leases or subleases of property in the ordinary course of business not materially interfering with the business of MKS and the Restricted Subsidiaries taken as a whole, (g) transactions between or among MKS and its Subsidiaries not otherwise prohibited hereunder, (h) the payment of fees, expenses and indemnities and other payments pursuant to, and the transactions pursuant to, the agreements set forth on Schedule 7.05 (as such agreements are in effect on the Closing Date, together with any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect), (i) the granting of registration and other customary rights in connection with the issuance of Equity Interests by MKS not otherwise prohibited by the Loan Documents and the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided in connection therewith, (j) consummation of the transactions contemplated by the Transaction Documents, and payment of related fees and expenses, (k) transactions pursuant to agreements in existence or contemplated on the Closing Date and set forth on Schedule 7.05 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (l) customary payments by MKS and any of the Restricted Subsidiaries made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of MKS or a Restricted Subsidiary in good faith, (m) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business, (n) transactions undertaken in good faith (as certified by a Responsible Officer of MKS) for the purpose of improving the consolidated tax efficiency of MKS and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement and (o) Permitted Restructuring Transactions.

Section 7.06 Restricted Payments. MKS will not, and will not permit any of its Restricted Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, except:

(a) MKS may (i) declare and pay dividends and (ii) make other Restricted Payments with respect to its Equity Interests payable solely in additional Equity Interests of MKS (other than Disqualified Capital Stock);

(b) MKS and any Restricted Subsidiaries may repurchase (i) Equity Interests upon the exercise of any purchase or conversion option in respect of Equity Equivalents if such Equity Interests represent a portion of the exercise price thereof and (ii) Equity Interests from any current or former officer, director, employee or consultant (or their current or former spouses, estates, estate planning vehicles and family members) or other holder of Equity Interests to comply with Tax withholding obligations relating to Taxes payable by such Person upon the grant or award of such Equity Interests (or upon vesting thereof);

(c) MKS and any Restricted Subsidiaries may make cash payments in lieu of the issuance of fractional shares in connection with the exercise or conversion of Equity Equivalents or convertible Indebtedness;

(d) Restricted Subsidiaries may declare and pay dividends or make other distributions to Persons that own Equity interests in such Subsidiaries; provided that in the case of a dividend or other distribution by a non-Wholly Owned Restricted Subsidiary, such dividends or distributions shall be made ratably with respect to their Equity Interests;

(e) MKS and any Restricted Subsidiaries may make Restricted Payments pursuant to and in accordance with stock incentive plans or other employee benefit plans for directors, officers or employees of MKS and its Subsidiaries;

(f) so long as no Default or Event of Default has occurred and is continuing or would arise after giving effect thereto, MKS and any Restricted Subsidiaries may purchase Equity Interests from present or former officers, directors, consultants or employees (or their current or former spouses, estates, estate planning vehicles and family members) of MKS or any Subsidiary upon the death, disability, retirement or termination of employment or service of such officer, director, consultant or employee, in an aggregate amount not exceeding $5,000,000 in any fiscal year of MKS, with any unused amount in any fiscal year being carried over to the subsequent fiscal year to increase the basket in such fiscal year, plus, the proceeds received by MKS or any Restricted Subsidiary of any key man life insurance;

(g) redemptions or purchases of stock appreciation rights, restricted stock units and performance share units of the Company, in each case in connection with the Acquisition and in an amount not to exceed $15,000,000;

(h) redemptions, repurchases, retirements or other acquisitions of Equity Interests in MKS or any of the Restricted Subsidiaries deemed to occur upon exercise of stock options or warrants or similar rights if such Equity Interests represent a portion of the exercise price of, or tax withholdings with respect to, such options or warrants or similar rights;

(i) so long as no Event of Default has occurred and is continuing or would result therefrom, Restricted Payments in an aggregate amount per fiscal year not to exceed 4.0% of Market Capitalization, as determined as of the date of declaration of such Restricted Payment; it being understood and agreed that no Restricted Payment made pursuant to this clause (i) shall be permitted unless, as of any date of declaration thereof during any fiscal year, no Event of Default has occurred and is continuing and the aggregate amount of Restricted Payments made pursuant to this clause (i) during such fiscal year would not exceed 4.0% of Market Capitalization on such date;

(j) other Restricted Payments of MKS and its Restricted Subsidiaries in an aggregate amount not to exceed $50,000,000, provided that, at the time of the declaration of such Restricted Payment, no Event of Default exists or would result from such Restricted Payment;

(k) additional Restricted Payments so long as the Payment Conditions with respect thereto are satisfied; and

(l) Permitted Restructuring Transactions.

Section 7.07 Restrictive Agreements. Each Borrower will not, and will not permit any of its Restricted Subsidiaries to enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (x) the ability of any Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Finance Obligations or (y) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay loans or advances to any Borrower or any other Restricted Subsidiary or to Guarantee the Finance Obligations; provided that (i) the foregoing shall not apply to:

(a) customary restrictions and conditions imposed by any Loan Document or by any instrument governing Indebtedness permitted hereunder, including, without limitation, the Term Credit Agreement and Permitted Refinancing Indebtedness in respect thereof or any Loan Document (or similar term) (as defined in the Term Credit Agreement and Permitted Refinancing Indebtedness in respect thereof);

(b) restrictions and conditions existing on the Closing Date and identified on Schedule 7.07 and any amendments, modifications, extensions, renewals or refinancing thereof that do not materially expand the scope of any such restriction or condition taken as a whole;

(c) restrictions and conditions imposed by agreements of any Restricted Subsidiary in existence at the time such Restricted Subsidiary became a Restricted Subsidiary and any amendments, modifications, extensions, renewals or refinancing thereof that do not materially expand the scope of any such restriction or condition taken as a whole; provided that such restrictions and conditions apply only to such Restricted Subsidiary;

(d) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets or Equity Interests of MKS or any Restricted Subsidiary pending such sale; provided such restrictions and conditions apply only to the Subsidiary (or the Equity Interests thereof) that is to be sold and such sale is permitted hereunder;

(e) restrictions imposed by any amendment or refinancings that are otherwise permitted by the Loan Documents or the contracts, instruments or obligations referred to in clauses (a), (b) or (c) of this Section 7.07; provided that such amendments or refinancings do not materially expand the scope of any such restriction or condition;

(f) customary restrictions arising under or in connection with any agreement or instrument governing Equity Interests of any joint venture that is formed or acquired after the Closing Date and applicable only to such joint venture;

(g) customary restrictions and conditions contained in any agreement relating to the Disposition of any property permitted by Section 7.03 pending the consummation of such Disposition;

(h) customary provisions restricting the transfer or encumbrance of the specific property subject to a Permitted Lien;

(i) restrictions or conditions set forth in any agreement governing Indebtedness permitted by Section 7.01; provided that with respect to any Material Indebtedness (I) such restrictions and conditions are customary for such Indebtedness and (other than restrictions with respect to Indebtedness permitted by Section 7.01(e), (j), or (u)) are no more restrictive, taken as a whole, than the comparable restrictions and conditions (if any) set forth in this Agreement as determined in the good faith judgment of the Board of Directors of MKS; or (II) the board of directors of MKS in its reasonable and good faith judgment determines at the time such Indebtedness is incurred that any such encumbrance or restriction will not affect the ability of the Loan Parties to service the Loans or any other Finance Obligation;

(k) customary provisions restricting assignment of any agreement entered into in the ordinary course of business; and

(l) restrictions on cash or other deposits (including escrowed funds) or net worth imposed under contracts (including letters of credit and bank guarantees) entered into in the ordinary course of business;

and (ii) clause (x) of the foregoing shall not apply to (1) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement secured by specific assets if such restrictions or conditions apply only to the specific assets securing such Indebtedness and (2) customary provisions in leases, subleases, licenses, sublicenses and other agreements entered into in the ordinary course of business.

Section 7.08 Amendments to Subordinated Indebtedness Documents or Organization Documents; Junior Debt Payments.

(a) (i) No Borrower nor any Restricted Subsidiary will amend, modify or waive any of its rights under any agreement or instrument governing or evidencing any Subordinated Indebtedness to the extent such amendment, modification or waiver, taken as a whole, would reasonably be expected in the good faith judgment of MKS to be adverse in any material respect to the Lenders; provided, however, that no amendment, modification or waiver in respect of Subordinated Indebtedness in connection with the incurrence of Permitted Refinancing Indebtedness in respect of the relevant Subordinated Indebtedness or unsecured Indebtedness shall be prohibited under this Section 7.08(a) if the terms of such amendment, modification or waiver would be permitted either (x) pursuant to the definition of “Permitted Refinancing Indebtedness” or (y) such Indebtedness as modified would be permitted to be incurred at the time of such modification pursuant to Section 7.01 and (ii) neither any Borrower nor any Restricted Subsidiary will amend or otherwise modify any of their Organization Documents to the extent such amendment or modification, taken as a whole, would reasonably be expected to be adverse in any material respect to the Lenders, except for any amendment or modification of the Organization Documents of any Foreign Subsidiary as a part of the Permitted Restructuring Transactions.

(b) No Borrower nor any of its Restricted Subsidiaries will make any Junior Debt Payment, except MKS and its Restricted Subsidiaries may make Junior Debt Payments if the Payment Conditions with respect thereto are satisfied.

Section 7.09 Sale/Leaseback Transactions. None of the Borrowers or any Restricted Subsidiary will enter into any Sale/Leaseback Transaction unless (a) the sale or transfer of the property thereunder is permitted by Section 7.03, (b) any Capital Lease Obligations and Synthetic Lease Obligations arising in connection therewith are permitted by Section 7.01 and (c) any Liens arising in connection therewith (including Liens deemed to arise in connection with any such Capital Lease Obligations and Synthetic Lease Obligations) are permitted by Section 7.02.

Section 7.10 Financial Covenant.

From and after the commencement of and during the continuance of a Compliance Period, MKS will not permit its Fixed Charge Coverage Ratio for any Test Period to be lower than 1.00 to 1.00 with such Fixed Charge Coverage Ratio to be tested (a) on the date on which a Compliance Period begins, as of the last day of the Test Period ending immediately prior to the date on which such Compliance Period shall have commenced and (b) as of the last day of each Test Period thereafter until such Compliance Period is no longer continuing.

Section 7.11 Anti-Corruption Laws; Sanctions.

(a) No Loan or any other transaction contemplated by this Agreement will violate International Trade Laws. No Borrower will request any Loan, and each of the Borrowers and other Loan Parties shall not, directly or indirectly, use, and shall procure that their Subsidiaries, Affiliates and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person or for any purpose in violation of any International Trade Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation by any individual or entity (including any individual or entity participating in the transaction, whether as a Lender, Arranger, Administrative Agent, Collateral Agent, or otherwise) of any International Trade Laws.

(b) Each Borrower and its Subsidiaries will not directly or indirectly use the proceeds of any Loans for any purpose which would breach the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, or other similar legislation in other jurisdictions. Each Borrower and its Subsidiaries will not directly or indirectly, use the proceeds of any Loans, or lend, contribute or otherwise make available such proceeds in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as a Lender, Arranger, Administrative Agent, Collateral Agent, L/C Issuer or otherwise) of Sanctions.

ARTICLE VIII.

EVENTS OF DEFAULT

Section 8.01 Events of Default. An Event of Default shall exist upon the occurrence of any of the following specified events or conditions (each, an “Event of Default”):

(a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 8.01) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Borrower or any other Loan Party in or in connection with this Agreement or any other Loan Document, or in any certificate furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) (i) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02(a), 6.03 (with respect to MKS’s existence), 6.08, 6.09 or 6.11 or in Article VII or (ii) any Loan Party shall fail to perform any covenant, condition or agreement contained in Section 6.01(g) and such failure shall continue unremedied for a period of three (3) Business Days;

(e) any Borrower or any Subsidiary Guarantor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section 8.01) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to MKS (which notice will be given at the request of the Required Lender);

(f) any Loan Party or any Material Subsidiary thereof shall default (x) in the payment of principal of or interest on any Material Indebtedness (after giving effect to all applicable grace periods and delivery of all required notices) or (y) default in the observance or performance of any agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (after giving effect to all applicable grace periods and delivery of all required notices), in each case of foregoing clauses (x) and

(y), that continues for the period of time that would enable or permit the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (f) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness and (ii) with respect to any Material Indebtedness consisting of Swap Agreements, termination events or equivalent events pursuant to the terms of such Swap Agreements and not as a result of any default thereunder by any Borrower or any of its Restricted Subsidiaries;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, composition, assignment, arrangement, moratorium of any indebtedness, reorganization, winding up, dissolution or other relief in respect of any Borrower or any Material Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Bankruptcy Law now or hereafter in effect or (ii) the appointment of a receiver, liquidator, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Material Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Borrower or any Material Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization compromise, composition, assignment, arrangement with any creditor or other relief under any Bankruptcy Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 8.01, (iii) apply for or consent to the appointment of a receiver, liquidator, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Material Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i) any Borrower or any Material Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) one or more final judgments for the payment of money in an aggregate amount in excess of $30,000,000 shall be rendered against any Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain unpaid, unstayed and undischarged for a period of forty-five (45) consecutive days after such judgment becomes final during which execution shall not be effectively stayed; provided that any such amount shall be calculated after deducting from the sum so payable any amount of such judgment or order that is covered by (x) a valid and binding policy of insurance in favor of such Borrower or such Restricted Subsidiary (but only if the applicable insurer shall have been advised of such judgment and of the intent of such Borrower or such Restricted Subsidiary to make a claim in respect of any amount payable by it in connection therewith and such insurer shall not have disputed coverage) or (y) any third-party indemnification obligation;

(k) an ERISA Event or Foreign Benefit Event shall have occurred that, when taken together with all other ERISA Events or Foreign Benefit Event that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l) a Change of Control shall occur;

(m) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms or any Borrower or any Restricted Subsidiary shall contest in writing the enforceability of any material provision of any Loan Document or shall deny in writing it has any or further liability or obligation under any Loan Document; or

(n) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any material portion of the Collateral purported to be covered thereby (and to the extent required thereby and subject to any Permitted Liens).

Section 8.02 Acceleration; Remedies. Upon the occurrence of and during the continuation of an Event of Default, the Administrative Agent (or the Collateral Agent, as applicable) shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b) Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans, any Reimbursement Obligations arising from drawings under Letters of Credit and any and all other indebtedness or obligations of any and every kind (other than contingent indemnification obligations) owing by a Loan Party to any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

(c) Cash Collateral. Direct the Borrowers to pay (and the Borrowers agree to, upon receipt of such notice, or upon the occurrence of an Event of Default under Section 8.01(g), (h) or (i), immediately pay) to the Collateral Agent additional cash, to be held by the Collateral Agent, for the benefit of the Lenders, in a cash collateral account as additional security for the L/C Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to the maximum aggregate amount which may be drawn under all Letters of Credit then outstanding plus all accrued interest and fees thereon.

(d) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Loan Documents, including, without limitation, all rights and remedies existing under the Loan Documents, all rights and remedies against a Guarantor and all rights of setoff.

(e) Enforcement Rights Vested Solely in Administrative Agent and Collateral Agent. The Lenders agree that this Agreement may be enforced only by the action of the Administrative Agent, acting upon the instructions of the Required Lenders, and, with respect to the Collateral, the Collateral Agent, and that no other Finance Party shall have any right individually to seek to enforce any Loan Document or to realize upon the security to be granted hereby.

Notwithstanding the foregoing, if an Event of Default specified in Section 8.01(g), (h) or (i) shall occur, then the Commitments shall automatically terminate, all Loans, all Reimbursement Obligations under Letters of Credit, all accrued interest in respect thereof and all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders hereunder and under the other Loan Documents shall immediately become due and payable and the obligation of the Borrowers to Cash Collateralize the L/C Obligations, as aforesaid shall automatically become effective, in each case without the giving of any notice or other action by the Administrative Agent or the Lenders, which notice or other action is expressly waived by the Loan Parties.

Section 8.03 Allocation of Payments After Event of Default.

(a) Priority of Distributions. Each Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of their Finance Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of Sections 2.09(b) and 2.14, after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have been required to be Cash Collateralized), all amounts collected or received on account of any Finance Obligation shall, subject to the provisions of Sections 2.16 and 2.17 and the Intercreditor Agreement, be applied by the Administrative Agent in the following order:

FIRST, ratably, to pay any fees, indemnities, or expense reimbursements then owing to any Agent and any L/C Issuer (other than in connection with Cash Management Obligations or Swap Obligations);

SECOND, ratably, to pay any fees or expense reimbursements then owing to the Lender Parties (other than in connection with Cash Management Obligations or Swap Obligations),

THIRD, ratably, to pay interest due in respect of the Protective Advances,

FOURTH, ratably, to pay the principal of the Protective Advances,

FIFTH, ratably, to pay interest then due and payable on the Loans (other than the Protective Advances) and unreimbursed L/C Disbursements,

SIXTH, ratably, to pay principal on the Loans (other than the Protective Advances), unreimbursed L/C Disbursements and any amounts owing with respect to Reported Cash Management Obligations and Reported Swap Secured Obligations,

SEVENTH, ratably, to pay an amount to the Administrative Agent equal to 103% of the aggregate undrawn face amount of all outstanding Letters of Credit, to be held as Cash Collateral for such Letters of Credit,

EIGHTH, ratably, to the payment of any amounts owing with respect to Cash Management Obligations (other than Reported Cash Management Obligations) and Swap Secured Obligations (other than Reported Swap Secured Obligations),

NINTH, ratably, to the payment of any other Finance Obligations owing to the Administrative Agent or any Lender Party, and

TENTH, any balance remaining after the Finance Obligations shall have been paid in full and no Letters of Credit shall be outstanding (other than Letters of Credit which have been Cash Collateralized in accordance with the foregoing) shall be paid over to the applicable Loan Party at its account designated for such purpose by written notice by such Loan Party to the Administrative Agent or to whomsoever else may be lawfully entitled to receive the same.

In carrying out the foregoing, amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders, unless otherwise provided by this Agreement. The application of any payment pursuant to this Section 8.03 shall be made first, to Base Rate Loans and second, to Eurodollar Loans. Each of the Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Finance Obligations to maximize realization of the Collateral (it being understood that, notwithstanding the foregoing, in no event shall be payments be made pursuant to clause EIGHT or NINTH above prior to the payment in full of all obligations described in clauses FIRST through SEVENTH above).

(b) Reliance by Agent. For purposes of applying payments received in accordance with this Section 8.03, each Agent shall be entitled to rely upon (i) the Swap Creditors and their Affiliates for a determination of the outstanding Swap Secured Obligations and (ii) the Cash Management Banks and their Affiliates for a determination of the outstanding Cash Management Obligations. Unless it has actual knowledge to the contrary, each Agent, in acting hereunder, shall be entitled to assume that no Secured Cash Management Agreement and no Secured Swap Agreement is in existence.

ARTICLE IX.

AGENCY PROVISIONS

Section 9.01 Appointment and Authority. Each of the Lenders and each L/C Issuer hereby irrevocably appoints DBNY to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders and each L/C Issuer hereby irrevocably appoints DBNY to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, the Arrangers, the Lenders and the L/C Issuers, and none of the Borrowers or any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

Each L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (a) provided to the Agents in this Article with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and L/C Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article and the definition of “Agent Related Person” included such L/C Issuer with respect to such acts or omissions, and (b) as additionally provided herein with respect to each L/C Issuer.

Section 9.02 Rights as a Lender. Each Person serving as an Agent or an Arranger hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent or an Arranger, as applicable, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent or an Arranger, as applicable, hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent or an Arranger, as applicable, hereunder and without any duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions. Each Agent and each Arranger, each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Article IX. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, none of the Agents or any Arranger:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number of percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Bankruptcy Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Bankruptcy Law; and

(iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VIII and Section 10.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default unless and until notice describing such Default is given to such Agent by MKS, a Lender or an L/C Issuer and stating that such notice is a “notice of default.”

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Each party to this Agreement acknowledges and agrees that the Administrative Agent will use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof. No Agent shall be liable for any action taken or not taken by such service provider.

Section 9.04 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.06 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand each Agent Related Person and L/C Issuer (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligations of any Loan Party to do so) on a pro rata basis (determined as of the time that the applicable payment is sought based on each Lender’s ratable share at such time) and hold harmless each Agent Related Person and L/C Issuer against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for payment to any Agent Related Person or L/C Issuer of any portion of such Indemnified Liabilities to the extent determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from such Agent Related Person’s own gross negligence or willful misconduct (and no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent in connection with preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights and responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such costs or expenses by or on behalf of the Borrowers.

Section 9.07 Resignation of Agents. Each Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and any Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with, so long as no Event of Default has occurred or is continuing, the consent of the Borrowers (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuers, with, so long as no Event of Default has occurred or is continuing, the consent of the Borrowers (such consent not to be unreasonably withheld or delayed), appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify MKS and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Collateral Agent shall continue to hold as nominee such collateral security until such time as a successor Collateral Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section 9.07. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) (and for the avoidance of doubt, any successor Collateral Agent shall be deemed to have actual knowledge of any Swap Agreements outstanding at such time), Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.07). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Any resignation by DBNY as Administrative Agent pursuant to this Section 9.07 shall also constitute its resignation as an L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of a retiring L/C Issuer, (ii) a retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit issued by the retiring L/C Issuer, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Section 9.08 Non-Reliance on Agents and Other Lenders. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon any Agent Related Person or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party further represents and warrants that it has reviewed each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof and each Lender Party also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.09 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Agents or any Arranger shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or L/C Issuer hereunder.

Section 9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, examinership, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Senior Credit Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Section 2.09 and 10.04) allowed in such judicial proceeding;

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(iii) and any custodian, receiver, examiner, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Senior Credit Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11 Collateral and Guaranty Matters. Each Lender agrees that any action taken by the Administrative Agent, the Collateral Agent or the Required Lenders (or, where required by the express terms of this Agreement, a greater or lesser proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Administrative Agent, the Collateral Agent or Required Lenders (or, where so required, such greater or lesser proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Without limiting the generality of the foregoing, the Lenders irrevocably authorize the Administrative Agent and Collateral Agent, at its option and in its discretion:

(i) to release any Lien on any property granted to or held by the Administrative Agent and Collateral Agent under any Finance Document (A) upon Discharge of Senior Credit Obligations, (B) that is sold, transferred, disposed or to be sold, transferred, disposed as part of or in connection with any Disposition (other than any sale to a Loan Party) permitted hereunder, (C) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders or (D) to the extent such property is owned by a Guarantor upon the release of such Guarantor from its obligations under its Guaranty pursuant to clause (iii) below;

(ii) to subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (c) or (d) of the definition of Permitted Encumbrances or Section 7.02 (e), (j), (m), (p), and (q)(iii);

(iii) to release any Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary or an Excluded Tax Subsidiary as a result of a transaction or occurrence permitted hereunder (or designation as an Unrestricted Subsidiary in accordance with Section 6.10); provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the Term Facility, any Credit Agreement Refinancing Indebtedness (under and as defined in the Term Credit Agreement), or any Refinanced Debt; and

(iv) to enter into non-disturbance and similar agreements in connection with the licensing of intellectual property permitted pursuant to the terms of this Agreement.

Upon request by the Administrative Agent at any time the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 9.11.

In each case as specified in this Section 9.11, the applicable Agent shall (and each Lender irrevocably authorizes the applicable Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request (i) to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, (ii) to enter into non-disturbance or similar agreements in connection with the licensing of intellectual property or (iii) to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11 and in form and substance reasonably acceptable to such Agent.

The Administrative Agent is authorized to enter into the Intercreditor Agreement and any Other Intercreditor Agreement, intercreditor agreement, collateral trust or similar agreement contemplated hereby with respect to any (a) Indebtedness (i) that is (A) required or permitted to be subordinated hereunder and/or (B) secured by Liens ranking senior, pari passu or junior to the Liens securing the Finance Obligations and which contemplates an intercreditor, subordination or collateral trust agreement and/or (b) obligations under any Secured Cash Management Agreement or Secured Swap Agreement, whether or not constituting Indebtedness (any such other intercreditor agreement, an “Additional Agreement”) and the Finance Parties party hereto acknowledge that the Intercreditor Agreement and any Additional Agreement is binding upon them. Each Finance Party party hereto (a) agrees that it will be bound by, and will not take any action contrary to, the provisions of the Intercreditor Agreement and/or any Additional Agreement and (b) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement and/or any Additional Agreement and to subject the Liens on the Collateral securing the Finance Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Finance Parties to extend credit to the Borrowers, and the Finance Parties are intended third-party beneficiaries of such provisions and the provisions of the Intercreditor Agreement and/or any Additional Agreement.

Section 9.12 Related Obligations. The benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Swap Obligations and Cash Management Obligations permitted hereunder from time to time owing to one or more Affiliates of one or more Lenders or owing to one or more Swap Creditors or Cash Management Banks (collectively, “Related Obligations”) solely on the condition and understanding, as among the Collateral Agent and all Finance Parties, that (i) the Related Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Administrative Agent and the Collateral Agent shall hold, and have the right and power to act with respect to, the Guaranty Agreement and the Collateral on behalf of and as agent for the holders of the Related Obligations, but the Administrative Agent and the Collateral Agent are otherwise acting solely as agent for the Lenders and the L/C Issuers and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations, (ii) all matters, acts and omissions relating in any manner to the Guaranty Agreement, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Finance Party under any separate instrument or agreement or in respect of any Related Obligation, (iii) each Finance Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Loan Documents, by the Administrative Agent, the Collateral Agent and the Required Lenders, as applicable, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Commitments and its own interest in the Loans, the L/C Obligations and other Senior Credit Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any Swap Creditor or Cash Management Bank or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby and (iv) no holder of Related Obligations and no other Finance Party (except the Lenders to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, or to consent to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents.

Section 9.13 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may deduct or withhold from any payment to any Lender Party an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender Party shall indemnify and hold harmless the Administrative Agent against, within ten (10) days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges, and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender Party for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender Party failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority). A certificate as to the amount of such payment or liability delivered to any Lender Party by the Administrative Agent shall be conclusive absent manifest error. Each Lender Party hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender Party under this Agreement or any other Loan Document against any amount due to the Administrative Agent by such Lender under this Section 9.13. The agreements in this Section 9.13 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender Party, the termination of the Agreement or Commitments and the repayment, satisfaction or discharge of all other obligations.

ARTICLE X.

MISCELLANEOUS

Section 10.01 Amendments, etc.

(a) Amendments Generally. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders or such other number or percentage of the Lenders as may be specified herein) and the Borrowers, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that the Administrative Agent and the Borrowers may, without the consent of the other Lenders, amend, modify or supplement this Agreement and any other Loan Document in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause any such Loan Document to be consistent with this Agreement and the other Loan Documents; and provided further that if the Administrative Agent and the Borrowers shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any ambiguity, omission, typographical error, defect or inconsistency of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document), then the Administrative Agent (acting in its sole discretion) and the Borrowers or any other relevant Loan Party shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document.

(b) Amendments and Waivers Pertinent to Affected Lenders. Notwithstanding clause (a) above, no amendment, waiver or consent shall:

(i) extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of any Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(ii) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest (other than Default interest), fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(iii) reduce or forgive the principal of, or the rate of interest or any premium specified herein on, any Loan or unreimbursed L/C Disbursement or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders will be required to amend the definition of “Default Rate”;

(iv) other than to the extent required to make the Lenders share in pro rata payments after giving effect to the implementation of an Incremental Facility, change Section 2.12, Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments or the order of payment required thereby without the written consent of each Lender directly affected thereby;

(v) except in connection with the implementation of any Incremental Facility, change any provision of this Section 10.01 or the definition of “Applicable Percentage”, “Required Lenders” or “Supermajority Lenders” or any other provision hereof specifying the percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(vi) permit the assignment or delegation by any Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender;

(vii) subordinate the Finance Obligations by contract to any other obligation without the written consent of each Lender;

(viii) (a) release all or substantially all of the value of the Guaranty Agreement without the written consent of each Lender (provided that the Administrative Agent may, without the consent of any Lender, release any Guarantor (or all or substantially all of the assets of a Guarantor) that is sold or transferred (other than to any Loan Party) in compliance with Section 7.03 or released in compliance with Section 9.11) or (b) release any Borrower from the Guaranty Agreement without the written consent of each Lender;

(ix) release all or substantially all of the Collateral securing the Senior Credit Obligations hereunder without the written consent of each Lender (provided that the Collateral Agent may, without consent from any other Lender, release any Collateral that is sold or transferred by a Loan Party (other than to any other Loan Party) in compliance with Section 7.03, sold or transferred pursuant to a Permitted Restructuring Transaction or released in compliance with Section 9.11);

(x) modify the definition of Alternative Currency (except as set forth in Section 1.08) without the consent of each Lender;

(xi) (x) adversely affect the rights or duties of any L/C Issuer under this Agreement or any Letter of Credit Request relating to any Letter of Credit issued or to be issued by it, without the prior written consent of such L/C Issuer; and (y) adversely affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, without the prior written consent of the Administrative Agent; and

(xii) change the definition of Borrowing Base (provided that the foregoing shall not impair the ability of the Administrative Agent to add, remove, reduce or increase reserves included in the Borrowing Base in its Permitted Discretion), or any of the component definitions thereof which result in increased Excess Availability without the written consent of the Supermajority Lenders.

Notwithstanding anything to the contrary contained in this Section 10.01, this Agreement and the other Loan Documents may be amended, modified or supplemented with the consent of the Administrative Agent and/or the Collateral Agent at the request of the Borrowers without the need to obtain the consent of any other Lender if such amendment is delivered in order to effectuate any amendment, modification or supplement pursuant to the proviso of Section 10.01(a).

Each Lender and each holder of a Revolving Note shall be bound by any waiver, amendment or modification authorized by this Section 10.01 regardless of whether its Revolving Note shall have been marked to make reference therein, and any consent by any Lender or holder of a Revolving Note pursuant to this Section 10.01 shall bind any Person subsequently acquiring a Revolving Note from it, whether or not such Revolving Note shall have been so marked.

Notwithstanding the foregoing, no Lender consent is required to effect any amendment or supplement to the Intercreditor Agreement or any Other Intercreditor Agreement (i) that is for the purpose of adding the holders of holders of Indebtedness secured by Liens on the Collateral that are pari passu with or junior to the Liens on the Collateral securing the obligations under the Term Facility or any Permitted Refinancing Indebtedness in respect thereof, in each case, as parties thereto, as expressly contemplated by the terms of the Intercreditor Agreement or such Other Intercreditor Agreement (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by the Intercreditor Agreement (or the comparable provisions, if any of any Other Intercreditor Agreement).

Section 10.02 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)	if to any Borrower or any Loan Party, to MKS at:

MKS Instruments, Inc.

2 Tech Drive, Suite 201

Andover, MA 01810

Att: Seth Bagshaw

Phone: (978) 645-5578

Fax: (978) 557-5160

Email: seth_bagshaw@mksint.com

(ii)	if to the Administrative Agent or the Collateral Agent, or DBNY as an L/C Issuer, at:

Deutsche Bank AG New York Branch

60 Wall Street

New York, NY 10005

Attn: Mark Kellam

Phone: (904) 271-2469

Fax: (904)746-4860

Email: agency.transactions@db.com

with a copy to:

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attn: John Cobb

Phone: (212) 318-6959

Fax: (212) 230-5169

Email: johncobb@paulhastings.com

(iii)	if to Barclays Bank PLC as an L/C Issuer, at:

Legal Address:

Barclays Bank PLC

745 Seventh Avenue

New York, NY 10019

Servicing Contact:

(for payments and requests for Borrowings):

Barclays Bank PLC

700 Prides Crossing

Newark, DE 19713

Attn: Tim O’Connell

Phone: (302) 286-2355

Fax: (214) 545-5230

Email: timothy.o’connell@barclays.com

with a copy to:

if prior to May 1, 2016:

Paul Hastings LLP

75 East 55th Street

New York, NY 10022

Attn: John Cobb

Phone: (212) 318-6959

Fax: (212) 230-5169

Email: johncobb@paulhastings.com

if on or following May 1, 2016:

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attn: John Cobb

Phone: (212) 318-6959

Fax: (212) 230-5169

Email: johncobb@paulhastings.com

(iv) if to a Lender, to it at its address (or its telecopier number, electronic email address or telephone number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in said clause (b).

(b) Electronic Communications. Notices and other communications to the Agents, the Lenders and the L/C Issuers hereunder may (subject to Section 10.02(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 10.02(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d) Posting. Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Revolving Borrowing or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”; such excluded communications the “Excluded Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at agency.transactions@db.com or at such other e-mail address(es) provided to MKS from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. Nothing in this Section 10.02 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require. Excluded Communications shall be delivered to the Administrative Agent by facsimile communication or as the Administrative Agent shall direct.

The Communications required to be delivered pursuant to Section 6.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i), in the case of financial statements and Communications referred to in Sections 6.01(a) and (b) and Section 6.02 on which such financial statements and/or appropriate disclosures are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR) or any successor filing system of the SEC, (ii) MKS posts such documents, or provides a link thereto on MKS’s website on the Internet; or (iii) on which such documents are posted on MKS’s behalf on an Internet or Intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, MKS shall deliver copies (which may be electronic) of such documents to the Administrative Agent until a written request to cease delivering copies is given by the Administrative Agent and (ii) MKS shall notify (which may be by facsimile or electronic mail) the Administrative Agent (and each Lender if there is at the time no incumbent Administrative Agent) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e. soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by any Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. Furthermore, if any financial statement, certificate or other information required to be delivered pursuant to Section 6.01 shall be required to be delivered on any date that is not a Business Day, such financial statement, certificate or other information may be delivered to the Administrative Agent on the next succeeding Business Day after such date.

To the extent consented to by the Administrative Agent in writing from time to time, the Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents; provided that MKS shall also deliver to the Administrative Agent an executed original of each Compliance Certificate required to be delivered hereunder.

Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on a Platform. The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties, any Lender, any L/C Issuer or any other Person for damages of any kind, including direct or indirect, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet, except to the extent the liability of such Person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Person’s gross negligence, bad faith or willful misconduct. Additionally, in no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties, any Lender, any L/C Issuer or any other Person for any special, incidental or consequential damages.

Each Borrower hereby acknowledges that (i) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of any Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or its Affiliates, or the respective securities of any of the foregoing)

(each, a “Public Lender”). So long as any Borrower is the issuer of any outstanding debt or equity securities that are issued pursuant to a public offering registered with the SEC or in a private placement for resale pursuant to Rule 144A under the Securities Act, or is actively contemplating issuing any such securities: (i) Borrower Materials shall not be made available to Public Lenders unless clearly and conspicuously marked “Public – Does Not Contain Non-Public Information” which, at a minimum, shall mean that the words “Public – Does Not Contain Non-Public Information” shall appear prominently on the first page thereof; (ii) by not marking Borrower Materials “Public – Does Not Contain Non-Public Information,” such Borrower shall be deemed to have notified the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as containing material non-public information with respect to any Borrower or its or their securities for purposes of United States Federal and state securities laws; (iii) all Borrower Materials that are marked “Public – Does Not Contain Non-Public Information” are permitted to be made available through a portion of the Platform designated “Public Investor,” (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); and (iv) the Administrative Agent and the Arrangers shall treat only any Borrower Materials that are marked “Public – Does Not Contain Non-Public Information” as being suitable for posting on a portion of the Platform designated “Public Investor.”

Section 10.03 No Waiver; Cumulative Remedies. No failure by any Lender or any L/C Issuer or by the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Loan Parties, jointly and severally, agree to pay (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Collateral Agent and the Arrangers and their respective Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of one counsel for the Administrative Agent and/or the Collateral Agent and any local counsel reasonably necessary) in connection with the syndication and closing of the Loans provided for herein, the preparation, negotiation, execution, and delivery of this Agreement and the other Loan Documents or, with respect to the Administrative Agent and Collateral Agent, any administration, amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made and including any costs and expenses of the service provider referred to in Section 9.03 and in connection with its the protection of its rights and remedies (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any legal proceeding, including any Insolvency or Liquidation Proceeding, and including in connection with any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, (ii) all reasonable and documented out of pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Lender or any L/C Issuer (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, the Collateral Agent, any Lender or any L/C Issuer), in connection with the enforcement or protection of its rights and remedies (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any legal proceeding, including any proceeding under any Bankruptcy Law, and including in connection with any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided, however, that the Borrowers will not be required to pay the fees and expenses of more than one lead counsel to the Administrative Agent, the Collateral Agent, any Lender or any L/C Issuer (plus one local counsel in each applicable local jurisdiction and one specialty counsel in each applicable specialty) and, in the case of an actual or potential conflict of interest, one additional counsel per affected party in connection with the enforcement or protection of its rights and remedies.

(b) Indemnification by Borrowers. The Loan Parties, jointly and severally, shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), the Arrangers, each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), disbursements and out-of-pocket fees and expenses (including the fees, charges and disbursements of counsel) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby, thereby, or related thereto or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Borrower or any of its Restricted Subsidiaries at any time, or any Environmental Liability related in any way to any Borrower or any of its Restricted Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith, material breach or willful misconduct of such Indemnitee or a Related Party thereof, or (y) disputes solely among Indemnitees not involving any act or omission of any Loan Party or any of their respective Related Parties (other than a dispute against the Administrative Agent, Collateral Agent or any Arranger in their capacities as such); provided, further, that the Loan Parties shall not be required to reimburse the legal fees and expenses of more than one counsel (in addition to one special counsel in each specialty area, up to one local counsel in each applicable local jurisdiction and any additional counsel for an Indemnified Party reasonably deemed appropriate by virtue of potential conflicts of interests incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Agent, any Lender or any other such Indemnified Party is a party to any action or proceeding out of which any such expenses arise)). This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, or liabilities arising from any non-Tax claim.

(c) Waiver of Consequential Damages, Etc. To the full extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, and each of the Agents, each L/C Issuer and each Lender agrees not to assert or permit any of their respective Subsidiaries to assert any claim against any Borrower or any of its Subsidiaries or any of their respective directors, officers, employees, attorneys, agents or advisors, on any theory of liability, for special, indirect, consequential (including, without limitation, any loss of profits, business or anticipated savings) or punitive damages (in each case, as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof (for the avoidance of doubt, nothing in this Section 10.04(c) shall limit any Indemnitee’s right to indemnification provisions for third party claims as set forth in Section 10.04(b)). No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnitee is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence, bad faith or willful misconduct.

(d) Payments. All amounts due under this Section shall be payable not later than thirty (30) days after receipt of invoice in reasonable detail of such amounts.

(e) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent or L/C Issuer, the replacement of any Lender Party, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Senior Credit Obligations.

Section 10.05 Payments Set Aside. To the extent permitted by applicable law, to the extent that any payment by or on behalf of a Borrower or any other Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Insolvency or Liquidation Proceeding or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Rate from time to time in effect. The obligations of the Lender Parties under clause (ii) of the preceding sentence shall survive the payment in full of the Senior Credit Obligations and the termination of this Agreement.

Section 10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender Party (provided that a Borrower (other than MKS) may assign or otherwise transfer its rights or obligations hereunder to MKS in connection with a transaction permitted under Section 7.03(a)(i)) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) below, (ii) by way of participation in accordance with the provisions of clause (d) below or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) below (and any other attempted assignment or transfer by any Borrower or any

Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) below and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees, all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitments and the Loans (including for purposes of this clause (b), any participation interests in Protective Advance Exposure and any Participation Interests in the Letters of Credit) at the time owing to it; provided, however, that:

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitments are not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no payment or bankruptcy Event of Default has occurred and is continuing, MKS otherwise consents (each such consent not to be unreasonably withheld or delayed; provided that, MKS shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after MKS has received notice thereof); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lenders’ rights and obligations under this Agreement with respect to the class of Loans or the class of Commitment assigned;

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided, further, that only a single processing and recordation fee shall be payable in respect of multiple contemporaneous assignments to Approved Funds with respect to any Lender. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(iv) No such assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (iv); and

(v) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans, participation interests in Protective Advance Exposure and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) below, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrowers (at their expense) shall execute and deliver a Revolving Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) below.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Register shall record each transfer of the Loans to a transferee upon written notification by the registered owner of such transfer; provided, however, that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments in respect of any Loan. The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the L/C Issuers and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by MKS, the L/C Issuers, the Collateral Agent and, with respect to its own interest only, any other Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower, the L/C Issuers or the Administrative Agent sell participations to any Person (other than a natural Person, any Borrower or any of its Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in the Protective Advances and the L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i), (ii) or (iii) of Section 10.01(b) that directly affects such Participant. Subject to clause (e) below, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 or 3.04, and 3.05 (subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender (but, with respect to any particular Participant, to no greater extent than the Lender that sold the participation to such Participant) and had acquired its interest by assignment pursuant to clause (b) above; provided that such Participant agrees to be subject to the provisions of Section 3.07 as if it were an assignee under clause (b) above. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender (but, with respect to any particular Participant, to no greater extent than the Lender that sold the participation to such Participant); provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Credit Extensions or other obligations under any Loan Document) except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that any such Commitment, Credit Extension or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

No participation shall be or shall be deemed to be a discharge, rescission, extinguishment or substitution of any outstanding Loan and any Loan subject to a participation shall continue to be the same obligation and not a new obligation.

(e) Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with MKS’s prior written consent.

(f) Certain Pledges. Any Lender may at any time, without the consent of any Borrower or the Administrative Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Revolving Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.07 Treatment of Certain Information; Confidentiality. Each of the Agents and the Lender Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, managing members or managers, counsel, accountants and other representatives (collectively, “Representatives”) solely in connection with the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case, the Administrative Agent or such Lender Party, as applicable, shall use reasonable efforts to notify MKS prior to such disclosure to the extent practicable and legally permitted to do so), (c) to the extent required by applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) to any state, federal or foreign authority or examiner regulating any Lender, (g) (i) any rating agency, and (ii) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (x) any assignee of or Participant in (or their Representatives, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), or any prospective assignee of or Participant in (or their Representatives, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its Representatives, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) to any swap or derivative transaction relating to any Borrower and its obligations, (h) with the consent of MKS or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section and not in breach of any agreement binding on any Person (to the knowledge of such Person) or (y) becomes available to the Administrative Agent, any Lender Party or any of their respective Affiliates on a non-confidential basis from a source other than any Borrower. For purposes of this Section, “Information” means all information received from or on behalf of MKS or any of its Subsidiaries relating to MKS or any of its Subsidiaries or any of their respective businesses or Affiliates, other than any such information that is available to the Administrative Agent or any Lender Party on a non-confidential basis prior to disclosure by MKS or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the full extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender Party or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the then due and owing obligations of such Borrower or such Loan Party, as applicable, now or hereafter existing under this Agreement or any other Loan Document to such Lender Party, irrespective of whether or not such

Lender Party shall have made any demand under this Agreement or any other Loan Document or (x) such obligations may be contingent or unmatured or (y) are owed to a branch or office of such Lender Party different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lender Parties, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Senior Credit Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender Party or their respective Affiliates may have. Each Lender Party agrees to notify MKS and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Senior Credit Obligations hereunder.

Section 10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof; provided that, notwithstanding anything contained herein, the Fee Letter shall survive the Closing Date. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the L/C Issuers or any Lender may have had notice or knowledge of any Default, Event of Default, or incorrect representation or warranty at the time of any Credit Extension, and shall continue in full force and effect until the Discharge of Senior Credit Obligations. The provisions of Sections 2.14, 3.01, 3.04, 3.05, 10.04, and Sections 10.10 through 10.15 shall survive and remain in full force and effect regardless of the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.12 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Bankruptcy Laws, as determined in good faith by the Administrative Agent or the L/C Issuers, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.13 Governing Law; Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein), and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York.

(b) Submission to Jurisdiction. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the full extent permitted by applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each party hereby irrevocably and unconditionally waives, to the full extent permitted by applicable Laws, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.13(b). Each of the parties hereto hereby irrevocably waives, to the full extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 10.02. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Laws.

(e) Waiver of Jury Trial. Each party hereby waives, to the full extent permitted by applicable Laws, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.13.

Section 10.14 Patriot Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers and the other Loan Parties that pursuant to the requirements of the PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”)), it is required to obtain, verify and record information that identifies the Borrowers and the other Loan Parties, which information includes the name, address and tax identification number of each Loan Party and other information regarding the Borrowers and the other Loan Parties that will allow such Lender or the Administrative Agent, as applicable, to identify each such Loan Party in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders and the Administrative Agent.

Section 10.15 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers and their Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent, the Arrangers and the Lenders, on the other hand, and each Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, the Collateral Agent and the Arrangers are and have been acting solely as a principal and are not the agent or fiduciary for any Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent, the Collateral Agent nor any Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, the Collateral Agent or any Arranger has advised or is currently advising any Borrower or any of its Affiliates on other matters) and neither the Administrative Agent, the Collateral Agent nor any Arranger has any obligation to any Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Collateral Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and neither the Administrative Agent, the Collateral Agent nor any Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Collateral Agent and the Arrangers have not provided and will not provide any legal, accounting, regulatory or Tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each Borrower has consulted its own legal, accounting, regulatory and Tax advisors to the extent it has deemed appropriate. Each Borrower hereby waives and releases, to the full extent permitted by law, any claims that it may have against the Administrative Agent, the Collateral Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

Section 10.16 Intercreditor Agreement. REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENT. EACH LENDER HEREUNDER AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE

INTERCREDITOR AGREEMENT, CONSENTS TO THE SUBORDINATION OF THE LIENS ON THE CURRENT ASSET COLLATERAL SECURING THE FINANCE OBLIGATIONS ON THE TERMS SET FORTH IN THE INTERCREDITOR AGREEMENT AND AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT AS “ORIGINAL ABL AGENT” AND ON BEHALF OF SUCH LENDER AND TO SUBJECT THE LIENS ON THE COLLATERAL SECURING THE FINANCE OBLIGATIONS TO THE PROVISIONS THEREOF. THE PROVISIONS OF THIS SECTION 10.16 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT, THE FORM OF WHICH IS ATTACHED AS AN EXHIBIT TO THIS AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT. THE PROVISIONS OF THIS SECTION 10.16 ARE INTENDED AS AN INDUCEMENT TO THE LENDERS UNDER THE TERM CREDIT AGREEMENT TO EXTEND CREDIT THEREUNDER AND SUCH LENDERS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS AND THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THE LIENS AND SECURITY INTERESTS GRANTED TO THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT PURSUANT TO THE LOAN DOCUMENTS IN ANY COLLATERAL AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT WITH RESPECT TO ANY COLLATERAL ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

Section 10.17 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 10.18 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from them to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Loan Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrowers in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable law)

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MKS INSTRUMENTS, INC., as a Borrower

By:	/s/ Seth H. Bagshaw
Name: Seth H. Bagshaw
Title: Vice President and CFO

[Signature Page to ABL Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Collateral Agent

By:	/s/ Ian Dorrington
Name: Ian Dorrington
Title: Managing Director

By:	/s/ Philip Saliba
Name: Philip Saliba
Title: Director

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender and L/C Issuer

By:	/s/ Ian Dorrington
Name: Ian Dorrington
Title: Managing Director

By:	/s/ Philip Saliba
Name: Philip Saliba
Title: Director

[Signature Page to ABL Credit Agreement]

BARCLAYS BANK PLC, as a Lender and L/C Issuer

By:	/s/ Robert Chen
Name: Robert Chen
Title: Managing Director

[Signature Page to ABL Credit Agreement]

HSBC BANK USA, N.A., as a Lender

By:	/s/ Zhiyan Zeng
Name: Zhiyan Zeng
Title: Vice President

[Signature Page to ABL Credit Agreement]

Schedule 1.01

Account Debtors for Eligible Foreign Accounts

Detail regarding Account Debtors for Eligible Foreign Accounts has been provided to the Administrative Agent.

Schedule 2.01

Lenders and Commitments

Lender	Revolving Commitment	Revolving Commitment Percentage	L/C Commitment
Deutsche Bank AG New York Branch	$20,000,000	40%	$15,000,000
Barclays Bank PLC	$20,000,000	40%	$15,000,000
HSBC Bank USA, N.A.	$10,000,000	20%	n/a

Total	$50,000,000	100%	n/a

Schedule 5.12

Subsidiaries

Name	Jurisdiction of Formation	Guarantor
Beijing Newport Spectra-Physics Technologies Co., Ltd.	China
Femtolasers, Inc.	Delaware
FEMTOLASERS Produktions GmbH	Austria
High Q Laser GmbH	Austria
Hilger Analytical Limited	United Kingdom
Micro Controle Spectra-Physics S.A.S.	France
MKS Denmark ApS	Denmark
MKS German Holding GmbH	Germany
MKS Instruments AB	Sweden
MKS Instruments (Asia) Ltd.	Bermuda
MKS Instruments (China) Company Limited	China
MKS Instruments Deutschland GmbH	Germany
MKS Instruments Holdings Ltd	United Kingdom
MKS Instruments (Hong Kong) Limited	Hong Kong
MKS Instruments Israel Ltd.	Israel
MKS Instruments Italy S.r.l.	Italy
MKS Instruments (Shanghai) Limited	China
MKS Instruments (Singapore) Ptd. Ltd.	Singapore
MKS Instruments UK Limited	United Kingdom
MKS International Holdings Limited	United Kingdom
MKS Japan, Inc.	Japan
MKS Korea Ltd.	Korea
MKS Luxembourg S.a.r.l.	Luxembourg
MKS Taiwan Technology Limited	Taiwan
Newport Corporation	Nevada, U.S.A.	Yes
Newport Corporation (Barbados) SRL	Barbados
Newport Domestic International Sales Corporation	California, U.S.A.
Newport European Distribution Company	California, U.S.A.
Newport Government Systems, Inc.	California, U.S.A.
Newport Instruments Canada Corporation	Canada
Newport Laser Holding GmbH	Austria
Newport Ophir Holdings Ltd.	Israel
Newport Opto-Electronics Technologies (Korea), LLC	Korea
Newport Opto-Electronics Technologies (Singapore) Pte. Ltd.	Singapore
Newport Opto-Electronics Technologies (Wuxi) Company Limited	China
Newport Spectra-Physics BV	Netherlands
Newport Spectra-Physics GmbH	Germany
Newport Spectra-Physics Ltd.	United Kingdom

Ophir Holdings, Inc.	Massachusetts
Ophir Japan Ltd.	Japan
Ophir Optics Europe GmbH	Switzerland
Ophir Optics SRL	Romania
Ophir Optronics GmbH	Germany
Ophir Optronics, LLC	Massachusetts
Ophir Optronics Ltd.	Israel
Ophir Optronics Solutions Ltd.	Israel
Ophir-Spiricon, LLC	Utah
Ophir Spiricon Europe GmbH	Germany
Optical Metrology Ltd.	Israel
PSI Equipment, Inc.	Nevada, U.S.A.	Yes
Spectra-Physics K.K.	Japan
Telvac Engineering Limited	United Kingdom
V-Gen, Ltd.	Israel
VGen Technology (Shenzhen) Ltd.	China

Schedule 6.14

Post-Closing Obligations

1.	Within one-hundred twenty (120) days after the Closing Date, deliver a survey for each Mortgaged Property meeting ALTA/NSPS 2016 Minimum Standard Detail Requirements, including Table A Items 2-4, 6(a), 6(b), 7(a), 7(b)1, 7(c), 8, 9, 13, 14, 16, 17, and 20, certified to the Borrower and the Loan Party owning such Mortgaged Property (if applicable), Barclays Bank PLC, as Administrative Agent and Collateral Agent, and the applicable title insurance company (the “Title Company”).

2.	Within one-hundred twenty (120) days after the Closing Date, deliver a duly executed Mortgage for each Mortgaged Property, together with:

a.	fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (or a customary marked, binding title commitment to issue such policies), accompanied by a borrower affidavit or, if required by the Title Company, gap indemnity in favor of the Title Company, in form and substance reasonably acceptable to the Administrative Agent, including such endorsements as the Administrative Agent may deem reasonably necessary (including zoning endorsements where available, which may necessitate the delivery of a zoning report) and in an amount equal to the book value of each Mortgaged Property as approved by the Administrative Agent, issued by Title Company or another title insurer reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects, excepting only Permitted Liens (other than Permitted Encumbrances described in item (f)(i) of the definition of Permitted Encumbrances), and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens (filed and inchoate)) as the Administrative Agent may deem reasonably necessary;

b.	evidence that all other actions that the Administrative Agent may deem reasonably necessary in order to create valid first and subsisting Liens on the property described in the Mortgages have been taken;

c.	a completed “life of loan” Federal Emergency Management Agency Standard Flood Hazard Determination;

d.	any insurance required pursuant to the Mortgages;

e.	if any improvement to the applicable Mortgaged Property is located in a special flood hazard area, a notification to the Borrower (“Borrower Notice”), containing a notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP; and (if applicable) documentation evidencing the Borrower’s receipt of the Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. Mail, or overnight delivery);

f.	if the Borrower Notice is required to be given and flood insurance is available in the community in which the applicable Mortgaged Property is located, a copy of one of the following: the flood insurance policy, the Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Administrative Agent;

g.	written customary legal opinions of local counsel for the Loan Parties with respect to the Mortgages as to such matters as the Administrative Agent may reasonably request (including the enforceability of each Mortgage and perfection of any related fixture filings (if any)), in form and substance reasonably satisfactory to the Administrative Agent.

3.	Within thirty (30) days after the Closing Date, deliver stock certificates and related stock powers required to be delivered under Section 4.01 of the Agreement.

4.	Within thirty (30) days after the Closing Date, deliver any pledged notes and note powers required to be delivered pursuant to the Security Agreement.

5.	Within sixty (60) days after the Closing Date, deliver insurance certificates and endorsements required under Section 6.05 of the Agreement, except as otherwise provided under Part 2 above.

Schedule 7.01

Existing Indebtedness

MKS Instruments, Inc.

Part 1 - Letters of Credit

Financial institutions have issued letters of credit to third parties on behalf of MKS Instruments, Inc. in an aggregate amount of approximately $1,730,000. Additional detail regarding such letters of credit has been provided to the Administrative Agent.

Part 2 – Credit Facilities

Borrower	Bank	Maximum Availability	Outstanding Amount	Interest Rate
MKS Japan, Inc.	Mizuho Bank, Ltd.	¥1,700,000,000	¥0	TIBOR + 0.45%
MKS Japan, Inc.	Mizuho Bank, Ltd.	¥300,000,000	¥0	1.475%
MKS Japan, Inc.	The Bank of Tokyo – Mitsubishi UFJ, Ltd.	¥300,000,000	¥300,000,000	TIBOR + 0.5%

Part 3 – Intercompany Debt

Borrower	Lender	Outstanding Amount (w/ Accumulated Interest)
MKS Instruments Italy S.r.l.	MKS Instruments UK Limited	€503,537
MKS Instruments Italy S.r.l.	MKS Instruments UK Limited	€250,000
MKS Instruments Italy S.r.l.	MKS Instruments UK Limited	€250,000
MKS Instruments Italy S.r.l.	MKS Instruments UK Limited	€300,000
MKS Luxembourg S.a.r.l.	MKS Instruments Holdings Ltd.	€2,084,089
MKS Instruments Holdings Ltd.	MKS Instruments (Asia) Ltd.	$7,750,000
MKS Instruments Holdings Ltd.	MKS Instruments (Hong Kong) Limited	$17,105,959

Part 4 – Guarantees

Guarantor	Obligor	Type of Obligation	Total Availability
MKS Instruments, Inc.	MKS Japan, Inc.	Credit Facility	¥2,600,000,000
MKS Instruments, Inc.	Spectra Physics KK	JPM Overdraft Facility	¥1,000,000
MKS Instruments, Inc.	Ophir Japan Ltd.	JPM Overdraft Facility	¥200,000

MKS Instruments has provided cash collateral to secure letters of credit and bank guarantees issued on behalf of MKS Instruments, Inc. and Newport Corporation and certain of its subsidiaries as described in Schedule 7.02.

Newport Corporation

1.	Spectra-Physics KK:

Description	Total Borrowing Capacity at April 25, 2016 (Yen in thousands)	Outstanding Amount at April 25, 2016 (Yen in thousands)
J.P. Morgan Overdraft Facility	1,000,000	437,283

Bank of Yokohama (P/Note Discount)	250,000	51,252

2.	Ophir Japan Ltd.:

Description	Total Borrowing Capacity at April 25, 2016 (Yen in thousands)	Outstanding Amount at April 25, 2016 (Yen in thousands)
J.P. Morgan Overdraft Facility	200,000	0

Automobile Capital Leases	N/A	3,760

3.	High Q Laser GmbH – Loans from Government for R&D funding:

Agency	Outstanding Amount at April 25, 2016 (Euro in thousands)	Maturity Date
FFG (Austrian Agency of Research funding)	42	30-Sep-17

FFG (Austrian Agency of Research funding)	42	30-Sep-17

Federal Government of Vorarlberg	11	30-Sep-18

FFG (Austrian Agency of Research funding)	135	31-Mar-19

Federal Government of Vorarlberg	20	31-Mar-20

FFG (Austrian Agency of Research funding)	103	31-Mar-19

FFG (Austrian Agency of Research funding)	142	31-Mar-19

4.	Letters of Credit/Bank Guarantees

Financial institutions have issued letters of credit and performance guarantees to third parties on behalf of Newport Corporation and certain of its Restricted Subsidiaries in an aggregate amount of approximately $5.34 million as of April 25, 2016. Additional detail regarding such letters of credit has been provided to the Administrative Agent.

5.	Intercompany Debt

Intercompany Debt on April 25, 2016	(in thousands)

Lender	Lender Country	Borrower	Borrower Country	Date Provided	Outstanding Amount	Currency	Amount in USD	Interest Rate	Repayment Period
Newport Corporation	USA	Newport Laser Holding GmbH	Austria	7/29/2011	10,340	USD	10,340	2%	6 years
Newport Corporation	USA	Newport Laser Holding GmbH	Austria	2/10/2015	1,431	USD	1,431	0.5%	3 years
Micro Controle Spectra-Physics SAS	France	Newport Laser Holding GmbH	Austria	2/6/2015	7,626	EUR	8,766	3%	10 years
Newport Spectra-Physics GmbH	Germany	Newport Laser Holding GmbH	Austria	2/3/2015	2,700	EUR	3,104	3%	10 years
Newport Spectra-Physics GmbH	Germany	Ophir Optics SRL	Romania	9/18/2014	7,350	EUR	8,449	4.56%	12 Months revolving
Newport Spectra-Physics GmbH	Germany	High Q Laser GmbH	Austria	10/7/2011	2,000	EUR	2,299	2.0%	8 years
Newport Spectra-Physics GmbH	Germany	Ophir Spricion Europe	Germany	7/17/2013	500	EUR	575	2.0%	3 years
Newport Spectra-Physics BV	Netherland	Newport Laser Holding GmbH	Austria	2/3/2015	600	EUR	690	2.50%	10 years

Lender	Lender Country	Borrower	Borrower Country	Date Provided	Outstanding Amount	Currency	Amount in USD	Interest Rate	Repayment Period
Newport Spectra-Physics BV	Netherland	Newport Laser Holding GmbH	Austria	2/11/2015	411	EUR	472	2.50%	10 years
Newport Spectra-Physics BV	Netherland	High Q Laser GmbH	Austria	10/28/2011	1,589	EUR	1,827	EUR Libor +1%	12 Months revolving
Newport Spectra-Physics Ltd.	UK	Newport Laser Holding GmbH	Austria	2/4/2015	300	GBP	435	2%	10 years
Newport Spectra-Physics Ltd.	UK	Newport Korea	Korea	11/25/2014	156	GBP	226	2%	12 Months revolving
Ophir Optronics Solutions Ltd.	Israel	Ophir Optics SRL	Romania	10/1/2014	550	USD	550	4.73%	12 Months revolving
Ophir Optronics Solutions Ltd.	Israel	Ophir Optics SRL	Romania	2/23/2015	150	USD	150	4.73%	12 Months revolving
Newport Laser Holding GmbH	Austria	Femtolasers Produktions GmbH	Austria	2/20/2015	500	USD	500	3.00%	12 Months revolving
Micro Controle Spectra-Physics SAS	France	Femtolasers Produktions GmbH	Austria	3/5/2015	1,275	EUR	1,466	3.00%	5 years
Newport Laser Holding GmbH	Austria	Femtolasers Produktions GmbH	Austria	2/17/2015	370	EUR	425	3.00%	12 Months revolving
Micro Controle Spectra-Physics SAS	France	Femtolasers Produktions GmbH	Austria	4/27/2015	500	EUR	575	3.00%	5 years
Newport Spectra-Physics GmbH	Germany	High Q Laser GmbH	Austria	6/29/2015	600	EUR	690	1.17%	12 months
Micro Controle Spectra-Physics SAS	France	Femtolasers Produktions GmbH	Austria	6/24/2015	100	USD	100	2.00%	12 Months revolving
Ophir Optronics Solutions Ltd.	Israel	V-Gen Ltd.	Israel	7/23/2015	500	USD	500	3.00%	12 Months
Micro Controle Spectra-Physics SAS	France	Femtolasers Produktions GmbH	Austria	8/27/2015	500	EUR	575	3.00%	5 years
Micro Controle Spectra-Physics SAS	France	Femtolasers Produktions GmbH	Austria	9/21/2015	300	EUR	345	3.00%	3 years

Lender	Lender Country	Borrower	Borrower Country	Date Provided	Outstanding Amount	Currency	Amount in USD	Interest Rate	Repayment Period
Ophir Optronics Solutions Ltd.	Israel	V-Gen Ltd.	Israel	9/24/2015	500	USD	500	3.00%	12 Months
Ophir Optronics Solutions Ltd.	Israel	V-Gen Ltd.	Israel	11/22/2015	500	USD	500	3.00%	12 Months
Ophir Optronics Solutions Ltd.	Israel	V-Gen Ltd.	Israel	12/22/2015	500	USD	500	3.00%	12 Months
Ophir Optronics Solutions Ltd.	Israel	V-Gen Ltd.	Israel	1/25/2016	500	USD	500	3.00%	12 Months
Newport Spectra-Physics GmbH	Germany	Femtolasers Produktions GmbH	Austria	2/24/2016	295	EUR	339	3.00%	4 Years
Ophir Optronics Solutions Ltd.	Israel	V-Gen Ltd.	Israel	3/28/2016	500	USD	500	3.00%	12 Months
Ophir Optronics Solutions Ltd.	Israel	V-Gen Ltd.	Israel	4/25/2016	500	USD	500	3.00%	12 Months
Ophir Optronics Ltd. (OOL)	Israel	Ophir Optronics Solutions (OOS)	Israel	1/1/2014	1,900	USD	2,200	n/a	After 01/01/2019
Ophir Optronics Ltd. (OOL)	Israel	Ophir Optronics Solutions (OOS)	Israel	9/1/2014	6,732	USD	6,732	n/a	After 01/01/2019 but no later than 25/07/2023
Ophir Optronics Ltd. (OOL)	Israel	Ophir Holdings Inc.	USA	1/1/2012	10,000	USD	10,000	n/a	After 01/01/2022
Ophir Optronics Ltd. (OOL)	Israel	Ophir Holdings Inc.	USA	7/1/2012	1,130	USD	1,130	n/a	After 01/07/2022
Newport Corporation	USA	Newport Ophir Holdings Ltd.	Israel	6/28/2012	242,000	USD	242,000	n/a	After 28/06/2017
Newport Corporation	USA	Femtolasers Inc.	USA	3/12/2015	500	USD	500	N/A	N/A
Ophir-Spiricon LLC	USA	Newport Corporation	USA	Multiple	8,100	USD	8,100	N/A	N/A

Total							318,491

Exchange Rates

USD/EUR	1.150
USD/GBP	1.451

Schedule 7.02

Existing Liens

MKS Instruments, Inc.

MKS Instruments has provided deposits, monies, proceeds or other sums as collateral in the aggregate amount of approximately $5.0 million to secure letters of credit issued by JPMorgan on behalf of MKS Instruments, Inc. and Newport Corporation and its subsidiaries.

Newport Corporation

1.	Pursuant to a Debenture dated July 1, 2012 signed by Ophir Optronics Solutions Ltd. in favor of Bank Leumi, Ophir Optronics Solutions Ltd. has granted to the bank a fixed charge on its unissued share capital and goodwill and a floating charge on all its assets and rights. Ophir Optronics Solutions Ltd. has no outstanding loans from Bank Leumi; however, this lien secures any amounts that may be owed to the bank in connection with credit granted by the bank to Ophir Optronics Solutions Ltd. with respect to guarantees to third parties, performance of hedging transactions and other financial activities.

2.	The membership interests of Ophir Optronics LLC and the shares of Ophir Holding Inc. are held in trust by Adv. Yoni Feuchtwanger pursuant to a tax ruling dated February 12, 2004.

3.	Contingent repurchase obligations of Spectra-Physics KK under the Bank of Yokohama promissory note discount facility listed in Schedule 7.01.

4.	Newport Corporation and/or its subsidiaries have provided cash collateral to secure certain letters of credit and bank guarantees referenced in Schedule 7.01 in an aggregate amount of approximately $775,000.

5.	Liens securing obligations on automobile capital leases of Ophir Japan Ltd. listed in Schedule 7.01.

Schedule 7.04

Investments

MKS Instruments, Inc.

Part 1 – Intercompany Loans

Intercompany loans are currently outstanding among certain Restricted Subsidiaries of MKS Instruments, Inc. described in Schedule 7.01.

Part 2 – Other Investments

Minority equity investment of approximately $9.3 million by MKS Instruments, Inc. in Reno Sub-Systems, Inc., a Delaware corporation.

Part 3 – Guarantees

Guarantor	Obligor	Type of Obligation	Total Availability
MKS Instruments, Inc.	MKS Japan, Inc.	Credit Facility	¥2,600,000,000
MKS Instruments, Inc.	Spectra Physics KK	JPM Overdraft Facility	¥1,000,000
MKS Instruments, Inc.	Ophir Japan Ltd.	JPM Overdraft Facility	¥200,000

MKS Instruments has provided cash collateral to secure letters of credit issued on behalf of MKS Instruments, Inc. and Newport Corporation and its subsidiaries as described in Schedule 7.02.

Newport Corporation

1.	Intercompany loans are currently outstanding among Newport Corporation and certain of its Restricted Subsidiaries described in Schedule 7.01.

2.	Newport Corporation holds minority equity interests in the following entities:

Entity Name	Jurisdiction	No. of Shares Owned
Optra, Inc.	Massachusetts	16,000 shares of common stock
Taiwan Electro Optical Systems	Taiwan	2,199 shares of common stock
Lasergenics	Unknown	Unknown

3.	Promissory Note payable by MRSI Systems LLC to Newport Corporation dated January 24, 2014, as amended, with an outstanding principal balance of $650,000.

4.	Secured Promissory Note payable by Lighthouse Photonics Incorporated to Newport Corporation dated August 11, 2014, as amended, with an outstanding balance of $1,200,000.

5.	Loan to MONTFORT Technologies GmbH related to the sale of headquarters of High Q Technologies GmbH in Rankweil, Austria, with an outstanding principal balance of €2,691,571.

Schedule 7.05

Affiliate Transactions

None.

Schedule 7.07

Existing Restrictions

MKS Instruments, Inc.

None.

Newport Corporation

1.	The Capital Notes listed in Schedule 7.04 cannot be repaid prior to the dates reflected in Schedule 7.04.

2.	See description of Liens set forth in Schedule 7.02.

Schedule 10.02

Administrative Agent’s Office

Deutsche Bank AG New York Branch

60 Wall Street

New York, NY 10005

Attn: Mark Kellam

Phone: (904) 271-2469

Fax: (904) 746-4860

Email: agency.transactions@db.com

with a copy to:

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attn: John Cobb

Phone: (212) 318-6959

Fax: (212) 230-5169

Email: johncobb@paulhastings.com

EXHIBIT A-1

[Form of] Notice of Borrowing

[Date]

Deutsche Bank AG New York Branch

60 Wall Street

New York, NY 10005

Attn: Mark Kellam

Phone: (904) 271-2469

Fax: (904) 746-4860

Email: agency.transactions@db.com

Ladies and Gentlemen:

Reference is made to the ABL Credit Agreement dated as of April 29, 2016 (as may be amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among MKS Instruments, Inc., a Massachusetts corporation (“MKS”), the other Borrowers from time to time party thereto, the Lenders and L/C Issuers from time to time party thereto and Deutsche Bank AG New York Branch, as Administrative Agent and the Collateral Agent. Capitalized terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein. This notice constitutes a Notice of Borrowing pursuant to Section 2.02(a) of the Credit Agreement.

1.	The date of the Borrowing will be [ ].[1]

2.	The aggregate principal amount of the Borrowing will be $[ ].

3.	The Borrowing will consist of [Type] Loans.

4.	The Borrowing will consist of Loans denominated in [Dollars][Euro][Sterling].

5.	The initial Interest Period for the Loans comprising such Borrowing will be [ ].[2]

6.	The account to be credited with the proceeds of the Borrowing is [ ].

7.	[The conditions set forth in Sections 4.02(b) and (c) of the Credit Agreement are satisfied.][3]

[Signature Page Follows]

[1]	Must be a Business Day.
[2]	Applicable only in the case of a Eurodollar Borrowing. Insert “one month”, “three months”, “six months” or “twelve months” (subject to the definition of Interest Period and to Section 2.02(a) of the Credit Agreement).
[3]	For borrowings made after the Closing Date only.

Exhibit A-1-1

The Borrowing requested herein complies with Section 2.02(a) of the Credit Agreement.

MKS INSTRUMENTS, INC.,
as a Borrower

By:
Name:
Title:

[ ],
as a Borrower

By:
Name:
Title:

Exhibit A-1-2

EXHIBIT A-2

[Form of] Notice of Extension/Conversion

[Date]

Deutsche Bank AG New York Branch

60 Wall Street

New York, NY 10005

Attn: Mark Kellam

Phone: (904) 271-2469

Fax: (904) 746-4860

Email: agency.transactions@db.com

Ladies and Gentlemen:

This notice shall constitute a “Notice of Extension/Conversion” pursuant to Section 2.07(a) of the ABL Credit Agreement dated as of April 29, 2016 (as may be amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among MKS Instruments, Inc., a Massachusetts corporation (“MKS”), the other Borrowers from time to time party thereto, the Lenders and L/C Issuers from time to time party thereto and Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent. Capitalized terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

1. The Group of Loans (or portion thereof) to which this notice applies is [all or a portion of all Base Rate Loans currently outstanding] [all or a portion of all Eurodollar Loans denominated in [Dollars][Euro][Sterling] currently outstanding having an Interest Period of [    ] months and ending on the Election Date specified below].

2. The date on which the conversion/continuation selected hereby is to be effective is             ,         , (the “Election Date”).1

3. The principal amount of the Group of Loans (or portion thereof) to which this notice applies is $        .2

4. The Group of Loans (or portion thereof) which are to be converted/continued will bear interest based upon the [Base Rate] [Eurodollar Rate].

5. [The Interest Period for such Loans will be                     .]3

[Signature Page Follows]

[1]	Must be a Business Day.
[2]	May apply to a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such notice applies, and the remaining portion to which it does not apply, are each $1,000,000 or any larger multiple of $1,000,000.
[3]	Applicable only in the case of a conversion to, or a continuation of Eurodollar Loans. For Eurodollar Loans, insert “one month”, “three months”, “six months” or “twelve months” (subject to the definition of Interest Period and Section 2.07(a) of the Credit Agreement).

Exhibit A-2-1

MKS INSTRUMENTS, INC.,
as a Borrower

By:
Name:
Title:

[ ],
as a Borrower

By:
Name:
Title:

Exhibit A-2-2

EXHIBIT B

[Form of] Revolving Note

Lender:
Principal Sum: $	[Date]

For value received, MKS Instruments, Inc., a Massachusetts corporation (“MKS”), hereby promises to pay to the order of the Lender set forth above (the “Lender”) for the account of its Lending Office, at the office of Deutsche Bank AG New York Branch (the “Administrative Agent”) as set forth in the ABL Credit Agreement dated as of April 29, 2016 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MKS, the other Borrowers from time to time party thereto, the Lenders and L/C Issuers from time to time party thereto and Deutsche Bank AG New York Branch, as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, the Principal Sum set forth above (or such lesser amount as shall equal the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrowers under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Revolving Loan, at such office, in like money and funds, for the period commencing on the date of such Revolving Loan until such Revolving Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the rates per annum and payable set forth in the Credit Agreement.

This note is one of the Revolving Notes referred to in the Credit Agreement and evidences Revolving Loans made by the Lender thereunder. Capitalized terms used in this Revolving Note and not otherwise defined shall have the respective meanings assigned to them in the Credit Agreement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.

The date, amount, Type and duration of Interest Period (if applicable) of each Revolving Loan made by the Lender to the Borrowers, and each payment made on account of the principal thereof shall be recorded by the Lender on its books and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each Revolving Loan then outstanding shall be endorsed by the Lender on the schedule attached hereto and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrowers to make a payment when due of any amount owing under the Credit Agreement or under this Revolving Note in respect of the Revolving Loan to be evidenced by this Revolving Note.

This Revolving Note is secured and guaranteed as provided in the Credit Agreement and the other Loan Documents. Reference is hereby made to the Credit Agreement and the other Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Revolving Note in respect thereof.

The Credit Agreement provides for the acceleration of the maturity of the Revolving Loan evidenced by this Revolving Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of Revolving Loan upon the terms and conditions specified therein. In the event this Revolving Note is not paid when due at any stated or accelerated maturity,

Exhibit B-1

the Borrowers agree to pay, in addition to the principal and interest, such costs of collection, including reasonable attorney fees as provided for and in accordance with the terms of the Credit Agreement.

The Borrowers, for themselves, their successors and assigns, hereby waive diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

This Revolving Note and the Revolving Loan evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the Borrowers as provided in Section 10.06(c) of the Credit Agreement.

THIS REVOLVING NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

[Signature Page Follows]

Exhibit B-2

IN WITNESS WHEREOF, the undersigned Borrowers have caused this Revolving Note to be executed as of the date first above written.

MKS INSTRUMENTS, INC., as a Borrower

By:
Name:
Title:

[ ], as a Borrower

By:
Name:
Title:

Exhibit B-3

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type	Interest Period (If Applicable)	Amount of Principal Repaid	Notation Made By

Exhibit B-4

EXHIBIT C

[Form of] Assignment and Assumption

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [ASSIGNOR NAME] (the “Assignor”) and [ASSIGNEE NAME] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the ABL Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full (the “Standard Terms and Conditions”).

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities (Classes of Loans) identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[Assignor Name]

2.	Assignee:	[Assignee Name]
[and is an Affiliate/Approved Fund of [Lender Name]]

3.	Borrowers:	MKS Instruments, Inc., a Massachusetts corporation (“MKS”) and the other Borrowers from time to time party to the Credit Agreement

4.	Administrative Agent:	Deutsche Bank AG New York Branch, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	ABL Credit Agreement, dated as of April 29, 2016, among MKS, the other Borrowers from time to time party thereto, the Lenders and L/C Issuers from time to time party thereto and Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent

Exhibit C-1

6.	Assigned Interest:

Facility	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/ Loans Assigned*	Percentage Assigned of Commitment Loans[1]

Revolving Loans	$	$		%

7.	Trade Date:[2]	, 20

8.	Effective Date:[3]	, 20

[Signature Page Follows]

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[1]	Set forth, as a percentage of the aggregate amount of the Commitment/Loans of all Lenders under the applicable Facility. The term “Facility” as used in this Assignment and Assumption has the meaning specified in the Credit Agreement for the term “Class”.
[2]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[3]	To be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the register therefor.

Exhibit C-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Exhibit C-3

Consented to and Accepted:
DEUTSCHE BANK AG NEW YORK BRANCH,
as the Administrative Agent

By:
Title:

By:
Title:

[Consented to:
MKS INSTRUMENTS, INC.,
as a Borrower

By:
Title:	][4]

[4]	To be included to the extent required under Section 10.06(b).

Exhibit C-4

Annex 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of MKS, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by MKS, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and the other Loan Documents and the other instruments or documents furnished pursuant thereto as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 4.01 or 6.01 of the Credit Agreement, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption is a completed administrative questionnaire, (vii) the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date and (viii) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 3.01 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date referred to in this Assignment and Assumption, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Exhibit C-5

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of laws principles.

Exhibit C-6

EXHIBIT D

[Form of] Compliance Certificate

Financial Statement Date:            , 20

Deutsche Bank AG New York Branch

60 Wall Street

New York, NY 10005

Attn: Mark Kellam

Phone: (904) 271-2469

Fax: (904) 746-4860

Email: agency.transactions@db.com

Ladies and Gentlemen:

Reference is made to that certain ABL Credit Agreement dated as April 29, 2016 (as may be amended, restated, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined) among MKS Instruments, Inc., a Massachusetts corporation (“MKS”), the other Borrowers from time to time party thereto, the Lenders and L/C Issuers from time to time party thereto and Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent.

The undersigned Responsible Officer hereby certifies, on behalf of MKS and not in such Responsible Officer’s individual capacity, as of the date hereof that he/she is the [                    ] of MKS, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate (this “Certificate”) to the Administrative Agent on the behalf of MKS, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of MKS and its Consolidated Subsidiaries ended as of the above date, together with the report of independent public accountants required by Section 6.01(a) of the Credit Agreement.

[Use following paragraph 1 for interim financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of MKS ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of MKS and its Consolidated Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the condition (financial or otherwise) of MKS and its Consolidated Subsidiaries during the accounting period covered by the attached financial statements; and

[select one.]

Exhibit D-1

[To the knowledge of the undersigned during such fiscal period, no Default has occurred and is continuing.]

—or—

[The following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status: [Include Description]]

3. Attached hereto as Schedule 2 are reasonably detailed calculations demonstrating calculation of the Fixed Charge Coverage Ratio and compliance by MKS with Section 7.10 of the Credit Agreement as of the date hereof. The financial covenant analyses and information set forth on Schedule 2 as of, and for, the Test Period referred to therein attached hereto are true and accurate on and as of the date of this Certificate.

[Signature Page Follows]

Exhibit D-2

IN WITNESS WHEREOF, the undersigned, on behalf of the Borrowers, has executed this Certificate as of             , 20    .

MKS INSTRUMENTS, INC.

By:
Name:
Title:

Exhibit D-3

Schedule 1 to Compliance Certificate

[Audited] [Unaudited] Financial Statements

See attached.

Exhibit D-4

Schedule 2 to Compliance Certificate

For the Test Period ended             , 20

Section 7.10 – Financial Covenant

I.	Consolidated EBITDA

A.	Consolidated EBITDA for such period, minus	$

B.	The sum of:

	(i) Taxes net of cash refunds received, and	$

	(ii) Capital Expenditures paid in cash	$

C.	I.A. minus I.B.	$

II.	Consolidated Interest Expense

A.	Consolidated Interest Expense paid in cash	$

B.	Scheduled principal payments of Consolidated Total Indebtedness	$

C.	amount of payments made pursuant to Section 7.06(k) paid in cash	$

D.	II.A. plus II.B. [plus C, solely for purposes of determining whether the Payment Conditions are satisfied]	$

III.	Fixed Charge Coverage Ratio[1]

A.	Ratio of I.C. to II.D	=

[1]	Pursuant to Section 7.10 of Credit Agreement, must maintain minimum Fixed Charge Coverage Ratio of 1.00 to 1.00.

Exhibit D-5

EXHIBIT E

Form of Guaranty Agreement

FORM OF ABL GUARANTY

dated as of [            }

among

MKS INSTRUMENTS, INC.,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent

		Page

ARTICLE I
GUARANTY

SECTION 1.01	THE GUARANTY	1
SECTION 1.02	GUARANTY ABSOLUTE	2
SECTION 1.03	PAYMENTS	4
SECTION 1.04	DISCHARGE; REINSTATEMENT IN CERTAIN CIRCUMSTANCES	4
SECTION 1.05	WAIVER BY THE GUARANTORS	5
SECTION 1.06	AGREEMENT TO PAY; SUBORDINATION OF SUBROGATION CLAIMS	7
SECTION 1.07	STAY OF ACCELERATION	8
SECTION 1.08	NO SET-OFF	8

ARTICLE II
INDEMNIFICATION, SUBROGATION AND CONTRIBUTION

SECTION 2.01	INDEMNITY AND SUBROGATION	8
SECTION 2.02	CONTRIBUTION AND SUBROGATION	8

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 3.01	REPRESENTATIONS AND WARRANTIES; CERTAIN AGREEMENTS	9
SECTION 3.02	INFORMATION	9

ARTICLE IV
SET-OFF

SECTION 4.01	RIGHT OF SET-OFF	10

ARTICLE V
MISCELLANEOUS

SECTION 5.01	NOTICES	10
SECTION 5.02	BENEFIT OF AGREEMENT	10
SECTION 5.03	NO WAIVERS; NON-EXCLUSIVE REMEDIES	10
SECTION 5.04	EXPENSES; INDEMNIFICATION	10
SECTION 5.05	ENFORCEMENT	11
SECTION 5.06	AMENDMENTS AND WAIVERS	11
SECTION 5.07	GOVERNING LAW; JURISDICTION; VENUE; WAIVER OF JURY TRIAL; CONSENT TO SERVICE OF PROCESS	11
SECTION 5.08	SEVERABILITY	11
SECTION 5.09	COUNTERPARTS; EFFECTIVENESS; SEVERAL AGREEMENT	11
SECTION 5.10	ADDITIONAL GUARANTORS	11
SECTION 5.11	TERMINATION; RELEASE OF GUARANTORS	12
SECTION 5.12	CONFLICT	12

-i-

GUARANTY

GUARANTY dated as of April 29, 2016 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), by and among MKS Instruments, Inc., a Massachusetts corporation (“MKS”), the Subsidiaries listed on the signature pages hereto and each of the Subsidiaries of a Borrower, which shall become from time to time party hereto in accordance with Section 6.09 of the Credit Agreement (defined below) (each, a “Guarantor” and collectively, the “Guarantors”) and Deutsche Bank AG New York Branch, as Administrative Agent for the benefit of the Finance Parties.

MKS has entered into that certain ABL Credit Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among MKS, the other Borrowers from time to time party thereto, the lending institutions from time to time party thereto (each a “Lender” and, collectively, the “Lenders”) and Deutsche Bank AG New York Branch, as Administrative Agent, Collateral Agent and L/C Issuer (together with its successor or successors in each such capacity, the “Administrative Agent”, the “Collateral Agent” and the “L/C Issuer”, respectively). All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

To induce the Credit Parties to enter into the Credit Agreement and the other Loan Documents, and as a condition precedent to the obligations of the Credit Parties under the Credit Agreement, each of the Guarantors has agreed to provide a guaranty of all obligations of the Borrowers and the other Loan Parties under and in respect of the Finance Documents. As used herein, “Other Loan Parties” means, with respect to any Guarantor or any Borrower, any and all of the Loan Parties other than such Guarantor or such Borrower, as applicable.

Each Guarantor is a Subsidiary of the MKS, and the Guarantors will receive substantial direct and indirect benefits from the extension of credit to the Borrowers and other financial accommodations to be provided by the Finance Parties under the Finance Documents. Accordingly, the Guarantors hereby agree with the Administrative Agent for the benefit of the Finance Parties as follows:

ARTICLE I

GUARANTY

Section 1.01 The Guaranty. Each Guarantor unconditionally guarantees, jointly with the other Guarantors, and severally, as a primary obligor and not merely as a surety: (x) the due and punctual payment of all Senior Credit Obligations of the Borrowers, whether now or hereafter due, owing or incurred in any manner, whether actual or contingent, whether incurred solely or jointly with any other Person and whether as principal or surety (and including all liabilities in connection with any notes, bills or other instruments accepted by any Credit Party in connection therewith), together in each case with all renewals, modifications, consolidations or extensions thereof and (y) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrowers and the Other Loan Parties under or pursuant to the Loan Documents and the other Finance Documents (all such monetary and other obligations being herein collectively referred to as the “Guaranteed Obligations”).

Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor hereunder shall be limited to a maximum aggregate amount equal to the greatest amount that would not render such Guarantor’s obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any provisions of applicable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer

Laws (specifically excluding, however, any liabilities of such Guarantor (i) in respect of intercompany indebtedness to the Borrowers or any of their Affiliates to the extent that such indebtedness (A) would be discharged or would be subject to a right of set-off in an amount equal to the amount paid by such Guarantor hereunder or (B) has been pledged to, and is enforceable by, the Collateral Agent on behalf of the Finance Parties and (ii) under any guaranty of Indebtedness subordinated in right of payment to the Guaranteed Obligations which guaranty contains a limitation as to a maximum amount similar to that set forth in this paragraph pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets of such Guarantor to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Guarantor pursuant to (i) applicable Law or (ii) any agreement providing for an equitable allocation among such Guarantor and other Affiliates of the Borrowers of obligations arising under guaranties by such parties (including the agreements in Article II). If any Guarantor’s liability hereunder is limited pursuant to this paragraph to an amount that is less than the total amount of the Guaranteed Obligations, then it is understood and agreed that the portion of the Guaranteed Obligations for which such Guarantor is liable hereunder shall be the last portion of the Guaranteed Obligations to be repaid.

Section 1.02 Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Finance Documents, regardless of any Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Finance Parties with respect thereto. The obligations of the Guarantors under this Agreement are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Agreement, irrespective of whether any action is brought against any Borrower or any Other Loan Party or whether any Borrower or any Other Loan Party is joined in any such action or actions. This Agreement is an absolute and unconditional guaranty of payment when due, and not of collection, by each Guarantor, jointly and severally with each other Guarantor of the Guaranteed Obligations in each and every particular. The obligations of each Guarantor hereunder are several from those of the Other Loan Parties and are primary obligations concerning which each Guarantor is the principal obligor. The Finance Parties shall not be required to mitigate damages or take any action to reduce, collect or enforce the Guaranteed Obligations.

Subject to Section 5.11, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including the existence of any claim, set-off or other right which any Guarantor may have at any time against any Other Loan Party, any Agent or other Finance Party or any other Person, whether in connection herewith or any unrelated transactions. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any Other Loan Party to any Finance Party under the Finance Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Borrower or such Other Loan Party.

Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be released, discharged or otherwise affected or impaired by:

(i) any extension, renewal, settlement, compromise, acceleration, waiver or release in respect of any obligation of any Other Loan Party under the Credit Agreement, the Notes, any Swap Agreement, any other Finance Document or any other agreement or instrument evidencing or securing any Guaranteed Obligation, by operation of Law or otherwise (except as provided herein or in any other Finance Document);

(ii) any change in the manner, place, time or terms of payment of any Guaranteed Obligation or any other amendment, supplement or modification to the Credit Agreement, the Notes, any Swap Agreement, any other Finance Document or any other agreement or instrument evidencing or securing any Guaranteed Obligation;

(iii) any release, non-perfection or invalidity of any direct or indirect security for any Guaranteed Obligation, any sale, exchange, surrender, realization upon, offset against or other action in respect of any direct or indirect security for any Guaranteed Obligation or any release of any Other Loan Party or any other guarantor or guarantors of any Guaranteed Obligation (except as provided herein or in any other Finance Document);

(iv) any change in the existence, structure or ownership of any Other Loan Party or any insolvency, examinership, bankruptcy, reorganization, arrangement, readjustment, composition, liquidation or other similar proceeding affecting any Other Loan Party or its assets or any resulting disallowance, release or discharge of all or any portion of any Guaranteed Obligation;

(v) the existence of any claim, set-off or other right which any Guarantor may have at any time against any Other Loan Party, any Agent, any other Finance Party or any other Person, whether in connection herewith or any unrelated transaction; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi) any invalidity or unenforceability relating to or against any Other Loan Party for any reason of the Credit Agreement, any Note, any Swap Agreement, any other Finance Document or any other agreement or instrument evidencing or securing any Guaranteed Obligation or any provision of applicable Law purporting to prohibit the payment by any Other Loan Party of any Guaranteed Obligation;

(vii) any failure by any Agent or any other Finance Party: (A) to file or enforce a claim against any Other Loan Party or its estate (in a bankruptcy, examinership or other proceeding); (B) to give notice of the existence, creation or incurrence by any Other Loan Party of any new or additional indebtedness or obligation under or with respect to the Guaranteed Obligations; (C) to commence any action against any Other Loan Party; (D) to disclose to any Guarantor any facts which such Agent or such other Finance Party may now or hereafter know with regard to any Other Loan Party; or (E) to proceed with due diligence in the collection, protection or realization upon any collateral securing the Guaranteed Obligations;

(viii) any direction as to application of payment by any Other Loan Party or any other Person;

(ix) any subordination by any Finance Party of the payment of any Guaranteed Obligation to the payment of any other liability (whether matured or unmatured) of any Other Loan Party to its creditors;

(x) any act or failure to act by the Administrative Agent or any other Finance Party under this Agreement or otherwise which may deprive any Guarantor of any right to subrogation, contribution or reimbursement against any Other Loan Party or any right to recover full indemnity for any payments made by such Guarantor in respect of the Guaranteed Obligations; or

(xi) any other act or omission to act or delay of any kind by any Other Loan Party, the Administrative Agent or any Finance Party or any other Person or any other circumstance whatsoever which might, but for the provisions of this clause, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder (except that a Guarantor may assert the defense of payment in full of the Guaranteed Obligations).

Each Guarantor irrevocably and unconditionally has delivered this Agreement to the Administrative Agent for the benefit of the Finance Parties, and the failure by any Other Loan Party or any other Person to sign this Agreement or a guaranty similar to this Agreement or otherwise shall not discharge the obligations of any Guarantor hereunder. The irrevocable and unconditional liability of each Guarantor hereunder applies whether it is jointly and severally liable for the entire amount of the Guaranteed Obligations, or only for a pro-rata portion, and without regard to any rights (or the impairment thereof) of subrogation, contribution or reimbursement that such Guarantor may now or hereafter have against any Other Loan Party or any other Person. This Agreement is and shall remain fully enforceable against each Guarantor (except as provided herein or in any other Finance Document) irrespective of any defenses that any Other Loan Party may have or assert in respect of the Guaranteed Obligations, including, without limitation, failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, except that a Guarantor may assert the defense of final payment in full of the Guaranteed Obligations.

Section 1.03 Payments.

(a) Payments to be Made Upon Default. If any Borrower or any Other Loan Party fails to pay or perform any Guaranteed Obligation when due in accordance with its terms (whether at stated maturity, by acceleration or otherwise) or if any Event of Default under the Credit Agreement occurs with respect to the Borrowers, the Guarantors shall, forthwith on demand of the Administrative Agent, pay the aggregate amount of all Guaranteed Obligations owed respectively to the Administrative Agent.

(b) General Provisions as to Payments. Except as provided in Section 3.01 of the Credit Agreement, each payment hereunder shall be made without set-off, counterclaim or other deduction, in federal or other funds immediately available in New York City, to the Administrative Agent at the address referred to in Section 5.01 (it being understood that a Guarantor may assert the defense of final payment in full of the Guaranteed Obligations).

(c) Application of Payments. All payments received by the Administrative Agent hereunder shall be applied as provided in Section 8.03 of the Credit Agreement.

Section 1.04 Discharge; Reinstatement in Certain Circumstances. Each Guarantor’s obligations hereunder shall remain in full force and effect until the earlier of (i) the Discharge of Senior Credit Obligations (as defined in the Credit Agreement) and (ii) such time as such Guarantor is no longer required to be a Guarantor under the Credit Agreement or pursuant to Section 5.11(b) of this Agreement (such time, the “Termination Date”). No payment or payments made by any Borrower, any Other Loan Party or any other Person or received or collected by any Finance Party from the Borrowers, any Other Loan Party or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder, it being understood that each Guarantor shall, notwithstanding any such payment or payments, remain liable for the Guaranteed Obligations until the Termination Date. If at any time any payment by any Borrower, any Other Loan Party or any other Person of any Guaranteed Obligation is rescinded or must otherwise be restored or returned upon the insolvency, examinership, bankruptcy, dissolution, liquidation or reorganization of such Borrower or such Other Loan Party or other Person or upon or as a result of the appointment of a receiver, examiner, intervener or conservator of, or trustee or similar officer for, such Borrower or such Other Loan Party or other Person or any substantial part of its respective property or otherwise, each Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time. Each Guarantor agrees that payment or performance of any of the Guaranteed Obligations or other acts which toll any statute of limitations applicable to the Guaranteed Obligations shall also toll the statute of limitations applicable to each Guarantor’s liability hereunder.

Section 1.05 Waiver by the Guarantors. Each Guarantor hereby waives, only to the extent permitted by applicable Law, presentment to, demand of payment from and protest to the Other Loan Parties of any of the Guaranteed Obligations, and also waives to the extent permitted by applicable Law, promptness, diligence, notice of acceptance of its guarantee, any other notice with respect to any of the Guaranteed Obligations and this Agreement and any requirement that any Agent or any other Finance Party protect, secure, perfect or insure any Lien or any property subject thereto. Each Guarantor further waives to the extent permitted by applicable Law, any right to require that resort be had by any Agent or any other Finance Party to any security held for payment of the Guaranteed Obligations or to any balance of any deposit, account or credit on the books of any Agent or any other Finance Party in favor of any Loan Party or any other Person. Each Guarantor hereby consents and agrees to each of the following to the fullest extent permitted by Law, and agrees that such Guarantor’s obligations under this Agreement shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives to the extent permitted by applicable Law, any rights (including rights to notice) which such Guarantor might otherwise have as a result of or in connection with any of the following:

(i) any renewal, extension, modification, increase, decrease, alteration or rearrangement of all or any part of the Guaranteed Obligations or any instrument executed in connection therewith, or any contract or understanding with any Other Loan Party, any Agent, the other Finance Parties, or any of them, or any other Person, pertaining to the Guaranteed Obligations;

(ii) any adjustment, indulgence, forbearance or compromise that might be granted or given by any Agent or any other Finance Party to any Other Loan Party or any other Person liable on the Guaranteed Obligations; or the failure of any Agent or any other Finance Party to assert any claim or demand or to exercise any right or remedy against any Other Loan Party under the provisions of any Finance Document or otherwise; or any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Finance Document or any other agreement, including with respect to any Other Loan Party under this Agreement;

(iii) the insolvency, examinership, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of any Other Loan Party or any other Person at any time liable for the payment of all or part of the Guaranteed Obligations; or any dissolution of any Other Loan Party, or any change, restructuring or termination of the corporate structure or existence of any Other Loan Party, or any sale, lease or transfer of any or all of the assets of any Other Loan Party, or any change in the shareholders, partners, or members of any Other Loan Party; or any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations;

(iv) the invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations, or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including the fact that the Guaranteed

Obligations, or any part thereof, exceed the amount permitted by Law, the act of creating the Guaranteed Obligations or any part thereof is ultra vires, the officers or representatives executing the documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, the Guaranteed Obligations violate applicable usury Laws, any Other Loan Party has valid defenses, claims or offsets (whether at Law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from such Other Loan Party, the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible, legally impossible or unenforceable, or the documents or instruments pertaining to the Guaranteed Obligations have been forged or otherwise are irregular or not genuine or authentic;

(v) any full or partial release of the liability of any Other Loan Party or of any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations or any part thereof, it being recognized, acknowledged and agreed by each Guarantor that such Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support of any other Person, and such Guarantor has not been induced to enter into this Agreement on the basis of a contemplation, belief, understanding or agreement that any party other than the Borrowers will be liable to perform the Guaranteed Obligations, or that the Finance Parties will look to any other party to perform the Guaranteed Obligations;

(vi) the taking or accepting of any other security, collateral or guarantee, or other assurance of payment, for all or any part of the Guaranteed Obligations;

(vii) any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including negligent, willful, unreasonable or unjustifiable impairment) of any letter of credit, collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations;

(viii) any right that any Guarantor may now or hereafter have under Section 3-606 of the UCC or otherwise to unimpaired collateral;

(ix) the failure of any Agent, any other Finance Party or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security;

(x) the fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by each Guarantor that such Guarantor is not entering into this Agreement in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the Collateral;

(xi) any payment by any Other Loan Party to the Administrative Agent, any other Agent or any other Finance Party being held to constitute a preference under Title 11 of the United States Code or any similar federal, foreign or state Law, or for any reason any Agent or any other Finance Party being required to refund such payment or pay such amount to any Other Loan Party or someone else;

(xii) any other action taken or omitted to be taken with respect to the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices any Guarantor or increases the likelihood that any Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of each Guarantor that such Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action or omission whatsoever, whether or not contemplated, and whether or not otherwise or particularly described herein, except for the full payment and satisfaction of the Guaranteed Obligations in cash;

(xiii) the fact that all or any of the Guaranteed Obligations cease to exist by operation of Law, including by way of a discharge, limitation or tolling thereof under applicable bankruptcy Laws;

(xiv) the existence of any claim, set-off or other right which any Guarantor may have at any time against any Other Loan Party, the Administrative Agent, any other Finance Party or any other Person, whether in connection herewith or any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim; and

(xv) any other circumstance that might in any manner or to any extent otherwise constitute a defense available to, vary the risk of, or operate as a discharge of, such Guarantor as a matter of Law or equity (it being understood that a Guarantor may assert the defense of final payment in full of the Guaranteed Obligations).

All waivers herein contained shall be without prejudice to the right of the Administrative Agent at its option to proceed against any Loan Party or any other Person, whether by separate action or by joinder.

Section 1.06 Agreement to Pay; Subordination of Subrogation Claims. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent, any other Agent or any other Finance Party has at Law or in equity against any Guarantor by virtue hereof, upon the failure of any Other Loan Party to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent, or any other Agent or other Finance Party designated by the Administrative Agent in cash the amount of such unpaid Guaranteed Obligations. Upon payment by any Guarantor of any sums to the Administrative Agent any other Agent or any Finance Party as provided above, all rights of such Guarantor against any Other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall (including, without limitation, in the case of any Guarantor, any rights of such Guarantor arising under Article II) in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Guaranteed Obligations (other than contingent indemnification obligations). No failure on the part of any Other Loan Party or any other Person to make any payments in respect of any subrogation, contribution, reimbursement, indemnity or similar right (or any other payments required under applicable Law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder. If any amount shall erroneously be paid to any Guarantor on account of such subrogation, contribution, reimbursement indemnity or similar right, such amount shall be held in trust, as applicable, for the benefit of the Finance Parties, and shall forthwith be turned over to the Administrative Agent, in the exact form received by such Guarantor (duly endorsed by such Guarantor to the Administrative Agent, if required) to be credited against the payment of matured Guaranteed Obligations in accordance with the terms of the Finance Documents.

Section 1.07 Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrowers under or with respect to the Guaranteed Obligations is stayed upon the insolvency or bankruptcy of any Borrower, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, the Notes, any Swap Agreement or any other agreement or instrument evidencing or securing the Guaranteed Obligations shall nonetheless be payable by the Guarantors hereunder, jointly and severally, forthwith on demand by the Administrative Agent, in the manner provided in Section 1.01.

Section 1.08 No Set-Off. No act or omission of any kind or at any time on the part of any Finance Party in respect of any matter whatsoever shall in any way affect or impair the rights of the Administrative Agent or any other Finance Party to enforce any right, power or benefit under this Agreement, and no set-off, claim, reduction or diminution of any Guaranteed Obligation or any defense of any kind or nature which any Guarantor has or may have against any Borrower or any Finance Party shall be available against the Administrative Agent or any other Finance Party in any suit or action brought by the Administrative Agent or any other Finance Party to enforce any right, power or benefit provided for by this Agreement; provided that nothing herein shall prevent the assertion by any Guarantor of any such claim by separate suit or compulsory counterclaim. Nothing in this Agreement shall be construed as a waiver by any Guarantor of any rights or claims which it may have against any Finance Party hereunder or otherwise, but any recovery upon such rights and claims shall be had from such Finance Party separately, it being the intent of this Agreement that each Guarantor shall be unconditionally, absolutely and jointly and severally obligated to perform fully all its obligations, covenants and agreements hereunder for the benefit of each Finance Party.

ARTICLE II

INDEMNIFICATION, SUBROGATION AND CONTRIBUTION

Section 2.01 Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable Law (but subject to Section 1.06), the Borrowers agree that (i) in the event a payment shall be made by any Guarantor under this Agreement, the Borrowers shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (ii) in the event any assets of any Guarantor shall be sold pursuant to any Collateral Document to satisfy a claim of any Finance Party, the Borrowers shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

Section 2.02 Contribution and Subrogation. Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 1.06) that, in the event a payment shall be made by any other Guarantor under this Agreement or assets of any other Guarantor shall be sold pursuant to any Collateral Document to satisfy a claim of any Finance Party and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrowers as provided in Section 2.01, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction the numerator of which shall be the net worth of the Contributing Guarantor on the date that the obligation(s) supporting such claim were incurred under this Agreement and the denominator of which shall be the aggregate net worth of all the Guarantors on such date (or, in the case of any Guarantor becoming a party hereto pursuant to Section 5.10, the date of the Accession Agreement executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 2.02 shall be subrogated to the rights of such Claiming Guarantor under Section 2.01 to the extent of such payment.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 3.01 Representations and Warranties; Certain Agreements. Each Guarantor represents, warrants, on and as of the Closing Date and after giving effect to the Transactions and the making of the Loans and the other financial accommodations on the Closing Date and on and as of each date required by Section 4.02 of the Credit Agreement, and covenants to and with the Administrative Agent, for the benefit of the Finance Parties, until the Commitments have been terminated and the principal of and interest on each Loan and all fees payable under the Credit Agreement have been paid in full, that:

(a) The representations and warranties contained in the Credit Agreement (with respect to the business, operations, assets, financial condition, liabilities or contracts of, or which otherwise pertain to, such Guarantor (including to the extent such Guarantor is referred to as a Loan Party in such representations and warranties)) are (i) in the case of representations and warranties qualified by “materiality”, “Material Adverse Effect” or similar language, true and correct in all respects and (ii) in the case of all other representations and warranties, true and correct in all material respects, except to the extent such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct on the basis set forth above as of such earlier date.

(b) Such Guarantor agrees to comply with each of the covenants contained in the Credit Agreement that imposes or purports to impose, through agreements with the Borrowers, restrictions or obligations on such Guarantor.

(c) Such Guarantor acknowledges that any default in the due observance or performance by such Guarantor of any covenant, condition or agreement contained herein may constitute an Event of Default under Section 8.01 of the Credit Agreement.

(d) There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

(e) Such Guarantor has, independently and without reliance upon the Administrative Agent or any other Finance Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Such Guarantor has investigated the benefits and advantages which will be derived by it from execution of this Agreement, and the board of directors (or persons performing similar functions in case the Guarantor is not a corporation) of such Guarantor has decided that a direct or an indirect benefit will accrue to such Guarantor by reason of the execution of this Agreement.

(f) This Agreement is not given with actual intent to hinder, delay or defraud any Person to which such Guarantor is or will become, on or after the date hereof, indebted.

Section 3.02 Information. Each of the Guarantors assumes all responsibility for being and keeping itself informed of the financial condition and assets of the Other Loan Parties, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent, any other Agent or the other Finance Parties will have any duty to advise any of the Guarantors of information known to it or any of them regarding such circumstances or risks.

ARTICLE IV

SET-OFF

Section 4.01 Right of Set-Off. Subject to Section 10.08 of the Credit Agreement, in addition to any rights now or hereafter granted under applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default under the Credit Agreement, each Finance Party (and each of its Affiliates) is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of such rights being hereby expressly waived to the extent permitted by applicable Law), to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by such Finance Party (including, without limitation, branches, agencies or Affiliates of such Finance Party wherever located) to or for the credit or account of any Guarantor against obligations and liabilities of such Guarantor then due to the Finance Parties hereunder, under the other Finance Documents or otherwise. Each Finance Party agrees to notify the Administrative Agent and the affected Guarantor promptly after any such set off and application; provided, however, that failure to send such notice shall not offset validity thereof.

ARTICLE V

MISCELLANEOUS

Section 5.01 Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to the Borrowers or any other Guarantor shall be given to it in care of MKS as provided in Section 10.02 of the Credit Agreement.

Section 5.02 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 5.03 No Waivers; Non-Exclusive Remedies. No failure or delay on the part of any Agent or any Finance Party to exercise, no course of dealing with respect to, and no delay in exercising any right, power or privilege under this Agreement or any other Finance Document or other document or agreement contemplated hereby or thereby shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein and in the other Finance Documents are cumulative and are not exclusive of any other rights or remedies provided by Law.

Section 5.04 Expenses; Indemnification.

(a) Expenses and Indemnification. The Guarantors, jointly and severally, agree that the Administrative Agent is entitled to (i) reimbursement of its expenses incurred hereunder and (ii) certain indemnifications, in each case as provided for and in accordance with Section 10.04 of the Credit Agreement.

(b) Contribution. If and to the extent that the obligations of any Guarantor under this Section 5.04 are unenforceable for any reason, each other Guarantor, jointly and severally, hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations as is permitted under applicable Law.

Section 5.05 Enforcement. The Finance Parties agree that this Agreement may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders as set forth in the Credit Agreement and that no other Finance Party shall have any right individually to seek to enforce this Agreement, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Finance Parties upon the terms of this Agreement and the Credit Agreement.

Section 5.06 Amendments and Waivers. Except as otherwise provided in Section 5.10, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Guarantor or Guarantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement; provided, however, that no such amendment, change, discharge, termination or waiver shall be made to Section 1.03(c) or this Section 5.06 without the consent of each Finance Party adversely affected thereby.

Section 5.07 Governing Law; Jurisdiction; Venue; Waiver of Jury Trial; Consent to Service of Process.

(a) The terms of Section 10.13 of the Credit Agreement with respect to governing law, submission of jurisdiction, venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

(b) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 5.08 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 5.09 Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic communication of an executed counterpart (including portable document format (PDF)) of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. This Agreement shall become effective as to any Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Guarantor and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Guarantor, the Administrative Agent and the other Secured Parties and their respective permitted successors and assigns, except that no Guarantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, restated, amended and restated, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

Section 5.10 Additional Guarantors. It is understood and agreed that any Subsidiary of a Borrower that is required by the Credit Agreement to execute an Accession Agreement in form and substance reasonably satisfactory to the Administrative Agent (an “Accession Agreement”) and a counterpart of this Guaranty after the date hereof shall automatically become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor hereunder by executing an Accession Agreement and counterpart hereof and delivering the same to the Administrative Agent. The execution and delivery of any such instrument shall not require the consent of any other Guarantor or other parties hereunder. The rights and obligations of each Guarantor or other party hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

Section 5.11 Termination; Release of Guarantors.

(a) Termination. Upon Discharge of Senior Credit Obligations, this Agreement shall terminate automatically without any further action and have no further force or effect.

(b) Release of Guarantors. In the event that any Guarantor ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction permitted by the Credit Agreement (or is designated as an Unrestricted Subsidiary in accordance with Section 6.10 of the Credit Agreement), such Guarantor or Guarantors shall hereby be released from this Agreement, and this Agreement shall, as to each such Guarantor or Guarantors, automatically terminate and have no further force or effect. A Subsidiary Party shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Party ceases to be a Subsidiary of a Borrower or ceases to be a Guarantor.

Section 5.12 Conflict. To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of the Credit Agreement, on the other hand, the Credit Agreement shall control.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Guarantor has executed this Agreement as of the day and year first above written.

GUARANTORS:

MKS INSTRUMENTS, INC.,
as a Guarantor

By:
Name:
Title:

NEWPORT CORPORATION,
as a Guarantor

By:
Name:
Title:

PSI EQUIPMENT, INC.,
as a Guarantor

By:
Name:
Title:

[Signature Page to ABL Guaranty]

Acknowledged and Agreed with Respect
to Section 2.01:

MKS INSTRUMENTS, INC.,
as the Borrower

By:
Name:
Title:

[Signature Page to ABL Guaranty]

Agreed to and Accepted:

DEUTSCHE BANK AG NEW YORK BRANCH,
as the Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to ABL Guaranty]

EXHIBIT F-1

[Form of] U.S. Tax Compliance Certificate

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the ABL Credit Agreement dated as of April 29, 2016 (as may be amended, restated, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) among MKS Instruments, Inc., a Massachusetts corporation (“MKS”), the other Borrowers from time to time party thereto, the Lenders and L/C Issuers from time to time party thereto and Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such terms in the Credit Agreement.

Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of MKS or any other Borrower within the meaning of Code Section 871(h)(3)(B) and (iv) it is not a “controlled foreign corporation” related to MKS or any other Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and MKS with a correct and complete certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform MKS and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished MKS and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

Exhibit F-1-1

[Lender]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

Exhibit F-1-2

EXHIBIT F-2

[Form of] U.S. Tax Compliance Certificate

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the ABL Credit Agreement dated as of April 29, 2016 (as may be amended, restated, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) among MKS Instruments, Inc., a Massachusetts corporation (“MKS”), the other Borrowers from time to time party thereto, the Lenders and L/C Issuers from time to time party thereto and Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such terms in the Credit Agreement.

Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of MKS or any other Borrower within the meaning of Code Section 871(h)(3)(B) and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to MKS or any other Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and MKS with a correct and complete Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) a correct and complete Internal Revenue Service Form W-8BEN or W-8BEN-E or (ii) a correct and complete Internal Revenue Service Form W-8IMY accompanied by a correct and complete Internal Revenue Service Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform MKS and the Administrative Agent and (2) the undersigned shall have at all times furnished MKS and the Administrative Agent in writing with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

Exhibit F-2-1

[Lender]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

Exhibit F-2-2

EXHIBIT F-3

[Form of] U.S. Tax Compliance Certificate

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the ABL Credit Agreement dated as of April 29, 2016 (as may be amended, restated, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) among MKS Instruments, Inc., a Massachusetts corporation (“MKS”), the other Borrowers from time to time party thereto, the Lenders and L/C Issuers from time to time party thereto and Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such terms in the Credit Agreement.

Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of MKS or any other Borrower within the meaning of Code Section 871(h)(3)(B) and (iv) it is not a “controlled foreign corporation” related to MKS or any other Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a correct and complete certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

Exhibit F-3-1

[Participant]

By:
Name:
Title:

[Address]

Dated:         , 20[    ]

Exhibit F-3-2

EXHIBIT F-4

[Form of] U.S. Tax Compliance Certificate

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the ABL Credit Agreement dated as of April 29, 2016 (as may be amended, restated, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) among MKS Instruments, Inc., a Massachusetts corporation (“MKS”), the other Borrowers from time to time party thereto, the Lenders and L/C Issuers from time to time party thereto and Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such terms in the Credit Agreement.

Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of MKS or any other Borrower within the meaning of Code Section 871(h)(3)(B) and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to MKS or any other Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a correct and complete Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) a correct and complete Internal Revenue Service Form W-8BEN or W-8BEN-E or (ii) a correct and complete Internal Revenue Service Form W-8IMY accompanied by a correct and complete Internal Revenue Service Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

Exhibit F-4-1

[Participant]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

Exhibit F-4-2

EXHIBIT G

Form of Security Agreement

FORM OF ABL SECURITY AGREEMENT

dated as of [            ]

among

MKS INSTRUMENTS, INC.,

THE GRANTORS FROM TIME TO TIME PARTY HERETO

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as Collateral Agent

		Page

ARTICLE I

DEFINITIONS

Section 1.01	Credit Agreement	1
Section 1.02	Other Defined Terms	1

ARTICLE II

PLEDGE OF SECURITIES

Section 2.01	Pledge	5
Section 2.02	Delivery of the Pledged Securities	5
Section 2.03	Representations, Warranties and Covenants Relating to Pledged Collateral	6
Section 2.04	Certification of Limited Liability Company and Limited Partnership Interests	7
Section 2.05	Registration in Nominee Name; Denominations	7
Section 2.06	Voting Rights; Dividends and Interest	8

ARTICLE III

SECURITY INTERESTS IN PERSONAL PROPERTY

Section 3.01	Security Interest	9
Section 3.02	Representations and Warranties Relating to Article 9 Collateral	10
Section 3.03	Covenants	12

ARTICLE IV

REMEDIES

Section 4.01	Remedies Upon Default	13
Section 4.02	Application of Proceeds	15
Section 4.03	Grant of License to Use Intellectual Property	15

ARTICLE V

SUBORDINATION

Section 5.01	Subordination	16

ARTICLE VI

MISCELLANEOUS

Section 6.01	Notices	17
Section 6.02	Waivers; Amendment	17
Section 6.03	Collateral Agent’s Fees and Expenses; Indemnification	18

-i-

Schedules

Schedule I	Subsidiary Parties
Schedule II	Pledged Equity and Pledged Debt
Schedule III	Commercial Tort Claims
Schedule IV	Intellectual Property

Exhibits

Exhibit I	Form of Perfection Certificate
Exhibit II	Form of Patent Security Agreement
Exhibit III	Form of Trademark Security Agreement
Exhibit IV	Form of Copyright Security Agreement

-ii-

SECURITY AGREEMENT

SECURITY AGREEMENT dated as of April 29, 2016, by and among the Grantors (as defined below) and Deutsche Bank AG New York Branch, as Collateral Agent for the Secured Parties (in such capacity, the “Collateral Agent”).

Reference is made to that certain ABL Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among MKS Instruments, Inc., a Delaware corporation (“MKS”), the other Borrowers from time to time party thereto, the other Guarantors from time to time party thereto, Deutsche Bank AG New York Branch, as Administrative Agent, Collateral Agent and L/C Issuer and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”). The Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Guarantors are affiliates of the Borrowers, will derive substantial direct and indirect benefits from the extension of credit to the Borrowers pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit.

Now, therefore, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intent to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

Section 1.01 Credit Agreement.

(a) Capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings assigned thereto in the Credit Agreement. Unless otherwise defined in this Agreement or the Credit Agreement, terms defined in Article 8 or Article 9 of the UCC are used in this Agreement as such terms are so defined in Article 8 or Article 9 of the UCC.

(b) The interpretative provisions of Section 1.02 of the Credit Agreement also apply to this Agreement.

Section 1.02 Other Defined Terms. As used in this Agreement, the following terms have the respective meanings specified below:

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Agreement” means this Security Agreement.

“Article 9 Collateral” has the meaning assigned to such term in Section 3.01(a).

“Borrower” has the meaning assigned to it in the Credit Agreement.

“Collateral” means the Article 9 Collateral and the Pledged Collateral but shall in no event include any Excluded Property.

“Collateral Agent” has the meaning assigned to such term in the recitals of this Agreement.

“Commercial Tort Claims” has the meaning specified in Article 9 of the UCC except that it shall only apply to claims asserted in judicial proceedings.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now owned or hereafter acquired by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any Copyright now owned or hereafter acquired by any third party, and all rights of such Grantor under any such agreement, and including those exclusive copyright licenses under which any Grantor is a licensee listed on Schedule IV hereto.

“Copyrights” means any and all rights in any works of authorship, including (i) copyrights and moral rights, (ii) copyright registrations and recordings thereof and all applications in connection therewith, (iii) income, license fees, royalties, damages, and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (iv) the right to sue for past, present, and future infringements thereof and (v) all of each Grantor’s rights corresponding thereto throughout the world, including, in the case of any Grantor, the Copyrights set forth next to its name on Schedule IV hereto.

“Credit Agreement” has the meaning assigned to such term in the recitals of this Agreement.

“Excluded Property” means, collectively, (i) (a) leasehold interests and (b) real property described in clauses (i) through (iii) of the definition of “Excluded Property” under and as defined in the Credit Agreement, (ii) any assets located outside of the United States or with a value (as determined in good faith by MKS) of less than $5,000,000, (iii) vehicles and other assets subject to certificates of title, (iv) Letter-of-Credit Rights and Commercial Tort Claims with a value, in each case, less than $5,000,000, (v) any lease, license, contract or other agreement or any property subject to a purchase money security interest or similar arrangement or where the granting of a security interest in any assets would be prohibited by contract, applicable law or regulation or the Organizational Documents of any non-Wholly Owned Restricted Subsidiary (in each case, only to the extent that such contractual provisions are not rendered ineffective by applicable law or otherwise unenforceable), in each case, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money financing, Capital Lease or a similar arrangement or create a right of termination in favor of any other party thereto (other than a Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the UCC, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition, (vi) governmental licenses, permits or state and local franchises, charters, and authorizations and any other property and assets to the extent the Collateral Agent may not validly possess a security interest therein under applicable Laws (including without limitation, rules and regulations of any Governmental Authority or agency) or the pledge or creation of a security interest therein would require the consent, approval, license or authorization of a Governmental Authority, other than to the extent such prohibition or limitation is rendered ineffective under the UCC or other applicable Law notwithstanding such prohibition, (vii) any intent-to -use Trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use Trademark application under applicable federal Law, (viii) zero balance accounts, payroll accounts, withholding and trust accounts, tax accounts, escrow or other fiduciary accounts, (ix) the issued and outstanding voting capital stock of any first-tier Excluded Tax Subsidiary in excess of 65% thereof and 100% of the non-voting capital stock of any such Excluded Tax Subsidiary and (x) those assets as to which the Collateral Agent and MKS agree in writing shall be excluded where the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the benefit to the Lenders of the security to be afforded thereby; provided, however, “Excluded Property” shall not, with respect to clauses (i) through (x) above, include any Proceeds, substitutions or replacements of Excluded Property (unless such Proceeds, substitutions or replacements would constitute Excluded Property).

“Grantors” means (a) MKS, (b) the other Borrowers under the Credit Agreement, (c) each other Subsidiary that is required pursuant to the Credit Agreement to become a party to this Agreement as of the Closing Date and (d) each Subsidiary that becomes a party to this Agreement as a Grantor after the Closing Date.

“Intellectual Property” means, with respect to any Grantor, all intellectual property now owned or hereafter acquired by any such Grantor, including inventions, designs, Patents, Copyrights, Trademarks, trade secrets, the intellectual property rights in software and databases and related documentation, and all additions and improvements to the foregoing, in each case owned by such Grantor.

“Intellectual Property Security Agreements” means the short-form Patent Security Agreement, short-form Trademark Security Agreement, and short-form Copyright Security Agreement, each substantially in the form attached hereto as Exhibits II, III and IV, respectively.

“IP Collateral” means the Collateral consisting of Intellectual Property.

“License” means any Patent License, Trademark License, Copyright License or other Intellectual Property license or sublicense agreement to which any Grantor is a party, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder or with respect thereto including damages and payments for past, present or future infringements or violations thereof, and (iii) rights to sue for past, present and future violations thereof, including those Licenses under which any Grantor is a licensee listed on Schedule IV hereto.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now owned or hereafter acquired by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a Patent, now owned or hereafter acquired by any third party, is in existence, and all rights of any Grantor under any such agreement, and including those exclusive patent licenses under which any Grantor is a licensee listed on Schedule IV hereto.

“Patents” means patents and patent applications, including (i) all continuations, divisionals, continuations-in-part, re-examinations, reissues, and renewals thereof and improvements thereon, (ii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (iii) the right to sue for past, present, and future infringements thereof and (iv) all of each Grantor’s rights corresponding thereto throughout the world, including, in the case of any Grantor, the Patents set forth next to its name on Schedule IV hereto.

“Perfection Certificate” means with respect to any Loan Party a certificate, substantially in the form of Exhibit I to this Agreement, completed and supplemented with the schedules and attachments contemplated thereby and duly executed on behalf of such Loan Party by a Responsible Officer of such Loan Party.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt” has the meaning assigned to such term in Section 2.01.

“Pledged Equity” has the meaning assigned to such term in Section 2.01.

“Pledged Securities” means the Pledged Equity and Pledged Debt.

“Quarterly Update Date” means as of any date, the next date that financial statements are to be delivered pursuant to Section 6.01(a) or (b) of the Credit Agreement.

“Secured Obligations” means (a) with respect to the Borrowers, the “Finance Obligations” (as defined in the Credit Agreement) and (b) with respect to all other Grantors, the “Guaranteed Obligations” (as defined in the Guaranty Agreement).

“Secured Parties” means the “Finance Parties” (as defined in the Credit Agreement).

“Subsidiary Parties” means (a) the Restricted Subsidiaries identified on Schedule I and (b) each other Restricted Subsidiary that becomes a party to this Agreement as a Subsidiary Party after the Closing Date.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement, and including those exclusive trademark licenses under which any Grantor is a licensee listed on Schedule IV hereto.

“Trademarks” means any and all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including (i) all renewals thereof, (ii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iii) the right to sue for past, present and future infringements and dilutions thereof, (iv) the goodwill of each Grantor’s business symbolized by the foregoing or connected therewith and (v) all of each Grantor’s rights corresponding thereto throughout the world, including, in the case of any Grantor, the Trademarks set forth next to its name on Schedule IV hereto.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of the security interest in any Collateral or availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority or availability of such remedy, as the case may be.

“UFCA” has the meaning ascribed to such term in Section 5.01(c).

“UFTA” has the meaning ascribed to such term in Section 5.01(c).

“USCO” means the United States Copyright Office.

“USPTO” means the United States Patent and Trademark Office.

ARTICLE II

Pledge of Securities

Section 2.01 Pledge. As security for the payment or performance, as the case may be, in full of the Secured Obligations, including the Guarantees, each of the Grantors hereby pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in all of such Grantors’ right, title and interest in, to and under (in each case, as applicable):

(i) all Equity Interests held by it that are listed on Schedule II and any other Equity Interests obtained in the future by such Grantor and the certificates and any other instruments representing all such Equity Interests (collectively, the “Pledged Equity”) of any Subsidiary;

(ii) (A) the debt securities owned by it and listed opposite the name of such Grantor on Schedule II, (B) any debt securities obtained in the future by such Grantor and (C) the promissory notes and any other instruments evidencing such debt securities (the “Pledged Debt”);

(iii) all other property that may be delivered to and held by the Collateral Agent pursuant to the terms of this Section 2.01;

(iv) subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (i) and (ii) above;

(v) subject to Section 2.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (i), (ii), (iii) and (iv) above; and

(vi) all Proceeds of any of the foregoing (the items referred to in clauses (i) through (v) above being collectively referred to as the “Pledged Collateral”).

Notwithstanding the foregoing, no pledge or security interest is or will be granted pursuant hereto in, and “Pledged Collateral” shall not include any right, title or interest of any Grantor in any Excluded Property.

Section 2.02 Delivery of the Pledged Securities.

(a) Other than as specified in Section 4.01 of the Credit Agreement, each Grantor agrees no later than within the time periods set forth in Section 6.09 of the Credit Agreement to deliver or cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, any and all (i) Pledged Equity to the extent certificated and (ii) to the extent required to be delivered pursuant to paragraph (b) of this Section 2.02, Pledged Debt.

(b) Each Grantor will cause any Indebtedness for borrowed money with an original principal amount in excess of $5,000,000 individually or with an aggregate principal amount in excess of $10,000,000 owed to such Grantor by any Person that is evidenced by a duly executed promissory note to be delivered to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms hereof no later than the Quarterly Update Date for the quarter in which such note is received by such Grantor.

(c) Upon delivery to the Collateral Agent, any Pledged Securities shall be accompanied by stock or security powers duly executed in blank or, to the extent reasonably satisfactory to the Collateral Agent, other instruments of transfer. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be deemed to supplement Schedule II and made a part hereof; provided that the failure to supplement Schedule II shall not affect the validity of such pledge of such Pledged Security. Each schedule so delivered shall supplement any prior schedules so delivered (except, in each case, if and to the extent the Grantor so delivering delivers to the Collateral Agent such schedule accompanied by written notice signed by an authorized officer of such Grantor, stating that (i) such schedule is intended to replace or correct (as opposed to supplement) any prior schedule, and (ii) the reasons underlying or giving rise to such replacement or correction, as the case may be).

Section 2.03 Representations, Warranties and Covenants Relating to Pledged Collateral. Each Grantor represents, warrants, on and as of the Closing Date and after giving effect to the Transactions and the making of the Loans and the other financial accommodations on the Closing Date and on and as of each date required by Section 4.02 of the Credit Agreement, and covenants to and with the Collateral Agent, for the benefit of the Secured Parties, until the Commitments have been terminated and the principal of and interest on each Loan and all fees payable under the Credit Agreement have been paid in full, that:

(a) subject to the provisions of Section 4.01 of the Credit Agreement, all certificates, instruments or promissory notes, if any, representing or evidencing the Pledged Equity or Pledged Debt in existence on the date hereof have been delivered to the Collateral Agent accompanied by stock or security powers duly executed in blank or, to the extent reasonably satisfactory to the Collateral Agent, other instruments of transfer (it being understood that on any date of determination for purposes of this Section 2.03(a), with respect to Pledged Equity or Pledged Debt acquired after the date hereof, this Section 2.03(a) shall only include such Pledge Equity and Pledged Debt that is required to have been delivered on or prior to such date pursuant to Section 6.09 of the Credit Agreement);

(b) as of the date hereof, Schedule II includes all Pledged Equity and all Pledged Debt required to be delivered by such Grantor hereunder pursuant to Section 2.02(b);

(c) such Grantor (i) is and, subject to any Dispositions made in compliance with the Credit Agreement, will continue to be, the direct owner, beneficially and of record, of the Pledged Equity indicated opposite such Grantor’s name on Schedule II, (ii) holds the same free and clear of all Liens, other than Liens created by the Collateral Documents or not prohibited pursuant to Section 7.02 of the Credit Agreement, and (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than Dispositions permitted by the Credit Agreement or Liens not prohibited pursuant to Section 7.02 of the Credit Agreement;

(d) the execution and performance by the Grantors of this Agreement, including without limitation, the pledge of Collateral hereunder, are within each Grantor’s corporate, limited liability or limited partnership power, as applicable, and have been duly authorized by all necessary corporate, limited liability or limited partnership action or other organizational action, as applicable;

(e) no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity or perfection of the pledge effected hereby, except for (i) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given, or made or to be in full force and effect pursuant to any of the Loan Documents) or are as specifically disclosed in the Credit Agreement or schedules thereto; and

(f) by virtue of the execution and delivery by each Grantor of this Agreement, the proper filing of UCC-1 Financing Statements by the Collateral Agent and delivery of the Pledged Securities to and continued possession by the Collateral Agent in the State of New York (or in the case of uncertificated Pledged Equity, delivery of an acknowledgement of the pledge of such Pledged Equity), the Collateral Agent for the benefit of the Secured Parties (i) subject to Permitted Liens, has a legal, valid and perfected first priority Lien upon and security interest in such Pledged Security as security for the payment and performance of the Secured Obligations and (ii) will have Control of such Pledged Securities (it being understood and agreed that no representation is being made as to the laws of any foreign jurisdiction).

Subject to the terms of this Agreement and to the extent permitted by applicable Law, each Grantor hereby agrees that upon the occurrence and during the continuance of an Event of Default, it will comply with instructions of the Collateral Agent with respect to the Equity Interests in such Grantor that constitute Pledged Equity hereunder that are not certificated without further consent by the applicable owner or holder of such Equity Interests.

Section 2.04 Certification of Limited Liability Company and Limited Partnership Interests. No interest in any limited liability company or limited partnership controlled by any Grantor that constitutes Pledged Equity shall be represented by a certificate unless such certificate shall be delivered to the Collateral Agent in accordance with Section 2.02 above. To the extent an interest in any limited liability company or limited partnership controlled by any Grantor and pledged under Section 2.01 is certificated or becomes certificated, (i) each such certificate shall be delivered to the Collateral Agent, pursuant to and to the extent required by Section 2.02(a) and (ii) such Grantor shall fulfill all other requirements under Section 2.02 applicable in respect thereof. Such Grantor hereby agrees that if any of the Pledged Collateral are at any time not evidenced by certificates of ownership, then each applicable Grantor shall, to the extent permitted by applicable Law and reasonably requested by the Collateral Agent, if necessary or desirable to perfect a security interest in such Pledged Collateral cause such pledge to be recorded on the equity holder register or the books of the issuer, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Collateral Agent the right to transfer such Pledged Collateral under the terms hereof.

Section 2.05 Registration in Nominee Name; Denominations. If an Event of Default shall have occurred and be continuing, (a) the Collateral Agent, on behalf of the Secured Parties, shall have the right to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent and each Grantor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Equity registered in the name of such Grantor and (b) the Collateral Agent shall have the right to exchange the certificates representing Pledged Equity for certificates of smaller or larger denominations for any purpose consistent with this Agreement, to the extent permitted by the documentation governing such Pledged Securities.

Section 2.06 Voting Rights; Dividends and Interest.

(a) Unless and until an Event of Default shall have occurred and be continuing:

(i) Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof;

(ii) The Collateral Agent shall promptly (after reasonable advance notice) execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request in writing for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above, in each case, as shall be specified in such request and be in form and substance reasonably satisfactory to the Collateral Agent; and

(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement and the other Loan Documents; provided that any non-cash dividends, interest, principal or other distributions that would constitute Pledged Equity or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and the other Secured Parties and shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent). So long as no Event of Default has occurred and is continuing, the Collateral Agent shall promptly deliver to each Grantor (at the expense of such Grantor) any Pledged Securities in its possession if requested to be delivered to the issuer thereof in connection with any exchange or redemption of such Pledged Securities permitted by the Credit Agreement.

(b) Upon the occurrence and during the continuance of an Event of Default, all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.06 at the Collateral Agent’s option (expressed in writing to MKS shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 2.06(b) shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02.

After all Events of Default have been cured or waived, and MKS has delivered to the Collateral Agent a certificate to that request, the Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.06 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 2.06, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived, and MKS has delivered to the Collateral Agent a certificate to that request, each Grantor shall have the exclusive right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 2.06 shall be reinstated.

ARTICLE III

Security Interests in Personal Property

Section 3.01 Security Interest.

(a) As security for the payment or performance, as the case may be, in full of the Secured Obligations, including the Guarantees, each Grantor hereby pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in, all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts and Deposit Accounts;

(ii) all Chattel Paper;

(iii) all Documents;

(iv) all Equipment;

(v) all General Intangibles;

(vi) all Goods;

(vii) all Instruments;

(viii) all Inventory;

(ix) all Investment Property;

(x) all books and records pertaining to the Article 9 Collateral;

(xi) all Letter-of-Credit Rights;

(xii) all cash and Cash Equivalents and Deposit Accounts;

(xiii) all Intellectual Property;

(xiv) all Commercial Tort Claims listed on Schedule III and on any supplement thereto received by the Collateral Agent pursuant to Section 3.03(f); and

(xv) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all Supporting Obligations, Security Entitlements, collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that, notwithstanding anything to the contrary in this Agreement, no security interest is or will be granted pursuant hereto in, and “Article 9 Collateral” shall not include any right, title or interest of any Grantor in any Excluded Property, nor shall any Grantor be required to take any action with respect to perfection in any such Excluded Property.

(b) Each Grantor hereby irrevocably authorizes the Collateral Agent for the benefit of the Secured Parties at any time and from time to time (after prior review by MKS) to file in any relevant jurisdiction any financing statements or continuation statements with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) describe the collateral covered thereby in any manner that the Administrative Agent or Collateral Agent reasonably determines is necessary or advisable to ensure the perfection of the security interest in the Article 9 Collateral granted under this Agreement including indicating the Collateral as all assets or all personal property of such Grantor or words of similar effect and (ii) contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor. Each Grantor agrees to provide such information to the Collateral Agent promptly upon any reasonable request.

(c) The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

(d) Each Grantor hereby further authorizes the Collateral Agent (after prior review by MKS) to file with the USPTO or the USCO (or any successor office) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest in United States registered and applied for Intellectual Property of each Grantor in which a security interest has been granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantor as debtors and the Collateral Agent as secured party.

Section 3.02 Representations and Warranties Relating to Article 9 Collateral. Each Grantor represents and warrants to the Collateral Agent and the Secured Parties that:

(a) Subject to Liens permitted by Section 7.02 of the Credit Agreement, such Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than (i) any consent or approval that has been obtained prior to the date hereof

(except to the extent not required to be obtained, taken, given, or made or to be in full force and effect pursuant to any of the Loan Documents (including Section 5.03 of the Credit Agreement)) or (ii) any consent or approval specifically disclosed in the Credit Agreement or schedules thereto. The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except as expressly permitted pursuant to Section 7.02 of the Credit Agreement.

(b) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Secured Obligations, (ii) subject to the filings described in Section 3.01(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement in the United States (or any political subdivision thereof) pursuant to the UCC and (iii) a security interest that shall be perfected in all Article 9 Collateral (other than with respect to any Copyright that is not material to the business of the Grantors, taken as a whole) in which a security interest may be perfected upon the receipt and recording of the relevant Grants of Security Interest with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, within the three month period (commencing as of the date hereof) pursuant to 35 U.S.C. § 261 or 15 U.S.C. § 1060 or the one month period (commencing as of the date hereof) pursuant to 17 U.S.C. § 205. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than (i) any non-consensual Lien that is expressly permitted pursuant to Section 7.02 of the Credit Agreement and has priority as a matter of law and (ii) any other Lien that is expressly permitted pursuant to Section 7.02 of the Credit Agreement.

(c) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein is correct and complete in all material respects (except the information therein with respect to the exact legal name of each Grantor shall be correct and complete in all respects) as of the Closing Date.

(d) Each Grantor represents and warrants that short-form Intellectual Property Security Agreements substantially in the form attached hereto as Exhibits II, III and IV and containing a description of all Article 9 Collateral consisting of United States registered and applied for Patents, United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights, respectively, have been delivered to the Collateral Agent for recording by the USPTO and the USCO pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, (for the benefit of the Secured Parties) in respect of all Article 9 Collateral consisting of registrations and applications for United States Patents, Trademarks and Copyrights.

(e) None of the Grantors has filed or consented to (i) the filing of any financing statement or analogous document under the UCC or any other applicable Laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the USPTO or the USCO, or (iii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens not prohibited pursuant to Section 7.02 of the Credit Agreement and assignments not prohibited by the Credit Agreement.

(f) As of the date hereof, no Grantor has any Commercial Tort Claims having a value (as determined by the Grantor in good faith) in excess of $5,000,000, other than the Commercial Tort Claims listed on Schedule III.

Section 3.03 Covenants.

(a) Each Grantor agrees to promptly (and in any event within fifteen (15) days of such event, or such later date as the Collateral Agent may agree in its reasonable discretion) notify the Collateral Agent of any change (i) in the legal name of any Grantor, (ii) in the identity or type of organization or corporate structure of any Grantor, (iii) in the jurisdiction of organization of any Grantor, (iv) in the location of any Grantor under the UCC or (v) in the organizational identification number of any Grantor, if any, but solely to the extent such organizational identification number is required to be set forth on financing statements under the UCC. Each Grantor shall take all actions reasonably satisfactory to the Collateral Agent to the extent necessary to maintain the security interests (and the priority thereof) of the Collateral Agent in the Collateral intended to be granted hereby fully perfected and in full force and effect.

(b) Each Grantor shall, at its own expense, take any and all commercially reasonable actions necessary to defend the Security Interest of the Collateral Agent in the Article 9 Collateral and the priority thereof against any Lien prohibited pursuant to Section 7.02 of the Credit Agreement; provided, that, nothing in this Agreement shall prevent any Grantor from discontinuing the operation or maintenance of any of its assets or properties if such discontinuance is (x) determined by such Grantor to be desirable in the conduct of its business and (y) permitted by the Credit Agreement.

(c) Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements or other documents in connection herewith or therewith. If any amounts payable under or in connection with any of the Article 9 Collateral shall be or become evidenced by any promissory notes, other instruments or debt securities, such notes, instruments or debt securities shall be delivered to the Collateral Agent to the extent required pursuant to Section 2.02. Without limiting the generality of the foregoing, each Grantor shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Collateral Agent from time to time upon reasonable request by the Collateral Agent such confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments as the Collateral Agent shall reasonably request. If an Event of Default has occurred and is continuing, the Collateral Agent may institute and maintain, in its own name or in the name of any Grantor, such suits and proceedings as the Collateral Agent may be advised by counsel shall be necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Collateral. All of the foregoing shall be at the sole cost and expense of the Grantors.

(d) At its option, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances (other than with respect to any of the foregoing that are subject to dispute) at any time levied or placed on the Article 9 Collateral and prohibited pursuant to Section 7.02 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or any other Loan Document and within a reasonable period of time after the Collateral Agent has requested that it do so, and each Grantor jointly and severally agrees to reimburse the Collateral Agent within ten (10) Business Days (or such later date as may be agreed to by the Collateral Agent in its sole discretion) after demand for any payment made or any reasonable expense incurred by the Collateral Agent pursuant to the foregoing authorization. Nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(e) Intellectual Property Covenants.

(i) Notwithstanding any other provision of this Agreement, nothing in this Agreement or any other Loan Document prevents or shall be deemed to prevent any Grantor from disposing of, discontinuing the use or maintenance of, failing to pursue, or otherwise allowing to lapse, expire, terminate or be put into the public domain, any of its Intellectual Property to the extent not prohibited by the Credit Agreement if such Grantor determines in its reasonable business judgment that such discontinuance is desirable in the conduct of its business.

(ii) No later than the subsequent Quarterly Update Date (or such later date as may be agreed to by the Collateral Agent in its sole discretion), MKS shall provide a list of any additional registrations of or applications for Intellectual Property of all Grantors with the USPTO and no later than within the time periods set forth in Section 6.09 of the Credit Agreement MKS shall provide a list of any additional registrations of or applications for Intellectual Property of all Grantors with the USCO, in each case not previously disclosed to the Collateral Agent including such information as is necessary for such Grantor to make appropriate filings in the USPTO and USCO. The provisions hereof shall automatically apply to such Intellectual Property as if such would have constituted Article 9 Collateral at the time of execution hereof and be subject to the Security Interest without further action by any party. Each Grantor shall promptly provide to the Collateral Agent confirmation of the attachment of the Security Interest to such Intellectual Property by execution of an instrument in form reasonably acceptable to the Collateral Agent and the filing of any instruments or statements as shall be reasonably necessary to create, preserve, protect or perfect the Collateral Agent’s Security Interest in such Intellectual Property.

(f) If the Grantors shall at any time hold or acquire any Commercial Tort Claims with a value reasonably estimated by such Grantor to exceed $5,000,000 for which this clause has not been satisfied and for which a complaint in a court of competent jurisdiction has been filed, such Grantor shall within the time periods set forth in Section 6.09 of the Credit Agreement notify the Collateral Agent thereof in a writing signed by such Grantor including a summary description of such claim and grant to the Collateral Agent, for the benefit of the Secured Parties, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement.

(g) In the event that the proceeds of any insurance claim are paid to any Grantor after the Collateral Agent has exercised its right to foreclose after an Event of Default, such proceeds shall be held in trust for the benefit of the Collateral Agent and immediately after receipt thereof shall be paid to the Collateral Agent for application in accordance with Section 4.02.

ARTICLE IV

Remedies

Section 4.01 Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right to exercise any and all rights afforded to a secured party with respect to the Secured Obligations, including the Guarantees, under the UCC or other applicable Law and also may (i) require each Grantor to, and each Grantor agrees that it will at its expense and upon request of the Collateral Agent promptly, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) occupy any premises owned or, to the extent lawful and permitted, leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under Law, without obligation to such Grantor in respect of such occupation; provided that the Collateral Agent shall provide the applicable Grantor with notice thereof prior to or promptly after such occupancy; (iii) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral; and (iv) subject to the mandatory requirements of applicable Law and the notice requirements described below, sell or otherwise dispose of all or any part of the Collateral securing the Secured Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. Each Grantor acknowledges and recognizes that (a) the Collateral Agent may be unable to effect a public sale of all or a part of the Collateral consisting of securities by reason of certain prohibitions contained in the Securities Act of 1933, 15 U.S.C. §77, (as amended and in effect, the “Securities Act”) or the securities laws of various states (the “Blue Sky Laws”), but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof, (b) private sales so made may be at prices and upon other terms less favorable to the seller than if such securities were sold at public sales, (c) neither the Collateral Agent nor any other Secured Party has any obligation to delay sale of any of the Collateral for the period of time necessary to permit such securities to be registered for public sale under the Securities Act or the Blue Sky Laws, and (d) private sales made under the foregoing circumstances shall not, for the reason of any or all of such circumstances, be deemed to have been made in a commercially unreasonable manner. To the maximum extent permitted by Law, each Grantor hereby waives any claim against any Secured Party arising because the price at which any Collateral may have been sold at a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable Law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing such securities for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the securities so sold.

The Collateral Agent shall give the applicable Grantors ten (10) days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by Law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by Law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by Law), the Collateral or any part thereof offered for sale. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may, to the extent permitted by law, to the extent permitted by Law, proceed by a suit or suits at Law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.

Section 4.02 Application of Proceeds. After the exercise of remedies provided for in Section 8.02 of the Credit Agreement (or after the Loans have automatically become immediately due and payable), the Collateral Agent shall promptly apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash in accordance with Section 8.03 of the Credit Agreement.

Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

The Collateral Agent shall have no liability to any of the Secured Parties for actions taken in reliance on information supplied to it as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Secured Obligations; provided that nothing in this sentence shall prevent any Grantor from contesting any amounts claimed by any Secured Party in any information so supplied. All distributions made by the Collateral Agent pursuant to this Section 4.02 shall be (subject to any decree of any court of competent jurisdiction) final (absent manifest error), and the Collateral Agent shall have no duty to inquire as to the application by the Administrative Agent of any amounts distributed to it.

Section 4.03 Grant of License to Use Intellectual Property. For the exclusive purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies at any time after and during the continuance of an Event of Default, each Grantor hereby grants to the Collateral Agent a non-exclusive, royalty-free, limited license to use, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which such licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided, that all of the foregoing rights of the Collateral Agent to use such licenses, sublicenses and other rights, and (to the extent permitted by the terms of such licenses and sublicenses) all licenses and sublicenses granted thereunder, shall expire immediately upon the termination or cure of all Events of Default and shall be exercised by the Collateral Agent solely during the continuance of an Event of Default; and provided, further, that nothing in this Section 4.03 shall require Grantors to grant any license that is prohibited by any rule of law, statute or regulation, or is prohibited by, or constitutes a breach or default under or results in the termination of any contract, license, agreement, instrument or other document evidencing, giving rise to or theretofore granted, to the extent permitted by the Credit Agreement, with respect to such property or otherwise unreasonably prejudices the value thereof to the relevant Grantor; provided, further, that such licenses granted hereunder with respect to Trademarks material to the business of such Grantor shall be subject to restrictions, including, without limitation restrictions as to goods or services associated with such Trademarks and the maintenance of quality standards with respect to the goods and services on which such Trademarks are used, sufficient to preserve the validity and value of such Trademarks. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may also exercise the rights afforded under Section 4.01 of this Agreement with respect to Intellectual Property contained in the Article 9 Collateral.

ARTICLE V

Subordination

Section 5.01 Subordination.

(a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Grantors of indemnity, contribution or subrogation under applicable Law or otherwise, arising under this Agreement or the Guaranty Agreement, shall be fully subordinated to the payment in full in cash of the Secured Obligations. No failure on the part of any Borrower or any Grantor to make the indemnity, contribution or subrogation payments required under applicable Law or otherwise shall in any respect limit the obligations and liabilities of any Grantor with respect to its obligations hereunder, and each Grantor shall remain liable for the full amount of the obligations of such Grantor hereunder.

(b) Each Grantor hereby agrees that upon the occurrence and during the continuance of an Event of Default and after notice from the Collateral Agent, all Indebtedness owed to it by any other Grantor shall be fully subordinated to the payment in full in cash of the Secured Obligations.

(c) If any amount shall erroneously be paid to any Borrower or any other Grantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such subordinated indebtedness of any Borrower or any other Grantor, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Collateral Agent to be credited against the payment of the Secured Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement and the other Loan Documents.

(d) Subject to the foregoing, to the extent that any Grantor (other than a Borrower) shall, under this Agreement or the Credit Agreement as a joint and several obligor, repay any of the Secured Obligations (an “Accommodation Payment”), then the Grantor making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Grantors in an amount equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Grantor’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Grantors. As of any date of determination, the “Allocable Amount” of each Grantor shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Grantor hereunder and under the Credit Agreement without (a) rendering such Grantor “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Grantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Grantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

(e) Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Grantor hereunder (other than a Borrower) shall be limited to a maximum aggregate amount equal to the greatest amount that would not render such Grantor’s obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States

Code or any provisions of applicable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Grantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Grantor (i) in respect of intercompany indebtedness to any Borrower or any of its Affiliates to the extent that such indebtedness (A) would be discharged or would be subject to a right of set-off in an amount equal to the amount paid by such Grantor hereunder or (B) has been pledged to, and is enforceable by, the Collateral Agent on behalf of the Secured Parties and (ii) under any guaranty of Indebtedness subordinated in right of payment to the Secured Obligations which guaranty contains a limitation as to a maximum amount similar to that set forth in this paragraph pursuant to which the liability of such Grantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets of such Grantor to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Grantor pursuant to (i) applicable Law or (ii) any agreement providing for an equitable allocation among such Grantor and other Affiliates of such Borrower of obligations arising under guaranties by such parties. If any Grantor’s (other than a Borrower’s) liability hereunder is limited pursuant to this paragraph to an amount that is less than the total amount of the Secured Obligations, then it is understood and agreed that the portion of the Secured Obligations for which such Grantor is liable hereunder shall be the last portion of the Secured Obligations to be repaid.

ARTICLE VI

Miscellaneous

Section 6.01 Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to MKS or any other Grantor shall be given to it in care of MKS as provided in Section 10.02 of the Credit Agreement.

Section 6.02 Waivers; Amendment.

(a) No failure or delay by any Secured Party in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such rights, remedies, powers or privileges hereunder, preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges of the Secured Parties herein provided, and provided under each other Loan Document, are cumulative and are not exclusive of any rights, remedies, powers and privileges provided by Law. No waiver of any provision of this Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 6.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Secured Party may have had notice or knowledge of such Default at the time.

(b) Except as otherwise provided in Section 6.12, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

Section 6.03 Collateral Agent’s Fees and Expenses; Indemnification.

(a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its reasonable out-of-pocket expenses incurred hereunder and indemnity for its actions in connection herewith, in each case, as provided in Section 10.04 of the Credit Agreement.

(b) Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Collateral Documents.

(c) The provisions of Section 6.03(a) shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 6.03 shall be payable within ten (10) days of written demand therefor (or such later date as may be agreed to by the Collateral Agent in its sole discretion).

Section 6.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 6.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Grantors hereunder and in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Loan Documents, the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any Secured Party or on its behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as this Agreement has not been terminated or released pursuant to Section 6.11 below.

Section 6.06 Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic communication of an executed counterpart (including portable document format (PDF)) of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Grantor and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Grantor, the Collateral Agent and the other Secured Parties and their respective permitted successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, restated, amended and restated, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

Section 6.07 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 6.08 Governing Law; Jurisdiction; Venue; Waiver of Jury Trial; Consent to Service of Process.

(a) The terms of Section 10.13 of the Credit Agreement with respect to governing law, submission of jurisdiction, venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

(b) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 6.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 6.09 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 6.10 Security Interest Absolute. To the extent permitted by Law, all rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement.

Section 6.11 Termination or Release.

(a) This Agreement, the Security Interest and all other security interests granted hereby shall terminate with respect to all Secured Obligations and any Liens arising therefrom shall be automatically released upon a Discharge of Senior Credit Obligations.

(b) A Subsidiary Party shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Subsidiary Party shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Party ceases to be a Subsidiary of a Borrower or ceases to be a Guarantor.

(c) Upon any sale, transfer or disposition by any Grantor of any Collateral that is permitted under the Credit Agreement (other than a sale, transfer or disposition to another Loan Party), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 10.01 of the Credit Agreement or to the extent such Collateral is owned by a Grantor upon the release of such Grantor from its obligations hereunder or under the Guaranty Agreement, in each case, the security interest in such Collateral shall be automatically released. The Collateral Agent shall enter into non-disturbance and similar agreement reasonably requested by any Grantor in connection with the licensing of intellectual property permitted pursuant to the terms of the Credit Agreement.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 6.11, the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release and shall perform such other actions reasonably requested by such Grantor to effect such release, including delivery of certificates, securities and instruments. Any execution and delivery of documents pursuant to this Section 6.11 shall be without recourse to or warranty by the Collateral Agent (except as to the fact that the Collateral Agent has not encumbered the released assets or any part thereof) and subject to the Collateral Agent’s receipt of a certification by MKS and applicable Grantor stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents and as to such other matters as the Collateral Agent may reasonably request.

Section 6.12 Additional Grantors. Subject to the provisions of Section 6.09 of the Credit Agreement, the Grantors shall cause each Loan Party (including, for the avoidance of doubt, any Restricted Subsidiary that is no longer an Excluded Subsidiary or an Excluded Tax Subsidiary) which, from time to time, after the date hereof shall be required to pledge any assets to the Collateral Agent for the benefit of the Secured Parties pursuant to the provisions of the Credit Agreement, to execute and deliver to the Collateral Agent (i) a joinder agreement in form and substance reasonably acceptable to the Collateral Agent and (ii) a Perfection Certificate, in each case, within the time periods specified in Section 6.09 of the Credit Agreement (or such later date as may be agreed to by the Collateral Agent in its sole discretion) after the date on which it was acquired, created or otherwise required to become a Grantor hereunder. Upon execution and delivery by the Collateral Agent and a Restricted Subsidiary of a supplement to the Security Agreement in form and substance reasonably satisfactory to the Collateral Agent, such Restricted Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

Section 6.13 Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable (except as provided in Section 6.11) and coupled with an interest. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default and notice by the Collateral Agent to the applicable Grantor of the Collateral Agent’s intent to exercise such rights, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral or Mortgaged Property; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral or Mortgaged Property; (d) to send verifications of accounts receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at Law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or Mortgaged Property or to enforce any rights in respect of any Collateral or Mortgaged Property; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral or Mortgaged Property; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent; (h) to make, settle and adjust claims in respect of Article 9 Collateral or Mortgaged Property under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance; (i) to make all determinations and decisions with respect thereto; (j) to obtain or maintain the policies of insurance required by Section 6.05 of the Credit Agreement or paying any premium in whole or in part relating thereto; and (k) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral or Mortgaged Property, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral or Mortgaged Property for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or Mortgaged Property or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, bad faith, or willful misconduct or that of any of their Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact, in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction. All sums disbursed by the Collateral Agent in connection with this paragraph, including reasonable and documented out-of-pocket attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, within 10 days of demand (or such later date as may be agreed to by the Collateral Agent in its sole discretion), by the Grantors to the Collateral Agent and shall be additional Secured Obligations secured hereby.

Section 6.14 General Authority of the Collateral Agent. By acceptance of the benefits of this Agreement and any other Collateral Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Collateral Agent as its agent hereunder and under such other Collateral Documents, (b) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement and such other Collateral Documents against any Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Grantor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Collateral Document against any Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Collateral Document and (d) to agree to be bound by the terms of this Agreement and any other Collateral Documents.

Section 6.15 Reasonable Care. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

Section 6.16 Delegation; Limitation. The Collateral Agent may execute any of the powers granted under this Agreement or the Mortgages and perform any duty hereunder either directly or by or through agents or attorneys-in-fact, and shall not be responsible for the gross negligence or willful misconduct of any agents or attorneys-in-fact selected by it with reasonable care and without gross negligence or willful misconduct.

Section 6.17 Reinstatement. The obligations of the Grantors under this Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of a

Borrower or other Loan Party in respect of the Secured Obligations is rescinded or must be otherwise restored by any holder of any of the Secured Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 6.18 Miscellaneous. The Collateral Agent shall not be deemed to have actual, constructive, direct or indirect notice or knowledge of the occurrence of any Event of Default unless and until the Collateral Agent shall have received a notice of Event of Default or a notice from the Grantor or the Secured Parties to the Collateral Agent in its capacity as Collateral Agent indicating that an Event of Default has occurred.

Section 6.19 Intercreditor Matters.

(a) Reference is made to the ABL Intercreditor Agreement, dated as of the date hereof (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Intercreditor Agreement”), among Deutsche Bank AG New York Branch, as ABL Agent for the ABL Secured Parties referred to therein, Barclays Bank PLC, as Term Loan Agent for the Term Loan Secured Parties referred to therein, each Additional Debt Agent for the Additional Debt Secured Parties referred to therein, MKS Instruments, Inc. and the other Grantors party thereto. Each Person that is secured hereunder, by accepting the benefits of the security provided hereby, (i) consents (or is deemed to consent), to the subordination of Liens provided for in the Intercreditor Agreement, (ii) agrees (or is deemed to agree) that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement, and (iii) authorizes (or is deemed to authorize) the Administrative Agent and the Collateral Agent to, on behalf of such Person, enter into, and perform under, the Intercreditor Agreement as “ABL Agent”, “Term Loan Agent” or “Additional Debt Agent”. Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

(b) Notwithstanding any provision of any Loan Document to the contrary, for purposes of any determination relating to the CF Debt Priority Collateral (as defined in the Intercreditor Agreement) as to which the Collateral Agent is granted discretion hereunder or under any other Loan Document, the Collateral Agent shall be deemed to have agreed and accepted any determination in respect thereof by the Controlling CF Debt Agent (as defined in the Intercreditor Agreement) under the CF Debt Facility.

(c) Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, to the extent the provisions of this Agreement (or any other Collateral Documents) require the delivery of, or control over, CF Debt Priority Collateral to be granted to the Collateral Agent at any time prior to the discharge of obligations under the CF Debt Facility, then delivery of such CF Debt Priority Collateral (or control with respect thereto) shall instead be made to the Controlling CF Debt Agent (as defined in the Intercreditor Agreement), to be held in accordance with the CF Debt Documents (as defined in the Intercreditor Agreement) and the Intercreditor Agreement, each applicable Grantor’s obligations hereunder or in any other Loan Document (including the representations and warranties made by it hereunder and in the other Loan Documents) with respect to such delivery shall be deemed satisfied by the delivery to the Controlling CF Debt Agent (as defined in the Intercreditor Agreement), acting as a gratuitous bailee of the Collateral Agent. Furthermore, at all times prior to the discharge of the Obligations under the CF Debt Facility, the Collateral Agent is authorized by the parties hereto to effect transfers of such Collateral at any time in its possession (and any “control” or similar agreements with respect to such Collateral) to the Controlling CF Debt Agent (as defined in the Intercreditor Agreement).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

MKS INSTRUMENTS, INC.,
as a Grantor

By:
Name:
Title:

NEWPORT CORPORATION,
as a Grantor

By:
Name:
Title:

PSI EQUIPMENT, INC.,
as a Grantor

By:
Name:
Title:

[Signature Page to ABL Security Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as the Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to ABL Security Agreement]

Schedule I to

the Security Agreement

SUBSIDIARY PARTIES

Legal Name	Type of Entity	Registered Organization (Yes/No)	Org. ID #	Federal TIN	State of Formation

Schedule II to

the Security Agreement

PLEDGED EQUITY AND PLEDGED DEBT

PLEDGED EQUITY

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/ Interest	Percent Owned	Percent to be Pledged	Authorized Shares

PLEDGED DEBT

[    ]

Schedule III to

the Security Agreement

COMMERCIAL TORT CLAIMS

[    ].

Schedule IV to

the Security Agreement

INTELLECTUAL PROPERTY

Patent Registrations:

OWNER	PATENT NUMBER	TITLE

Patent Applications:

OWNER	APPLICATION NUMBER	TITLE

Trademark Registrations:

OWNER	REG. NO. /DATE	TRADEMARK

Trademark Applications:

[    ].

Copyrights

[    ].

INTELLECTUAL PROPERTY LICENSES

Patent Licenses:

[    ].

Trademark Licenses:

[    ].

Copyright Licenses:

[    ].

Exhibit I to the

Security Agreement

[FORM OF]

PERFECTION CERTIFICATE

[Provided under separate cover]

Exhibit II to the

Security Agreement

[FORM OF]

PATENT SECURITY AGREEMENT

Patent Security Agreement, dated as of [            ], 20     (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Patent Security Agreement”), by [                    ] and [                    ] (each, a “Grantor”), in favor of DEUTSCHE BANK AG NEW YORK BRANCH, in its capacity as collateral agent pursuant to the Credit Agreement (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Grantor is party to that certain Security Agreement dated as of [            ], 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among MKS, the other Grantors party thereto and the Collateral Agent, in favor of the Collateral Agent, pursuant to which the Grantor is required to execute and deliver to the Collateral Agent this Patent Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intent to be legally bound hereby, the Grantor hereby agrees with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement or the Security Agreement and used herein have the respective meanings assigned thereto in the Credit Agreement or the Security Agreement, in each case, as applicable.

SECTION 2. Grant of Security Interest in Patent Collateral. As security for the payment or performance, as the case may be, in full of the Secured Obligations, including the Guarantees, each Grantor hereby pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in, all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest:

(a) all Patents of the Grantor listed on Schedule I attached hereto; and

(b) all products and Proceeds of any of the foregoing (together with clause (a), collectively, the “Patents”).

SECTION 3. The Security Agreement. The security interests granted pursuant to this Patent Security Agreement are granted in conjunction with the security interests granted to the Collateral Agent pursuant to the Security Agreement, and the Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interests in the Patents made and granted hereby are more fully set forth in the Security Agreement. In the event that any provision of this Patent Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 4. Termination. Upon the termination of the Security Agreement in accordance with, or as otherwise required pursuant to, Section 6.11 thereof, the Collateral Agent shall, at the expense of the Grantor, execute, acknowledge, and deliver to the Grantor an instrument in writing in recordable form releasing the liens on and security interests in the applicable Patents under this Patent Security Agreement and any other documents required to evidence the termination of the Collateral Agent’s interests in the applicable Patents.

SECTION 5. GOVERNING LAW; JURISDICTION; VENUE; WAIVER OF JURY TRIAL; CONSENT TO SERVICE OF PROCESS.

(A) THE TERMS OF SECTION 10.13 OF THE CREDIT AGREEMENT WITH RESPECT TO GOVERNING LAW, SUBMISSION OF JURISDICTION, VENUE AND WAIVER OF JURY TRIAL ARE INCORPORATED HEREIN BY REFERENCE, MUTATIS MUTANDIS, AND THE PARTIES HERETO AGREE TO SUCH TERMS.

(B) EACH PARTY TO THIS PATENT SECURITY AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 6.01 OF THE SECURITY AGREEMENT. NOTHING IN THIS PATENT SECURITY AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS PATENT SECURITY AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 6. Waivers; Amendments; Modifications. Neither this Patent Security Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement and subject to Section 6.02 of the Security Agreement.

SECTION 7. Notices; Communications. All communications and notices under this Patent Security Agreement shall be in writing and given as provided in Section 6.01 of the Security Agreement.

SECTION 8. Counterparts; Effectiveness. This Patent Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Patent Security Agreement by signing and delivering to the other party hereto one or more counterparts. Delivery by facsimile or other electronic communication of an executed counterpart (including portable document format (PDF)) of a signature page to this Patent Security Agreement shall be effective as delivery of an original executed counterpart of this Patent Security Agreement. This Patent Security Agreement shall become effective as to the Grantor when a counterpart hereof executed on behalf of the Grantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon the Grantor and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of the Grantor, the Collateral Agent and the other Secured Parties and their respective permitted successors and assigns, except that the Grantor shall not have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by the Security Agreement or the Credit Agreement.

[Signature Pages Follow]

[GRANTOR],
as a Grantor

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH,
as the Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Schedule I

to

PATENT SECURITY AGREEMENT

UNITED STATES PATENTS AND PATENT APPLICATIONS

Patents:

OWNER	PATENT NUMBER	TITLE

Patent Applications:

OWNER	APPLICATION NUMBER	TITLE

Exhibit III to the

Security Agreement

[FORM OF]

TRADEMARK SECURITY AGREEMENT

Trademark Security Agreement, dated as of [            ], 20     (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Trademark Security Agreement”), by [                    ] and [                    ] (each, a “Grantor”), in favor of DEUTSCHE BANK AG NEW YORK BRANCH in its capacity as collateral agent pursuant to the Credit Agreement (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Grantor is party to that certain Security Agreement dated as of [                    ], 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among MKS, the other Grantors party thereto and the Collateral Agent, in favor of the Collateral Agent, pursuant to which the Grantor is required to execute and deliver to the Collateral Agent this Trademark Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intent to be legally bound hereby, the Grantor hereby agrees with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement or the Security Agreement used herein have the respective meanings assigned thereto in the Credit Agreement or the Security Agreement, in each case, as applicable.

SECTION 2. Grant of Security Interest in Trademark Collateral. As security for the payment or performance, as the case may be, in full of the Secured Obligations, including the Guarantees, each Grantor hereby pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in, all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest:

(a) all Trademarks of the Grantor listed on Schedule I attached hereto; and

(b) all products and Proceeds of any of the foregoing (together with clause (a), collectively, the “Trademarks”).

SECTION 3. The Security Agreement. The security interests granted pursuant to this Trademark Security Agreement are granted in conjunction with the security interests granted to the Collateral Agent pursuant to the Security Agreement, and the Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interests in the Trademarks made and granted hereby are more fully set forth in the Security Agreement. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 4. Termination. Upon the termination of the Security Agreement in accordance with, or otherwise required pursuant to, Section 6.11 thereof, the Collateral Agent shall, at the expense of the Grantor, execute, acknowledge, and deliver to the Grantor an instrument in writing in recordable form releasing the lien on and security interest in the applicable Trademarks under this Trademark Security Agreement and any other documents required to evidence the termination of the Collateral Agent’s interest in the applicable Trademarks.

SECTION 5. GOVERNING LAW; JURISDICTION; VENUE; WAIVER OF JURY TRIAL; CONSENT TO SERVICE OF PROCESS.

(A) THE TERMS OF SECTION 10.13 OF THE CREDIT AGREEMENT WITH RESPECT TO GOVERNING LAW, SUBMISSION OF JURISDICTION, VENUE AND WAIVER OF JURY TRIAL ARE INCORPORATED HEREIN BY REFERENCE, MUTATIS MUTANDIS, AND THE PARTIES HERETO AGREE TO SUCH TERMS.

(B) EACH PARTY TO THIS TRADEMARK SECURITY AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 6.01 OF THE SECURITY AGREEMENT. NOTHING IN THIS TRADEMARK SECURITY AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS TRADEMARK SECURITY AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 6. Waivers; Amendments; Modifications. Neither this Trademark Security Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement and subject to Section 6.02 of the Security Agreement.

SECTION 7. Notices; Communications. All communications and notices under this Trademark Security Agreement shall be in writing and given as provided in Section 6.01 of the Security Agreement.

SECTION 8. Counterparts; Effectiveness. This Trademark Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Trademark Security Agreement by signing and delivering to the other party hereto one or more counterparts. Delivery by facsimile or other electronic communication of an executed counterpart (including portable document format (PDF)) of a signature page to this Trademark Security Agreement shall be effective as delivery of an original executed counterpart of this Trademark Security Agreement. This Trademark Security Agreement shall become effective as to the Grantor when a counterpart hereof executed on behalf of the Grantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon the Grantor and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of the Grantor, the Collateral Agent and the other Secured Parties and their respective permitted successors and assigns, except that the Grantor shall not have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by the Security Agreement or the Credit Agreement.

[Signature Pages Follow]

[GRANTOR],
as a Grantor

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH,
as the Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Schedule I

to

TRADEMARK SECURITY AGREEMENT

UNITED STATES TRADEMARK REGISTRATIONS AND APPLICATIONS

Trademark Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Trademark Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

Exhibit IV to the

Security Agreement

[FORM OF]

COPYRIGHT SECURITY AGREEMENT

Copyright Security Agreement, dated as of [            ], 20     (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Copyright Security Agreement”), by [                    ] and [                    ] (each, a “Grantor”), in favor of DEUTSCHE BANK AG NEW YORK BRANCH, in its capacity as collateral agent pursuant to the Credit Agreement (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Grantor is party to that certain Security Agreement dated as of [                    ], 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among MKS, the other Grantors party thereto and the Collateral Agent, in favor of the Collateral Agent, pursuant to which the Grantor is required to execute and deliver to the Collateral Agent this Copyright Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intent to be legally bound hereby, the Grantor hereby agrees with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement or the Security Agreement and used herein have the respective meanings assigned thereto in the Credit Agreement or the Security Agreement, in each case, as applicable.

SECTION 2. Grant of Security Interest in Copyright Collateral. As security for the payment or performance, as the case may be, in full of the Secured Obligations, including the Guarantees, each Grantor hereby pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in, all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest:

(a) all Copyrights of the Grantor listed on Schedule I attached hereto; and

(b) all products and Proceeds of the foregoing (together with clause (a), collectively, the “Copyrights”).

SECTION 3. The Security Agreement. The security interests granted pursuant to this Copyright Security Agreement are granted in conjunction with the security interests granted to the Collateral Agent pursuant to the Security Agreement, and the Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interests in the Copyrights made and granted hereby are more fully set forth in the Security Agreement. In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 4. Termination. Upon termination of the Security Agreement in accordance with, or as otherwise required pursuant to, Section 6.11 thereof, the Collateral Agent shall, at the expense of the Grantor, execute, acknowledge, and deliver to the Grantor an instrument in writing in recordable form releasing the lien on and security interest in the applicable Copyrights under this Copyright Security Agreement and any other documents required to evidence the termination of the Collateral Agent’s interest in the applicable Copyrights.

SECTION 5. GOVERNING LAW; JURISDICTION; VENUE; WAIVER OF JURY TRIAL; CONSENT TO SERVICE OF PROCESS.

(A) THE TERMS OF SECTION 10.13 OF THE CREDIT AGREEMENT WITH RESPECT TO GOVERNING LAW, SUBMISSION OF JURISDICTION, VENUE AND WAIVER OF JURY TRIAL ARE INCORPORATED HEREIN BY REFERENCE, MUTATIS MUTANDIS, AND THE PARTIES HERETO AGREE TO SUCH TERMS.

(B) EACH PARTY TO THIS COPYRIGHT SECURITY AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 6.01 OF THE SECURITY AGREEMENT. NOTHING IN THIS COPYRIGHT SECURITY AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS COPYRIGHT SECURITY AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 6. Waivers; Amendments; Modifications. Neither this Copyright Security Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement and subject to Section 6.02 of the Security Agreement.

SECTION 7. Notices; Communications. All communications and notices under this Copyright Security Agreement shall be in writing and given as provided in Section 6.01 of the Security Agreement.

SECTION 8. Counterparts; Effectiveness. This Copyright Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Copyright Security Agreement by signing and delivering to the other party hereto one or more counterparts. Delivery by facsimile or other electronic communication of an executed counterpart (including portable document format (PDF)) of a signature page to this Copyright Security Agreement shall be effective as delivery of an original executed counterpart of this Copyright Security Agreement. This Copyright Security Agreement shall become effective as to the Grantor when a counterpart hereof executed on behalf of the Grantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon the Grantor and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of the Grantor, the Collateral Agent and the other Secured Parties and their respective permitted successors and assigns, except that the Grantor shall not have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by the Security Agreement or the Credit Agreement.

[Signature Pages Follow]

[GRANTOR],
as a Grantor

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH,
as the Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Schedule I

to

COPYRIGHT SECURITY AGREEMENT

UNITED STATES COPYRIGHT REGISTRATIONS

OWNER	REGISTRATION NUMBER	COPYRIGHT TITLE

EXHIBIT H

No.

[Form of] Intercompany Note

New York, NY
$	[Date]
[ ]

For value received, each party named on Schedule A hereto, as such schedule may be amended from time to time (together with each such Person’s respective successors and permitted assigns, each a “Payor”, and collectively, the “Payors”), hereby promises to pay on demand to the order of each party named on Schedule A hereto, as such schedule may be amended from time to time (together with each such Person’s successors and permitted assigns, the “Payee”), the unpaid principal amount of all loans and advances made by the Payee to the Payor. Each Payor promises to pay interest on the unpaid principal amount hereof from the date hereof until paid at such rate per annum as shall be agreed upon from time to time by such Payor and the applicable Payee. All such payments of principal and interest shall be made without offset, counterclaim or deduction of any kind in lawful money of the United States of America, or such other currency as may be agreed by any Payor or Payee in immediately available funds at such location in the United States of America, or such other location as the applicable Payee shall designate from time to time.

Upon the commencement by or against any Payor of any case or other proceeding seeking liquidation, examinership, reorganization or other relief with respect to such Payor or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, examiner, liquidator, custodian or other similar official of it or any substantial part of its property, the unpaid principal amount hereof shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived by such Payor.

Each Payee is hereby authorized (but not required) to record all loans and advances made by it to the Payor (all of which shall be evidenced by this Intercompany Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

This Intercompany Note is the Intercompany Note referred to in (i) the Term Loan Credit Agreement dated as of April 29, 2016 (as the same may be amended, restated, modified or supplemented from time to time, the “Term Loan Credit Agreement”), among MKS Instruments, Inc. (“MKS”), the Lenders from time to time party thereto and Barclays Bank PLC, as Administrative Agent and Collateral Agent (in such capacities, the “Term Loan Agent”) and (ii) the ABL Credit Agreement dated as of April 29, 2016 (as the same may be amended, restated, modified or supplemented from time to time, the “ABL Credit Agreement”), among MKS, the other Borrowers from time to time party thereto, the Lenders and L/C Issuers from time to time party thereto and Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent (in such capacities, the “ABL Agent” and, together with Term Loan Agent, the “Agents”). This Intercompany Note shall be pledged by the Payee pursuant to the Security Agreement (as defined in the Term Loan Credit Agreement or ABL Credit Agreement, as applicable). Each Payor hereby acknowledges and agrees that the Agents pursuant to and as defined in the Term Loan Security Agreement or ABL Security Agreement, as applicable, may exercise all rights provided therein with respect to this Intercompany Note.

Exhibit H-1

THIS INTERCOMPANY NOTE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

[PAYOR NAME][PAYOR AND PAYEE NAMES]

By:
Name:
Title:

[Pay to the order of

[PAYEE NAME]

By:
Name:
Title: ]

Exhibit H-2

EXHIBIT I

[Form of] Intercompany Note Subordination Provisions

Each promissory note evidencing an Intercompany Loan or advance incurred by MKS Instruments, Inc. (“MKS”) or another Loan Party owing to any Subsidiary that is not a Loan Party shall have included on its face the following subordination provision (modified as appropriate in the event the promissory note is a global promissory note):

(a) Capitalized terms defined in the Term Loan Credit Agreement or the ABL Credit Agreement (each as defined in the promissory note to which this Exhibit I is attached (the “Intercompany Note”)) (together, the “Credit Agreements”) and not otherwise defined in this Intercompany Note have, as used in this Exhibit I, the respective meanings provided for in the Credit Agreements, as applicable.

(b) Anything in this Intercompany Note to the contrary notwithstanding, the indebtedness evidenced by this Intercompany Note owed by any Payor that is a Loan Party to any Payee that is not a Loan Party shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Finance Obligations of such Payor under the Credit Agreements, including, without limitation, where applicable, under such Payor’s guarantee of the Finance Obligations under the Credit Agreements (such Finance Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Credit Agreement Indebtedness”). The Credit Agreement Indebtedness is referred to herein as “Senior Indebtedness”.

(i)	In the event of any insolvency or bankruptcy proceedings, and any receivership, examinership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any such Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any such Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Intercompany Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Payee would otherwise be entitled (other than debt securities of such Payor that are subordinated, to at least the same extent as this Intercompany Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness.

(ii)	If any Event of Default occurs and is continuing with respect to any Senior Indebtedness (including any Event of Default under the Credit Agreements), then no payment or distribution of any kind or character shall be made by or on behalf of such Payor or any other Person on its behalf with respect to this Intercompany Note unless the Payee is a Loan Party.

Exhibit I-1

(iii)	If any payment or distribution of any character by any such Payor that is a Loan Party, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Intercompany Note shall (despite these subordination provisions) be received by any such Payee that is not a Loan Party in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to the Administrative Agent, as applicable, on behalf of the holders of Credit Agreement Indebtedness, to the extent necessary to pay all Senior Indebtedness in full in cash.

(iv)	To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Intercompany Note by any act or failure to act on the part of any such Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each such Payee and each such Payor hereby agree that the subordination of this Intercompany Note is for the benefit of the Administrative Agent and holders of Senior Indebtedness and the holders of Senior Indebtedness are obligees under this Intercompany Note to the same extent as if their names were written herein as such and the Administrative Agent may, on behalf of Finance Parties under the Credit Agreements, proceed to enforce the subordination provisions herein.

(v)	The indebtedness evidenced by this Intercompany Note owed by any Payor to any Loan Party shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.

(vi)	Nothing contained in this subordination provision is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Intercompany Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Exhibit I-2

EXHIBIT J

Form of Perfection Certificate

FORM OF PERFECTION CERTIFICATE

[            ], 2016

Reference is hereby made to (i) that certain TERM LOAN CREDIT AGREEMENT, dated as of April 29, 2016 (the “Term Loan Credit Agreement”), among MKS INSTRUMENTS, INC., a Massachusetts corporation (“MKS” or the “Borrower”), the Lenders party thereto from time to time and BARCLAYS BANK PLC, as administrative agent and collateral agent (in such capacity, the “Term Agent”) and (ii) that certain ABL CREDIT AGREEMENT, dated as of April 29, 2016 (the “ABL Credit Agreement”; together with the Term Loan Credit Agreement, the “Credit Agreements”), by and among MKS, the other Borrowers from time to time party thereto, the Lenders and L/C Issuers party thereto from time to time and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent and collateral agent (in such capacity, the “ABL Agent”; together with Term Agent, the “Agents”).

Capitalized terms used but not defined in this Perfection Certificate (this “Certificate”) have the meanings assigned to such terms in the Credit Agreements. As used herein, the term “Companies” means, collectively, the Borrower and the Guarantors under the Credit Agreements, and the term “Company” refers to each such entity, individually.

The undersigned hereby certify to the Agents that the following information is true and correct as of the date hereof:

1.	Corporate Name. The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1. Each Company is (i) the type of entity disclosed next to its name in Schedule 1 and (ii) a registered organization except to the extent disclosed in Schedule 1. Also set forth in Schedule 1 is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

2.	Other Names. Schedule 2 sets forth for each Company (a) all names (including trade names and similar appellations) presently used by such Company or any of its divisions or other business units and (b) all names (including former legal names and trade names or similar appellations) used by such Company or any of its divisions or other business units during the past five (5) years. Except as set forth in Schedule 2, no Company has changed its jurisdiction of organization at any time during the past four (4) months. Except as set forth in Schedule 2, within the five (5) years immediately preceding the date of this Certificate, no Company has merged or consolidated with another Person, acquired all or substantially all of the assets of another Person, or changed its form or jurisdiction of organization. If any such change has occurred, Schedule 2 includes the information required by Section 1 and Section 2 of this Certificate as to each constituent party to such merger, consolidation or acquisition, in each case, solely to the extent such information is readily available to the Borrower.

3.	Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described in Schedules 2 or 3 attached hereto, or as otherwise described in this Certificate, all of the Collateral that has been originated during the last five (5) years has been originated by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a person in the business of selling goods of that kind.

4.	Books and Records. Set forth on Schedule 4 is a list containing any location where any Company maintains books and records relating to any collateral included in the Borrowing Base on the date hereof. The locations listed on Schedules 4 and 5 are the locations where the Companies maintain all material records of tangible collateral owned by such Companies.

5.	Leased/Owned Locations. Schedule 5 sets forth for each Company (a) all real property owned by such Company (i) with a book value equal to or greater than $5,000,000, and (ii) any other such real property location where such Company maintains tangible collateral with a book value equal to or greater than $5,000,000; and (b) each location leased by such Company where such Company maintains tangible collateral with a book value equal to or greater than $5,000,000.

6.	Additional Locations of Collateral. Schedule 6 sets forth for each Company (a) the name and location of each bailee, warehouseman, consignee, processor, customs brokers, freight forwarder, common carrier or other person or entity (other than a Company) that has possession of any inventory, equipment or other tangible assets with a book value of at least $5,000,000 of such Company, and (b) the name and location of each bailee, warehouseman, consignee, processor, customs broker, freight forwarder, common carrier or other person or entity (other than a Company) that has previously during the past four months had possession of any inventory, equipment or other tangible assets with a book value of at least $5,000,000 of such Company.[1]

7.	Schedule of Filings and Other Interests. Attached hereto as Schedule 7 is a schedule of (i) the appropriate filing offices for the financing statements of each Company, (ii) the appropriate filing offices to record the Agents’ security interests in each Company’s United States registered trademarks, patents, and copyrights, (iii) the appropriate filing office for filing a Mortgage with respect to any real property required to be mortgaged under the Credit Agreements as of the date hereof, and (iv) for all leased property identified on Schedule 5, the landlord of the lease.

8.	Cash/Accounts. Schedule 8 sets forth for each Company all investment and deposit accounts, including demand, time, savings, passbooks or similar accounts, maintained with banks, savings and loan associations, or other financial institutions of such Company.

9.	Equity Interests of Subsidiaries. Schedule 9 sets forth a true and correct list of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest in any Subsidiary owned directly by each Company.

10.	Other Investment Property. Schedule 10 sets forth for each Company any investment property (as defined in the Uniform Commercial Code) with a book value over $5,000,000 that is not listed in Schedules 8 or 9, including, without limitation, all such securities, security entitlements, security accounts, commodity contracts and commodity accounts (as each such term is defined in the Uniform Commercial Code), whether or not evidenced by certificates or instruments, and all of the certificates and instruments, if any, representing or evidencing such investment property of such Company.

11.	Instruments; Tangible Chattel Paper. Schedule 11 sets forth for each Company a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Company, including all intercompany notes between or among any two or more

[1]	To the extent inventory is included in the borrowing base after closing, the same threshold will apply to the definition of “Eligible Inventory.”

Companies or any of their Subsidiaries, with an original principal amount in excess of $5,000,000 for each such note, instrument, chattel paper and other evidence of indebtedness individually or with an aggregate original principal amount in excess of $10,000,000 for all such notes, instruments, chattel paper and other evidence of indebtedness in the aggregate.

12.	Intellectual Property. Schedule 12 sets forth all of each Company’s (a) patents, patent licenses, trademarks and trademark licenses registered with the United States Patent and Trademark Office, including the name of the registered owner and the registration number of each such patent, patent license, trademark and trademark license owned by each Company, and (b) copyrights and copyright licenses registered with the United States Copyright Office, including the name of the registered owner and the registration number of each copyright and copyright license owned by each Company.

13.	Commercial Tort Claims. Attached hereto as Schedule 13 is a true and correct list of all commercial tort claims equal to or greater than $5,000,000 held by each Company, including a brief description thereof.

14.	Letter-of-Credit Rights. Attached hereto as Schedule 14 is a true and correct list of all letters of credit issued in favor of each Company, as beneficiary thereunder, with a principal balance in excess of $5,000,000.

15.	Equity Equivalents. Schedule 15 sets forth all of each Company’s, and each Company’s Subsidiaries’, outstanding Equity Equivalents and any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Equity Interests.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, this Certificate has been executed by the undersigned as of the date first written above.

MKS INSTRUMENTS, INC.

By:
Name:
Title:

[Signature Page to Perfection Certificate]

EXHIBIT K

[Form] of Solvency Certificate

April 29, 2016

To the Administrative Agent and each of the Lenders

party to the Credit Agreement referred to below:

This Solvency Certificate (this “Certificate”) is furnished pursuant to Section 4.01(i) of the ABL Credit Agreement dated as of April 29, 2016 as in effect on the date hereof (as amended, restated, supplement, or otherwise modified from time to time, the “Credit Agreement”), among MKS Instruments, Inc., a Massachusetts corporation (“MKS”), the other Borrowers from time to time party thereto, the Lenders and L/C Issuers from time to time party thereto (the “Lenders”) and Deutsche Bank AG New York Branch, as Administrative Agent (the “Administrative Agent”) and Collateral Agent. The undersigned, solely in the undersigned’s capacity as chief financial officer of MKS, hereby certifies, on behalf of MKS and not in the undersigned’s individual or personal capacity and without personal liability, that, to his knowledge, as of the Closing Date, after giving effect to the Transactions (including the making of the Loans under the Credit Agreement on the Closing Date and the application of the proceeds thereof):

a.	The fair value of the assets of MKS and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of MKS and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured;

c.	MKS and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	MKS and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. This Certificate is to be interpreted in accordance with the laws of the State of New York.

The undersigned is familiar with the business and financial position of MKS and its Subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the business proposed to be conducted by MKS and its Subsidiaries after consummation of the Transactions.

[Signature Page Follows]

Exhibit K-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as Chief Financial Officer of MKS, on behalf of MKS and its Subsidiaries, and not individually, as of the date first stated above.

MKS INSTRUMENTS , INC.

By:
Name:
	Title:	Chief Financial Officer

Exhibit K-2

EXHIBIT L

[FORM OF] BORROWER DESIGNATION AGREEMENT

            , 20

Deutsche Bank AG New York Branch

60 Wall Street

New York, NY 10005

Attn: Mark Kellam

Phone: (904) 271-2469

Fax: (904) 746-4860

Email: agency.transactions@db.com

Re: Borrower Designation Agreement

Ladies and Gentlemen:

Reference is made to that certain ABL Credit Agreement, dated as of April 29, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MKS Instruments, Inc., a Massachusetts corporation (“MKS”), the other Borrowers from time to time party thereto, the several banks and other financial institutions or Persons from time to time parties thereto (collectively, the “Lenders”) and Deutsche Bank AG New York Branch, as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent, and the other parties from time to time party thereto. Capitalized terms used herein but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

MKS hereby designates                      (the “Designated Borrower”), a Wholly-Owned Domestic Subsidiary (and a Restricted Subsidiary) of MKS and a [corporation/limited liability company/partnership] duly organized under the laws of [State] of                     , as a Designated Borrower in accordance with Section 1.11 of the Credit Agreement until such designation is terminated.

The Designated Borrower hereby accepts the above designation and hereby expressly and unconditionally accepts the obligations of a Borrower under the Credit Agreement, adheres to the Credit Agreement and agrees and confirms that, upon your execution and return to MKS of the enclosed copy of this Borrower Designation Agreement, it shall be a Designated Borrower for purposes of the Credit Agreement and agrees to be bound by and perform and comply with the terms and provisions of the Credit Agreement applicable to it as if it had originally executed the Credit Agreement as a Borrower.

The Designated Borrower hereby represents and warrants:

1. Each of the representations and warranties set forth in Article V of the Credit Agreement and each of the Loan Documents to which the Designated Borrower is a party is true and correct in all material respects as of the date hereof, in each case as it relates to the Designated Borrower and its Restricted Subsidiaries, as applicable;

2. The Designated Borrower’s addresses for notices, other communications and service of process provided for in the Credit Agreement shall be given in the manner, and with the effect, specified in Section 10.02 of the Credit Agreement to it at the address of MKS set forth in such Section 10.02;

Exhibit L - 1

3. The organizational identification number and taxpayer identification number issued to the Designated Borrower in its jurisdiction of organization is:                     ; and

4. The Designated Borrower shall deliver to the Administrative Agent the documents and certificates set forth in, or required by, Section 1.11 of the Credit Agreement.

5. The designation of the Designated Borrower as a Designated Borrower under the Credit Agreement shall become effective as of the date (the “Designation Effective Date”) on which the Administrative Agent and the Required Revolving Lender accepts this Borrower Designation Agreement as provided on the signature pages below. As of the Designation Effective Date, the Designated Borrower shall be entitled to the rights, and subject to the obligations, of a Borrower. Except as expressly herein provided, the Credit Agreement shall remain unchanged and in full force and effect.

6. The Designated Borrower hereby acknowledges and agrees that it will be jointly and severally liable for the Obligations with the other Borrowers pursuant to, and agrees to be bound by, the terms of Section 1.10 of the Credit Agreement.

7. The Designated Borrower hereby acknowledges and agrees that MKS shall act as the agent, attorney-in-fact and legal representative of the Designated Borrower for all purposes under the Credit Agreement pursuant to, and agrees to be bound by the other terms of the Credit Agreement.

The Designated Borrower hereby agrees that this Borrower Designation Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document, and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York.

The Designated Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Borrower Designation Agreement, the Credit Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the full extent permitted by applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

THE DESIGNATED BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULL EXTENT PERMITTED BY APPLICABLE LAWS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) AND FOR ANY COUNTERCLAIM THEREIN.

Exhibit L - 2

This Borrower Designation Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page of this Borrower Designation Agreement by facsimile transmission or by electronic mail as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart hereof.

[Signature Pages Follows]

Exhibit L - 3

IN WITNESS WHEREOF, MKS, as a Borrower, and the Designated Borrower have caused this Borrower Designation Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:	MKS INSTRUMENTS, INC.

By:
Name:
Title:

DESIGNATED BORROWER:
[ ]

By:
Name:
Title:

Exhibit L - 4

AGREED TO AND ACCEPTED:

DEUTSCHE BANK AG NEW YORK BRANCH
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

REVOLVING LENDERS

By:
Name:
Title:

Exhibit L - 5

EXHIBIT M

[Form of] Borrowing Base Certificate

[Date]

Deutsche Bank AG New York Branch

60 Wall Street

New York, NY 10005

Attn: Mark Kellam

Phone: (904) 271-2469

Fax: (904) 746-4860

Email: agency.transactions@db.com

Reference is made to the ABL Credit Agreement dated as of April 29, 2016 (as may be amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among MKS Instruments, Inc., a Massachusetts corporation (“MKS”), the other Borrowers from time to time party thereto, the Lenders and L/C Issuers from time to time party thereto and Deutsche Bank AG New York Branch, as Administrative Agent and the Collateral Agent. Capitalized terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

Pursuant to [Section 4.01(p)][Section 6.01(g)] of the Credit Agreement, the undersigned Financial Officer of MKS, in such capacity and not in his or her individual capacity (and without personal liability), hereby certifies that as of the close of business on the date set forth above, the Borrowing Base is computed as set forth on Schedule I attached hereto.

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

MKS INSTRUMENTS, INC.

By:
Name:
Title:

Exhibit M-1

Schedule I to Borrowing

Base Certificate

[On file with the Administrative Agent and MKS]

Exhibit M-2

EXHIBIT N-1

[FORM OF] LANDLORD AGREEMENT AND WAIVER

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,                     , a                      (the “Landlord”) executes this agreement and waiver in favor of (1) DEUTSCHE BANK AG NEW YORK BRANCH., as administrative agent (in such capacity and together with any successor acting in such capacity, the “Administrative Agent”) for its own benefit and the benefit of certain other lenders and secured parties (collectively the “Credit Parties”) which are making loans or furnishing other financial accommodations to the Tenant (as defined below) and certain of its affiliates (collectively, the “Borrowers”), and (2) [GRANTOR], a [                ][corporation][limited liability company] (the “Tenant”).

WITNESSETH:

WHEREAS, the Landlord has an interest in the real property located at                      (collectively, the “Leased Premises”), which real property the Landlord leases, or will lease, to the Tenant, pursuant to a certain lease dated             ,          between the Landlord and the Tenant (as amended, the “Lease”).

WHEREAS, the Borrowers have entered into that certain ABL Credit Agreement dated as of April 29, 2016 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), with the Administrative Agent and the Credit Parties, pursuant to which the Administrative Agent and the Credit Parties have agreed to make loans or furnish other financial accommodations to the Borrowers.

WHEREAS, loans and financial accommodations under the Loan Agreement will be secured by, among other things, certain of the Tenant’s present and after acquired assets (the “Collateral”), including, without limitation, the Tenant’s inventory, equipment and other personal property located, and to be located, upon the Leased Premises.

WHEREAS, in order to induce the Administrative Agent and the Credit Parties to make loans or furnish other financial accommodations to the Borrowers, the Landlord hereby represents, warrants, covenants and agrees with the Administrative Agent as follows:

1.	The Landlord acknowledges the Administrative Agent’s lien on the Collateral and hereby subordinates any lien or interest or right that it may have in any of the Collateral of Tenant. The Landlord agrees that if any of the Collateral may be or may become affixed to the Leased Premises, such Collateral shall remain personal property notwithstanding the manner in which the same is affixed to the Leased Premises.

2.

If an Event of Default (as defined in the Loan Agreement) has occurred and is continuing or if the Landlord takes possession of the Leased Premises for any reason, including because of termination of the Company’s lease (each a “Disposition Event”), the Landlord agrees, that at the Administrative Agent’s option, the Collateral may remain upon the Premises for a period not to exceed one-hundred twenty (120) days (or such shorter period as is reasonably acceptable to the Administrative Agent) (the “Disposition Period”) after the Administrative Agent receiving access to the Leased Premises; provided, however, that to the extent the Tenant has not so already paid, the Administrative Agent pays rent and other additional charges on a per diem basis for the period of time the Administrative Agent remains on the Premises, based upon the amount set forth in the Lease, it being understood, however, that the Administrative Agent shall not, thereby, have assumed

Exhibit N-1-1

any of the obligations of the Tenant to the Landlord, including, without limitation, any obligation to pay any past due rent owing by the Tenant. If any injunction or stay is issued (in any bankruptcy, insolvency or similar proceeding) that prohibits the Administrative Agent from removing the Collateral, commencement of the Disposition Period shall be deferred until such injunction or stay is lifter or removed. During the Disposition Period, the Landlord will, upon reasonable prior written notice from the Administrative Agent, cooperate with the Administrative Agent in gaining access to the Leased Premises for the purpose of repossessing said Collateral. In entering upon or into the Leased Premises, Administrative Agent hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, judgments, liabilities, costs and expenses incurred by Landlord caused solely by Administrative Agent’s entering upon or into the Leased Premises and inspection and/or removing of the Collateral from the Leased Premises. The Administrative Agent shall promptly repair, at the Administrative Agent’s expense, any physical damage to the Leased Premises actually caused by the inspection or removal of the Collateral, but shall not be liable for any diminution in value of the Leased Premises caused by the removal or absence of the Collateral. In the event the Administrative Agent fails to remove the Collateral prior to the expiration of the Disposition Period, Administrative Agent’s and Credit Parties’ interests in the Collateral will be deemed abandoned and Landlord may take possession of and dispose of Collateral in its sole discretion at Administrative Agent’s and Credit Parties’ cost.

3.	All notices, requests or demand under this agreement and waiver shall be made to the following addresses by recognized overnight courier, by hand delivery or by facsimile transmission:

If to the Administrative Agent:

Deutsche Bank AG New York Branch
60 Wall Street
New York, NY 10005
Attn: Mark Kellam
Phone: (904) 271-2469
Fax: (904) 746-4860
Email: agency.transactions@db.com

If to the Landlord:

Attention:
Facsimile No:

If to the Tenant:
[ ]
[ ]
Facsimile No:

Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

4.	The Landlord further certifies that the Landlord has full power and authority to execute this agreement and waiver and that it has legal title to the Leased Premises.

Exhibit N-1-2

5.	This agreement and waiver shall inure to the benefit of the Administrative Agent, each of the Credit Parties and the Tenant, and their respective successors and assigns, and shall be binding upon the Landlord, its heirs, assigns, representatives, and successors. The Administrative Agent may, without affecting the validity of this agreement and waiver, extend the maturity of, or otherwise modify, any indebtedness secured by the Collateral, or the performance of any of the terms and conditions of any loan agreement or other documents evidencing the pledge to the Administrative Agent on behalf of the Credit Parties of the Collateral, without the consent of the Landlord and without giving notice thereof to Landlord.

6.	The terms of this agreement and waiver are severable. If any of the terms and conditions hereof shall, for any reason, be deemed void, voidable, or unenforceable, the remaining terms and conditions hereof shall remain in full force and effect as though such void, voidable or unenforceable provisions were not included. In the event any of the provisions, terms and conditions hereof are ambiguous or inconsistent, or conflict with any of the terms and provisions of the Lease, any amendments thereto, or any documents executed in connection therewith, the provisions, terms and conditions of this agreement and waiver shall control.

7.	This agreement and waiver may not be amended or waived except by an instrument in writing signed by the Administrative Agent, the Landlord, and the Tenant. This agreement and waiver shall be governed by, and construed in accordance with, the laws of the State of New York. Delivery of an executed signature page of this agreement and waiver by facsimile or electronic transmission shall be binding on the Landlord as if the original of such transmission had been delivered to the Administrative Agent.

[Signature Page Follows]

Exhibit N-1-3

This agreement and waiver is executed and dated as of the date first above written.

LANDLORD:

By:
Name:
Title:

ADMINISTRATIVE AGENT:

By:
Name:
Title:

By:
Name:
Title:

ACKNOWLEDGED BY:

TENANT

By:
Name:
Title:

Exhibit N-1-4

EXHIBIT N-2

[FORM OF] WAREHOUSEMAN AGREEMENT

                 ,

To:	[ ]
[ ]
Attn:	[ ]

Re:	The locations listed on Exhibit A attached hereto (collectively and individually, the “Premises”)

[Grantor], a [                ] [corporation][limited liability company] (the “Client”) has executed and delivered to DEUTSCHE BANK AG NEW YORK BRANCH., as administrative agent and collateral agent (in such capacity and together with any successor acting in such capacity, the “Administrative Agent”) for its own benefit and for the benefit of certain other lenders and secured parties, that certain ABL Security Agreement dated as of April 29, 2016 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), pursuant to which the Client has pledged and granted to the Administrative Agent a continuing general lien (subject to certain exceptions) upon, and security interest in, among other things, the Client’s present and future merchandise, inventory and other products (herein “Inventory”), including all Inventory now or hereafter held by you and which may be shipped through or stored with you from time to time in the future pursuant to the [Warehousing and Services Agreement] dated as of [                    ] between you and Client (the “Warehouse Agreement”).

1. Until you have received written notification from the Administrative Agent that it intends to foreclose on the Inventory (an “Agent Notice”), you may continue to issue all receipts and/or bills of lading covering the Inventory in your possession from time to time in the Client’s name, and to release such Inventory pursuant to your agreements with, and upon the instructions of, the Client. If you receive an Agent Notice from the Administrative Agent, you agree to (x) hold all Inventory subject only to the Administrative Agent’s written instructions and (y) give access to such Inventory and release the same to the Administrative Agent or its designee on demand, or ship same as directed by the Administrative Agent on demand at the expense of the Administrative Agent, in each case upon the written instructions of the Administrative Agent. You agree that you will not hinder or delay the Administrative Agent in enforcing its rights in and to such Inventory.

2. You hereby acknowledge that you are not currently holding the Client’s Inventory for or on behalf of any other person other than the Client.

3. Except as otherwise provided herein, all of your charges of any nature whatsoever shall continue to be charged to and paid by the Client and the Administrative Agent shall not be directly or indirectly liable or responsible for any of said charges whether due or to become due. However, the Administrative Agent agrees to be liable to you for payment of (a) contractual charges that accrue under the Warehouse Agreement from and after the date that Administrative Agent gives you an Agent Notice directing you to hold Inventory exclusively for the Administrative Agent for further disposition by the Administrative Agent and/or (b) charges for shipment of Inventory to any person pursuant to Administrative Agent’s written instructions, provided, however, that in the event that any amounts shall be owing to you

Exhibit N-2-1

by the Client in respect of any Inventory located on the Premises, you will not be required to yield possession of any such Inventory to the Administrative Agent until such time as all reasonable and customary amounts owing to you not to exceed an amount equal to two (2) months’ fees have been satisfied in full.

4. You hereby subordinate any lien or other secured interest, whether express, implied, contractual, quasi-statutory or otherwise, and all claims and demands of every kind which you may now or hereafter have in, on or against the Inventory to the liens and security interests, such subordination to be effective as of the later of (a) the effective date of the Warehouse Agreement or (b) the date of the Security Agreement, regardless of the time or order of attachment or perfection of such liens and security interests, it being intended that the liens and security interests in Inventory in favor of the Administrative Agent shall at all times during the term of this agreement be prior and superior to any liens and security interests in your favor.

5. The arrangement and instructions outlined herein shall automatically terminate when the Client’s obligations to the Administrative Agent under the Security Agreement (other than contingent indemnification obligations) are paid in full and any commitment to lend under the Credit Agreement has terminated.

6. The foregoing shall be binding upon the parties hereto and their successors and assigns, and shall inure to the benefit of the Administrative Agent and its successors and assigns.

7. The Client agrees that you shall have no liability to the Client if you comply with any of the Administrative Agent’s written directions as described in this agreement. The Client further agrees that it will continue to pay, as and when required under and pursuant to the Warehouse Agreement, all warehousing, handling and other fees and expenses related to the storage and other handling of the Inventory and will reimburse you for all reasonable costs or expenses incurred as a direct result of your compliance with the terms and provisions of this agreement. The Client has signed below to indicate its confirmation of, and agreement with, the foregoing.

[Signature Page Follows]

Exhibit N-2-2

Very truly yours,

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Exhibit N-2-3

Agreed to and Confirmed:

[ ]

By:
Name:
Title:

Exhibit N-2-4

Acknowledged and Agreed to:

[GRANTOR]

By:
Name:
Title:

Address:
[ ]
United States of America

Exhibit N-2-5

Exhibit A

Location
[ ]
[ ]
[ ]

Exhibit N-2-6

EXHIBIT O

[Form of] Prepayment Notice

Date:             , 20

Deutsche Bank AG New York Branch

60 Wall Street

New York, NY 10005

Attn: Mark Kellam

Phone: (904) 271-2469

Fax: (904) 746-4860

Email: agency.transactions@db.com

Ladies and Gentlemen:

Reference is made to that certain ABL Credit Agreement, dated as of April 29, 2016 (as may be amended, restated, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) among MKS Instruments, Inc., a Massachusetts corporation (“MKS”), the other Borrowers from time to time party thereto, the Lenders and L/C Issuers from time to time party thereto and Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent. Capitalized terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein

This Prepayment Notice is delivered to you pursuant to Section 2.09 of the Credit Agreement. MKS and the other undersigned Borrowers hereby give notice of a prepayment of Revolving Loans as follows:

1. (select Type(s) of Loans)

☐ Base Rate Loans in the aggregate principal amount of $        .

☐ Eurodollar Rate Loans denominated in [Dollars][Euro][Sterling] with an Interest Period ending             , 20     in the aggregate principal amount of $        .

2. On             , 20     (a Business Day).1

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[1]	Note: Prepayment date and notice may be conditional upon the occurrence of specified events.

Exhibit O-1

This Prepayment Notice and prepayment contemplated hereby comply with the Credit Agreement, including Section 2.09 thereof.

MKS INSTRUMENTS, INC., as a Borrower

By:
Name:
Title:

[ ], as a Borrower

By:
Name:
Title:

Exhibit O-2